As filed with the Securities and Exchange Commission on May 17, 2005

Registration No. 333-123073

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORIZON LINES, INC.

(Exact name of registrant as specified in Its Charter)

Delaware	4400	74-3123672
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Bankruptcy Code Number)	(I.R.S. Employer Identification Number)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(704) 973-7000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Office)

M. Mark Urbania, Chief Financial Officer

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(704) 973-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

André Weiss, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Ph: (212) 756-2000 Fax: (212) 593-5955	William M. Hartnett, Esq. Richard E. Farley, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Ph: (212) 701-3000 Fax: (212) 269-5420	Robert S. Zuckerman, Esq. General Counsel Horizon Lines, Inc. 4064 Colony Road, Suite 200 Charlotte, NC 28211 Ph: (704) 973-7000 Fax: (704) 973-7010

Approximate Date of Commencement of Proposed Offer to the Public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated                      , 2005.

             Shares

Horizon Lines, Inc.

Class A Common Stock

Horizon Lines, Inc. is offering              shares of Class A common stock. We will receive all of the net proceeds from the sale of this Class A common stock. We intend to apply the net proceeds of this offering to redeem portions of the 9% senior notes due 2012 and the 11% senior discount notes due 2013 of our subsidiaries and to pay fees and expenses incurred in connection with this offering and related transactions. In addition, we intend to use the net proceeds of this offering, together with available cash from our subsidiaries, to redeem all of our outstanding Series A preferred stock for a total redemption price of approximately $62.2 million and pay a special dividend of approximately $68.5 million on July 8, 2005 to holders of record of our Class B common stock as of such date, of which approximately $5.7 million will be reinvested on such date by our management (or their family members), in Class A common stock at the initial public offering price. In the event that the net proceeds from this offering are less than an amount equal to $267.3 million minus available cash (not to exceed $40 million), we will reduce the amount of the net proceeds from this offering applied to redeem the 9% senior notes and/or the 11% senior discount notes in such proportions as we may determine. On July 9, 2005, assuming the payment in full of the special dividend, the Class B common stock will automatically convert, on a one-for-one basis, into Class A common stock.

Prior to this offering, there has been no public offering for our common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . We have applied for listing of the Class A common stock on the New York Stock Exchange under the symbol “HRZ.”

Before buying shares, you should carefully consider the risk factors described in “ Risk Factors” beginning on page         .

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Horizon Lines, Inc.	$	$

The underwriters may also purchase up to an additional              shares of Class A common stock from us at the initial public offering price less the underwriting discounts and commissions within 30 days from the date of this prospectus. We intend to use the net proceeds from any shares sold pursuant to the underwriters’ option to purchase additional shares to pay an additional dividend to holders of our Class B common stock.

The underwriters expect to deliver the shares against payment in New York, New York on or about                      , 2005.

Goldman, Sachs & Co.	UBS Investment Bank

Bear, Stearns & Co. Inc.
Deutsche Bank Securities
JPMorgan

The date of this prospectus is                      , 2005.

[ Description of Artwork; Photo showing aerial view of the Horizon Expedition, one of our container vessels, stacked with containers, underway.]

[Caption] Horizon Enterprise, one of our container vessels, underway to the port of Tacoma, Washington.

PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
TRADEMARKS AND SERVICE MARKS
INDUSTRY AND MARKET DATA
USE OF PROCEEDS
DILUTION
DIVIDEND POLICY
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT

PRINCIPAL STOCKHOLDERS
HISTORICAL TRANSACTIONS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
DESCRIPTION OF CERTAIN INDEBTEDNESS
MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS
UNDERWRITING
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

We have not authorized anyone to provide you any information other than the information contained in this prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of the common stock.

Until                         , 2005 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary does not contain all the information that may be important to you. You should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled “Risk Factors” and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus.

In this prospectus, unless the context otherwise requires, the term “the issuer” refers to Horizon Lines, Inc., a Delaware corporation, and the terms “we,” “our” and “us” refer to the issuer and its subsidiaries. Unless the context otherwise requires, the term “H-Lines Finance” refers to the issuer’s direct wholly-owned subsidiary, H-Lines Finance Holding Corp., a Delaware corporation, the term “Horizon Lines Holding” refers to the issuer’s indirect wholly-owned subsidiary, Horizon Lines Holding Corp., a Delaware corporation, and the term “Horizon Lines” refers to Horizon Lines, LLC, the issuer’s indirect wholly-owned subsidiary and principal operating subsidiary.

Our Company

We believe that we are the nation’s leading Jones Act container shipping and logistics company, accounting for approximately 37% of total U.S. marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets, Alaska, Hawaii and Puerto Rico, and to Guam. Over 90% of our revenue is generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws. Our operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. For the twelve months ended December 26, 2004, we generated revenue and EBITDA of $980.3 million and $112.9 million, respectively. This represents revenue growth of 10.7% and EBITDA growth of 33.7% for the twelve months ended December 26, 2004. For the twelve months ended December 26, 2004, we generated pro forma EBITDA of $115.2 million, after giving effect to certain adjustments, and based upon certain assumptions, as more fully described in “Unaudited Pro Forma Condensed Consolidated Financial Statements.” For the definition of EBITDA and its reconciliation to net income, see footnote 6 to the table under “—Summary Consolidated, Combined and Unaudited Pro Forma Financial Data.” For the twelve months ended December 26, 2004, we generated net income applicable to common stockholders of $6.8 million.

We operate 16 vessels and approximately 22,100 cargo containers and have long-term access to terminal facilities in each of our 13 ports. Our vessels are maintained according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. We also offer inland cargo trucking and logistics for our customers through our own trucking operations on the U.S. west coast and our relationships with third-party truckers, railroads, and barge operators in our markets. We book and monitor all of our shipping and logistics services with our customers through the Horizon Information Technology System, or HITS, our industry-leading ocean shipping and logistics information technology system and a key feature of our complete shipping logistics solutions. Our focus is on maintaining our reputation for service and operational excellence by emphasizing strict vessel maintenance, employing experienced vessel crews, expanding and improving our national sales presence, and employing industry-leading information technology as part of our complete logistics solutions.

Our revenue is derived primarily from U.S. marine container shipments between the continental U.S. and Alaska, Hawaii and Guam, and Puerto Rico. These markets accounted for approximately 23%, 41% and 36%, respectively, of our revenue in 2004. We are the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets. We are one of only two major marine container shipping operators currently serving the Alaska market, one of two marine container shipping companies currently serving the Hawaii and Guam markets and the largest of four marine container shipping companies currently serving the Puerto Rico market.

We ship a wide spectrum of consumer and industrial items used everyday in our markets, ranging from foodstuffs (refrigerated and nonrefrigerated) to household goods and auto parts to building materials and various materials used in manufacturing. Many of these cargos are consumer goods vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. We have approximately two thousand customers and have many long-standing customer relationships, including with large consumer and industrial products companies and several agencies of the U.S. government. Our customer base is broad and diversified, with our top ten customers accounting for approximately 33% of revenue and our largest customer accounting for approximately 7% of revenue.

The Jones Act

Under the coastwise laws of the United States, also known as the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. Our trade routes between Alaska, Hawaii and Puerto Rico and the continental U.S. represent the three noncontiguous Jones Act markets. Vessels operating on these trade routes are required to be fully qualified Jones Act vessels. Other U.S. maritime laws require vessels operating on the trade routes between Guam, a U.S. territory, and U.S. ports to be U.S.-flagged and predominantly U.S.-crewed, but not U.S.-built. The Jones Act and these other maritime laws enjoy broad support from both major political parties.

Market Overview

The Jones Act distinguishes the U.S. domestic shipping market from international shipping markets. Given the limited number of existing Jones Act qualified vessels, the relatively high capital investment and long delivery lead times associated with building a new containership in the U.S., the substantial investment required in infrastructure and the need to develop a broad base of customer relationships, the markets in which we operate have been less vulnerable to overcapacity and volatility than international shipping markets. Over the past 11 years, Alaska, Hawaii and Guam and Puerto Rico have experienced low average rate volatility of 0.4%, 1.3% and 2.4% per annum while the major transpacific and transatlantic trade routes have experienced average rate volatility of 34.3% and 8.9% per annum.

The Jones Act markets are not as fragmented as international shipping markets. Our three non-contiguous Jones Act markets and Guam are currently served predominantly by four shipping companies, Horizon Lines, Matson Navigation Company, Inc., Crowley Maritime Corporation, and Totem Ocean Trailer Express, Inc., or TOTE. Horizon Lines and Matson serve the Hawaii and Guam market, and Horizon Lines and TOTE serve the Alaska market. The Puerto Rico market is currently served by two containership companies, Horizon Lines and Sea Star Lines, which is an independently operated company majority-owned by an affiliate of TOTE. Two barge operators, Crowley and Trailer Bridge, Inc., also currently serve this market.

The U.S. container shipping industry as a whole is experiencing rising customer expectations for real-time shipment status information and the on-time pick-up and delivery of cargo, as customers seek to optimize efficiency through greater management of the delivery process of their products. Commercial and governmental customers are increasingly requiring the tracking of the location and status of their shipments at all times and have developed a strong preference to retrieve information and communicate using the Internet. To ensure on-time pick-up and delivery of cargo, shipping companies must maintain strict vessel schedules and efficient terminal operations for expediting the movement of containers in and out of terminal facilities.

Our Competitive Strengths

We believe that our competitive strengths include:

Leading Jones Act container shipping and logistics company.    We are the only container vessel operator with an integrated organization serving all three noncontiguous Jones Act markets and have a number-one or a number-two market position within each of our markets. As a result, we are able to serve the needs of customers shipping to individual markets as well as the needs of large customers that require shipping and sophisticated logistics services across more than one of these markets. Approximately 59% of our revenue in 2004 was derived from customers shipping with us in more than one of our geographic markets and approximately 29% of our revenue in 2004 was derived from customers shipping with us in all of our geographic markets.

Favorable industry dynamics.    Given the requirements of the Jones Act, the level of services already provided by us and our existing competitors in our markets and the increasing requirements of customers in our markets, any future viable competitor would not only have to make substantial investments in vessels and infrastructure but also establish regularity of service, develop customer relationships, develop inland cargo shipping and logistics solutions and acquire or build infrastructure at ports that are currently limited in space, berths and water depth.

Stable and growing revenue base.    We have achieved five consecutive years of revenue growth. Our revenue base is stable and growing due to our presence across three geographic markets, the breadth of our customer base served and the diversity of our cargos shipped, all of which better protect us against external events adversely affecting any one of our markets. In addition, our use of non-exclusive customer contracts, with durations ranging from one to six years, generates most of our revenue and provides us with stable revenue streams.

Long-standing relationships with leading, established customers.    We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies, as well as a variety of smaller and middle-market customers. Our customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the Postal Service. We have a long-standing history of service to our customer base, with some of our customer relationships extending back over 40 years and our relationships with our top ten customers averaging 20 years. For 2004, no customer accounted for more than approximately 7% of total revenue and nearly all of our customer relationships are based on non-exclusive contracts.

Customer-oriented sales and marketing presence.    Our 120-person national and regional sales and marketing presence enables us to forge and maintain close customer relationships. Our sales headquarters is based in Charlotte, North Carolina and we also maintain a regional sales presence strategically located in our various ports as well as in seven regional offices across the continental U.S. Our national and regional presence, combined with our operational excellence, results in high levels of repeat business from our diverse customer base.

Operational excellence.    As the leading Jones Act shipping and logistics company, we pride ourselves on our operational excellence and our ability to provide consistent, high quality service. The quality of our vessels as well as the expertise of our vessel crews and engineering resources help us maintain highly reliable and consistent dock-to-dock on-time arrival performance. For example, in 2004, our vessels in service on our trade routes were in operational condition, ready to sail, 99% of the time when they were required to be ready to sail. Our track record of service and operational excellence has been widely recognized by some of the most demanding customers in the world.

Experienced management with strong culture of commitment to service and operational excellence.    Our senior management, headed by Charles G. Raymond, is comprised of seasoned leaders in the shipping and logistics industry with an average of 18 years of experience in the industry. Our senior management has a long history of working together as a team, with six of our eight most senior managers having worked together at Horizon Lines or our predecessors for over 15 years. Furthermore, as of the date hereof, without giving effect to this offering, our management team, including family members, beneficially owns approximately 20% of our common equity on a fully diluted basis.

Our Business Strategy

Our financial and operational success has largely been driven by providing customers with reliable shipping and logistics solutions, supported by consistent and value-added service and expertise. Our goal is to continue to provide high-quality service and continue to seek to increase sales and improve profitability through the principal strategies outlined below. There are many uncertainties associated with the risks of the implementation of our business strategy. These uncertainties relate to economic, competitive, energy cost, operational, regulation, catastrophic loss and other factors that are discussed on pages          -         below, many of which are beyond our control.

Continue to organically grow our revenue.    We intend to achieve ongoing revenue growth in our markets through the continued growth of our markets and by focusing our national and regional sales force on acquiring business from new customers, growing business with existing customers and continuing to focus on increasing the share of our revenue that is derived from our customers’ higher rate cargo.

Expand our services and logistics solutions.    We seek to build on our market-leading logistics platform and operational expertise by providing new services and integrated logistics solutions. These services and solutions include comprehensive shipping and logistics planning and management. By offering these services and solutions, we believe that we strengthen our franchise and further grow our revenues and profits.

Expand and enhance our customer relationships.    We seek to leverage our capabilities to serve a broad and growing range of customers across varied industries and geographies of different size and growth profiles. In order to enhance our overall cargo mix, we place a strong emphasis on the development and expansion of our relationships with substantial and growing customers which meet high credit standards and have sophisticated container shipping and logistics requirements across more than one of the geographic markets that we serve. This strategy has resulted in our long-term and successful relationships with customers who are growing their operations in our markets.

Leverage our brand.    We actively promote, through our sales and marketing efforts, the broad recognition that Horizon Lines has a long and successful history of service to customers in the three noncontiguous Jones Act trades and in Guam. We believe that our brand is synonymous with quality and operational excellence and intend to continue to build and leverage it in order to further enhance our business.

Maintain leading information technology.    We are focused on maintaining HITS as an industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities more advanced than those of any system employed by our competitors. Since the launch of HITS in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings via HITS exceeding 57% of our total bookings. We routinely incorporate additional enhancements into HITS to meet the changing needs of our business and further differentiate us from our competitors. We believe that HITS’ functionality and cost savings potential for our customers produce strong loyalty. For example, we recently integrated our rate information into HITS, which allows us to produce bills in less time and reduce billing errors.

Pursue new business opportunities.    We actively pursue new business opportunities in addition to growing our core business. For example, in June 2004, we were awarded a contract by the U.S. Military Sealift Command to manage seven vessels under a one-year renewable contract. Through our performance of these management services, we believe that we can develop an effective relationship with the U.S. Military Sealift Command and demonstrate our breadth and depth of capabilities and become a leading candidate in the future for the award of additional vessel management contracts. In addition, the Port of Jacksonville, Florida, subject to receipt of funding from the U.S. Department of Transportation, has chosen us to develop and launch a new information technology system based on HITS to track all containers entering or departing the port. In the future, we intend to explore business opportunities that may arise in areas such as marine container shipping and logistics on trade routes between ports within the continental U.S. (i.e., the contiguous Jones Act markets).

Reduce operating costs.    We continually seek to identify opportunities to reduce our operating costs, and our continued examination of unit cost economics is a critical part of our culture. The operating cost reductions that we have achieved have contributed to an increase in our operating margin from 4.3% for the twelve months ended December 21, 2003 to 5.3% for the twelve months ended December 26, 2004, an increase of 22.0%. We have several multi-functional process improvement teams engaged in cost-saving and cost-reduction initiatives for 2005. These teams are primarily focused on the major cost areas of inland cargo operations (including truck, rail and equipment management), equipment maintenance, vessel overhaul and drydocking and technology.

Our Acquisition by the Castle Harlan Group

Our current ownership and corporate structure relates to the acquisition by the issuer of Horizon Lines Holding on July 7, 2004. The foregoing acquisition and related financing and other transactions, referred to in this prospectus as the “acquisition transaction,” included a merger, whereby Horizon Lines Holding became our direct wholly owned subsidiary. We were formed at the direction of Castle Harlan Partners IV, L.P., or CHP IV, a private equity investment fund managed by Castle Harlan, Inc., or Castle Harlan, which provided a substantial portion of our equity financing and bridge financing in connection with the acquisition transaction.

The consideration that was paid in the acquisition transaction consisted of approximately $663.3 million in cash, net of purchase price adjustments, but including transaction costs. This amount was used to repay certain indebtedness of Horizon Lines Holding and its subsidiaries, to pay the equity holders of Horizon Lines Holding for their equity interests in Horizon Lines Holding, and to pay certain other equity holders for their minority equity interests in Horizon Lines, the principal operating subsidiary of Horizon Lines Holding.

In connection with the acquisition transaction, CHP IV and its associates and affiliates invested approximately $157.0 million in us, of which approximately $87.0 million was in the form of our common shares and Series A redeemable preferred shares, or Series A preferred shares, and $70.0 million was in the form of our 13% promissory notes, which were convertible into our common shares and Series A preferred shares. In addition, as part of the acquisition transaction, management converted a portion of its equity interest in Horizon Lines Holding, valued at the time of the merger at approximately $13.0 million, into our equity.

For information regarding the acquisition transaction and related matters and subsequent developments concerning our capitalization, see “Historical Transactions” on page        of this prospectus.

As of the date hereof, without giving effect to this offering, CHP IV and its affiliates and associates beneficially own approximately 64% of our common stock on a fully diluted basis and our management team, including family members, beneficially owns approximately 20% of our common stock on a fully diluted basis.

Upon the consummation of the offering-related transactions, which are described on page       , CHP IV and its affiliates and associates will own approximately     % of our common stock on a fully diluted basis (    % if the underwriters’ option to purchase additional shares described on the front cover of this prospectus is exercised in full) and our management team, including family members, will own approximately     % of our common stock on a fully diluted basis (    % if the underwriters’ option to purchase additional shares is exercised in full).

Post-Acquisition Transactions

A summary of certain transactions, referred to herein as the “Post-Acquisition Transactions,” that took place following the Acquisition-Related Transactions is set forth in “Historical Transactions,” beginning on page      of this prospectus.

Recent Developments

On March 30, 2005, Horizon Lines Holding and Horizon Lines, together with their respective subsidiaries, filed a registration statement on Form S-4 with the SEC relating to their proposed offer to exchange their outstanding 9% senior notes due 2012, or 9% senior notes, for 9% senior notes that have been registered under the Securities Act.

On March 30, 2005, H-Lines Finance filed a registration statement on Form S-4 with the SEC relating to its proposed offer to exchange its outstanding 11% senior discount notes due 2013, or 11% senior discount notes, for 11% senior discount notes that have been registered under the Securities Act.

These filings were required as part of the original offerings of such notes.

On April 7, 2005, the senior credit facility was amended and restated to reflect revised mandatory prepayment, interest rate and financial covenant provisions, as summarized in “Description of Certain Indebtedness—Senior Credit Facility,” beginning on page          of this prospectus, as well as to increase the size of the revolving credit facility commitment from $25.0 million to $50.0 million, effective upon the consummation of this offering and the redemption with the use of proceeds therefrom of at least $40.0 million in aggregate principal amount of 9% senior notes. Upon the consummation of this offering and such redemption of 9% senior notes, the margin applicable to the term loan portion of the senior credit facility will decrease from 1.50% to 1.25% for base rate loans and from 2.50% to 2.25% for LIBOR loans.

Our Equity Sponsor, The Castle Harlan Group

Castle Harlan is a New York-based private equity investment firm founded in 1987 specializing in investments in middle-market companies through leveraged buyouts, industry consolidations,

divestitures, restructurings, turnarounds, workouts, and bankruptcies. Castle Harlan’s initial investment in us of approximately $157.0 million was funded by CHP IV and its affiliates and associates.

We refer to Castle Harlan and its affiliates and associates (other than us) in this prospectus as “The Castle Harlan Group.”

As of the date hereof, without giving effect to this offering, members of The Castle Harlan Group are beneficial owners of             shares (representing             %) of our common stock and             shares (representing             %) of our Series A preferred stock. Upon the consummation of the Offering-Related Transactions, members of The Castle Harlan Group will beneficially own              shares (representing             %) of our Class B common stock, and             % of our total common stock. For further information, see “Principal Stockholders,” beginning on page          of this prospectus.

Corporate Information

Our principal executive offices are located at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Our telephone number is (704) 973-7000. Our website address is http://www.horizonlines.com. The contents of our website are not incorporated by reference into this prospectus.

The Offering

Issuer	Horizon Lines, Inc., formerly known as H-Lines Holding Corp.

Common stock offered by the issuer	shares of Class A common stock.

Offering-Related Transactions

We intend to consummate a series of transactions prior to and after the consummation of this offering. These transactions, together with the consummation of this offering and the potential for adjustments, are presented in their anticipated chronological order beginning on page      of this prospectus.

Common stock to be outstanding immediately after the consummation of the Offering-Related Transactions

             shares of our Class A common stock (including              shares that will have been issued and sold to members of our management team (or their family members), at a price per share equal to the initial public offering price per share representing the reinvestment in our Class A common stock by these persons of an aggregate amount of $5.7 million, from the proceeds of the Special Class B Dividend on July 8, 2005).

Common Stock	Upon the consummation of this offering, we will have two classes of common stock outstanding: Class A and Class B.

Shares of Class A common stock and shares of Class B common stock will be identical (including with respect to voting rights), except for (i) the Special Class B Dividend which we will pay on July 8, 2005 to the holders of outstanding shares of Class B common stock of record on such date, (ii) the convertibility of Class B common stock into Class A common stock prior to the payment in full of the Special Class B Dividend as described herein and (iii) the right of the holders of the Class B common stock to consent to any changes to our governing documents that would adversely affect the Class B common stock.

On July 9, 2005, assuming payment in full of the Special Class B Dividend as described herein, the Class B common stock will automatically convert, on a one-for-one basis, into Class A common stock.

Use of proceeds

The net proceeds from this offering will be approximately $227.3 million (approximately $             million if the underwriters exercise in full their option to purchase up to              additional shares of common stock).

We intend to apply the net proceeds of this offering, together with available cash from our subsidiaries (not to exceed $40 million):

(i)	to the voluntary redemption, assumed for purposes of this prospectus to be on July , 2005, of approximately $41.5 million in accreted value of the $160.0 million aggregate principal amount at maturity 11% senior discount notes, and to the payment of a related redemption premium of approximately $4.6 million thereon;

(ii)	to the voluntary redemption, assumed for purposes of this prospectus to be on July , 2005, of approximately $87.5 million of the $250.0 million aggregate principal amount 9% senior notes, to the payment of a related redemption premium of approximately $7.9 million thereon and to the payment of accrued interest of approximately $0.9 million thereon;

(iii)	to redeem, for a total redemption price of approximately $62.2 million, all of our outstanding shares of Series A preferred stock, at their stated value, on July 8, 2005; and

(iv)	to pay the Special Class B Dividend, in the approximate amount of $68.5 million (subject to increase, as described below), or initially $ per share, to the holders of the Class B common stock, on July 8, 2005.

In the event that the net proceeds from this offering are less than the amount equal to $267.3 million minus available cash (not to exceed $40 million), we will reduce the amount of the net proceeds from this offering applied to redeem the 9% senior notes and/or the 11% senior discount notes in such proportions as we may determine.

Prior to the consummation of this offering, members of our management team (and their family members) will enter into agreements with us requiring them to purchase, with the proceeds of the Special Class B Dividend, an aggregate amount of approximately $5.7 million of shares of our Class A common stock at the initial public offering price per share. See “Certain Relationships and Related Party Transactions—Reinvestment Agreements,” on page          of this prospectus.

If the underwriters exercise, in full or in part, their option to purchase additional shares, the amount of the net proceeds of such exercise will be used to increase, on a dollar-for-dollar basis, the amount of the Special Class B Dividend paid on July 8, 2005. See “Use of Proceeds,” on page of this prospectus.

Dividend policy

We do not currently pay dividends on our outstanding stock. However, prior to the consummation of this offering, we will declare the Special Class B Dividend, as described in “Dividend Policy” on page        of this prospectus, payable on July 8, 2005 to the holders of record of the Class B common stock on such date. In addition, our board of directors intends, effective upon the consummation of this offering, to adopt a policy of paying, subject to legally available funds, a quarterly cash dividend on each share of our Class A common stock at an annual rate initially equal to approximately     % of the initial public offering price per share, with the record and payment dates for the first such dividend thereunder being                 , 2005 and                 , 2005. However, there is no assurance that sufficient cash will be available to pay such dividend or that the financial covenants of our indebtedness will permit such dividends. Future dividends under this policy or otherwise will be subject to the considerations discussed under “Risk Factors—Risks Related to this Offering—We may elect not to pay dividends on our common stock” on page       , and “Risk Factors—Risks Related to this Offering—We may not have the necessary funds to pay dividends on our common stock” on page       , and “Dividend Policy” on page       .

New York Stock Exchange symbol	“HRZ”

As used in this prospectus, the term “common stock,” when used in reference to our capital structure before the filing of the certificate of amendment described under “The Offering-Related Transactions,” beginning on page       , means our existing single class of common stock, and, when used in reference to our capital structure following the filing of such certificate, means, collectively, the Class A common stock and the Class B common stock, unless otherwise specified.

Except as otherwise indicated, the numbers of shares of our common stock disclosed in this prospectus prior to the reclassification of our outstanding shares of common stock into outstanding shares of our Class B common stock, as described in the “Offering-Related Transactions,” reflect the number of shares of Class B common stock into which such shares of common stock would be reclassified assuming such shares or related options were outstanding at the time of such reclassification.

In addition, except as otherwise indicated, we have presented information in this prospectus based on the following assumptions:

•	all options granted by Horizon Lines Holding prior to July 7, 2004 to purchase common stock of Horizon Lines Holding and that are outstanding on the date hereof will be exercised as part of the Offering-Related Transactions solely in exchange for a payment of cash;

•	no shares of any class or series of our capital stock, nor any options or other securities exercisable or exchangeable for or convertible into any such shares, are issued or sold by us at any time from the consummation of this offering up to (and including) the consummation of the Offering-Related Transactions, other than as contemplated by the Offering-Related Transactions or as a grant of non-qualified stock options described below; and

•	the underwriters do not exercise their option (described on the front cover page of this prospectus) to purchase additional shares from us.

Common Stock Subject to Issuance

Except as otherwise indicated in this prospectus, the number of shares of our common stock to be outstanding immediately after the consummation of the Offering-Related Transactions excludes a total of          shares issuable as follows:

•	shares of our Class A common stock that will be purchased by the underwriters if they exercise in full their option to purchase additional shares;

•	shares of our Class A common stock that will be issuable to our eligible employees pursuant to an employee stock purchase plan that we anticipate will be adopted by our existing stockholders prior to the consummation of this offering, and become effective as of a date (if any) after the consummation of this offering that will be determined by our compensation committee in its sole discretion; and

•	shares of our Class A common stock that will be issuable to our eligible directors, officers or employees (or upon the exercise of options that will have been, or will be, granted to such persons) pursuant to an equity incentive plan that we anticipate will be adopted by our existing stockholders prior to, and become effective as of, the consummation of this offering.

Upon the consummation of this offering, we expect to grant nonqualified stock options under our equity incentive plan to members of our management to purchase up to          shares in the aggregate of our Class A common stock at a price per share equal to the initial public offering price per share. These options are expected to vest in full on the one-year anniversary of their issuance date, provided that the recipients remain employed by us on such anniversary date. The shares that will be issuable upon exercise of these options are included in the number of shares described above as being issuable pursuant to the equity incentive plan.

Unless we specifically state otherwise, we use the term “existing stockholders” in this prospectus to refer to the owners of our common stock and preferred stock immediately prior to the consummation of this offering who consist of CHP IV and its affiliates and associates, Stockwell Fund, L.P., our directors and certain members of our management team (and their family members).

Risk Factors

You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors” beginning on page      prior to purchasing the common shares offered by us.

The Offering-Related Transactions

Transactions before the consummation of this offering

The following transactions will occur before the consummation of this offering:

(i)	the amendment of our existing certificate of incorporation, among other things, to reclassify our outstanding shares of common stock into shares of our Class B common stock, on the basis that each issued and outstanding share of our common stock will be reclassified as issued and outstanding shares of our Class B common stock, and to create a new class of authorized common stock known as the Class A common stock; and

(ii)	the amendment of the put/call agreement, as described in “Historical Transactions” on page of this prospectus, to provide that, effective upon the occurrence of the amendment referred to in clause (i) above, the number of shares of our Class B common stock into which each issued and outstanding share of our common stock shall have been reclassified pursuant to such amendment shall be issuable by us in lieu of each share of our common stock otherwise issuable by us pursuant to the put/call agreement; and

(iii)	the declaration of the Special Class B Dividend, payable on July 8, 2005 to the holders of record of our Class B common stock on such date, in the approximate amount of $ per share or $68.5 million in total (subject to increase as discussed below).

Transactions after the consummation of this offering

The following transactions will occur following the consummation of this offering:

(i)	the application of up to $46.0 million of the net proceeds of this offering to the voluntary redemption, assumed to be as of July , 2005 for purposes of this offering, of approximately $41.5 million in accreted value of the 11% senior discount notes and the payment of a related redemption premium thereon in the amount of approximately $4.6 million;

(ii)	the application of up to $96.2 million of the net proceeds of this offering to the voluntary redemption, assumed to be as of July , 2005 for purposes of this offering, of approximately $87.5 million of the outstanding aggregate principal amount of the 9% senior notes, the payment of a related redemption premium thereon in the amount of approximately $7.9 million and to the payment of accrued interest of approximately $0.9 million thereon;

(iii)	the complete exercise by members of our management team (or their family members) of their options granted to them prior to July 7, 2004 by Horizon Lines Holding which, after giving effect to the provisions of the amended put/call agreement, will result in the issuance to them of shares in the aggregate of the issuer’s Class B common stock, and shares in the aggregate of the issuer’s Series A preferred stock;

(iv)	the redemption, at a total redemption price of $62.2 million, of all of the issuer’s outstanding shares of Series A preferred stock at their stated value, on July 8, 2005;

(v)	the payment of the Special Class B Dividend in the aggregate amount of $68.5 million (subject to increase as described below) on July 8, 2005;

(vi)	the reinvestment by members of our management team (and their family members) of a portion of the Special Class B Dividend in the aggregate amount of approximately $5.7 million, referred to in this prospectus as the “reinvestment amount,” in shares of the issuer’s Class A common stock at the initial public offering price per share, referred to in this prospectus as “the reinvestment”; and

(vii)	on July 9, 2005, assuming the payment in full of the Special Class B Dividend, the automatic conversion of all of the issuer’s outstanding shares of its Class B common stock into outstanding shares of its Class A common stock on a one-for-one basis.

In the event that the net proceeds from this offering are less than the amount equal to $267.3 million minus available cash (not to exceed $40 million), we will reduce the amount of the net proceeds from this offering applied to redeem the 9% senior notes and/or the 11% senior discount notes in such proportions as we shall determine.

If the underwriters exercise, in full or in part, their option to purchase additional shares, the amount of the net proceeds of such exercise will be used to increase, on a dollar-for-dollar basis, the amount of the Special Class B Dividend paid on July 8, 2005. See “Use of Proceeds,” on page          of this prospectus.

In this prospectus, we refer to the transactions occurring immediately before the consummation of this offering, the consummation of this offering and the transactions occurring following consummation of this offering collectively as the “Offering-Related Transactions.”

Summary Consolidated, Combined and Unaudited Pro Forma Financial Data

The following tables provide summary consolidated, combined and unaudited pro forma financial data and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and combined financial statements and the related notes appearing elsewhere in this prospectus.

The combined and consolidated balance sheet data and statement of operations data as of and for the year ended December 22, 2002 and for the twelve months ended December 21, 2003 and December 26, 2004 presented below have been derived from the audited financial statements contained in this prospectus. The consolidated statement of operations data for the quarters ended March 21, 2004 and March 27, 2005 and the consolidated balance sheet data as of March 27, 2005 presented below have been derived from the unaudited financial statements contained in this prospectus. The combined and consolidated statement of operations data for the twelve months ended December 21, 2003 is derived by combining the statement of operations data for the period December 23, 2002 through February 26, 2003 with the data for the period from February 27, 2003 through December 21, 2003. The combined and consolidated statement of operations data for the twelve months ended December 26, 2004 is derived by combining the statement of operations data for the period December 22, 2003 through July 6, 2004 with the data for the period from July 7, 2004 through December 26, 2004.

The unaudited pro forma combined and consolidated statement of operations data for the twelve months ended December 26, 2004 gives effect to the Acquisition-Related Transactions and the Post-Acquisition Transactions, which are described in “Historical Transactions,” on page          of this prospectus, as well as to the Offering-Related Transactions, as if they had occurred on December 22, 2003. The unaudited pro forma consolidated statement of operations data for the quarter ended March 27, 2005 gives effect to the Offering-Related Transactions as if they occurred on December 27, 2004. The unaudited pro forma balance sheet as of March 27, 2005 is derived from the balance sheet as of such date and gives effect to the Offering-Related Transactions as if they had occurred on March 27, 2005. The unaudited pro forma financial data does not purport to represent what our results of operations would have been if the transactions referred to above had occurred as of such dates or what such results will be for future periods. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” on page          for a description of items or events that may impact the pro forma information.

The issuer was formed in connection with the Acquisition-Related Transactions and has no independent operations. All combined and consolidated financial data for the period (or any portion thereof) from December 24, 2001 through February 26, 2003 reflect the combined company CSX Lines, LLC and its wholly owned subsidiaries, CSX Lines of Puerto Rico, Inc., and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly owned entities of CSX Corporation. All combined and consolidated financial data for the period (or any portion thereof) from February 27, 2003 through July 6, 2004 reflect Horizon Lines Holding on a consolidated basis. All combined and consolidated financial data for the period (or any portion thereof) from July 7, 2004 through March 27, 2005 reflect the issuer on a consolidated basis.

We have a 52- or 53-week year (every seventh year) which ends on the Sunday before the last Friday in December. Each of the year ended December 22, 2002 and the twelve months ended December 21, 2003 consisted of 52 weeks. The twelve months ended ended December 26, 2004 consisted of 53 weeks.

Certain prior period balances have been reclassified to conform with the current period presentation.

The information for the twelve months ended December 21, 2003 and December 26, 2004 presented below reflects financial data for us and our predecessors that has been combined and consolidated to present this information on a comparative annual basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page          in this prospectus for a description of the items or events that may impact the period-to-period comparability of the operating results covered by the following tables:

	Year Ended December 22, 2002	Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005	Pro Forma Twelve Months Ended December 26, 2004	Pro Forma Quarter Ended March 27, 2005

	($ in thousands, except per share data)
Statement of Operations Data:
Operating revenue	$804,424	$885,978	$980,328	$219,994	$257,562	$980,328		$257,562
Operating expense	658,053	718,231	780,343	182,483	206,203	780,343		206,203
Depreciation and amortization(1)	17,977	29,954	45,570	10,569	12,893	52,825		12,893
Amortization of vessel drydocking	14,988	16,343	15,861	4,142	3,798	15,861		3,798
Selling, general and administrative	75,174	80,064	84,805	18,935	29,513	82,601		22,351
Miscellaneous expense, net(2)	824	3,173	2,160	1,205	1,314	2,160		1,314

Total operating expenses	767,016	847,765	928,739	217,334	253,721	933,790		246,559

Operating income	37,408	38,213	51,589	2,660	3,841	46,538		11,003
Interest expense(3)	7,133	8,986	26,881	2,348	12,852	49,192		22,547
Interest expense—preferred units of subsidiary	—	4,477	2,686	1,181	—	—		—
Other expense (income), net(3)	(5,183)	22	22	5	3	22		3

Income (loss) before income taxes	35,458	24,728	22,000	(874)	(9,014)	(2,676)		(11,547)
Income tax expense (benefit)	13,707	9,615	8,439	(338)	(841)	(1,017)		(4,272)

Net income (loss)	$21,751	$15,113	13,561	$(536)	(8,173)	(1,659)		(7,275)

Less: Accretion of preferred stock			6,756		1,561	—		—

Net income (loss) applicable to common stockholders			$6,805		$(9,734)	$(1,659)		$(7,275)

Basic weighted average number of common shares outstanding
Basic net income per share applicable to common stock							$
Diluted weighted average number of common shares outstanding
Diluted net income per share applicable to common stock							$

	December			March 27, 2005	Pro Forma March 27, 2005
	2002	2003	2004
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$40,342	$41,811	$56,766	$43,832	$5,410
Working capital	25,301	46,192	67,252	73,191	34,769
Total assets	321,129	492,554	1,019,974	1,017,027	973,924
Long-term debt, including capital lease obligations, net of current portion(4)	—	165,417	610,201	612,605	483,624
Total debt, including capital lease obligations(4)	—	165,570	612,862	615,267	486,286
Series A redeemable preferred stock(5)	—	—	56,708	58,188	—
Stockholders’ equity	113,985	96,860	25,608	22,881	166,947

	Year Ended December 22, 2002	Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005	Pro Forma Twelve Months Ended December 26, 2004	Pro Forma Quarter Ended March 27, 2005

	($ in thousands)
Other Financial Data:
EBITDA(6)	$70,373	$84,488	$112,998	$17,366	$20,529	$115,202	$27,691
Capital expenditures(7)	19,298	35,150	32,889	7,275	1,188	32,889	1,188
Vessel drydocking payments	15,905	16,536	12,273	3,195	5,101	12,273	5,101
Total debt to EBITDA							17.56	x
EBITDA to interest expense							1.23	x
Cash Flows provided by (used in):
Operating activities	(1,840)	44,048	69,869	(26,180)	(11,892)
Investing activities(8)	(4,905)	(350,666)	(694,563)	(7,352)	(939)
Financing activities(4)(8)	—	305,687	657,805	(49)	(105)

(1)	Amortization of intangibles with definite lives totaled $2.3 million for the year ended December 21, 2003, $11.0 million for the year ended December 26, 2004 and $4.9 million for the quarter ended March 27, 2005. There were no intangible assets subject to amortization during the periods presented prior to February 27, 2003. The increase in amortization during the twelve months ended December 26, 2004 and quarter ended March 27, 2005 is due to the step-up in basis of definite lives intangibles and property and equipment in connection with the acquisition transaction on July 7, 2004.
(2)	Miscellaneous expense (income) generally consists of bad debt expense accrued during the year, accounts payable discounts taken, and various other miscellaneous income and expense items. During 2002 we accrued $4.3 million of bad debt expense which was reduced by $3.5 million related to accounts payable discounts and accounting reserve adjustments.
(3)	During 2002 we incurred interest charges totaling $7.1 million on outstanding debt that had been borrowed in prior years to fund vessel purchases. This debt was assumed by CSX Corporation, our parent company at that time, during 2002. To fund principal and interest payments on this debt we held investments from which we earned interest income. Interest income from these investments totaled $5.1 million during fiscal year 2002. During 2003 we incurred interest charges totaling $8.9 million on the outstanding debt borrowed to finance the February 27, 2003 purchase transaction, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page . On July 7, 2004, as part of the Acquisition-Related Transactions, the $250.0 million original principal amount of 9% senior notes were issued, $250.0 million was borrowed under the term loan facility, $6.0 million was borrowed under the revolving credit facility and interest began to accrue thereon. On December 10, 2004, as part of the December 2004 Transactions, which are described in “Historical Transactions” on page , 11% senior discount notes with an initial accreted value of $112.3 million were issued and the accreted value thereof began to increase. As of December 26, 2004, the $250.0 million original principal amount of 9% senior notes, $249.4 million of borrowing under the term loan facility, the 11% senior discount notes with an accreted value of $112.8 million and capital lease obligations, net of current portion, with a carrying value of $0.7 million, were outstanding. The $6.0 million of borrowing under the revolving credit facility was repaid on August 9, 2004. As of March 27, 2005, the $250.0 million original principal amount of 9% senior notes, $248.8 million of borrowing under the term loan facility, the 11% senior discount notes with an accreted value of $115.9 million and capital lease obligations, net of current portion, with a carrying value of $0.6 million, were outstanding.
(4)

During the year ended December 22, 2002, substantially all of the $84.8 million of Collateralized Extendible Notes and $68.5 million of other long-term debt and capital lease obligations of the combined company CSX Liner LLC and its wholly owned subsidiaries, CSX Lines of Puerto Rico, Inc. and the Domestic Liner Business of SL Service, Inc. were assumed by CSX Corporation, resulting in no total debt outstanding as of December 22, 2002. Total debt as of December 21, 2003 was $175.0 million as a result of the initial debt borrowing in conjunction with the February 27, 2003 purchase transaction. During 2003, $10.3 million of debt was repaid resulting in outstanding total debt of $164.8 million as of December 21, 2003. Outstanding debt as of December 21, 2003 was repaid in connection with the Acquisition-Related Transactions. As of December 26, 2004, the $250.0 million original principal amount of 9% senior notes, $249.4 million of borrowing under the term loan facility, the 11% senior discount notes with an accreted value of $112.8 million and capital lease obligations, net of current portion, with a carrying value of $0.7 million, were outstanding. As of March 27, 2005, the $250.0 million original principal amount of 9% senior notes, $248.8 million of borrowing under the term loan facility, the 11% senior discount notes with an accreted value of $115.9 million and capital lease obligations, net of current portion, with a carrying value of $0.6 million, were outstanding.

(5)	In connection with the financing of the acquisition transaction, we issued and sold 8,391,180 shares of our Series A preferred stock in July 2004. No dividends accrue on these shares. At the option of our board of directors, we may redeem any portion of these shares, to the extent outstanding. We have recorded these shares on our books and records at their fair value in accordance with FAS No. 141 “Business Combinations.” As these shares have no dividend rate, we have determined that a 10% discount rate was appropriate. These shares accrete to their redemption price of $10 per share over a one-year period. During October 2004, an additional 1,898,730 Series A preferred shares were issued and sold. During December 2004, 5,315,912 Series A preferred shares were redeemed for $53.2 million. The total redemption price of the Series A preferred shares at December 26, 2004 totaled $60.7 million. During January 2005, we repurchased 53,520 Series A preferred shares with an aggregate stated value of $0.5 million. Also, during January 2005, we sold 45,146 Series A preferred shares and 5,727 common shares for $0.5 million. The total redemption price for the Series A preferred shares at March 27, 2005 totaled $62.2 million.
(6)	EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization. We acknowledge that there are limitations when using EBITDA. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of net income (loss) to EBITDA is included below:

	Year Ended December 22, 2002	Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005	Pro Forma Twelve Months Ended December 26, 2004	Pro Forma Quarter Ended March 27, 2005

Net income (loss)	$21,751	$15,113	$13,561	$(536)	$(8,173)	$(1,659)	$(7,275)
Interest expense, net	1,950	13,463	29,567	3,529	12,852	49,192	22,547
Income tax expense (benefit)	13,707	9,615	8,439	(338)	(841)	(1,017)	(4,272)
Depreciation and amortization	32,965	46,297	61,431	14,711	16,691	68,686	16,691

EBITDA	$70,373	$84,488	$112,998	$17,366	$20,529	$115,202	$27,691

The EBITDA amounts presented above contain certain charges that are not anticipated to recur regularly in the ordinary course of business following the consummation of this offering, as described in the following table:

	Year Ended December 22, 2002	Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005	Pro Forma Twelve Months Ended December 26, 2004	Pro Forma Quarter Ended March 27, 2005

	($ in thousands)
Severance(a)	—	$1,655	—	—	—	—	—
Renaming/rebranding costs(b)	—	846	—	—	—	—	—
Special charges(c)	—	1,786	—	—	—	—	—
Management fees(d)	—	250	$2,204	125	$750	—	—
Lease expense buyout(e)	$6,956	6,238	2,590	408	—	$2,590	—
ILWU lockout(f)	7,200	—	—	—	—	—	—
Merger costs(g)	—	—	2,934	—	—	2,934	—
Compensation charges(h)	—	—	—	—	6,412	—	—

(a)	During 2003 we incurred severance costs related to the departure of three of our executives after the February 27, 2003 purchase transaction, as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page .
(b)	We renamed and rebranded vessels and equipment with the Horizon Lines name and logo from the CSX Lines name and logo after the February 27, 2003 purchase transaction. Additionally, this adjustment includes costs incurred to update stationery, supplies and signage related to name change.
(c)	Adjustment primarily represents professional fees incurred in connection with the February 27, 2003 purchase transaction which are not includable in direct costs of that transaction. Professional services include legal fees related to the re-documentation of our vessels, registration of trademarks and other intellectual property, and establishment of various employee benefit plans, including stock option and 401(k) plans. Additional professional services include costs associated with moving our technology data center and establishing our financial system software license on a standalone basis. Adjustments also include legal fees incurred in connection with an arbitration case regarding trucking services provided to a third party in Long Beach, California.
(d)	The adjustment represents management fees paid to an entity that was associated with the party that was the primary stockholder of Horizon Lines Holding prior to the acquisition transaction. These fees totaled $0.3 million for the period February 27, 2003 through December 21, 2003, $2.2 million during the period December 22, 2003 through December 26, 2004, and $0.8 million for the quarter ended March 27, 2005. Upon the completion of the acquisition transaction, Horizon Lines, Horizon Lines Holding and the issuer entered into a new management agreement with Castle Harlan. On May , 2005, as a result of an amendment of such agreement and a related payment to Castle Harlan under such amended agreement, the provisions of such agreement were terminated, except as to expense reimbursement and indemnification and related obligations of Horizon Lines, Horizon Lines Holding, and the issuer. See “Certain Relationships and Related Party Transactions—Management Agreement” on page .
(e)	The adjustments represent elimination of vessel lease expense incurred in each of the periods listed for four vessels which were originally held under operating leases and were purchased in 2003 and 2004. The vessels purchased were the Horizon Hawaii in December 2003 for $5.6 million, the Horizon Expedition in January 2004 for $3.8 million, the Horizon Navigator in April 2004 for $8.2 million, and the Horizon Trader for $7.7 million in October 2004.
(f)	The adjustment represents the estimated EBITDA impact from a 10-day labor interruption at our U.S. west coast ports by the International Longshore and Warehouse Union during 2002, which affected the entire market, including Horizon Lines Holding and its subsidiaries, as our U.S. west coast ports attempted to recover from the impact of that interruption over several months. The components of this adjustment include lost revenue, service recovery expenses, and increased operating expenses, including the deployment of an additional vessel on the trade route between the U.S. west coast and Hawaii to maintain regular service schedules for our customers.
(g)	The adjustment represents incremental cost incurred related to the acquisition transaction on July 7, 2004.
(h)	The adjustment represents a non-cash compensation charge which we incurred during the quarter ended March 27, 2005 related to the issuance and sale of common stock, including restricted common stock, to non-employee directors and to members of management.

(7)	Includes vessel purchases of $5.5 million, $21.9 million, and $19.6 million for the years ended December 22, 2002, December 21, 2003, and December 26, 2004, respectively.
(8)

During 2003, the amounts in cash flows provided by (used in) investing and financing activities primarily represent the accounting for the February 27, 2003 purchase transaction. Investing activities related to the February 27, 2003 purchase transaction included the purchase price of $296.2 million and spending for transaction costs of $18.8 million. Financing activities related to the February 27, 2003 purchase transaction included the initial capitalization of $80.0 million and borrowings under the term loan facility of $175.0 million and the issuance of preferred and common units to CSX Corporation and its affiliates with an aggregate original cost totaling $60.0 million. During 2004, the amounts in cash flows provided by (used in) investing primarily represent the accounting for the Acquisition-Related Transactions and financing activities primarily represent the accounting for the Acquisition-Related Transactions and the October 2004 Transactions and the December 2004 Transactions, which are described in “Historical Transactions” on page         . Investing

activities related to the Acquisition-Related Transactions included the acquisition consideration and spending for transaction costs of $663.3 million, the final allocation of which is pending and may differ from the estimated allocation already made. Financing activities related to the Acquisition-Related Transactions included a capital contribution of $87.0 million, 13% convertible notes, in the original principal amount of $70.0 million, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the 9% senior notes in the aggregate original principal amount of $250.0 million. Financing activities related to the October 2004 Transactions included the issuance of common shares and Series A preferred shares for gross proceeds of $20.7 million, and the repayment of $20.0 million of the outstanding principal amount of the 13% convertible notes, plus accrued interest of $0.7 million thereon. Financing activities related to the December 2004 Transactions included the issuance of $160.0 million in aggregate principal amount at maturity of 11% senior discount notes, the repayment of $52.9 million of the outstanding principal amount, together with accrued but unpaid interest thereon, of the 13% convertible notes, and the repurchase of a portion of the outstanding Series A preferred shares having an aggregate original stated value of $53.2 million. Financing activities related to the 2005 Transactions, which are described in “Historical Transactions” on page     , included the repurchase of a portion of the outstanding Series A preferred shares having an aggregate original stated value of $0.5 million, the issuance of common shares for an aggregate price of $0.6 million to members of our management, and the issuance of common shares and Series A preferred shares for an aggregate price of $0.5 million to our non-employee directors. As of December 26, 2004, $249.4 million of borrowing under the term loan facility, the $250.0 million 9% senior notes, and the 11% senior discount notes with an accreted value of $112.8 million, remained outstanding. The $6.0 million of borrowing under the revolving loan facility was repaid on August 9, 2004. As of March 27, 2005, $248.8 million of borrowing under the term loan facility, the $250.0 million 9% senior notes, the 11% senior discount notes with an accreted value of $115.9 million and capital lease obligations, net of current portion, with a carrying value of $0.6 million, remained outstanding.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risk factors set forth below as well as the other information included in this prospectus before buying shares of common stock. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

Risks Related to Our Business

Our cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness.

As of March 27, 2005, on a consolidated basis, we had (i) approximately $612.6 million of outstanding long-term debt (exclusive of outstanding letters of credit with an aggregate face amount of $6.7 million), net of current portion, including capital lease obligations, (ii) approximately $323.4 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above) and (iii) a debt-to-equity ratio of approximately 26.9:1.0.

As of March 27, 2005, on a consolidated pro forma basis after giving effect to the April 2005 Transactions and the Offering-Related Transactions, we would have had (i) approximately $483.6 million of outstanding long-term debt (exclusive of outstanding letters of credit with an aggregate face amount of $6.7 million), net of current portion, including capital lease obligations, (ii) approximately $323.4 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above) and (iii) a debt-to-equity ratio of approximately 2.9:1.0.

Because we have substantial debt, we require significant amounts of cash to fund our debt service obligations. Our ability to generate cash to meet scheduled payments or to refinance our obligations with respect to our debt depends on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

•	operating difficulties;

•	increased operating costs;

•	increased fuel costs;

•	general economic conditions;

•	decreased demand for our services;

•	market cyclicality;

•	tariff rates;

•	prices for our services;

•	the actions of competitors;

•	regulatory developments; and

•	delays in implementing strategic projects.

In the future, our cash flow and capital resources may not be sufficient to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and might be forced to reduce or delay capital expenditures, dispose of material assets or operations, seek to obtain additional equity capital, or restructure or refinance our indebtedness. Such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In particular, in the event that we are required to dispose of material assets or operations to meet our debt service obligations, we cannot be sure as to the timing of such dispositions or the proceeds that we would realize therefrom. The value realized from such dispositions will depend on market conditions and the availability of buyers, and, consequently, any such disposition may not, among other things, result in sufficient cash proceeds to repay our indebtedness. Also, the senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes contain covenants that may limit our ability to dispose of material assets or operations or to restructure or refinance our indebtedness. Further, we cannot assure you that we will be able to restructure or refinance any of our indebtedness or obtain additional financing, given the uncertainty of prevailing market conditions from time to time, our high levels of indebtedness and the various debt incurrence restrictions imposed by the senior credit facility and the indentures for the 9% senior notes and the 11% senior discount notes. If we are able to restructure or refinance our indebtedness or obtain additional financing, the economic terms on which such indebtedness is restructured, refinanced or obtained may not be favorable to us.

We may incur substantial indebtedness in the future. The terms of the senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes permit us to incur or guarantee additional indebtedness under certain circumstances. As of March 27, 2005, Horizon Lines Holding and Horizon Lines had, and, on a pro forma basis after giving effect to the April 2005 Transactions and the Offering-Related Transactions, they would have had, approximately $43.3 million of additional borrowing availability under the revolving credit facility, subject to compliance with the financial and other covenants and the other terms set forth therein. Our incurrence of additional indebtedness would intensify the risk that our future cash flow and capital resources may not be sufficient for payments of interest on and principal of our substantial indebtedness.

Financial and other covenants under our current and future indebtedness could significantly impair our ability to operate our business.

The senior credit facility contains covenants that, among other things, restrict the ability of Horizon Lines Holding and its subsidiaries to:

•	dispose of assets;

•	incur additional indebtedness, including guarantees;

•	prepay other indebtedness or amend other debt instruments;

•	pay dividends or make investments, loans or advances;

•	create liens on assets;

•	enter into sale and lease-back transactions;

•	engage in mergers, acquisitions or consolidations;

•	change the business conducted by them; and

•	engage in transactions with affiliates.

In addition, under the senior credit facility, Horizon Lines Holding and its subsidiaries are required to comply with financial covenants, comprised of leverage and interest coverage ratio requirements. Their ability to comply with these covenants will depend on their ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond their control, and will be substantially dependent on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to various financial and business factors, including those discussed in the other risk factors disclosed in this prospectus, some of which may be beyond our control.

Under the senior credit facility, Horizon Lines and Horizon Lines Holding are required, subject to certain exceptions, to make mandatory prepayments of amounts under the senior credit facility with all or a portion of the net proceeds of certain asset sales and events of loss, certain debt issuances, certain equity issuances and a portion of their excess cash flow. Our circumstances at the time of any such prepayment, particularly our liquidity and ability to access funds, cannot be anticipated at this time. Any such prepayment could, therefore, have a material adverse effect on us. Mandatory prepayments are first applied to the outstanding term loans and, after all of the term loans are paid in full, then applied to reduce the loans under the revolving credit facility with corresponding reductions in revolving credit facility commitments.

The indentures that govern the 9% senior notes and the 11% senior discount notes also contain restrictive covenants that, among other things, limit the ability of Horizon Lines Holding and its subsidiaries, in the case of the 9% senior notes, and H-Lines Finance Holding, in the case of the 11% senior discount notes, to:

•	incur more debt;

•	pay dividends, redeem stock or make other distributions;

•	make investments;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate; and

•	enter into transactions with our affiliates.

The senior credit facility and the indentures that govern the 9% senior notes and the 11% senior discount notes contain cross-default provisions that may result in nearly all of our indebtedness coming due simultaneously.

The breach of any of the covenants or restrictions contained in the senior credit facility could result in a default under the indenture governing the 9% senior notes that would permit the noteholders thereunder to declare all amounts outstanding under such indenture to be due and payable, together with accrued and unpaid interest, resulting in the acceleration of the amounts outstanding under the senior credit facility as well. Similarly, the breach of any of the covenants or restrictions contained in the indenture governing the 9% senior notes would permit the lenders under the senior credit facility to declare all amounts outstanding under such facility to be due and payable, together with accrued and unpaid interest, resulting in the acceleration of the amounts outstanding under such indenture. In the event of a breach of any of the covenants or restrictions contained in the senior credit facility or the indenture governing the 9% senior notes, the noteholders under the indenture governing the 11% senior discount notes would be permitted to declare all amounts outstanding under such indenture to be due and payable. If the indebtedness under the senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes were all to be accelerated, the aggregate amount of indebtedness immediately due and payable as of March 27, 2005 would have been approximately $483.6 million on a consolidated pro forma basis, after giving effect to the Offering-Related Transactions. We do not have sufficient liquidity to repay this amount if all of such indebtedness were to be accelerated, and we may not have sufficient liquidity in the future and may not be able to borrow money from other lenders to enable us to refinance all of such indebtedness.

Our substantial indebtedness and future indebtedness could significantly impair our operating and financial condition.

The required payments on our substantial indebtedness and future indebtedness, as well as the restrictive covenants contained in the senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes, could significantly impair our operating and financial condition. For example, these required payments and restrictive covenants could:

•	make it difficult for us to satisfy our debt obligations;

•	make us more vulnerable to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest rate on the debt under our revolving credit facility is variable;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

We may incur substantial indebtedness in the future. Our incurrence of additional indebtedness would intensify the risks described above.

If we are unable to implement our business strategy, our future results could be adversely affected.

Our future results of operations will depend in significant part on the extent to which we can implement our business strategy successfully. Our business strategy includes providing complete shipping and logistics services, leveraging our capabilities to serve a broad range of customers, leveraging our brand, maintaining industry-leading information technology, and reducing operating costs. Our strategy is subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control. As a consequence, we may not be able to fully implement our strategy or realize the anticipated results of our strategy.

A decrease in shipping volume in our markets will adversely affect our business.

Demand for our shipping services depends on levels of shipping in our Jones Act markets and in the Guam market, as well as on economic and trade growth and logistics. Cyclical or other recessions in the continental U.S. or in these markets can negatively affect our operating results as customers may ship fewer containers or may ship containers only at reduced rates. We cannot predict whether or when such downturns will occur.

Our failure to renew our commercial agreements with Maersk in the future could have a material adverse effect on our business.

We have several commercial agreements with Maersk, an international shipping company, that encompass terminal services, equipment sharing, cargo space charters, sales agency services, and trucking services. For example, under these agreements, Maersk provides us with terminal services at our seven ports located in the continental U.S. (Elizabeth, New Jersey; Jacksonville, Florida; New

Orleans, Louisiana; Houston, Texas; Los Angeles and Oakland, California; and Tacoma, Washington). In general, these agreements, which were renewed and amended in May 2004 effective as of December 2004, are scheduled to expire at the end of 2007. If we fail to renew these agreements in the future, the requirements of our business will necessitate that we enter into substitute commercial agreements with third parties for at least some portion of the services contemplated under our existing commercial agreements with Maersk, such as terminal services at our ports located in the continental U.S. There can be no assurance that, if we fail to renew our commercial agreements with Maersk, we will be successful in negotiating and entering into substitute commercial agreements with third parties and, even if we succeed in doing so, the terms and conditions of these new agreements, individually or in the aggregate, may be significantly less favorable to us than the terms and conditions of our existing agreements with Maersk or others. Furthermore, if we do enter into substitute commercial agreements with third parties, changes in our operations to comply with the requirements of these new agreements (such as our use of other terminals in our existing ports in the continental U.S. or our use of other ports in the continental U.S.) may cause disruptions to our business, which could be significant, and may result in additional costs and expenses and possible losses of revenue.

Rising fuel prices may adversely affect our profits.

Fuel is a significant operating expense for our shipping operations. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. As a result, increases in the price of fuel, such as we are currently experiencing, may adversely affect profitability. There can be no assurance that our customers will agree to bear such fuel price increases via fuel surcharges without a reduction in their volumes of business with us nor any assurance that our future fuel hedging efforts (if any) will be successful.

Our industry is unionized and strikes by our union employees or others in the industry may disrupt our services and adversely affect our operations.

As of March 27, 2005, we had 1,843 employees, of which 1,261 were unionized employees represented by seven different labor unions. Our industry is susceptible to work stoppages and other adverse employee actions due to the strong influence of maritime trade unions. We may be adversely affected by future industrial action against efforts by our management or the management of other companies in our industry to reduce labor costs, restrain wage increases or modify work practices. For example, in 2002 our operations at our U.S. west coast ports were significantly affected by a 10-day labor interruption by the International Longshore and Warehouse Union. This interruption affected ports and shippers throughout the U.S. west coast.

In addition, in the future, we may not be able to negotiate, on terms and conditions favorable to us, renewals of our collective bargaining agreements with unions in our industry and strikes and disruptions may occur as a result of our failure or the failure of other companies in our industry to negotiate collective bargaining agreements with such unions successfully.

Our collective bargaining agreements with our unions are scheduled to expire as follows—International Brotherhood of Teamsters: 2008 and 2010; Seafarers International Union: 2006; Office & Professional Employees International Union: 2007; International Longshore and Warehouse Union: 2007 and 2008; International Longshoremen’s Association: 2010; Marine Engineers Beneficial Association: 2012; and International Organization of Masters, Mates & Pilots: 2012.

Our employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.

Some of our employees are covered by several maritime statutes, including provisions of the Jones Act, the Death on the High Seas Act, the Seamen’s Wage Act and general maritime law. These laws typically operate to make liability limits established by state workers’ compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal courts. Because we are not generally protected by the limits imposed by state workers’ compensation statutes for these employees, we may have greater exposure for any claims made by these employees than is customary in the United States.

Due to our participation in multiemployer pension plans, we may have exposure under those plans that extends beyond what our obligations would be with respect to our employees.

We contribute to fourteen multiemployer pension plans. In the event of a partial or complete withdrawal by us from any plan which is underfunded, we would be liable for a proportionate share of such plan’s unfunded vested benefits. Based on the limited information available from plan administrators, which we cannot independently validate, we believe that our portion of the contingent liability in the case of a full withdrawal or termination would be material to our financial position and results of operations. In the event that any other contributing employer withdraws from any plan which is underfunded, and such employer (or any member in its controlled group) cannot satisfy its obligations under the plan at the time of withdrawal, then we, along with the other remaining contributing employers, would be liable for our proportionate share of such plan’s unfunded vested benefits. We have no current intention of taking any action that would subject us to any withdrawal liability and cannot assure you that no other contributing employer will take such action.

In addition, if a multiemployer plan fails to satisfy the minimum funding requirements, the Internal Revenue Service, pursuant to Section 4971 of the Internal Revenue Code of 1986, as amended, referred to herein as the Code, will impose an excise tax of five (5%) percent on the amount of the accumulated funding deficiency. Under Section 413(c)(5) of the Code, the liability of each contributing employer, including us, will be determined in part by each employer’s respective delinquency in meeting the required employer contributions under the plan. The Code also requires contributing employers to make additional contributions in order to reduce the deficiency to zero, which may, along with the payment of the excise tax, have a material adverse impact on our financial results.

Compliance with safety and environmental protection and other governmental requirements may adversely affect our operations.

The shipping industry in general and our business and the operation of our vessels and terminals in particular are affected by extensive and changing safety, environmental protection and other international, national, state and local governmental laws and regulations. For example, our vessels, as U.S.-flagged vessels, generally must be maintained “in class” and are subject to periodic inspections by the American Bureau of Shipping or similar classification certification groups, and must be periodically inspected by, or on behalf of, the U.S. Coast Guard. In addition, the United States Oil Pollution Act of 1990 (referred to as OPA) and the Comprehensive Environmental Response, Compensation & Liability Act (referred to as CERCLA) requires us, as vessel operators, to post bonds or certificates of financial responsibility and to adopt procedures for oil or hazardous substance spill prevention, response and clean up. In complying with these laws, we have incurred expenses and may incur future expenses for ship modifications and changes in operating procedures. Changes in enforcement policies for existing requirements and additional laws and regulations adopted in the future could limit our ability to do business or further increase the cost of our doing business.

We believe our vessels are maintained in good condition in compliance with present regulatory requirements, are operated in compliance in all material respects with applicable safety/environmental laws and regulations and are insured against the usual risks for such amounts as our management deems appropriate. Our vessels’ operating certificates and licenses are renewed periodically during the required annual surveys of the vessels. However, there can be no assurance that such certificates and licenses will be renewed. Also, in the future, we may have to alter existing equipment, add new equipment to, or change operating procedures for, our vessels to comply with changes in governmental regulations, safety or other equipment standards or to meet our customers’ changing needs. If any such costs are material, they could adversely affect our financial condition.

We are subject to new statutory and regulatory directives in the United States addressing homeland security concerns that may increase our costs and adversely affect our operations.

Various government agencies within the Department of Homeland Security (referred to in this prospectus as “DHS”), including the Transportation Security Administration, the U.S. Coast Guard, and U.S. Bureau of Customs and Border Protection, have adopted, and may adopt in the future, new rules, policies or regulations or changes in the interpretation or application of existing laws, rules, policies or regulations, compliance with which could increase our costs or result in loss of revenue.

The Coast Guard’s new maritime security regulations, issued pursuant to the Maritime Transportation Security Act of 2002, require us to operate our vessels and facilities pursuant to both the maritime security regulations and approved security plans. Our vessels and facilities are subject to periodic security compliance verification examinations by the Coast Guard. A failure to operate in accordance with the maritime security regulations or the approved security plan may result in the imposition of a fine or control and compliance measures, including the suspension or revocation of the security plan, thereby making the vessel or facility ineligible to operate. We are also required to audit these security plans on an annual basis and, if necessary, submit amendments to the Coast Guard for their review and approval. Failure to timely submit the necessary amendments may lead to the imposition of the fines and control and compliance measures mentioned above. Failure to meet the requirements of the maritime security regulations could have a material adverse effect on our results of operations.

DHS may adopt additional security-related regulations, including new requirements for screening of cargo and our reimbursement to the agency for the cost of security services. These new security-related regulations could have an adverse impact on our ability to efficiently process cargo or could increase our costs. In particular, our customers typically need quick shipping of their cargos and rely on our on-time shipping capabilities. If these regulations disrupt or impede the timing of our shipments, we may fail to meet the needs of our customers, or may increase expenses to do so.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

Domestic and international container shipping is subject to various security and customs inspection and related procedures, referred to herein as inspection procedures, in countries of origin and destination as well as in countries in which transshipment points are located. Inspection procedures can result in the seizure of containers or their contents, delays in the loading, offloading, transshipment or delivery of containers and the levying of customs duties, fines or other penalties against exporters or importers (and, in some cases, shipping and logistics companies such as us). Failure to comply with these procedures may result in the imposition of fines and/or the taking of control or compliance measures by the applicable governmental agency, including the denial of entry into U.S. waters.

We understand that, currently, only a small proportion of all containers delivered to the United States are physically inspected by U.S., state or local authorities prior to delivery to their destinations. The U.S. government, foreign governments, international organizations, and industry associations have been considering ways to improve and expand inspection procedures. It is unclear what changes, if any, to the existing inspection procedures will be proposed or implemented, or how any such changes will affect shipping and logistics companies such as us. It is possible, however, that such changes could impose additional financial and legal obligations on us, including additional responsibility for physically inspecting and recording the contents of containers we are shipping. In addition, changes to inspection procedures could impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo by container uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Restrictions on foreign ownership of our vessels could limit our ability to sell off any portion of our business or result in the forfeiture of our vessels.

Under the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. The Jones Act, therefore, restricts the foreign ownership interests in the entities that directly or indirectly own the vessels which we operate in the non-contiguous Jones Act markets. If we were to seek to sell any portion of our business that owns any of these vessels, we would have fewer potential purchasers, since some potential purchasers might be unable or unwilling to satisfy the foreign ownership restrictions described above. As a result, the sales price for that portion of our business may not attain the amount that could be obtained in an unregulated market. Furthermore, at any point Horizon Lines ceases to be controlled and 75% owned by U.S. citizens, we would become ineligible to operate in our current markets and may become subject to penalties and risk forfeiture of our vessels.

Repeal or substantial amendment of the Jones Act or its application could have a material adverse effect on our business.

If the Jones Act were to be repealed or substantially amended and, as a consequence, competitors with lower operating costs were to enter any of our Jones Act markets, our business would be materially adversely affected. In addition, our advantage as a U.S.-citizen operator of Jones Act vessels could be eroded by periodic efforts and attempts by foreign interests to circumvent certain aspects of the Jones Act. If maritime cabotage services were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise altered, the shipping of maritime cargo between U.S. ports could be opened to foreign-flag or foreign-built vessels.

No assurance can be given that our insurance costs will not escalate.

Our protection and indemnity insurance, referred to as P&I, is provided by a mutual P&I club which is a member of the International Group of P&I Clubs. As a mutual club, it relies on member premiums, investment reserves and income, and reinsurance to manage liability risks on behalf of its members. Increased investment losses, underwriting losses, or reinsurance costs could cause international marine insurance clubs to substantially raise the cost of premiums, resulting not only in higher premium costs but also higher levels of deductibles and self-insurance retentions.

Catastrophic losses and other liabilities could adversely affect our results of operations and such losses and liability may be beyond insurance coverage.

The operation of any oceangoing vessel carries with it an inherent risk of catastrophic maritime disaster, mechanical failure, collision, and loss of or damage to cargo. Also, in the course of the operation of our vessels, marine disasters, such as oil spills and other environmental mishaps, cargo loss or damage, and business interruption due to political or other developments, as well as maritime disasters not involving us, labor disputes, strikes and adverse weather conditions, could result in loss of revenue, liabilities or increased costs, personal injury, loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims.

Although we maintain insurance, including retentions and deductibles, at levels that we believe are consistent with industry norms against the risks described above, including loss of life, there can be no assurance that this insurance would be sufficient to cover the cost of damages suffered by us from the occurrence of all of the risks described above or the loss of income resulting from one or more of our vessels being removed from operation. We also cannot assure you that a claim will be paid or that we will be able to obtain insurance at commercially reasonable rates in the future. Further, if we are negligent or otherwise responsible in connection with any such event, our insurance may not cover our claim.

In the event that any of the claims arising from any of the foregoing possible events were assessed against us, all of our assets could be subject to attachment and other judicial process.

As a result of the significant insurance losses incurred in the September 11, 2001 attack and related concern regarding terrorist attacks, global insurance markets increased premiums and reduced or restricted coverage for terrorist losses generally. Accordingly, premiums payable for terrorist coverage have increased substantially and the level of terrorist coverage has been significantly reduced.

Additionally, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable.

Our spare vessel reserved for relief may be inadequate under extreme circumstances.

We generally keep a spare vessel in reserve available for relief if one of our vessels in active service suffers a maritime disaster or must be unexpectedly removed from service for repairs. However, this spare vessel may require several days of sailing before it can replace the other vessel, resulting in service disruptions and loss of revenue. If more than one of our vessels in active service suffers a maritime disaster or must be unexpectedly removed from service, we may have to redeploy vessels from our other trade routes, or lease one or more vessels from third parties. As there is a relatively limited supply of U.S.-built, U.S.-owned and U.S.-flagged container vessels available for short- or long-term lease, especially on short notice, we may be unable to lease any such vessels or be faced with prohibitively high lease rates. In any such case, we may suffer a material adverse effect on our business, our operating results and our financial condition.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our shipping and logistics services, especially HITS, which could damage our reputation and harm our operating results.

Our provision of our shipping and logistics services depends on the continuing operation of our information technology and communications systems, especially HITS. We have experienced brief system failures in the past and may experience brief or substantial failures in the future. Any failure of our systems could result in interruptions in our service reducing our revenue and profits and damaging our brand. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all eventualities. The occurrence of a natural disaster, or other unanticipated problems at our facilities at which we maintain and operate our systems could result in lengthy interruptions or delays in our shipping and logistics services, especially HITS. We are in the process of migrating our information technology systems from a mainframe to a client/server model. This transition may result in unanticipated service disruptions or higher operating costs that could also harm our operating results or damage our reputation.

Our vessels could be arrested by maritime claimants, which could result in significant loss of earnings and cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may enforce its lien by either arresting or attaching a vessel through foreclosure proceedings. Moreover, crew members may place liens for unpaid wages that can include significant statutory penalty wages if the unpaid wages remain overdue (e.g., double wages for every day during which the unpaid wages remain overdue). The arrest or attachment of one or more of our vessels could result in a significant loss of earnings and cash flow for the period during which the arrest or attachment is continuing.

In addition, international vessel arrest conventions and certain national jurisdictions allow so-called sister-ship arrests, which allow the arrest of vessels that are within the same legal ownership as the vessel which is subject to the claim or lien. Certain jurisdictions go further, permitting not only the arrest of vessels within the same legal ownership, but also any associated vessel. In nations with these laws, an association may be recognized when two vessels are owned by companies controlled by the same party. Consequently, a claim may be asserted against us or any of our vessels for the liability of one or more of the other vessels that we own.

We are susceptible to severe weather and natural disasters.

Our operations are vulnerable to disruption as a result of weather and natural disasters such as bad weather at sea, hurricanes, typhoons and earthquakes. Such events will interfere with our ability to provide the on-time scheduled service our customers demand resulting in increased expenses and potential loss of business associated with such events. In addition, severe weather and natural disasters can result in interference with our terminal operations, and may cause serious damage to our vessels, loss or damage to containers, cargo and other equipment and loss of life or physical injury to our employees. Terminals in the South Pacific Ocean, particularly in Guam, and terminals on the east coast of the continental U.S. and in the Caribbean are particularly susceptible to hurricanes and typhoons. In the recent past, the terminal at our port in Guam was seriously damaged by a typhoon and our terminal in Puerto Rico was seriously damaged by a hurricane. These storms resulted in damage to cranes and other equipment and closure of these facilities. Earthquakes in Anchorage and in Guam have also damaged our terminal facilities resulting in delay in terminal operations and increased expenses. Any such damage will not be fully covered by insurance.

We may face new competitors.

Other established or start-up shipping operators may enter our markets to compete with us for business.

Existing non-Jones Act qualified shipping operators whose container ships sail between ports in Asia and the U.S. west coast could add Hawaii, Guam or Alaska as additional stops on their sailing routes for non-U.S. originated or destined cargo. Shipping operators could also add Puerto Rico as a new stop on sailings of their vessels between the continental U.S. and ports in Europe, the Caribbean, and Latin America for non-U.S. originated or destined cargo. Further, shipping operators could introduce U.S.-flagged vessels into service sailing between Guam and U.S. ports, including ports on the U.S. west coast or in Hawaii. On these routes to and from Guam no limits would apply as to the origin or destination of the cargo dropped off or picked up. In addition, current or new U.S. citizen shipping operators may purchase or charter vessels currently being built in U.S. shipyards or order the building of new vessels by U.S. shipyards and may introduce these U.S.-built vessels into Jones Act qualified service on one or more of our trade routes. These potential competitors may have access to financial resources substantially greater than our own. The entry of a new competitor on any of our trade routes could result in a significant increase in available shipping capacity that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Pasha Hawaii Transport Lines, a joint venture between The Pasha Group, a California-based automobile handling and logistics company, and Strong Vessel Operators LLC, a Connecticut-based operator of a U.S.-flagged ship on a trade route between the U.S. east coast and the Azores, recently began a Jones Act qualified shipping service between Hawaii and San Diego, utilizing one roll-on/roll-off vessel. Pasha Hawaii’s new shipping service handles the Chrysler Group’s new car shipping requirements for Hawaii under a multi-year contract. While we believe that Pasha Hawaii’s new service will primarily handle the shipment of automobiles, the introduction of this new service has resulted in a significant increase in available shipping capacity in the Hawaii market that could create downward rate pressure for us or result in our loss of business.

We may not exercise our purchase options for our chartered vessels.

We intend to exercise our purchase options for up to five of the vessels that we have chartered upon the expiration of their charters. In July 2007, charters for two of our vessels expire, and in January 2015, charters for three of our vessels expire. There can be no assurance that, when these options become exercisable, the price at which these vessels may be purchased will be reasonable in light of the fair market value of these vessels at such time or that we will have the funds required to make these purchases. As a result, we may not exercise our options to purchase these vessels. If we do not exercise our options, we may need to renew our existing charters for these vessels or charter replacement vessels. There can be no assurance that our existing charters will be renewed, or, if renewed, that they will be renewed at favorable rates, or, if not renewed, that we will be able to charter replacement vessels at favorable rates.

We may face significant costs as our vessels age.

We believe that our vessels each has an estimated useful economic life of 45 years from the year it was built. The average age of our vessels is approximately 28 years. We expect to expend increasing expenses to operate and maintain our vessels in good condition as they age. Eventually, these vessels will need to be replaced. We may not be able to replace these vessels with new vessels based on uncertainties related to financing, timing and shipyard availability.

We may face unexpected substantial drydocking costs for our vessels.

Our vessels are drydocked periodically for repairs and renewals. The cost of repairs and renewals at each drydocking are difficult to predict with certainty and can be substantial. Our established processes have enabled us to make 28 drydockings in the last four years with a minimal impact on schedule. In addition, our vessels may have to be drydocked in the event of accidents or other unforeseen damage. Our insurance may not cover all of these costs. Large unpredictable drydocking expenses could significantly decrease our profits.

Loss of our key management personnel could adversely affect our business.

Our future success will depend, in significant part, upon the continued services of Charles G. Raymond, our President and Chief Executive Officer, John V. Keenan, our Senior Vice President

and Chief Operating Officer, and M. Mark Urbania, our Senior Vice President—Finance and Administration and Chief Financial Officer. The loss of the services of any of these executive officers could adversely affect our future operating results because of their experience and knowledge of our business and customer relationships. If key employees depart, we may have to incur significant costs to replace them and our ability to execute our business model could be impaired if we cannot replace them in a timely manner. We do not expect to maintain key person insurance on any of our executive officers.

We are subject to, and may in the future be subject to, disputes, or legal or other proceedings, that could have a material adverse effect on us.

The nature of our business exposes us to the potential for disputes, or legal or other proceedings, from time to time relating to labor and employment matters, personal injury and property damage, environmental matters and other matters, as discussed in the other risk factors disclosed in this prospectus. In addition, as a common carrier, our tariffs, rates, rules and practices in dealing with our customers are governed by extensive and complex foreign, federal, state and local regulations which are the subject of disputes or administrative and/or judicial proceedings from time to time. These disputes, individually or collectively, could harm our business by distracting our management from the operation of our business. If these disputes develop into proceedings, these proceedings, individually or collectively, could involve significant expenditures by us or result in significant changes to our tariffs, rates, rules and practices in dealing with our customers that could have a material adverse effect on our future revenue and profitability.

We are currently subject to two actions before the Surface Transportation Board, or STB. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against Horizon Lines and Matson Navigation Co., seeks a ruling from the STB that Horizon Lines’ Guam shipping rates during 1996-1998 were “unreasonable” under the ICC Termination Act of 1995, and an order awarding reparations to Guam and its citizens. The second action, brought by DHX, Inc., a freight forwarder, in 1999 against Horizon Lines and Matson, challenges the reasonableness of certain rates and practices of the defendants in the Hawaii trade. DHX is seeking $11.0 million in damages. An adverse STB decision in either of these actions could also affect the rates that Horizon Lines would be permitted to charge on its routes and could have a material adverse effect on our future revenue and profitability. On December 13, 2004, the STB issued a decision favorable to us with respect to the second action. However, DHX has filed a motion for reconsideration of the STB’s order. We have filed an opposition to this motion. No assurance can be given that the final decision of the STB with respect to this matter will be favorable to us. For additional information concerning the two actions before the STB, see “Business—Legal Proceedings,” beginning on page      of this prospectus.

Integrating acquisitions may be time-consuming and create costs that could reduce our net income and cash flows.

Part of our growth strategy may include pursuing acquisitions. Any integration process may be complex and time-consuming, may be disruptive to our business and may cause an interruption of, or a distraction of our management’s attention from, our business as a result of a number of obstacles, including but not limited to:

•	the loss of key customers of the acquired company;

•	the incurrence of unexpected expenses and working capital requirements;

•	a failure of our due diligence process to identify significant issues or contingencies;

•	difficulties assimilating the operations and personnel of the acquired company;

•	difficulties effectively integrating the acquired technologies with our current technologies;

•	our inability to retain key personnel of acquired entities;

•	a failure to maintain the quality of customer service;

•	our inability to achieve the financial and strategic goals for the acquired and combined businesses; and

•	difficulty in maintaining internal controls, procedures and policies.

Any of the foregoing obstacles, or a combination of them, could negatively impact our net income and cash flows.

We have not completed any acquisitions to date. We may not be able to consummate acquisitions in the future on terms acceptable to us, or at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies. Any of such obligations, liabilities or incorrect or inconsistent assumptions could adversely impact our results of operations.

Risks Related to this Offering

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity. If the stock price fluctuates after this offering, you could lose a significant part of your investment.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the New York Stock Exchange or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the shares was determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may be influenced by many factors, some of which are beyond our control, including those set forth below:

•	the failure of securities analysts to cover our common stock after this offering, or changes in financial estimates of our performance by securities analysts;

•	future sales of our common stock;

•	investor perceptions of us and our industry;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	announcements of developments related to our competitors’ or customers’ businesses; and

•	the other factors disclosed elsewhere in this prospectus.

As a result of these factors, you may not be able to resell your shares at or above the initial offering price. In addition, the stock market has recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of a particular company. These broad market fluctuations and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of publicly traded shares of a company, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources, which could materially and adversely harm our financial condition and results of operations.

The Castle Harlan Group, or an affiliate, will have significant influence over most matters requiring the approval of our stockholders.

Upon the consummation of the Offering-Related Transactions, The Castle Harlan Group will own approximately             % of our common stock (            % if the underwriters’ option to purchase additional shares is exercised in full), and John K. Castle, who controls a majority of the shares of our common stock held by The Castle Harlan Group, will continue to be the voting trustee, pursuant to the voting trust agreement, with respect to the shares of our common stock held by our existing stockholders (other than the funds and accounts that are members of The Castle Harlan Group), representing approximately             % of our common stock (            % if the underwriters’ option to purchase additional shares is exercised in full). As a result, John K. Castle will have             % (            % if the underwriters’ option to purchase additional shares is exercised in full) of the total voting power of the outstanding shares of our common stock on all matters submitted to a vote of our stockholders, including the election of directors.

So long as either The Castle Harlan Group continues to own a significant portion of the outstanding shares of our common stock, or our existing stockholders continue to own a significant portion of the outstanding shares of our common stock and the voting trust remains in effect, The Castle Harlan Group, or John K. Castle, as the case may be, will continue to be able to significantly influence the election of our directors, subject to compliance with applicable New York Stock Exchange requirements, our decisions, policies, management and affairs, and corporate actions requiring stockholder approval, including the approval of transactions involving a change in control. The interests of The Castle Harlan Group, or John K. Castle, may not coincide with the interests of our other stockholders. In particular, The Castle Harlan Group is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The Castle Harlan Group may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Certain provisions of our charter documents and agreements and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

Our certificate of incorporation and bylaws, from and after the consummation of the Offering-Related Transactions, will contain provisions that:

•	permit us to issue, without any further vote or action by our stockholders, up to 25 million shares of preferred stock, excluding the Series A preferred stock (shares of which series shall not be issuable following the consummation of the Offering Related Transactions), in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	limit the ability of stockholders to act by written consent or to call special meetings;

•	establish a classified board of directors with staggered three-year terms;

•	impose advance notice requirements, subject to a limited exception for certain members of The Castle Harlan Group described below, for nominations for election to our board of directors and for stockholder proposals;

•	limit to the incumbent members of our board, subject to a limited exception related to our ownership by certain members of The Castle Harlan Group described below, the right to elect or appoint individuals to fill any newly created directorship on our board of directors that results from an increase in the number of directors (or any vacancy occurring on our board); and

•	limit the ability of stockholders who are non-U.S. citizens under applicable U.S. maritime laws to acquire significant ownership of, or significant voting power with respect to, shares of any class or series of our capital stock.

The advance notice requirements referred to above will not apply to John K. Castle, Castle Harlan Partners IV, L.P. or their respective affiliates, collectively referred to in this prospectus as the “Castle Harlan Affiliates,” for so long as such persons are the beneficial owners in the aggregate of at least 25% of the outstanding shares of our common stock. In addition, our common stockholders (and not the incumbent members of our board) will have the right to elect a new director to fill any newly created directorship on our board that results from an increase in the number of directors (or any vacancy occurring on our board) for so long as the Castle Harlan Affiliates are the beneficial owners in the aggregate of least 25% of the outstanding shares of our common stock.

The provisions listed above may discourage, delay or prevent a merger or acquisition at a premium price.

In addition, we are subject to Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which also imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. Further, certain of our future incentive plans may provide for vesting of shares of common stock and/or payments to be made to our employees in connection with a change of control, which could discourage, delay or prevent a merger or acquisition at a premium price.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price.

There will be              shares of our common stock outstanding immediately after the consummation of this offering, of which              million shares will be held by our existing stockholders. All of the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933 as amended, except for shares purchased by our “affiliates” as defined in Rule 144 under the Securities Act. The remaining              shares will be “restricted securities” as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act subject to applicable holding period, volume limitations, manner of sale and notice requirements set forth in the applicable rules of the Securities and Exchange Commission. Subject to the provisions of Rules 144, 144(k) and 701, assuming the consummation of the Offering-Related Transactions and, in some cases, subject to volume limitations,             ,              ,              , and              shares of our Class A common stock will become available for sale in the market under Rule 144 within 90 days, 180 days, one year and two years, respectively, after the date of this prospectus. In addition, approximately              million outstanding shares of these restricted securities will, if these securities may not be sold pursuant to Rule 144, be subject to registration rights held by the existing stockholders under a stockholders agreement. These registration rights may, depending on the circumstances, enable these existing stockholders to sell these restricted securities under a registration statement filed under the Securities Act. For further information, see “Shares Eligible for Future Sale—Certain Contractual Restrictions on Sales of Restricted Securities,” beginning on page          of this prospectus.

Prior to the consummation of this offering, the issuer and our directors, officers, and certain of our existing stockholders holding in the aggregate          million shares of our common stock will enter into “lock-up agreements” with the underwriters whereby these stockholders will agree to a “lock-up” period, meaning that such parties may not, subject to certain exceptions, sell any of their shares of our common stock without the prior written consent of Goldman, Sachs & Co. and UBS Securities LLC until approximately 180 days after the date of this prospectus. Goldman, Sachs & Co. and UBS Securities LLC, on behalf of the underwriters, will be able, in their sole discretion, at any time or from time to time and without notice, to waive the terms and conditions of these lock-up agreements. For further information, see “Underwriting,” beginning on page          of this prospectus.

Further, upon the consummation of this offering, all of our existing stockholders will continue to be subject to certain contractual restrictions, including rights of first offer and co-sale, set forth in a stockholders agreement. Under this agreement, transfers of shares under certain circumstances may be exempted from these contractual restrictions. Upon the consummation of the Offering-Related Transactions, assuming no exempted transfers, share repurchases or redemptions, or share issuances,              outstanding shares of our common stock will be subject to the provisions of the stockholders agreement. The stockholders agreement (except for the registration rights and indemnity provisions, which shall remain in full force and effect) will terminate in accordance with its terms upon the first to occur of (i) the failure of the members of The Castle Harlan Group to maintain ownership of at least 10% of the outstanding shares of our common stock and (ii) the second anniversary of the consummation of this offering. For further information, see “Certain Relationships and Related Party Transactions—Stockholders Agreement” on page      of this prospectus.

In addition, upon the consummation of this offering, all of our existing stockholders (other than the funds and accounts that are members of The Castle Harlan Group) will continue to be subject to a voting trust in favor of John K. Castle under a voting trust agreement. The voting trust agreement provides that such agreement shall have the maximum term permitted under applicable law, subject to early termination if the stockholders agreement has terminated or in certain other limited circumstances. Upon the consummation of the Offering-Related Transactions, assuming no exempted transfers, share repurchases or redemptions, or share issuances,              outstanding shares of our common stock will be subject to the provisions of the voting trust agreement. For further information, see “Certain Relationships and Related Party Transactions—Voting Trust Agreements.”

The market price for shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse under Rule 144 and lapse or are waived under the lock-up agreements, the stockholders agreement and the voting trust agreement, or in advance of (or in anticipation of) such lapse (or waiver). A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

Our certificate of incorporation currently limits the ownership of common stock by individuals and entities that are not U.S. citizens. This may affect the liquidity of our common stock and may result in non-U.S. citizens being required to disgorge profits, sell their shares at a loss or relinquish their voting, dividend and distribution rights.

Under applicable U.S. maritime laws, at least 75% of the outstanding shares of each class or series of our capital stock must be owned and controlled by U.S. citizens within the meaning of such laws. Certain related provisions of our certificate of incorporation, as in effect from and after the consummation of this offering, are intended to facilitate compliance with this requirement and may have an adverse effect on holders of shares of the common stock issued and sold pursuant to this offering.

Under the provisions of our certificate of incorporation, any transfer, or attempted transfer, of any shares of our capital stock would be void if the effect of such transfer, or attempted transfer, would be to cause one or more non-U.S. citizens in the aggregate to own (of record or beneficially) shares of any class or series of our capital stock in excess of 19.9% of the outstanding shares of such class or series. However, in order for us to comply with the conditions to listing specified by the New York Stock Exchange, our certificate of incorporation will also provide that nothing therein, such as the foregoing restrictions regarding transfers, shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation service so long as our stock is listed on the New York Stock Exchange. Therefore, to the extent such restrictions voiding transfers are effective, the liquidity or market value of the shares of common stock issued and sold pursuant to this offering may be adversely impacted.

In the event such restrictions voiding transfers would be ineffective for any reason, our certificate of incorporation will provide that if any transfer would otherwise result in the number of shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens being in excess of 19.9% of the outstanding shares of such class or series, such transfer will cause such excess shares to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The proposed transferee will have no rights in the shares transferred to the trust, and the trustee, who will be a U.S. citizen unaffiliated with us, will have all voting, dividend and distribution rights associated with the shares held in the trust. The trustee will sell such excess shares to a U.S. citizen within 20 days and distribute to the proposed transferee the lesser of the price that the proposed transferee paid for such shares and the amount received from the sale, and any gain from the sale will be paid to the charitable beneficiary of the trust. We will have the right to purchase the shares from the trustee at the lesser of the price that the proposed transferee paid and the market price. In addition, our certificate of incorporation will provide that if the issuance of shares of Class A common stock in this offering would result in non-U.S. citizens owning (of record or beneficially) in excess of 19.9% of the outstanding shares of such class of common stock, the excess shares shall be automatically transferred to a trust for disposal by a trustee in accordance with the trust transfer provisions described above. As a result of these provisions, a proposed transferee (including a proposed transferee of shares in this offering) that is a non-U.S. citizen may not receive any return on its investment in shares it purportedly purchases and it may sustain a loss.

To the extent that the above trust transfer provisions would be ineffective for any reason, our certificate of incorporation will provide that, if the percentage of the shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens is known to us to be in excess of 19.9%, we, in our sole discretion, shall be entitled to redeem all or any portion of such shares most recently acquired (as determined by our board of directors) by non-U.S. citizens in excess of such maximum permitted percentage at a redemption price based on a formula set forth in our certificate of incorporation. Pending redemption, such excess shares shall not be accorded any voting, dividend or distribution rights while the excess exists. As a result of these provisions, a stockholder who is a non-U.S. citizen may be required to sell its shares of common stock at an undesirable time or price and may not receive any return on its investment in such shares. Further, we may have to incur additional indebtedness, or use available cash (if any), to fund all or a portion of such redemption, in which case our financial condition may be materially weakened.

In addition to the risks described above, the foregoing foreign ownership restrictions could delay, defer or prevent a transaction or change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

If non-U.S. citizens own more than 19.9% of our stock, we may not have the funds or the ability to redeem any excess shares and we could be forced to suspend our Jones Act operations.

In the event the provisions of our certificate of incorporation would be ineffective to prevent the transfer of any shares of any class or series of our capital stock, the effect of which would be to cause one or more non-U.S. citizens to own, in the aggregate, more than 19.9% of the shares of such class or series, and the provisions of our certificate of incorporation providing for the automatic transfer of such excess shares to the trust specified therein would also be ineffective, we shall be entitled to redeem such excess shares. However, we may not be able to redeem such excess shares because our operations may not have generated sufficient excess cash flow to fund such a redemption. If such a situation occurs, there is no guarantee that we will be able to obtain the funds necessary to effect such a redemption on terms satisfactory to us or at all. Effective upon the consummation of this offering and the redemption with the use of proceeds therefrom of at least $40.0 million in the aggregate principal amount of 9% senior notes, the terms of the senior credit facility under which two of our wholly owned indirect subsidiaries, Horizon Lines Holding and Horizon Lines, are co-borrowers and their respective subsidiaries are guarantors, will permit upstream payments, subject to exceptions, to fund redemptions of excess shares. However, the terms of the indentures of our subsidiaries governing the 9% senior notes and the 11% senior discount notes contain limitations on upstream payments which provide no specific exceptions to fund such redemptions of excess shares and any future indebtedness of our subsidiaries may contain similar limitations.

If, for any of the foregoing reasons or otherwise, we are unable to effect such a redemption when such ownership of shares by non-U.S. citizens is in excess of 25.0% of such class or series, or otherwise prevent non-U.S. citizens in the aggregate from owning shares in excess of 25.0% of any such class or series, or fail to exercise our redemption right because we are unaware that such ownership exceeds such percentage, we will likely be unable to comply with applicable maritime laws. If all of the citizenship-related safeguards in our certificate of incorporation fail at a time when ownership of shares of any class or series of our stock is in excess of 25.0% of such class or series, we will likely be required to suspend our Jones Act operations. Any such actions by governmental authorities would have a severely detrimental impact on our results of operations.

We may elect not to pay dividends on our common stock.

We intend to adopt a dividend policy, effective upon the consummation of the Offering-Related Transactions, which reflects an intention to distribute a portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and capital expenditures as regular dividends to our stockholders. There can be no assurance, however, as to the amount and frequency of any such dividend or that a dividend will be paid at all. We have paid no cash dividends on any of our classes of capital stock to date and we currently intend to retain a substantial portion of our future earnings, if any, to make payments of principal and interest on our substantial indebtedness and to fund the development and growth of our businesses. As a result, capital appreciation, if any, of our common stock may be your sole source of potential gain for the foreseeable future.

We may not have the necessary funds to pay dividends on our common stock.

We will require continuing, significant cash flow in order for us to make payments of regular dividends to our stockholders in accordance with the dividend policy that we intend to adopt. However, we have no operations of our own and have derived, and will continue to derive, all of our revenues and cash flow from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to us. They may not have sufficient funds or assets to permit payments to us in amounts sufficient to fund our anticipated dividend payments. Also, our subsidiaries are subject to contractual restrictions (including with their secured and unsecured creditors) that may limit their ability to upstream cash indirectly or directly to us. The senior credit facility under which two of our wholly owned indirect subsidiaries, Horizon Lines Holding and Horizon Lines, are co-borrowers and their respective subsidiaries are guarantors, currently prohibits upstream payments to our direct wholly owned subsidiary H-Lines Finance, the direct parent of Horizon Lines Holding, if an event of default has occurred and is continuing, or would occur as a result of such upstream payments or if certain other conditions are not satisfied. In addition, the indenture governing the 9% senior notes co-issued by Horizon Lines Holding and Horizon Lines, and guaranteed by their respective subsidiaries, generally prohibits the upstreaming of funds by these co-issuers or their subsidiaries to H-Lines Finance, unless certain financial and other covenants specified therein are complied with after giving effect to such payment. The indenture governing the 11% senior discount notes issued by H-Lines Finance contains similar restrictions on the ability of H-Lines Finance to upstream to us any cash that it may receive or generate. Thus, there is a significant risk that we may not have the requisite funds to make the regular dividend payments contemplated by the dividend policy that we intend to adopt.

Rising interest rates may adversely affect the market price of our common stock.

Because we intend to adopt a dividend policy providing for the payment of regular dividends to our stockholders, interest rates may affect, at times significantly, the market price of our common stock. In general, as interest rates increase, the market price of our common stock could decline. Interest rates are currently at relatively low levels and, therefore, the value of our common stock may decline if interest rates rise in the future.

Our dividend policy may limit our ability to pursue growth opportunities.

Our adoption of a dividend policy providing for the payment of regular dividends to our stockholders from our cash flow from our operations may significantly constrain our ability to finance any material expansion of our business or to fund our operations more than if we had retained such cash flow from our operations. In addition, our ability to pursue any material expansion of our business, including through acquisitions or increased capital spending, will depend more than it otherwise would on our ability to obtain third party financing. Such financing may not be available to us at an acceptable cost, or at all.

If you purchase shares of Class A common stock sold in this offering, you will experience immediate and substantial dilution.

Prior investors have paid substantially less per share for our common stock than the assumed initial public offering price. Accordingly, if you purchase shares of our Class A common stock in this offering at the initial public offering price of $              per share, you will experience immediate and substantial dilution of $              in pro forma net tangible book value per common share because the price that you pay will be substantially greater than the net tangible book value per common share of the shares you acquire, based on the net tangible book value per common share after giving effect to the Offering-Related Transactions, as of March 27, 2005.

We may be exposed to potential risks resulting from new requirements that we evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

After this offering, we will be required to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing these assessments. We may not be able to assess our current internal controls and comply with these requirements in due time. If we are able to proceed with a complete assessment in a timely manner, we may identify deficiencies which we may not be able to remediate, may identify deficiencies which will demand significant resources to remediate or may be unable to identify deficiencies at all. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such regulations are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the trading price of the common stock offered hereby could drop significantly. Our compliance with the Sarbanes-Oxley Act may require significant expenses and management resources that would need to be diverted from our other operations and could require a restructuring of our internal financial reporting. Any such expenses, time reallocations or restructuring could have a material adverse effect on our operations. The applicability of the Sarbanes-Oxley Act to us after the consummation of this offering could make it more difficult and more expensive for us to obtain director and officer liability insurance, and also make it more difficult for us to attract and retain qualified individuals to serve on our board of directors (and, particularly, our audit committee), or to serve as executive officers.

A significant portion of the proceeds from the Offering-Related Transactions will be used to pay the Special Class B dividend.

We estimate that the net proceeds to us from the consummation of the Offering-Related Transactions (including from the reinvestment in us by the members of our management team (and their family members)) will be approximately $             million (or approximately $             million if the underwriters exercise in full their option to purchase additional shares from us). We will use $68.5 million, or     % ($             million, or     %, if such option is exercised in full) of the aggregate net proceeds (including the applicable reinvestment amount) to pay the Special Class B Dividend to our existing stockholders. Consequently, a significant portion of the net proceeds of the Offering-Related Transactions will not be used to further invest in our business or reduce our debt.

If the net proceeds from the Offering-Related Transactions are less than the amount equal to $267.3 million minus available cash (not to exceed $40 million), we will repay a smaller portion of our indebtedness.

We intend to apply the net proceeds from the Offering-Related Transactions, together with our available cash, to our voluntary redemption, for a total redemption price of approximately $62.2 million, of all of the outstanding shares of our Series A preferred stock from our existing stockholders, the payment of a dividend in the approximate aggregate amount of $68.5 million to our existing stockholders, in their capacities as holders of our Class B common stock, the voluntary redemption of approximately $41.5 million in accreted value of the 11% senior discount notes and the payment of a related redemption premium of approximately $4.6 million thereon and the voluntary redemption of approximately $87.5 million of the outstanding principal amount of the 9% senior notes, the payment of a related redemption premium of approximately $7.9 million thereon and the payment of accrued interest of approximately $0.9 million thereon. If the net proceeds from the Offering-Related Transactions are less than the amount equal to $267.3 million minus available cash (not to exceed $40 million) we will reduce the amount of such indebtedness to be redeemed with such funds. If we do not redeem at least $40.0 million in aggregate principal of 9% senior notes, we will not receive certain benefits of the amendment and restatement of our senior credit facility, including the ability to pay additional dividends, the ability to repurchase shares of common stock in compliance with our charter, an increase in the size of the revolving credit facility from $25.0 million to $50.0 million and a decrease in interest rates applicable to the term loan portion of the senior credit facility.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by federal securities laws, with respect to our financial condition, results of operations and business. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include: our substantial debt; restrictive covenants under our debt; decreases in shipping volumes; our failure to renew our commercial agreements with Maersk; rising fuel prices; labor interruptions or strikes; job-related claims; liability under multi-employer pension plans; compliance with safety and environmental protection and other governmental requirements; new statutory and regulatory directives in the United States addressing homeland security concerns; the successful start-up of any Jones Act competitor; increased inspection procedures and tight import and export controls; restrictions on foreign ownership of our vessels; repeal or substantial amendment of the Jones Act; escalation of insurance costs; catastrophic losses and other liabilities; the arrest of our vessels by maritime claimants; severe weather and natural disasters; our inability to exercise our purchase options for our chartered vessels; the aging of our vessels; unexpected substantial drydocking costs for our vessels; the loss of our key management personnel; actions by our controlling stockholder; and legal or other proceedings to which we are or may become subject.

In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this prospectus might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

See the section entitled “Risk Factors,” beginning on page     , for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

TRADEMARKS AND SERVICE MARKS

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, Horizon Lines®.

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus, including information relating to our relative position in the shipping and logistics industry are approximations based on the good faith estimates of our management, which are generally based on internal surveys and sources, and other publicly available information, including local port information. In addition, information relating to the Puerto Rico market is based on the good faith estimates of our management using data provided by Commonwealth Business Media, Inc., an independent service unaffiliated with any industry participants. Unless otherwise noted, financial data and industry and market data presented herein are for 2004.

USE OF PROCEEDS

The net proceeds from this offering will be approximately $227.3 million (approximately $             million if the underwriters exercise in full their option to purchase up to              additional shares of common stock).

We intend to apply the net proceeds of this offering, together with our available cash (not to exceed $40 million):

(i)    to the voluntary redemption, assumed for purposes of this prospectus to be July     , 2005, of approximately $41.5 million in accreted value of the 11% senior discount notes due 2013, and to the payment of a related redemption premium of approximately $4.6 million thereon;

(ii)    to the voluntary redemption, assumed for purposes of this prospectus to be July     , 2005, of approximately $87.5 million of the outstanding aggregate principal amount of the 9% senior notes due 2012, to the payment of a related redemption premium of approximately $7.9 million thereon, and to the payment of accrued interest of approximately $0.9 million thereon;

(iii)    to the redemption, for a total redemption price of $62.2 million, of all of our outstanding shares of Series A preferred stock, at their stated value, on July 8, 2005; and

(iv)     to the payment of the Special Class B Dividend, in the approximate amount of $68.5 million (subject to increase as described below), or the initial amount of $             per share, on July 8, 2005 to the holders of record of the Class B common stock on such date.

In the event that the net proceeds from this offering are less than the amount equal to $267.3 million minus available cash (not to exceed $40 million), we will reduce the amount of the net proceeds from this offering applied to redeem the 9% senior notes and/or the 11% senior discount notes in such proportions as we may determine.

The existing stockholders will be the only holders of our Class B common stock as of July 8, 2005, and, therefore, the only persons entitled to receive the Special Class B Dividend to be paid in full on such date.

Prior to the consummation of this offering, members of our management team (and their family members) will enter into agreements with us requiring them to purchase, from the proceeds of the Special Class B Dividend, an aggregate amount of approximately $5.7 million of shares of our Class A common stock at the initial public offering price per share. We anticipate that this $5.7 million investment will be funded by the portion of the Special Class B Dividend payable to the members of our management team (and their family members), effectively resulting in a net payment by the issuer in respect of the Special Class B Dividend of $62.8 million.

If the underwriters exercise, in full or in part, their option to purchase additional shares, all of the net proceeds of such exercise will be used to increase, on a dollar-for-dollar basis, the amount of the Special Class B Dividend paid on July 8, 2005.

The interest rate and maturity of the indebtedness that we intend to redeem using the net proceeds from this offering, as well as the use of the proceeds from the original incurrence of such indebtedness, are described below:

9% Senior Notes.    On July 7, 2004, Horizon Lines and Horizon Lines Holding, issued $250.0 million aggregate principal amount of 9% senior notes. The 9% senior notes are guaranteed by HLH, LLC, Horizon Lines of Puerto Rico, Inc., Horizon Lines Ventures, LLC, Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, Horizon Services Group, LLC, Sea-Logix, LLC, S-L Distribution Service, LLC and SL Payroll Services, LLC. The 9% senior notes mature on November 1, 2012. As of March 27, 2005, $250.0 million of aggregate principal amount of 9% senior notes remained outstanding.

11% Senior Discount Notes.    On December 10, 2004, H-Lines Finance issued $160.0 million aggregate principal amount at maturity of 11% senior discount notes for gross proceeds of approximately $112.3 million. Prior to April 1, 2008, interest will accrue on the 11% senior discount notes in the form of an increase in their accreted value. Cash interest payments will be due and payable beginning on October 1, 2008. The 11% senior discount notes mature on April 1, 2013. As of March 27, 2005, 11% senior discount notes with an accreted value of $115.9 million remained outstanding.

Horizon Lines Holding used the proceeds from the offering of the 9% senior notes to fund a portion of the consideration paid in connection with the acquisition transaction.

A cash dividend was paid to the issuer from the proceeds of the offering of the 11% senior discount notes in the amount of approximately $107.4 million, which was then used as follows: (i) approximately $52.9 million thereof was used to pay in full the outstanding principal and accrued interest on the 13% convertible notes in December 2004, (ii) approximately $53.2 million thereof was used for the issuer’s repurchase of 5,315,912 shares of its Series A preferred stock in December 2004, (iii) approximately $0.5 million thereof was paid as an advisory fee to Castle Harlan in December 2004 and (iv) approximately $0.5 million thereof was used for the issuer’s repurchase of 53,520 shares of its Series A preferred stock in January 2005. H-Lines Finance used the remainder of the proceeds of the offering for the payment of fees and expenses related to such offering.

The date(s) specified herein for the voluntary redemption of portions of the 11% senior discount notes and the 9% senior notes reflect assumptions made solely for purposes of the pro forma and other calculations set forth herein, are subject to change at any time without notice to anyone, and should not be relied upon by any person for any reason whatsoever.

For further information regarding the use of the proceeds of the offerings of the 9% senior notes and the 11% senior discount notes and the terms thereof, see “Historical Transactions” and “Description of Certain Indebtedness,” beginning on page      of this prospectus.

DILUTION

As of the date of this prospectus, we have one class of common stock. As described in “Basis of Presentation,” on page      of this prospectus, before the consummation of this offering, we will complete a recapitalization in which we will create two classes of common stock, Class A common stock, which will be offered and sold in this offering, and Class B common stock, into which the shares of our existing common stock will be exchanged on the basis that each issued and outstanding share of common stock will be reclassified as        issued and outstanding shares of Class B common stock. All options or other contractual rights to receive our existing common stock will become rights to receive our Class B common stock based on such reclassification ratio. On July 9, 2005, assuming the payment in full of the Special Class B Dividend as described herein, the Class B common stock will automatically convert on a one-for-one basis, into Class A common stock. Shares of Class A common stock and shares of Class B common stock will be identical (including with respect to voting rights), except for (i) the Special Class B Dividend, (ii) the convertibility of Class B common stock into Class A common stock prior to July 8, 2005 as described herein and (iii) the right of the holders of the Class B common stock to consent to any changes to our governing documents that would adversely affect the Class B common stock.

Our net tangible book value as of March 27, 2005 was $             million, or $             per share of common stock. Net tangible book value represents the amount of our total tangible assets less total liabilities less the aggregate stated value of the shares of preferred stock outstanding. Net tangible book value per common share represents net tangible book value, divided by the total number of shares of common stock outstanding.

After giving effect, as of March 27, 2005, to the Offering-Related Transactions, our net tangible book value, as adjusted, as of such date would have been $             million, or $             per share of common stock. Assuming the occurrence of the Offering-Related Transactions as of March 27, 2005, this represents an immediate increase in net tangible book value of $             per common share to existing Class B common stockholders and an immediate dilution of $             per common share to new investors purchasing our Class A common stock in this offering. The following table illustrates this per share dilution to the latter investors:

Assumed initial public offering price per share		$
Net tangible book value per common share as of March 27, 2005	$
Increase in net tangible book value per common share attributable to investors purchasing our Class A common stock in this offering	$

As adjusted net tangible book value per common share after the Offering-Related Transactions

Dilution per Class A common share to new investors purchasing our Class A common stock in this offering		$

Assuming the occurrence of the Offering-Related Transactions as of March 27, 2005, if the underwriters exercise in full their option to purchase additional shares of our Class A common stock in this offering, the as adjusted net tangible book value per common share after giving effect to the Offering-Related Transactions would be $             per common share, the increase in net tangible book value per common share to existing Class B common stockholders would be $             per common share and the dilution to new investors purchasing our Class A common stock in this offering would be $             per common share.

The following table summarizes, on an as adjusted basis as of March 27, 2005, the differences between the numbers of shares of common stock purchased from us, and the total consideration and the average price per share paid, by the existing common stockholders and by the new investors,

based on the assumed initial public offering price per share of $             , before deducting the estimated underwriting discount and estimated offering expenses payable by us:

	Shares of Common Stock Purchased		Total Consideration		Average Price Per Common Share
	Number	Percent	Amount	Percent
Class B stockholders		%	$	%	$
New investors purchasing Class A common stock in this offering

Total		%	$	%

If the underwriters exercise in full their option to purchase additional shares of our Class A common stock in this offering, the number of Class A common shares held by new investors will increase to             , or         % of the total number of shares of our common stock outstanding after giving effect to the Offering-Related Transactions.

DIVIDEND POLICY

We do not currently pay dividends on our outstanding stock. However, immediately prior to the consummation of this offering, we will declare the Special Class B Dividend payable on July 8, 2005 to the holders of record of our Class B common stock on such date, in the amount of $         per share (subject to increase as discussed below). The existing stockholders will be the only holders of our Class B common stock as of July 8, 2005, and, therefore, the only persons entitled to receive the payment of the Special Class B Dividend on such date.

The amount of the Special Class B Dividend and the reinvestment amount disclosed in this prospectus are based on an initial public offering price of $             per share of Class A common stock (assuming no exercise of the underwriters’ option to purchase additional shares). The amount of the Special Class B Dividend payable on July 8, 2005 will be increased, on a dollar-for-dollar basis, by the amount of the net proceeds from the sale of any shares of our Class A common stock pursuant to the exercise of the underwriters’ option to purchase additional shares, after deducting discounts and estimated offering expenses. The reinvestment amount will not be increased. If the initial public offering price is less than $             per share, the amount of the debt of our subsidiaries that is intended to be repaid with the net proceeds of this offering and our available cash will be reduced.

Immediately after the payment of the Special Class B Dividend, the members of our management team (and their family members) will reinvest, as required by their respective agreements with us that they will have entered into prior to the consummation of this offering, an aggregate amount of approximately $5.7 million in shares of our Class A common stock at the initial public offering price per share. For a discussion of the reinvestment agreements, see “Certain Relationships and Related Party Transactions—Reinvestment Agreements,” on page         .

In addition, our board of directors intends, effective upon the consummation of this offering, to adopt a policy of paying, subject to legally available funds, a quarterly cash dividend on each share of our Class A common stock at an annual rate initially equal to     % of the initial public offering price per share, with the record date and payment date for the first such dividend thereunder to be                 , 2005 and                 , 2005, respectively.

The declaration of any future dividends and, if declared, the amount of any such dividends, will be subject to our actual future earnings, capital requirements, regulatory restrictions and to the discretion of our board of directors. Our board may take into account such matters as general business conditions, our financial results, our capital requirements, our debt service requirements, our contractual restrictions (including those imposed by our creditors), and our legal and regulatory restrictions on the payment of dividends by us to our stockholders, or by our subsidiaries to us, and such other factors as our board may deem relevant.

Upon the consummation of this offering and subject to the redemption with the proceeds therefrom of at least $40.0 million of the aggregate principal amount of the 9% senior notes, certain provisions of the senior credit facility will become effective that provide for the greater availability of cash for the payment of dividends under the facility’s restricted payment covenant. For further information, see “Description of Certain Indebtedness—Senior Credit Facility,” beginning on page          of this prospectus.

For a discussion of some of the risks and uncertainties associated with our adoption and maintenance of a dividend policy providing for the payment of regular dividend payments to our stockholders, and the risks and uncertainties associated with reliance thereon, see “Risk Factors—Risks Related to this Offering—We may elect not to pay dividends on our common stock”, on page          of this prospectus, “—We may not have the necessary funds to pay dividends on our common stock,” on page         , “—Rising interest rates may adversely affect the market price of our common stock,” on page         , and “—Our dividend policy may limit our ability to pursue growth opportunities,” on page         .

CAPITALIZATION

The following table sets forth the capitalization, as of March 27, 2005, on an actual consolidated basis and as adjusted to give effect to (i) the April 2005 Transactions and (ii) the consummation of the Offering-Related Transactions, as if, in each case, such transactions had occurred as of March 27, 2005.

You should read this table together with the information in this prospectus under the captions “Use of Proceeds,” “Selected Consolidated and Combined Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock” and together with the consolidated financial statements of Horizon Lines and its Predecessor and related notes included elsewhere in this prospectus.

	As of March 27, 2005
	Actual	Pro Forma As Adjusted
	($ in thousands)
Cash and cash equivalents	$43,832	$5,410

Debt:
Term loan facility	$248,750	$248,750
Revolving credit facility(1)	—	—
9% senior notes	250,000	162,500
11% senior discount notes	115,901	74,420
Capital lease obligation	616	616

Total debt	615,267	486,286

Series A Redeemable Preferred Stock, actual: 18,000,000 shares designated, 5,483,964 shares issued and outstanding; pro forma as adjusted: 18,000,000 shares designated, no shares issued or outstanding	58,188	—

Stockholders’ Equity:

Preferred Stock, $.01 par value (excluding Series A Preferred Stock): actual: no shares authorized, issued or outstanding; pro forma as adjusted: 25,000,000 shares available for designation in one or more series, no shares issued or outstanding

Common Stock, $.01 par value: actual: 2,000,000 shares authorized, 719,793 shares issued and outstanding; pro forma as adjusted: no shares authorized, issued or outstanding(2)	8
Class A Common Stock, $.01 par value: actual: no shares authorized, issued or outstanding; pro forma as adjusted: 50,000,000 shares authorized, issued and outstanding
Class B Common Stock, $.01 par value: actual: no shares authorized, issued or outstanding; pro forma as adjusted: 12,500,000 shares authorized, no shares issued or outstanding
Additional paid in capital	33,751	193,743
Accumulated other comprehensive income	12	12
Retained deficit	(10,890)	(32,827)

Total stockholders’ equity	22,881	166,947

Total capitalization	$696,336	$653,233

(1)

Horizon Lines Holding and its subsidiaries are parties to a $25.0 million revolving credit facility, which, upon the consummation of this offering and the redemption with the proceeds therefrom of at least $40.0 million of the aggregate principal amount of the 9.0% senior notes, will increase to a $50.0 million revolving credit facility. At March 27, 2005, letters of credit with an aggregate face amount of $6.7 million were outstanding under our revolving credit facility and an additional $18.3 million of indebtedness was available for borrowing under the revolving credit facility. As of March 27, 2005, on a consolidated pro forma basis after giving effect to the April 2005 Transactions and the Offering-Related Transactions, an additional $43.3 million of indebtedness would have been available for borrowing under the revolving credit facility.

(2)	Share figures are presented without regard to the number of shares of Class B common stock into which such shares would be reclassified pursuant to the certificate of amendment described under “The Offering-Related Transactions,” beginning on page of this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the historical consolidated financial statements of the issuer and its predecessors. The unaudited pro forma condensed consolidated balance sheet as of March 27, 2005 gives effect to the Offering-Related Transactions as if they had occurred as of March 27, 2005. The unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 26, 2004 gives effect to (i) the Acquisition-Related Transactions, (ii) the Post-Acquisition Transactions and (iii) the Offering-Related Transactions as if they had occurred as of December 22, 2003. The unaudited pro forma condensed consolidated statement of operations for the quarter ended March 27, 2005 gives effect to the Offering-Related Transactions as if they had occurred as of December 27, 2004. The unaudited pro forma consolidated statement of operations for the period from December 22, 2003 through December 26, 2004 is derived by combining the statement of operations data for the period December 22, 2003 through July 6, 2004 with the data for the period from July 7, 2004 through December 26, 2004. The unaudited pro forma financial statements do not purport to represent what our results of operations or financial position would have been if the Acquisition-Related Transactions, the Post-Acquisition Transactions and the Offering-Related Transactions had occurred on the dates indicated and are not intended to project our results of operations or financial position for any future period or date. For an explanation of the Acquisition-Related Transactions and the Post-Acquisition Transactions, see “Historical Transactions” on page          of this prospectus.

The unaudited pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and primary assumptions are described in the accompanying notes. Other information included under this heading has been presented to provide additional analysis. The acquisition transaction has been accounted for using the purchase method of accounting, which requires that we revalue or adjust our assets and liabilities to their fair values. Horizon Lines Holding, which was acquired in the acquisition transaction, is currently in the process of finalizing valuations of property and equipment, intangibles, and the allocation of the purchase price. An estimated allocation, which is subject to change, has been prepared as reflected herein. Completion of the valuation and the resulting reallocation will occur within one year following the closing of the acquisition transaction on July 7, 2004. Thus, the final allocation of the purchase price could differ materially from the pro forma allocation reflected herein. In particular, if additional value is allocated to certain tangible or definite lived intangible assets, the pro forma depreciation and amortization expense would be increased.

The issuer was formed in connection with the Acquisition-Related Transactions and has no independent operations. Consequently, financial data for the period (or any portion thereof) from February 27, 2003 through July 6, 2004 reflect Horizon Lines Holding on a consolidated basis. Financial data for the period (or any portion thereof) from July 7, 2004 through March 27, 2005 reflect the issuer on a consolidated basis. All unaudited pro forma condensed financial data for each other period (or portion thereof) reflects Horizon Lines Holding on a combined and consolidated basis with the entities reflected in the combined and consolidated financial data from which such unaudited pro forma condensed financial data was derived.

You should read our unaudited pro forma condensed consolidated financial statements and the related notes hereto in conjunction with our historical consolidated and combined financial statements and the related notes thereto and other information contained in “Capitalization,” “Selected Consolidated and Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Certain prior period balances have been reclassified to conform with the current period presentations.

Horizon Lines, Inc.

Unaudited Pro Forma Condensed Consolidated

Balance Sheet

As of March 27, 2005

($ in thousands)

	Historical	Offering-Related Transactions Adjustments		Pro Forma Consolidated
Assets
Current assets
Cash and cash equivalents	$43,832	$(38,422	)(1)	$5,410
Accounts receivable, net	127,703	—		127,703
Income tax receivable	9,354	—		9,354
Deferred tax asset	6,048	—		6,048
Materials and supplies	21,824	—		21,824
Other current assets	5,352	—		5,352

Total current assets	214,113	(38,422)		175,691

Property and equipment, net	183,293	—		183,293
Intangible assets, net	516,696	(4,681)	(2)	512,015
Deferred tax assets	79,844	—		79,844
Other assets	23,081	—		23,081

Total Assets	$1,017,027	$(43,103)		$973,924

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,320	$—		$20,320
Accrued liabilities	116,952	—		116,952
Current portion of deferred tax liability	1,150	—		1,150
Current portion of long term debt	2,500	—		2,500

Total current liabilities	140,922	—		140,922

Term loan, net of current	246,250	—		246,250
11% senior discount notes	115,901	(41,481	)(2)	74,420
9% senior notes	250,000	(87,500	)(2)	162,500
Deferred tax liability	135,943	—		135,943
Other long term liabilities	46,942	—		46,942

Total liabilities	935,958	(128,981)		806,977

Series A redeemable preferred stock	58,188	(58,188	)(3)	—
Stockholders’ equity	22,881	144,066	(2)(3)(4)	166,947

Total liabilities and stockholders’ equity	$1,017,027	$(43,103)		$973,924

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

Horizon Lines, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended December 26, 2004

($ in thousands, except share and per share amounts)

	Historical	Acquisition- Related Transactions Adjustments		Post- Acquisition Transactions Adjustments		Offering- Related Transactions Adjustments		Pro Forma Consolidated
Operating revenue	$980,328	$—		$—		$—			$980,328
Operating expense	780,343	—		—		—			780,343
Depreciation and amortization	45,570	7,255	(1)	—		—			52,825
Amortization of vessel drydocking	15,861	—		—		—			15,861
Selling, general and administrative	84,805	—		—		(2,204	)(1)		82,601
Miscellaneous expense, net	2,160	—		—		—			2,160

Operating income	51,589	(7,255)		—		2,204			46,538
Interest expense	26,881	14,268	(2)	9,539	(1)	(1,496	)(2)		49,192
Interest expense—preferred units of subsidiary	2,686	(2,686	)(3)	—		—			—
Other expense, net	22	—		—		—			22

Income (loss) before income taxes	22,000	(18,837)		(9,539)		3,700			(2,676)
Income tax expense (benefit)	8,439	(7,237	)(4)	(3,625	)(2)	1,406	(3)		(1,017)

Net income (loss)	13,561	(11,600)		(5,914)		2,294			(1,659)
Less: Accretion of preferred stock	6,756	1,874	(5)	1,726	(3)	(10,356	)(4)		—

Net income (loss) available to common stockholders	$6,805	$(13,474)		$(7,640)		$12,650			$(1,659)

Net income (loss) per common share:
Basic								$
Diluted								$
Number of common shares:
Basic
Diluted

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations For the Twelve Months Ended December 26, 2004

Horizon Lines, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Quarter Ended March 27, 2005

($ in thousands, except share and per share amounts)

	Historical	Offering- Related Transactions Adjustments		Pro Forma Consolidated
Operating revenue	$257,562	$—			$257,562
Operating expense	206,203	—			206,203
Depreciation and amortization	12,893	—			12,893
Amortization of vessel drydocking	3,798	—			3,798
Selling, general and administrative	29,513	(7,162	)(1)		22,351
Miscellaneous expense, net	1,314	—			1,314

Operating income	3,841	7,162			11,003
Interest expense	12,852	9,695	(2)		22,547
Other expense, net	3	—			3

Loss before income taxes	(9,014)	(2,533)			(11,547)
Income tax benefit	(841)	(3,431	)(3)		(4,272)

Net loss	(8,173)	898			(7,275)
Less: Accretion of preferred stock	1,561	(1,561	)(4)		—

Net loss available to common stockholders	$(9,734)	$2,459			$(7,275)

Net loss per common share:
Basic				$
Diluted				$
Number of common shares:
Basic
Diluted

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Quarter Ended March 27, 2005

Horizon Lines, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 27, 2005

($ in thousands, except share and per share amounts)

Offering-Related Transaction Adjustments:

(1)	Adjustment represents cash utilized to pay a portion of the Special Class B Dividend to holders of Class B common stock, and to pay a portion of the total redemption price of the remaining shares of Series A preferred stock after giving effect to the issuance of shares of Series A preferred stock pursuant to the amended put/call agreement, in connection with the exercise in full on or prior to July 8, 2005 of the remaining options granted by Horizon Lines Holdings Corp. prior to July 7, 2004 to members of our management team (or their family members).

(2)	Reflects (i) the application of a portion of the net proceeds of this offering, within 180 days of the consummation of this offering, to the voluntary redemption, assumed for purposes of this prospectus to be July , 2005, of (x) approximately $41,481 in accreted value of the 11% senior discount notes and (y) approximately $87,500 of the $250,000 aggregate principal amount of 9% senior notes, (ii) the write-down, as interest expense, of $4,681 of the portion of the deferred financing costs allocable to such redemptions, (iii) the making of $7,875 in required premium payments and $853 in accrued interest payments in respect of such redemption of 9% senior notes and (iv) the making of $4,563 in required premium payments in respect of such redemption of 11% senior discount notes.

(3)	Reflects (i) the application of $62,153 of the net proceeds of this offering to the redemption of all of our then-outstanding shares of Series A preferred stock, at their stated value, on July 8, 2005 and (ii) the recording of an accretion charge of $3,965 in order to adjust the carrying value of such shares to equal the redemption price of such shares.

(4)	Adjustment to stockholders’ equity due to Offering-Related Transaction Adjustments consists of the following:

Sale of stock to the public(a)	$250,000
Exercise of management options to purchase common stock of Horizon Lines Holding(b)	1,550
Dividend to holders of Class B common stock(c)	(68,538)
Reinvestment by management(d)	5,691
Costs of raising capital(e)	(22,700)
Premium on early redemption of the 9% senior notes(f)	(8,728)
Premium on early redemption of the 11% senior notes(f)	(4,563)
Write off of allocable deferred finance costs(g)	(4,681)
Remaining accretion of preferred stock(h)	(3,965)

Total adjustment to stockholders’ equity	$144,066

(a)	We anticipate gross proceeds of $250,000 from the offering hereby.

(b)	Represents cash received from exercise of management options to purchase common stock of Horizon Lines Holding.

(c)	Adjustment reflects a Special Class B Dividend to the holders of Class B common stock (assuming the underwriters do not exercise their option to purchase additional shares).

Horizon Lines, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 27, 2005

($ in thousands, except share and per share amounts)

(d)	Immediately after the declaration of the Special Class B Dividend, our management will reinvest an aggregate principal amount of approximately $5,691 in shares of our Class A common stock at the initial public offering price per share.

(e)	Represents costs we will incur related to the consummation of this offering.

(f)	Reflects the application of a portion of the proceeds of this offering to required premium payments in respect of the voluntary redemptions, assumed for purposes of this prospectus to be July , 2005, of portions of the 11% senior discount notes and the 9% senior notes and the payment of accrued interest of $853.

(g)	Reflects a write down of deferred finance costs allocable to the redemptions of portions of the 11% senior discount notes and the 9% senior notes.

(h)	Represents the recording of an accretion charge in order to adjust the carrying value of such shares to equal the redemption price of such shares upon redemption.

Horizon Lines, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended December 26, 2004

($ in thousands)

Acquisition-Related Transactions:

(1)	Reflects additional depreciation and amortization expense associated with the fair value adjustments to property and equipment and definite lived intangibles in connection with the acquisition transaction.
(2)	Reflects the change in interest expense as a result of the $250,000 of borrowings under the senior credit facility, adjusted based upon principal payments through December 26, 2004, and the issuance of $250,000 of 9% senior notes in connection with the acquisition transaction. This change in interest expense is calculated as follows:

Interest on borrowings(a)	$34,673
Amortization of deferred finance costs(b)	2,389

Total pro forma interest expense	37,062
Less: Historical interest expense	22,794

Pro forma adjustment to interest expense	$14,268

(a)	Represents pro forma interest expense calculated using 4.48% on $249,375 outstanding senior credit facility and 9.00% on the $250,000 9% senior notes. No amounts were calculated on the revolving credit facility, as no amounts were outstanding at December 26, 2004.
(b)	Represents amortization of deferred finance costs on a straight-line basis over the term of the debt.
(3)	Represents elimination of interest on the preferred units of subsidiary as a result of the repurchase of these preferred units in connection with the acquisition transaction.
(4)	Reflects income tax expense (benefit) based upon an effective rate of 38.0% on pretax income (loss), calculated as follows:

Historical pretax income	$22,000
Effect of acquisition-related transactions	(18,837)

Pro forma income before income taxes due to acquisition-related transactions	3,163
Effective tax rate	38%

Pro forma income tax expense	1,202
Historical income tax expense	8,439

Adjustment to income tax expense	$(7,237)

(5)	The adjustment represents the recording of a full year of accretion to adjust the carrying value of the Series A preferred stock issued at the time of the acquisition transaction to its redemption price upon redemption.

Horizon Lines, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended December 26, 2004

($ in thousands)

Post-Acquisition Transactions Adjustments:

(1)	Represents change in interest expense as a result of the issuance of the 11% senior discount notes. Interest expense was based upon the accreted value through December 26, 2004 of $112,819. This change in interest expense is calculated as follows:

Interest on borrowings(a)	$13,013
Amortization of deferred finance costs(b)	613

Total pro forma interest expense	13,626
Less: Historical interest expense(c)	4,087

Pro forma adjustment to interest expense	$9,539

(a)	Represents pro forma interest expense calculated using 11.00% on the 11% senior discount notes.
(b)	Represents amortization of deferred finance costs on a straight-line basis over the term of the debt.
(c)	Includes the elimination of interest incurred on the 13% convertible notes which were repaid in connection with the October 2004 Transactions and the December 2004 Transactions.

(2)	Reflects the tax benefit based upon an effective tax rate of 38% on pretax loss, calculated as follows:

Pro forma loss before income taxes	$(9,539)
Effective rate	38%

Pro forma income tax benefit	$(3,625)

(3)	The adjustment represents the recording of a full year of accretion to adjust the carrying value of the Series A preferred stock issued during the fourth quarter to its redemption price upon redemption.

Horizon Lines, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended December 26, 2004

($ in thousands)

Offering-Related Transactions:

(1)	Represents the elimination of historical management fees. We will have no management fees subsequent to the closing of this offering.
(2)	Reflects the change in interest expense as a result of early payments of $87,500 on the outstanding 9% senior notes and $41,481 on the outstanding 11% senior discount notes. These early payments were a result of the Offering-Related Transactions. This change in interest expense is detailed below:

Reduction of interest expense on early payment of 9% senior notes	$(8,116)
Reduction of interest expense on early payment of 11% senior discount notes	(4,807)
Reduction of amortization of deferred finance costs	(1,864)
Early prepayment premium on 9% senior notes	8,728
Early prepayment premium on 11% senior discount notes	4,563

Total pro forma adjustment to interest expense	$(1,496)

(3)	Reflects the tax benefit based upon an effective tax rate of 38% on pretax loss, calculated as follows:

Pro forma income before income taxes	$3,700
Effective rate	38%

Pro forma income tax expense	$1,406

(4)	Represents the elimination of the accretion of the Series A preferred stock. As part of the Offering-Related Transactions, $62,153 of the proceeds of this offering will be utilized to redeem our outstanding shares of Series A preferred stock.

Horizon Lines, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Quarter Ended March 27, 2005

($ in thousands)

Offering-Related Transactions:

(1)	Adjustment represents the following:

Elimination of management fees	$750	(a)
Elimination of non-employee directors stock compensation and executive restricted stock compensation	6,412	(b)

	$7,162

(a)	We will have no management fees subsequent to the closing of this offering.

(b)	Subsequent to the closing of this offering, expense relating to stock plans for non-employee directors and expense relating to the restricted stock plan for executives will have been fully recognized.

(2)	Reflects the change in interest expense as a result of early payments of $87,500 on the outstanding 9% senior notes and $41,481 on the outstanding 11% senior discount notes. This also represents a change in interest expense as a result of a renegotiation of our senior credit facility which would allow for a quarter point reduction in our interest rate upon the consummation of this offering. Our historical rate for the quarter was 5.25%. These changes in interest expense are detailed below:

Reduction of interest expense on early payment of 9% senior notes	$(1,928)
Reduction of interest expense on early payment of 11% senior discount notes	(1,231)
Reduction of amortization of deferred finance costs	(280)
Reduction of interest expense from reduction of the interest rate by .25%	(157)
Early prepayment premium on 9% senior notes	8,728
Early prepayment premium on 11% senior discount notes	4,563

Total pro forma adjustment to interest expense	$(9,695)

(3)	Reflects the tax benefit based upon an effective tax rate of 38% on pretax loss, calculated as follows:

Pro forma pretax loss	$11,547
Effective rate	37%

Pro forma tax benefit	(4,272)
Historical tax benefit	(841)

Adjustment to tax benefit	$(3,431)

(4)	Represents the elimination of the accretion of the Series A preferred stock. As part of the Offering-Related Transactions, $62,153 of the proceeds of this offering will be utilized to redeem our outstanding shares of Series A preferred stock.

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

The selected consolidated and combined financial data should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined and consolidated financial statements and the related notes appearing elsewhere in this prospectus. The combined and consolidated statement of operations data for the year ended December 22, 2002, the periods from December 23, 2002 through February 26, 2003 and from February 27, 2003 through December 21, 2003 and the periods from December 22, 2003 through July 6, 2004 and from July 7, 2004 through December 26, 2004 and the consolidated balance sheet data as of December 26, 2004 and December 21, 2003 are derived from our audited combined and consolidated financial statements appearing elsewhere in this prospectus. The combined statements of operations data for the years ended December 24, 2000 and December 23, 2001 and the combined balance sheet data as of December 24, 2000, December 23, 2001 and December 22, 2002 are derived from our audited consolidated financial statements not appearing in this prospectus. The consolidated statement of operations data for the quarters ended March 21, 2004 and March 27, 2005 and the consolidated balance sheet data as of March 27, 2005 presented below have been derived from the unaudited financial statements contained in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

The information for the twelve months ended December 21, 2003 and December 26, 2004 presented below has been combined to present more meaningful information on a comparative period basis. The combined and consolidated statement of operations data for the twelve months ended December 21, 2003 is derived by combining the statement of operations data for the period December 23, 2002 through February 26, 2003 with the data for the period from February 27, 2003 through December 21, 2003. The combined and consolidated statement of operations data for the twelve months ended December 26, 2004 is derived by combining the statement of operations data for the period December 22, 2003 through July 6, 2004 with the data for the period from July 7, 2004 through December 26, 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—History and Transactions” on page      of this prospectus for a description of the transactions during the periods presented below that may impact period to period comparability of the data presented.

The issuer was formed in connection with the Acquisition-Related Transactions and has no independent operations. All financial data for the period (or any portion thereof) from December 27, 1999 through February 26, 2003 reflect the combined company CSX Lines, LLC and its wholly owned subsidiaries, CSX Lines of Puerto Rico, Inc., and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly owned entities of CSX Corporation. All financial data for the period (or any portion thereof) from February 27, 2003 through July 6, 2004 reflect Horizon Lines Holding on a consolidated basis. All financial data for the period (or any portion thereof) from July 7, 2004 through March 27, 2005 reflect the issuer on a consolidated basis.

Certain prior period balances have been reclassified to conform with the current period presentation.

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

	Predecessor B				Predecessor A
	Year Ended December,			Period from December 23, 2003 through February 26, 2003	Period from February 27, 2003 through December 21, 2003	Total for Twelve Months Ended December 21, 2003	Period from December 22, 2003 through July 6, 2004	Quarter Ended March 21, 2004	Period from July 7, 2004 through December 26, 2004	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 27, 2005
	2000	2001	2002
	($ in thousands, except share and per share amounts)				($ in thousands, except share and per share amounts)				($ in thousands, except share and per share amounts)
Statement of Operations Data:
Operating revenue	$702,857	$714,653	$804,424	$138,411	$747,567	$885,978	$498,430	$219,994	$481,898	$980,328	$257,562
Operating expense	608,987	597,770	658,053	121,862	596,369	718,231	402,875	182,483	377,468	780,343	206,203
Depreciation and amortization(1)	20,097	23,502	17,977	3,053	26,901	29,954	20,937	10,569	24,633	45,570	12,893
Amortization of vessel drydocking	12,041	10,181	14,988	3,221	13,122	16,343	8,743	4,142	7,118	15,861	3,798
Selling, general and administrative	57,156	62,183	75,174	11,861	68,203	80,064	43,323	18,935	41,482	84,805	29,513
Miscellaneous expense (income), net(2)	4,453	(11,184)	824	935	2,238	3,173	1,891	1,205	269	2,160	1,314

Total operating expenses	702,734	682,452	767,016	140,932	706,833	847,765	477,769	217,334	450,970	928,739	253,721

Operating income	123	32,201	37,408	(2,521)	40,734	38,213	20,661	2,660	30,928	51,589	3,841
Interest expense(3)	20,016	13,638	7,133	467	8,519	8,986	5,111	2,348	21,770	26,881	12,852
Interest expense—preferred units of subsidiary	—	—	—	—	4,477	4,477	2,686	1,181	—	2,686	—
Other expense (income), net(3)	(11,788)	(9,681)	(5,183)	22	—	22	7	5	15	22	3

Income (loss) before income taxes	(8,105)	28,244	35,458	(3,010)	27,738	24,728	12,857	(874)	9,143	22,000	(9,014)
Income tax expense (benefit)	(2,805)	9,816	13,707	(961)	10,576	9,615	4,896	(338)	3,543	8,439	(841)

Net income (loss)	$(5,300)	$18,428	$21,751	$(2,049)	$17,162	$15,113	$7,961	$(536)	5,600	13,561	(8,173)

Less: Accretion of preferred stock									6,756	6,756	1,561

Net income (loss) available to common stockholders									$(1,156)	$6,805	$(9,734)

Net income (loss) per common share:
Basic	*	*	*	*	$21.45		$9.95	$.67	$(1.68)		$12.41
Diluted	*	*	*	*	$19.57		$8.94	$.61	$(1.68)		$12.41
Number of common shares used in calculation:
Basic	*	*	*	*	800,000		800,000	800,000	686,321		783,807
Diluted	*	*	*	*	876,805		890,138	876,805	686,321		783,807

* For periods ended February 26, 2003 and prior, owners, equity consisted of parent’s net investment, and thus no income (loss) per share has been calculated.

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

	December,					Quarter Ended March 21, 2004	Quarter Ended March 27, 2005
	2000	2001	2002	2003	2004
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2	$47,087	$40,342	$41,811	$56,766	$8,230	$43,832
Working capital (deficit)	(136,541)	(51,757)	25,301	46,192	67,252	42,646	73,191
Total assets	552,557	505,716	321,129	492,554	1,019,974	474,529	1,017,027
Long-term debt, including capital lease obligations, net of current portion(4)	153,332	132,128	—	165,417	610,201	162,213	612,605
Total debt, including capital lease obligations(4)	174,534	153,330	—	165,570	612,862	165,521	615,657
Series A redeemable preferred stock(5)	—	—	—	—	56,708	—	58,188
Stockholders’ equity (deficit)	(8,018)	70,154	113,985	96,860	25,608	96,288	22,881

	Year Ended December,					Total for Twelve Months Ended December 21, 2003		Total for Twelve Months Ended December 26, 2004		Quarter Ended March 21, 2004	Quarter Ended March 27, 2005
	2000	2001		2002
	($ in thousands)
Other Financial Data:
EBITDA(6)	$32,261	$65,884		$70,373		$84,488		$112,998		$17,366	$20,529
Capital expenditures(7)	15,623	10,637		19,298		35,150		32,889		7,275	1,188
Vessel drydocking payments	9,615	13,900		15,905		16,536		12,273		3,195	5,101
Cash Flows provided by (used in):
Operating activities	(20,002)	66,426		(1,840)		44,048		69,869		(26,180)	(11,892)
Investing activities(8)	(17,415)	(5,364)		(4,905)		(350,666)		(694,563)		(7,352)	(939)
Financing activities(4)(8)	21,499	(13,977)		—		305,687		657,805		(49)	(105)
Ratio of earnings to fixed charges(9)	—	1.66	x	2.05	x	1.63	x	1.35	x	—	—

(1)	Amortization of intangibles with definite lives totaled $2.3 million for the year ended December 21, 2003, $11.0 million for the year ended December 26, 2004 and $4.9 million for the quarter ended March 27, 2005. There were no intangible assets subject to amortization during the periods presented prior to February 27, 2003. The increase in amortization during the twelve months ended December 26, 2004 and the quarter ended March 27, 2005 is due to the step-up in basis of definite lives intangibles and property and equipment in connection with the acquisition transaction on July 7, 2004.
(2)	Miscellaneous expense (income) generally consists of bad debt expense accrued during the year, accounts payable discounts taken, and various other miscellaneous income and expense items. During 2001 we recorded bad debt expense of $(0.1) million in addition to $(11.1) million related to accounts payable discounts and accounting reserve adjustments. These accounting reserve adjustments were unusual in nature and primarily a result of changes in estimates. During 2002 we accrued $4.3 million of bad debt expense which was reduced by $3.5 million related to accounts payable discounts and accounting reserve adjustments.
(3)	During 2001 and 2002 we incurred interest charges totaling $13.6 million and $7.1 million, respectively, on outstanding debt that had been borrowed in prior years to fund vessel purchases. This debt was assumed by CSX Corporation, our parent company at that time, during 2002. To fund principal and interest payments on this debt we held investments from which we earned interest income. Interest income from these investments totaled $9.7 million and $5.1 million during fiscal years ended 2001 and 2002, respectively. During 2003 we incurred interest charges totaling $8.9 million on the outstanding debt borrowed to finance the February 27, 2003 purchase transaction, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page . On July 7, 2004, as part of the Acquisition-Related Transactions, the $250.0 million original principal amount of 9% senior notes were issued, $250.0 million was borrowed under the term loan facility, $6.0 million was borrowed under the revolving credit facility

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

and interest began to accrue thereon. On December 10, 2004, as part of the December 2004 Transactions, which are described in “Historical Transactions” on page     , 11% senior discount notes with an initial accreted value of $112.3 million were issued and the accreted value thereof began to increase. As of December 26, 2004, the $250.0 million original principal amount of 9% senior notes, $249.4 million of borrowing under the term loan facility, the 11% senior discount notes with an accreted value of $112.8 million and capital lease obligations, net of current portion, with a carrying value of $0.7 million, were outstanding. The $6.0 million of borrowing under the revolving credit facility was repaid on August 9, 2004. As of March 27, 2005, the $250.0 million original principal amount of 9% senior notes, $248.8 million of borrowing under the term loan facility, the 11% senior discount notes with an accreted value of $115.9 million and capital lease obligations, net of current portion, with a carrying value of $0.6 million, were outstanding.

(4)	Total debt as of December 2001 consisted of $84.8 million of Collateralized Extendible Notes and $68.5 million of other long-term debt and capital lease obligations. Substantially all of these debt obligations were assumed by CSX Corporation, during the year ended December 2002, resulting in no total debt outstanding as of December 22, 2002. Total debt as of December 21, 2003 was $175.0 million as a result of the initial debt borrowing in conjunction with the February 27, 2003 purchase transaction. During 2003, $10.3 million of debt was repaid resulting in outstanding total debt of $164.8 million as of December 21, 2003. Outstanding debt as of December 21, 2003 was repaid in connection with the Acquisition-Related Transactions. As of December 26, 2004, the $250.0 million original principal amount of 9% senior notes, $249.4 million of borrowing under the term loan facility, the 11% senior discount notes with an accreted value of $112.8 million and capital lease obligations, net of current portion, with a carrying value of $0.7 million, were outstanding. As of March 27, 2005, the $250.0 million original principal amount of 9% senior notes, $248.8 million of borrowing under the term loan facility, the 11% senior discount notes with an accreted value of $115.9 million and capital lease obligations, net of current portion, with a carrying value of $0.6 million, were outstanding.
(5)	In connection with the financing of the acquisition transaction, we issued and sold 8,391,180 shares of our Series A preferred stock in July 2004. No dividends accrue on these shares. At the option of our board of directors, we may redeem any portion of these shares to the extent outstanding. We have recorded these shares on our books and records at their fair value in accordance with FAS No. 141 “Business Combinations.” As these shares have no dividend rate, we have determined that a 10% discount rate was appropriate. These shares accrete to their redemption price of $10 per share over a one-year period. During October 2004, an additional 1,898,730 Series A preferred shares were issued and sold. During December 2004, 5,315,912 Series A preferred shares were redeemed for $53.2 million. The total redemption price of the Series A preferred shares at December 26, 2004 totaled $62.2 million. During January 2005, we repurchased 53,520 Series A preferred shares with an aggregate stated value of $0.5 million. Also, during January 2005, we sold 45,146 Series A preferred shares and 5,727 common shares for $0.5 million. The total redemption price for the Series A preferred shares at March 27, 2005 totaled $62.2 million.
(6)	EBITDA is defined as net income plus interest expense (net of interest income), income taxes, depreciation and amortization. We acknowledge that there are limitations when using EBITDA. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of net income (loss) to EBITDA is included below:

	Year Ended December,			Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005
	2000	2001	2002
	($ in thousands)
Net income (loss)	$(5,300)	$18,428	$21,751	$15,113	$13,561	$(536)	$(8,173)
Interest expense, net	8,228	3,957	1,950	13,463	29,567	3,529	12,852
Income tax expense (benefit)	(2,805)	9,816	13,707	9,615	8,439	(338)	(841)
Depreciation and amortization	32,138	33,683	32,965	46,297	61,431	14,711	16,691

EBITDA	$32,261	$65,884	$70,373	$84,488	$112,998	$17,366	$20,529

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

The EBITDA amounts presented above contain certain charges that are not anticipated to recur regularly in the ordinary course of business following the consummation of this offering, as described in the following table:

	Year Ended December,			Total for Twelve Months Ended December 21, 2003	Total for Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005
	2000	2001	2002
	($ in thousands)
Severance(a)	$—	$—	$—	$1,655	$—	$—	$—
Renaming/rebranding costs(b)	—	—	—	846	—	—	—
Special charges(c)	—	—	—	1,786	—	—	—
Management fees(d)	—	—	—	250	2,204	—	750
Lease expense buyout(e)	9,224	7,100	6,956	6,238	2,590	125	—
ILWU lockout(f)	—	—	7,200	—	—	—	—
Merger costs(g)	(6,500)	(6,400)	—	—	2,934	408	—
Compensation charges(h)	—	—	—	—	—	—	6,412

(a)	During 2003 we incurred severance costs related to the departure of three of our executives after the February 27, 2003 purchase transaction as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page .
(b)	We renamed and rebranded vessels and equipment with the Horizon Lines name and logo from the CSX Lines name and logo after the February 27, 2003 purchase transaction. Additionally, adjustment includes costs incurred to update stationery, supplies and signage related to name change.
(c)	Adjustment primarily represents professional fees incurred in connection with the February 27, 2003 purchase transaction which are not includable in direct costs of that transaction. Professional services include legal fees related to the re-documentation of our vessels, registration of trademarks and other intellectual property, and establishment of various employee benefit plans, including stock option and 401(k) plans. Additional professional services include costs associated with moving our technology data center and establishing our financial system software license on a standalone basis. Adjustments also include legal fees incurred in connection with an arbitration case regarding trucking services provided to a third party in Long Beach, California.
(d)	The adjustment represents management fees paid to an entity that was associated with the party that was the primary stockholder of Horizon Lines Holding prior to the acquisition transaction. These fees totaled $0.3 million for the period February 27, 2003 through December 21, 2003, $2.2 million during the period December 22, 2003 through December 26, 2004 and $0.8 million for the quarter ended March 27, 2005. Upon the completion of the acquisition transaction, Horizon Lines, Horizon Lines Holding and the issuer entered into a new management agreement with Castle Harlan. On May , 2005, as a result of an amendment of such agreement and a related payment to Castle Harlan under such amended agreement, the provisions of such agreement were terminated, except as to expense reimbursement and indemnification and related obligations of Horizon Lines, Horizon Lines Holding, and the issuer. See “Certain Relationships and Related Party Transactions—Management Agreement” on page .
(e)	The adjustments represent elimination of vessel lease expense incurred in each of the periods listed for four vessels which were originally held under operating leases and were purchased in 2003 and 2004. The vessels purchased were the Horizon Hawaii in December 2003 for $5.6 million, the Horizon Expedition in January 2004 for $3.8 million, the Horizon Navigator in April 2004 for $8.2 million, and the Horizon Trader for $7.7 million in October 2004.
(f)

The adjustment represents the estimated EBITDA impact from a 10-day labor interruption at our U.S. west coast ports by the International Longshore and Warehouse Union, which affected the entire market, including Horizon Lines Holding and its subsidiaries, as our U.S. west coast ports attempted to recover from the impact of that interruption over several months. The components of this adjustment include lost revenue, service recovery expenses, and increased operating expenses, including the deployment of an additional vessel on the trade route between the U.S. west coast and Hawaii to maintain regular service schedules for our customers.

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

(g)	The adjustment represents equipment lease income on container equipment leased to Maersk. This equipment was transferred to CSX Corporation in 2002 resulting in the elimination of this lease income after 2001.
(h)	The adjustment represents incremental cost incurred related to the acquisition transaction on July 7, 2004.
(i)	The adjustment represents a non-cash compensation charge that we incurred during the quarter ended March 27, 2005 related to the issuance and sale of common stock, including restricted common stock, to non-employee directors and to members of management.

(7)	Includes vessel purchases of $5.5 million, $21.9 million, and $19.6 million for the years ended December 22, 2002, December 21, 2003, and December 26, 2004, respectively.
(8)

During 2003, the amounts in cash flows provided by (used in) investing and financing activities primarily represent the accounting for the February 27, 2003 purchase transaction. Investing activities related to the February 27, 2003 purchase transaction included the purchase price of $296.2 million and spending for transaction costs of $18.8 million. Financing activities related to the February 27, 2003 purchase transaction included the initial capitalization of $80.0 million and borrowings under the term loan facility of $175.0 million and the issuance of preferred and common units to CSX Corporation and its affiliates with an aggregate original cost totaling $60.0 million. During 2004, the amounts in cash flows provided by (used in) investing primarily represent the accounting for the Acquisition-Related Transactions and financing activities primarily represent the accounting for the Acquisition-Related Transactions and the October 2004 Transactions and the December 2004 Transactions, which are described in “Historical Transactions” on page     . Investing activities related to the Acquisition-Related Transactions included the acquisition consideration and spending for transaction costs of $663.3 million, the final allocation of which is pending and may differ from the estimated allocation already made. Financing activities related to the Acquisition-Related Transactions included a capital contribution of $87.0 million, the issuance of the 13% convertible notes in the aggregate original principal amount of $70.0 million, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the 9% senior notes in the aggregate original principal amount of $250.0 million. Financing activities related to the October 2004 Transactions included the issuance of common shares and Series A preferred shares for gross proceeds of $20.7 million, and the repayment of $20.0 million of the outstanding principal amount of the 13% convertible notes, plus accrued interest of $0.7 million thereon. Financing activities related to the December 2004 Transactions included the issuance of $160.0 million in aggregate principal amount at maturity of 11% senior discount notes, the repayment of $52.9 million of the outstanding principal amount, together with accrued but unpaid interest thereon, of the 13% convertible notes, and the repurchase of a portion of the outstanding Series A preferred shares having an aggregate original stated value of $53.2 million. Financing activities related to the Offering-Related Transactions, which are described in “Historical Transactions ” on page     , included the repurchase of a portion of the outstanding Series A preferred shares having an aggregate original stated value of $0.5 million, the issuance of common shares for an aggregate price of $0.6 million to members of our management, and the issuance of common shares and Series A preferred shares for an aggregate price of $0.5 million to our non-employee directors. As of December 26, 2004, $249.4 million of borrowing under the term loan facility, the $250.0 million 9% senior notes, and the 11% senior discount notes with an accreted value of $112.8 million remained outstanding. The $6.0 million of borrowing under the revolving loan facility was repaid on August 9, 2004. As of March 27, 2005, $248.8 million of borrowing under the term loan facility, the $250.0 million 9% senior notes, the 11% senior discount notes with an accreted value of $115.9 million and capital loan obligations, net of current portions, with a carrying value of $0.6 million, remained outstanding.

SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA—CONTINUED

(9)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of net discount or premium and financing costs and the portion of operating rental expense (33%) which management believes is representative of the interest component of rent expense. For the year ended December 2000, earnings were insufficient to cover fixed charges by $8.1 million. For the quarters ended March 27, 2005 and March 21, 2004, earnings were insufficient to cover fixed charges by $9.0 million and $0.9 million, respectively. The calculation of the ratio of earnings to fixed charges is noted below:

	Year Ended December,					Total for Twelve Months Ended December 21, 2003		Total for Twelve Months Ended December 26, 2004		Quarter Ended March 21, 2004	Quarter Ended March 27, 2005
	2000	2001		2002
	($ in thousands)
Pretax income (loss)	$(8,105)	$28,244		$35,458		$24,728		$22,000		$(874)	$(9,014)
Fixed charges	20,016	13,638		7,133		13,463		36,323		3,529	14,413
Rentals	30,427	29,412		26,674		25,993		26,193		6,409	6,241

Total fixed charges	50,443	43,050		33,807		39,456		62,516		9,938	20,654

Pretax earnings plus fixed charges	42,338	71,294		69,265		64,184		84,516		9,064	11,640
Ratio of earnings to fixed charges	—	1.66	x	2.05	x	1.63	x	1.35	x	—	—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations of the issuer and its subsidiaries should be read in conjunction with Selected Consolidated and Combined Financial Data and our annual audited and quarterly unaudited consolidated and combined financial statements and related notes thereto included elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Executive Overview

	Year Ended December 22, 2002	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005
	($ in millions)
Operating revenue	$804.4	$886.0	$980.3	$220.0	$257.6
Total operating expense	767.0	847.8	928.7	217.3	253.7

Operating Income	$37.4	$38.2	$51.6	$2.7	$3.8

Operating ratio	95.3%	95.7%	94.7%	98.8%	98.5%

Revenue containers (units)	277,547	289,360	308,485	70,914	74,418

Operating revenue increased by $37.6 million or 17.1% during the quarter ended March 27, 2005 compared to the quarter ended March 21, 2004. This revenue growth is primarily attributable to an increase in revenue containers shipped, increased bunker fuel surcharges, other rate improvements resulting from increases in other surcharges, favorable charges in cargo mix and general rate increases and revenue increases from non-transportation and other revenue services.

Operating expense increased by $36.4 million or 16.7% during the quarter ended March 27, 2005 compared to the quarter ended March 21, 2004, primarily as a result of higher costs associated with the growth in container volumes and increases in non-transportation and other revenue services. Other factors contributing to the increase in operating expense include higher vessel fuel costs and higher rail and truck transportation costs as a result of higher fuel prices, in addition to higher selling, general, and administrative costs as a result of compensation expenses related to a restricted stock plan and increased management bonus plan accruals.

Operating income increased by $1.2 million or 44.4% during the quarter ended March 27, 2005 compared to the quarter ended March 21, 2004. This improvement in operating income is primarily due to the substantial increase in operating revenue during the quarter ended March 27, 2005 offset by the additional compensation expenses recorded during such quarter.

Operating revenue increased by $94.4 million or 10.7% during the twelve months ended December 26, 2004 compared to the twelve months ended December 21, 2003, partially due to the inclusion of 53 weeks, instead of 52 weeks, in the twelve months ended December 26, 2004. Volume growth over and above the inclusion of the 53rd week in the twelve month period, improved rate and cargo mix and higher fuel surcharges drove this growth in revenue during the twelve months ended December 26, 2004.

Operating expense increased by $90.0 million or 9.6% during the twelve months ended December 26, 2004, also due in part to 53 weeks during such period. Other factors contributing to this increase were higher container volumes, increased charges from rail and truck service providers, and fuel price increases.

Operating income improved by $13.4 million or 35.0% during the twelve months ended December 21, 2004 compared to the twelve months ended December 21, 2003, generating an improvement in operating ratio from 95.7% during the twelve months ended December 21, 2003 to 94.7% during the twelve months ended December 26, 2004.

General

We believe that we are the nation’s leading Jones Act container shipping and logistics company, accounting for approximately 37% of total U.S. marine container shipments from the continental U.S. to Alaska, Puerto Rico and Hawaii, constituting the three non-contiguous Jones Act markets, and to Guam. Under the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. We operate the largest Jones Act containership fleet with 16 vessels and approximately 22,100 cargo containers. We provide comprehensive shipping and logistics services in our markets. We have long-term access to terminal facilities in each of our ports, operating our terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in our seven ports in the continental U.S. and in our ports in Guam, Hong Kong and Taiwan.

History and Transactions

Our long operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. In 1958, we introduced container shipping to the Puerto Rico market and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. west coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. In 2000, we introduced HITS, our industry-leading ocean shipping and logistics information technology system, enabling us to capture all critical aspects of every shipment and allowing our customers to book, track and trace cargo shipments on a real-time basis. Today, as the only Jones Act vessel operator with an integrated organization serving Alaska, Puerto Rico, and Hawaii, we are uniquely positioned to serve our customers that require shipping and logistics services in more than one of these markets.

On February 27, 2003, Horizon Lines Holding (which at the time was indirectly majority-owned by Carlyle-Horizon Partners, L.P.) acquired from CSX Corporation (referred to herein as CSX), which was the successor to Sea-Land, 84.5% of CSX Lines, LLC (referred to herein as the Predecessor Company), and 100% of CSX Lines of Puerto Rico, Inc. (referred to herein as the Predecessor Puerto Rico Entity), which together constitute our business today. This transaction is referred to in this prospectus as the February 27, 2003 purchase transaction. CSX Lines, LLC is now known as Horizon Lines, LLC and CSX Lines of Puerto Rico, Inc. is now known as Horizon Lines of Puerto Rico, Inc.

On July 7, 2004, as part of the acquisition transaction, H-Lines Subcorp., a wholly-owned subsidiary of the issuer, merged with and into Horizon Lines Holding, with the latter entity as the survivor of such merger. As a result, Horizon Lines Holding became a wholly-owned subsidiary of the issuer.

For information regarding the acquisition transaction and developments concerning our capitalization subsequent to July 7, 2004, see “Historical Transactions.”

Basis of Presentation

The issuer was formed in connection with the Acquisition-Related Transactions, which are described in “Historical Transactions,” at          page of this prospectus, and has no independent operations. Consequently, the accompanying consolidated financial statements include the consolidated accounts of the issuer as of December 26, 2004 and March 27, 2005 and for the period from July 7, 2004 through December 26, 2004 and for the quarter ended March 27, 2005 and of Horizon Lines Holding as of December 21, 2003 and for the periods from February 27, 2003 through December 21, 2003 and from December 22, 2003 through July 6, 2004 and for the quarter ended March 21, 2004. For dates prior to February 27, 2003, the combined financial statements include the accounts of the Predecessor Company and its wholly-owned subsidiaries, the Predecessor Puerto Rico Entity, and the Domestic Liner Business of SL Service, Inc. (formerly known as Sea-Land Service, Inc.), all of which were stand-alone wholly-owned entities of CSX.

The financial statements for periods prior to February 27, 2003 have been prepared using CSX’s basis in the assets and liabilities presented as of the dates specified therein and the historical results of operations for such periods. The financial statements for periods subsequent to February 26, 2003 but prior to July 7, 2004 have been prepared using Horizon Lines Holding’s basis in the assets and liabilities acquired in the February 27, 2003 purchase transaction, determined by applying the purchase method of accounting to such transaction, and the assets and liabilities so acquired were valued on Horizon Lines Holding’s books at Horizon Lines Holding’s assessment of their fair market value. The financial statements for periods subsequent to July 6, 2004 have been prepared using the basis of the issuer in the assets and liabilities deemed acquired by the issuer in the Acquisition-Related Transactions, determined by applying the purchase method of accounting to such transactions, and the assets and liabilities so acquired were valued on the issuer’s books at the issuer’s assessment of their fair market value. The consolidated financial information included in this prospectus may not necessarily reflect the consolidated financial position, operating results, changes in stockholders’ equity, and cash flows of the issuer in the future or what they would have been had we been a separate, stand-alone entity during the periods preceding February 27, 2003.

The information for the twelve months ended December 21, 2003 and December 26, 2004 discussed below represents the combined financial information for the appropriate pre-acquisition and post-acquisition periods to present more meaningful information on a comparative annual basis.

Certain prior period balances have been reclassified to conform with the current period presentation. This change reflects the reclassification of the purchase by Maersk, an international shipping company, and certain of our Jones Act competitors, of container space on our vessels to operating revenue from the prior classification thereof as an offset to operating expense. The effect of this reclassification on our operating revenue was, for the years ended December 24, 2000, December 23, 2001, and December 22, 2002, an increase of $36.8 million, $33.4 million, and $46.0 million, respectively, and, for the twelve months ended December 21, 2003 and December 26, 2004, an increase of $54.3 million, and $60.2 million, respectively. For each of these years or twelve-month periods, the impact of this change was an increase in operating revenue and an increase of equal amount in operating expense.

Fiscal Year

We have a 52- or 53-week (every seventh year) fiscal year that ends on the Sunday before the last Friday in December. The year ended December 22, 2002 and the twelve months ended December 21, 2003 each consisted of 52 weeks. The twelve months ended December 26, 2004 consisted of 53 weeks.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions in the reported amounts of revenues and expenses during the reporting period and in reporting the amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of our financial statements. Since many of these estimates and assumptions are based on future events which cannot be determined with certainty, the actual results could differ from these estimates.

We believe that the application of our critical accounting policies, and the estimates and assumptions inherent in those policies, are reasonable. These accounting policies and estimates are constantly reevaluated and adjustments are made when facts or circumstances dictate a change. Historically, we have found the application of accounting policies to be appropriate and actual results have not differed materially from those determined using necessary estimates.

Revenue Recognition

We account for transportation revenue based upon method two under Emerging Issues Task Force No. 91-9 “Revenue and Expense Recognition for Freight Services in Process.” Under this method we record transportation revenue for the cargo when shipped and an expense accrual for the corresponding costs to complete delivery when the cargo first sails from its point of origin. We believe that this method of revenue recognition does not result in a material difference in reported net income on an annual or quarterly basis as compared to recording transportation revenue between accounting periods based upon the relative transit time within each respective period with expenses recognized as incurred.

Terminal and other service revenue and related costs of sales are recognized as services are performed.

Allowance for Doubtful Accounts

We record an allowance for doubtful accounts based upon a number of factors, including historical uncollectible amounts, ongoing credit evaluations of customers, customer markets and overall economic conditions. Historical trends are continually reviewed with adjustments made to the allowance for doubtful accounts as appropriate. If the financial condition of our customers were to deteriorate resulting in a perceived impairment of their ability to make payments, specific allowances might be taken.

Casualty Claims

We purchase insurance coverage for a portion of our exposure related to certain employee injuries (workers’ compensation and compensation under the Longshore and Harbor Workers’ Compensation Act), vehicular and vessel collision, accidents and personal injury and cargo claims. Most insurance arrangements include a level of self-insurance (self-retention or deductible) applicable to each claim or vessel voyage, but provide an umbrella policy to limit our exposure to catastrophic claim costs. The amounts of self-insurance coverage change from time to time. Our current insurance coverage specifies that the self-insured limit on claims ranges from $2,500 to $1,000,000. Our safety and claims personnel work directly with representatives from our insurance companies to continually update the anticipated residual exposure for each claim. In establishing accruals and reserves for claims and insurance expenses, we evaluate and monitor each claim individually, and we use factors such as historical experience, known trends and third-party estimates to determine the appropriate reserves for potential liability. Changes in the perceived severity of previously reported claims, significant changes in medical costs and legislative changes affecting the administration of our plans could significantly impact the determination of appropriate reserves.

Goodwill, Purchase Costs and Other Identifiable Intangible Assets

Under SFAS No. 142 “Goodwill and Other Intangible Assets,” previously recorded goodwill and other intangible assets with indefinite lives are not amortized but are subject to annual undiscounted cash flow impairment tests. If there is an apparent impairment, a new fair value of the reporting unit would be determined. If the new fair value is less than the carrying amount, an impairment loss would be recognized.

Customer contracts and trademarks were valued on July 7, 2004, as part of the acquisition transaction, by an independent third-party valuation company using the income appraisal methodology. The income appraisal methodology includes a determination of the present value of future monetary benefits to be derived from the anticipated income, or ownership, of the subject asset. The value of our customer contracts includes the value expected to be realized from existing contracts as well as from expected renewals of such contracts and is calculated using unweighted and weighted total undiscounted cash flows as part of the income appraisal methodology. The value of our trademarks and service marks is based on various factors including the strength of the trade or service name in terms of recognition and generation of pricing premiums and enhanced margins. We amortize customer contracts and trademarks and service marks on a straight-line method over the estimated useful life of nine to fifteen years. We evaluate these assets annually for potential impairment in accordance with SFAS No. 142.

Shipping Rates

We publish tariffs with fixed rates for all three of our Jones Act trade routes. These rates are subject to regulation by the STB. However, in the case of our Puerto Rico and Alaska trade routes, we primarily ship containers on the basis of confidential negotiated transportation service contracts that are not subject to rate regulation by the STB.

Vessel Drydocking

Under U.S. Coast Guard Rules, administered through the American Bureau of Shipping’s alternative compliance program, all vessels must meet specified seaworthiness standards to remain in service carrying cargo between U.S. marine terminals. Vessels must undergo regular inspection, monitoring and maintenance, referred to as drydocking, to maintain the required operating certificates. These drydockings generally occur every two and a half years, or twice every five years. Because drydockings enable the vessel to continue operating in compliance with U.S. Coast Guard requirements, the costs of these scheduled drydockings are customarily deferred and amortized until the next regularly scheduled drydocking period.

We also take advantage of these vessel drydockings to perform normal repair and maintenance procedures on our vessels. These routine vessel maintenance and repair procedures are expensed as incurred. In addition, we will occasionally, during a vessel drydocking, replace vessel machinery or equipment and perform procedures that materially enhance capabilities or extend the useful life of a vessel. In these circumstances, the expenditures are capitalized and depreciated over the estimated useful lives.

Deferred Tax Assets

Deferred tax items represent expenses recognized for financial reporting purposes that may result in tax deductions in the future. Certain judgments, assumptions and estimates may affect the carrying value of the valuation allowance and income tax expense in the consolidated financial statements. We record an income tax valuation allowance when the realization of certain deferred tax assets, net operating losses and capital loss carryforwards is not likely.

Union Plans

We contribute to multiemployer health, welfare and pension plans for employees covered by collective bargaining agreements. The amounts of these contributions, absent a termination, withdrawal or determination by the Internal Revenue Service, are determined in accordance with these agreements. Our health and welfare plans provide health care and disability benefits to active employees and retirees. The pension plans provide defined benefits to retired participants. We recognize as net pension cost the required contribution for the applicable period and recognize as a liability any contributions due and unpaid. We contributed to such multiemployer plans $10.2 million for the twelve months ended December 26, 2004, $10.5 million for the twelve months ended December 21, 2003, $8.5 million for the year ended December 22, 2002, and $7.0 million for the year ended December 23, 2001.

We have a noncontributory pension plan that covered 29 union employees as of March 27, 2005. Costs of the plan are charged to current operations and consist of several components of net periodic pension cost based on various actuarial assumptions regarding future experience of the plans. In addition, certain other union employees are covered by plans provided by their respective union organizations. We expense amounts as paid in accordance with the applicable union agreements. Amounts recorded for the pension plan covering the 29 union employees reflect estimates related to future interest rates, investment returns and employee turnover. We review all assumptions and estimates on an ongoing basis. We record an additional minimum pension liability adjustment, when necessary, for the amount of underfunded accumulated pension obligations in excess of accrued pension costs.

Property and Equipment

We capitalize property and equipment as permitted or required by applicable accounting standards, including replacements and improvements when costs incurred for those purposes extend the useful life of the asset. We charge maintenance and repairs to expense as incurred. Depreciation on capital assets is computed using the straight-line method and ranges from 3 to 25 years. Our management makes assumptions regarding future conditions in determining estimated useful lives and potential salvage values. These assumptions impact the amount of depreciation expense recognized in the period and any gain or loss once the asset is disposed.

We evaluate each of our long-lived assets for impairment using undiscounted future cash flows relating to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) and supersedes APB opinion No. 25, “Accounting for Stock Issued to Employees.” FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. We are required to adopt SFAS 123R in the third quarter of fiscal 2005. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. We are evaluating the requirements of SFAS 123R and have not yet determined the method of adoption or the effect of adopting SFAS 123R, and we have not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.

Results of Operations

Operating Revenue Overview

We derive our revenue primarily from providing comprehensive shipping and logistics services to and from the continental U.S. and Alaska, Puerto Rico, Hawaii and Guam. We charge our customers on a per load basis and price our services based on the length of inland and ocean cargo transportation hauls, type of cargo and other requirements, such as shipment timing and type of container. In addition, we assess fuel surcharges on a basis consistent with industry practice. At times, there is a timing disparity between fuel surcharges and fuel costs that may result in insufficient surcharges during sharp fuel price hikes and excess surcharges when fuel prices level off or decline.

Over 90% of our revenues are generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws. The balance of our revenue is derived from vessel loading and unloading services that we provide for vessel operators at our terminals and agency services that we provide for third-party shippers lacking administrative presences in our markets.

As used in this prospectus, the term “revenue containers” connotes containers that are transported for a charge (as opposed to empty containers).

Operating Expenses Overview

Our operating expenses consist primarily of marine operating costs, inland transportation costs, vessel operating costs, land costs, fuel costs, and rolling stock rent. Our marine operating costs consist of stevedoring, port charges, wharfage and various other costs to secure vessels at the port and to load and unload containers to and from vessels. Our inland transportation costs consist primarily of the costs to move containers to and from the port via rail, truck or barge. Our vessel operating costs consist primarily of crew payroll and benefits, vessel maintenance, space charter costs, vessel insurance and vessel rent. Our land costs consist primarily of maintenance, yard and gate operations, warehousing operations and terminal overhead in the terminals in which we operate. We view our fuel costs as substantially fixed with respect to unit consumption but subject to potential fluctuation as a result of changes in unit prices in the fuel market. Rolling stock rent consists primarily of rent for street tractors, yard equipment, chassis, gensets and various dry and refrigerated containers.

Quarter Ended March 27, 2005 Compared with Quarter Ended March 21, 2004

	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005	% Change
	($ in millions)
Operating revenue	$220.0	$257.6	17.1%
Operating expense:
Vessel	60.1	67.3	12.0%
Marine	44.4	48.4	9.1%
Inland	37.5	44.2	18.0%
Land	30.3	35.6	17.4%
Rolling stock rent	10.3	10.7	4.7%

Operating expense	182.5	206.2	13.0%

Depreciation and amortization	10.6	12.9	22.0%
Amortization of vessel drydocking	4.1	3.8	(8.3)%
Selling, general and administrative	18.9	29.5	55.9%
Miscellaneous expense, net	1.2	1.3	9.0%

Total operating expenses	217.3	253.7	16.7%

Operating income	$2.7	$3.8	44.4%

Operating Ratio	98.8%	98.5%	0.3%

Revenue containers (units)	70,914	74,418	4.9%

Operating Revenue.    Operating revenue increased to $257.6 million for the quarter ended March 27, 2005 compared to $220.0 million for the quarter ended March 21, 2004, an increase of $37.6 million, or 17.1%. This revenue increase can be attributable to the following factors ($ in millions):

Revenue container volume growth	$9.8
Intermodal surcharges, more favorable cargo mix, and general rate increases	12.0
Bunker fuel surcharges included in rates to offset rising fuel cost	5.3
New management contract awarded in the fourth quarter of our fiscal year ended December 26, 2004 to manage seven oceanographic vessels for the U.S. Government	5.3
Growth in other non-transportation services	5.2

$37.6

Operating Expense.    Operating expense increased to $206.2 million for the quarter ended March 27, 2005 compared to $182.5 million for the quarter ended March 21, 2004, an increase of $23.7 million or 13.0%. The increase in operating expense quarter over quarter primarily reflects an increase in our revenue container volumes, as well as an increase in non-transportation and other revenue. Additionally, vessel fuel costs increased by 10.5% as a result of a significant increase in fuel prices for the quarter ended March 27, 2005 compared to the quarter ended March 21, 2004. Inland transportation costs increased approximately 18.0% during the quarter ended March 27, 2005 compared to the quarter ended March 21, 2004 as a result of increased revenue container volumes as well as from higher fuel costs, as rail and truck carriers have substantially increased their fuel surcharges during the quarter ended March 27, 2005 compared to the quarter ended March 21, 2004. The purchase of two vessels in our fleet which were previously under operating leases, the Horizon Navigator in April 2004 and the Horizon Trader in October 2004, led to a decrease in vessel lease expense of $1.1 million for the quarter ended March 27, 2005 compared to the quarter ended March 21, 2004. The decrease in vessel lease expense was partially offset by the resulting increase in depreciation and amortization.

	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005	% Change
	($ in millions)
Depreciation and amortization:
Depreciation—owned vessels	$1.6	$2.3	43.9%
Depreciation and amortization—other	8.3	5.7	(30.7)%
Amortization of intangible assets	0.7	4.9	585.8%

Total depreciation and amortization	$10.6	$12.9	22.0%

Amortization of vessel drydocking	$4.1	$3.8	(8.3)%

Depreciation and Amortization.    Depreciation and amortization costs increased to $12.9 million for the quarter ended March 27, 2005 from $10.6 million for the quarter ended March 21, 2004, an increase of $2.3 million or 22%. The increase in depreciation and amortization is primarily due to the step-up in basis of customer contracts and trademarks related to the consummation of the acquisition transaction on July 7, 2004. Amortization costs related to customer contracts and trademarks increased by $4.2 million from the quarter ended March 21, 2004 to the quarter ended March 27, 2005. The depreciation of other assets decreased by $2.9 million from the quarter ended March 21, 2004 to the quarter ended March 27, 2005 as a result of higher depreciation of leasehold improvements on leased vessels during the quarter ended March 21, 2004. Three vessels under operating leases, the Horizon Expedition, Horizon Trader, and Horizon Navigator, were purchased during the twelve months ended December 31, 2004. These purchases were the primary cause of the lower depreciation of leasehold improvements and higher depreciation of owned vessels during the quarter ended March 27, 2005.

Amortization of Vessel Drydocking.    Amortization of vessel drydocking decreased to $3.8 million for the quarter ended March 27, 2005 from $4.1 million for the quarter ended March 21, 2004, a decrease of $0.3 million or 8.3%. This decrease is attributed to lower costs incurred on various vessel drydockings subsequent to March 21, 2004.

Selling, General and Administrative.    Selling, general and administrative costs increased to $29.5 million for the quarter ended March 27, 2005 compared to $18.9 million for the quarter ended March 21, 2004, an increase of $10.6 million or 55.9%. Approximately $6.4 million of this increase is a result of non-cash compensation expenses related to a restricted stock plan for certain members of management and certain non-employee directors. Approximately $2.5 million of the increase from the quarter ended March 21, 2004 to the quarter ended March 27, 2005 is a result of increased expense accruals related to a cash bonus plan that covers all of our non-union employees. The remaining $1.7 million increase in selling, general and administrative costs primarily resulted from increased costs related to preparation for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and general inflationary cost increases.

Miscellaneous Expense, Net.    Miscellaneous expense increased to $1.3 million for the quarter ended March 27, 2005 compared to $1.2 million for the quarter ended March 21, 2004, an increase of $0.1 million or 9.0%. Miscellaneous expense primarily consists of bad debt expense.

Interest Expense.    Interest expense increased to $12.9 million for the quarter ended March 27, 2005 compared to $2.4 million for the quarter ended March 21, 2004, an increase of $10.5 million or 447.4%. This increase is due to significantly higher levels of debt outstanding during the quarter ended March 27, 2005, as a result of the consummation of the Acquisition-Related Transactions on July 7, 2004 and the issuance of the 11% senior discount notes in December 2004.

Interest Expense—Preferred Units of Subsidiary.    Interest expense—preferred units of subsidiary decreased to $0 for the quarter ended March 27, 2005 compared to $1.2 million for the quarter ended March 21, 2004, a decrease of $1.2 million or 100%. The preferred units were issued in conjunction with the closing of the February 27, 2003 purchase transaction and began accreting interest at 10%. The preferred units were redeemed in conjunction with the closing of the acquisition transaction on July 7, 2004.

Income Tax Expense (Benefit).    Income tax benefit for the quarter ended March 27, 2005 and March 21, 2004 totaled $0.8 million and $0.3 million, respectively, which represent effective annual tax rates of 9.3% and 38.7%, respectively. The difference between the federal statutory rate and the effective annual tax rate for the quarter ended March 27, 2005 is primarily driven by the permanent differences related to stock based compensation.

Twelve Months Ended December 26, 2004 Compared with Twelve Months Ended December 21, 2003

	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	% Change
	($ in millions)
Operating revenue	$886.0	$980.3	10.7%
Operating expense:
Vessel	236.1	247.3	4.7%
Marine	176.7	190.6	7.9%
Inland	147.6	170.4	15.5%
Land	116.8	131.0	12.2%
Rolling stock rent	41.0	41.0	—

Operating expense	718.2	780.3	8.7%

Depreciation and amortization	30.0	45.5	52.1%
Amortization of vessel drydocking	16.3	15.9	(3.0)%
Selling, general and administrative	80.1	84.8	5.9%
Miscellaneous expense, net	3.2	2.2	(31.9)%

Total operating expenses	847.8	928.7	9.6%

Operating income	$38.2	$51.6	35.0%

Operating ratio	95.7%	94.7%	1.0%

Revenue containers (units)	289,360	308,435	6.6%

The twelve months ended December 26, 2004 consisted of 53 weeks. The twelve months ended December 21, 2003 consisted of 52 weeks.

Operating Revenue.    Operating revenue increased to $980.3 million for the twelve months ended December 26, 2004 compared to $886.0 million for the twelve months ended December 21, 2003, an increase of $94.4 million, or 10.7%. This revenue increase can be attributable to the following factors ($ in millions):

Revenue container volume growth	$53.8
More favorable cargo mix and general rate increases	17.9
Bunker fuel surcharges included in rates to offset rising fuel cost	14.2
Growth in other non-transportation services	8.5

$94.4

Operating Expense.    Operating expense increased to $780.3 million for the twelve months ended December 26, 2004 from $718.2 million for the twelve months ended December 21, 2003, an increase of $62.1 million, or 8.6%, in contrast to the increase of revenue of 10.7%. The decrease in operating expense as a percentage of operating revenue is attributable to our continued ability to leverage our existing cost structure. The increase in operating expense year over year primarily reflects the increase in container volumes. Additionally, vessel fuel costs increased 9.2% as a result of significantly higher fuel prices during the twelve months ended December 26, 2004 compared to the twelve months ended December 21, 2003. Inland transportation costs increased at a higher rate than container volumes as a result of increasing fuel costs as well, as rail and truck carriers increased their fuel surcharges throughout the year. The purchase of four vessels in our fleet that we held under operating leases, namely, the Horizon Hawaii in December 2003, the Horizon Expedition in January 2004, the Horizon Navigator in April 2004 and the Horizon Trader in October 2004, led to a decrease in vessel lease expense of $4.2 million for the twelve months ended December 26, 2004. The resulting decrease in operating expense was partially offset by the resulting increase in depreciation and amortization.

	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	% Change
	($ in millions)
Depreciation and amortization:
Depreciation—owned vessels	$3.7	$8.1	116.3%
Depreciation and amortization—other	23.6	26.5	12.2%
Amortization of intangible assets	2.7	11.0	313.3%

Total depreciation and amortization	$30.0	$45.6	52.1%

Amortization of vessel drydocking	$16.3	$15.9	(2.9)%

Depreciation and Amortization.    Depreciation and amortization increased to $45.6 million for the twelve months ended December 26, 2004 from $30.0 million for the twelve months ended December 21, 2003, an increase of $15.6 million or 52.1%. The increase in depreciation and amortization is largely due to the step-up in basis of customer contracts and trademarks related to the consummation of the acquisition transaction on July 7, 2004. Amortization of customer contracts, trademarks and service marks increased by $8.3 million from the twelve months ended December 21, 2003 to the twelve months ended December 26, 2004. The acquisition of four vessels previously under operating leases and the step-up in basis of property and equipment from historical costs to fair market value after the closing of the acquisition transaction on July 7, 2004 accounted for the remaining increase in depreciation and amortization.

Amortization of Vessel Drydocking.    Amortization of vessel drydocking decreased to $15.9 million for the twelve months ended December 26, 2004 from $16.3 million for the twelve months ended December 21, 2003, a decrease of $0.5 million or 2.9%.

Selling, General and Administrative.    Selling, general and administrative costs increased to $84.8 million for the twelve months ended December 26, 2004 compared to $80.1 million for the twelve months ended December 21, 2003, an increase of $4.7 million or 5.9%. Approximately $2.9 million of these costs reflect the costs associated with the closing of the acquisition transaction on July 7, 2004. Incentive-based compensation costs increased by $1.6 million from the twelve months ended December 26, 2004 compared to the twelve months ended December 21, 2003. Management fees charged by equity sponsors increased by $2.0 million from the twelve months ended December 26, 2004 compared to the twelve months ended December 21, 2003. During the twelve months ended December 26, 2004, we were able to reduce data center charges by $1.0 million compared to the twelve months ended December 21, 2003.

During the first quarter of 2005, we recorded compensation expense totaling $6.4 million relating to the sale of restricted shares of our common stock to our officers and the sale of shares of our common stock to our directors. In connection with the consummation of this offering, an additional compensation charge of approximately $18.6 million will be recorded, as all outstanding restricted shares will be fully vested. This amount also includes a charge for shares of our common stock sold by CHP IV and its affiliates (excluding us) and associates to two of our nonexecutive directors during April 2005. No additional compensation charges will be incurred, subsequent to this offering, relating to stock sales from December 26, 2004 to the date of this offering.

Miscellaneous Expense (Income), Net.    Miscellaneous expense decreased to $2.2 million for the twelve months ended December 26, 2004 from $3.2 million for the twelve months ended December 21, 2003, a decrease of $1.0 million or 31.9%. Miscellaneous expense primarily consists of bad debt expense. During the twelve months ended December 26, 2004 we were able to reduce bad debt charges by $0.5 million compared to the twelve months ended December 21, 2003.

Interest Expense.    Interest expense increased to $26.9 million for the twelve months ended December 26, 2004 from $9.0 million for the twelve months ended December 21, 2003, an increase of $17.9 million or 199.1%. The increase is due to the higher levels of outstanding debt during the twelve months ended December 26, 2004, as a result of the closing of the Acquisition-Related Transactions on July 7, 2004.

Interest Expense—Preferred Units of Subsidiary.    Interest expense—preferred units of subsidiary totaled $2.7 million for the twelve months ended December 26, 2004. The preferred units were issued in conjunction with the closing of the February 27, 2003 purchase transaction and began accreting interest at 10%. The holders of the preferred units were redeemed in conjunction with the closing of the acquisition transaction on July 7, 2004.

Income Tax Expense.    Income taxes for the twelve months ended December 26, 2004 and December 21, 2003 totaled $8.4 million and $9.6 million, respectively, which represent effective annual tax rates of 38.4% and 38.9%, respectively. The differences between the federal statutory rates and the effective annual tax rates are primarily due to state income taxes.

Twelve Months Ended December 21, 2003 Compared with Year Ended December 22, 2002

	Year Ended December 22, 2002	Twelve Months Ended December 21, 2003	% Change
		($ in millions)
Operating revenue	$804.4	$886.0	10.1%
Operating expense:
Vessel	218.0	236.1	8.3%
Marine	158.7	176.7	11.3%
Inland	137.3	147.6	7.5%
Land	108.6	116.8	7.6%
Rolling stock rent	35.4	41.0	15.8%

Operating expense	658.0	718.2	9.1%

Depreciation and amortization	18.0	30.0	66.6%
Amortization of vessel drydocking	15.0	16.3	9.0%
Selling, general and administrative	75.2	80.1	6.5%
Miscellaneous expense, net	0.8	3.2	285.1%

Total operating expenses	767.0	847.8	10.5%

Operating income	$37.4	$38.2	2.2%

Operating ratio	95.3%	95.7%	.4%

Revenue containers (units)	277,547	289,360	4.3%

Operating Revenue.    Operating revenue increased to $886.0 million for the twelve months ended December 21, 2003 compared to $804.4 million for the year ended December 22, 2002, an increase of $81.6 million or 10.1%. This revenue increase can be attributable to the following factors ($ in millions):

Revenue container volume growth	$31.8
More favorable cargo mix, bunker fuel surcharges and general rate increases	33.5
Growth in terminal services and other non-transportation services	16.3

$81.6

Revenue container volumes increased approximately 4.3% year over year as a result of the following factors: (i) general economic growth across all of our markets, but particularly in Hawaii as tourism and the local economy rebounded from the post-September 11 lows of 2002; (ii) increased productivity at our U.S. west coast ports in contrast to the adverse impact on productivity in 2002 resulting from a 10-day labor interruption by the International Longshore and Warehouse Union, which affected the entire market, including us, as our U.S. west coast ports attempted to recover from the impact of that interruption over several months; and (iii) our increased share of the Puerto Rico market resulting from the Chapter 7 liquidation of one of our major competitors serving that market.

The year over year rate improvement which represents approximately 41% of our revenue growth can be attributed to improved cargo mix, general rate increases, and implementation of a terminal handling surcharge in the Hawaii market, and increased fuel surcharges, which were implemented to offset escalating fuel costs. The increased fuel surcharges represent approximately half of the rate growth.

Operating Expense.    Operating expense increased to $718.2 million for the twelve months ended December 21, 2003 from $658.1 million for the year ended December 22, 2002, an increase of

$60.2 million or 9.1% in contrast to the increase of operating revenue of 10.1%. The increase in operating expense can primarily be attributed to increases in container volumes and increased vessel fuel expense. Vessel fuel expense increased $15.2 million or 23.1% due to significant increases in fuel prices prior to the commencement of Operation Iraqi Freedom which were partially offset through the implementation of fuel surcharges. Container and equipment rent expense increased approximately $4.1 million for the twelve months ended December 21, 2003 compared to the year ended December 22, 2002 as a result of additional equipment needs required to support the increase in container market share in the Puerto Rico market. The labor interruptions that occurred on the U.S. west coast in the fourth quarter of 2002 by the International Longshore and Warehouse Union negatively impacted our operating expense in 2002.

	Year Ended December 22, 2002	Twelve Months Ended December 21, 2003	% Change
	(Dollars in millions)
Depreciation and amortization:
Depreciation—owned vessels	$1.3	$3.7	182.9%
Depreciation and amortization—other	16.7	23.6	41.5%
Amortization of intangible assets	—	2.7	N/A

Total depreciation and amortization	$18.0	$30.0	66.6%

Amortization of vessel drydocking	$15.0	$16.3	9.0%

Depreciation and Amortization.    Depreciation and amortization increased to $30.0 million for the twelve months ended December 21, 2003 from $18.0 million for the year ended December 22, 2002, an increase of $12.0 million or 66.6%. The increase in depreciation and amortization is largely due to the step-up in basis of property and equipment and the amortization of customer contracts relating to the consummation of the February 27, 2003 purchase transaction.

Amortization of Vessel Drydocking.    Amortization of vessel drydocking increased to $16.3 million for the twelve months ended December 27, 2003 from $15.0 million for the year ended December 22, 2002, an increase of $1.4 million or 9.0%. Approximately $1.1 million of this increase is due to increased amortization of vessel drydocking costs associated with our three vessels used in the Alaska market. These vessels, built in 1987, were not required to go through extensive drydockings during the first fifteen years of their useful lives. The increased amortization expense represents the amortization of the first substantive drydockings that these vessels undertook in 2002 and 2003.

Selling, General and Administrative.    Selling, general and administrative costs increased to $80.1 million for the twelve months ended December 21, 2003 compared to $75.2 million for the year ended December 22, 2002, an increase of $4.9 million or 6.5%. Approximately $4.5 million of these costs reflect the costs associated with the purchase transaction including severance costs to executive employees, renaming and rebranding expenses associated with changing our name from CSX Lines to Horizon Lines, and professional fees. Incentive-based compensation costs decreased by $3.0 million from the year ended December 22, 2002 compared to the twelve months ended December 21, 2003. This decrease is a result of exceptional performance relative to our incentive-based targets in 2002. The remaining increases in selling, general, and administrative costs are attributable to increased insurance costs, and general inflationary and customary annual compensation increases.

Miscellaneous Expense (Income), Net.    Miscellaneous expense increased to $3.2 million for the twelve months ended December 21, 2003 from $0.8 million in the year ended December 22, 2002, an increase of $2.3 million or 285.1%. Miscellaneous expense during the twelve months ended December 21, 2003 primarily consisted of bad debt expense. During the year ended December 22, 2002, we had recorded adjustments of approximately $3.5 million related to accounts payable discounts and reductions to certain reserves based on revised estimates. These adjustments offset the bad debt expense during that period. Bad debt expense did not change significantly from the year ended December 22, 2002 to the twelve months ended December 21, 2003.

Interest Expense.    Interest expense increased to $9.0 million for the twelve months ended December 21, 2003 from $7.1 million for the year ended December 22, 2002, an increase of $1.9 million or 26.0%. Interest expenses in the periods are not comparable due to the increased indebtedness undertaken in the February 27, 2003 purchase transaction.

Interest Expense—Preferred Units of Subsidiary.    Interest expense—preferred units of Horizon Lines was $4.5 million for the twelve months ended December 21, 2003. The preferred units were issued in conjunction with the closing of the February 27, 2003 purchase transaction on February 27, 2003 and began accreting interest at 10%. No preferred units existed prior to February 27, 2003.

Income Tax Expense.    Income taxes for the twelve months ended December 21, 2003 and the year ended December 22, 2002 were $9.6 million and $13.7 million, respectively, which represent effective annual tax rates of 38.9% and 38.7% respectively. The difference between the federal statutory rate and the effective annual tax rate is primarily due to state income taxes.

Uncertainty Related to Renewal of Our Arrangements with Maersk

Our commercial agreements with Maersk, an international shipping company, encompass terminal services, equipment sharing, cargo space charters, sales agency services, and trucking services. These agreements generally are scheduled to expire at the end of 2007. If we fail to renew these agreements or to enter into substitute agreements with third parties, or if we enter into substitute agreements with third parties on terms and conditions significantly less favorable to us than those of our existing agreements with Maersk, we may have to make changes to our operations, which may cause disruptions to our business, which could be significant, and may result in reduced revenue and in additional costs and expenses. See “Risk Factors—Risks Related to Our Business—Our failure to renew our commercial agreements with Maersk in the future could have a material adverse effect on our business,” beginning on page      of this prospectus.

Liquidity and Capital Resources

Our principal sources of funds have been (i) earnings before non-cash charges, (ii) borrowings under debt arrangements and (iii) equity capitalization. Our principal uses of funds have been (i) capital expenditures on our container fleet, our terminal operating equipment and our information technology systems, (ii) vessel drydocking expenditures, (iii) the purchase of vessels upon expiration of operating leases, (iv) working capital consumption, and (v) principal and interest payments on our existing indebtedness. Cash and cash equivalents totaled $43.8 million at March 27, 2005.

As of March 27, 2005, $18.3 million was available under our existing $25.0 million revolving credit facility, after taking into account $6.7 million utilized for outstanding letters of credit.

Operating Activities

	Year Ended December 22, 2002	Twelve Months Ended December 21, 2003	Twelve Months Ended December 26, 2004	Quarter Ended March 21, 2004	Quarter Ended March 27, 2005
		($ in thousands)
Cash flows from operating activities:

Net income	$21,751	$15,113	$13,561	$(536)	(8,173)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17,977	27,308	34,572	9,856	8,003
Amortization of other intangible assets	—	2,646	10,998	713	4,890
Amortization of vessel drydocking	14,988	16,343	15,861	4,143	3,798
Amortization of deferred financing costs	—	438	1,853	253	780
Deferred income taxes	(16,969)	2,740	12,306	—	(841)
Accretion of preferred units of subsidiary	—	4,477	2,686	1,181	—
Accretion of interest on 11% senior discount notes	—	—	549	—	3,082
Other operating activities	(91)	—	1,329	—	6,412

Subtotal	15,905	53,952	80,154	16,146	26,124

Earnings adjusted for non-cash charges	37,656	69,065	93,715	15,610	17,951

Changes in operating assets and liabilities:
Accounts receivable	(11,550)	11,689	(5,045)	(16,558)	(16,902)
Due to/from affiliates	(241)	—	—	—	—
Materials and supplies	(4,438)	(1,250)	(3,181)	(409)	(144)
Other current assets	2,778	(1,913)	(388)	2,173	1,667
Accounts payable	(8,091)	4,803	(3,003)	(1,312)	(4,955)
Accrued liabilities	—	(10,656)	12,927	(15,502)	(4,448)
Income taxes receivable	—	—	(9,354)	—	—
Other assets/liabilities	—	(11,080)	(3,413)	(6,992)	85

Subtotal	(21,542)	(8,407)	(11,457)	(38,600)	(24,697)

Gain on equipment disposals	(2,049)	(74)	(116)	5	(45)
Vessel drydocking payments	(15,905)	(16,536)	(12,273)	(3,195)	(5,101)

Net cash provided (used in) by operating activities	(1,840)	$44,048	$69,869	$(26,180)	$(11,892)

Net cash used in operating activities decreased by $14.3 million to $11.9 million for the quarter ended March 27, 2005 compared to $26.2 million of net cash used in operating activities for the quarter ended March 21, 2004. This decrease is primarily driven by improved profitability before non-cash charges and a positive net change in working capital. Net earnings adjusted for depreciation, amortization, deferred income taxes, accretion and other non-cash operating activities, which includes non-cash stock based compensation expense, resulted in cash flow generation of $18.0 million for the quarter ended March 27, 2005 compared to $15.6 million for the quarter ended March 21, 2004, accounting for an improvement of $2.3 million in cash flows from operating activities. Changes in working capital resulted in a use of cash of $24.7 million for the quarter ended March 27, 2005 compared to a use of cash of $38.6 million for the quarter ended March 21, 2004, an improvement of $13.9 million. The first quarter of each year typically has a higher use of working capital compared to other quarters as our annual management bonuses and a majority of our annual vessel lease payments are made in January. Vessel lease payments for the quarter ended March 27, 2005 were $9.6 million less than vessel lease payments for the quarter ended March 21, 2004, accounting for the majority of the $13.9 million quarter over quarter improvement.

Net cash provided by operating activities increased by $25.8 million to $69.9 million for the twelve months ended December 26, 2004, compared to $44.1 million of net cash provided by operating activities for the twelve months ended December 21, 2003. This increase is primarily the result of improved profitability before non-cash charges for depreciation, amortization, deferred income taxes, accretion and other non-cash operating activities. Net earnings adjusted for depreciation, amortization, deferred income taxes, accretion and other non-cash operating activities resulted in cash flow generation of $93.7 million in 2004 versus $69.1 million in 2003, accounting for an improvement of $24.7 million in cash flows from operating activities. Changes in working capital resulted in a $3.1 million use of cash year over year as operating assets and liabilities consumed cash of $11.5 million in 2004 versus $8.4 million in 2003. This $3.1 million net increase in working capital was largely driven by a use of cash from a net increase in accounts receivable of $16.7 million and the recording of an income tax receivable of $9.4 million, partially offset by a source of cash of $23.6 million due to a net increase in accrued liabilities. The increase in accounts receivable and accrued liabilities were primarily driven by higher business volumes in 2004 versus 2003. The income tax receivable largely was the result of deductions available to us arising from the exercise of stock options by senior management in conjunction with the acquisition transaction, which closed on July 7, 2004.

Net cash provided by operating activities increased by $45.9 million to $44.1 million for the twelve months ended December 21, 2003 compared to cash used in operating activities of $1.8 million for the year ended December 22, 2002. The increase in cash generated by operating activities was the result of improved profitability before depreciation and amortization and a positive net change in working capital. In comparison, in 2002, cash utilized for working capital purposes was substantial, primarily due to increased receivables as a result of additional revenues from Puerto Rico related operations. Furthermore, cash was used to pay federal and state income taxes for tax year 2002 due to deferred tax liabilities arising from CCF related transactions from prior years.

Investing Activities

Net cash used in investing activities decreased by $6.4 million to $0.9 million for the quarter ended March 27, 2005 compared to $7.4 million for the quarter ended March 21, 2004. This decrease is primarily attributable to the purchase of the Horizon Expedition for $3.8 million and investments in various terminal assets during the quarter ended March 21, 2004.

Net cash used in investing activities, excluding the acquisition transactions, decreased by $4.4 million to $31.3 million for the twelve months ended December 26, 2004 compared to $35.7 million for the twelve months ended December 21, 2003. These amounts exclude acquisition expenditures related to the Acquisition-Related Transactions on July 7, 2004, which totaled $663.3 million, and the February 27, 2003 purchase transaction, which totaled $315.0 million. We purchased the Horizon Navigator, the Horizon Expedition and the Horizon Trader during the twelve months ended December 26, 2004 for $19.6 million, and we purchased the Horizon Spirit in February 2003 and the Horizon Hawaii in December 2003 for $21.9 million.

Net cash used in investing activities was $35.7 million in the twelve months ended December 21, 2003, excluding acquisition costs related to the February 27, 2003 purchase transaction, which totaled $315.0 million, compared to $4.9 million for the year ended December 22, 2002. The increase in cash used for investing activities was attributable to the purchase of the vessel Horizon Spirit in January 2003 and the Horizon Hawaii in December 2003 for $21.9 million. Also, during 2002 proceeds from the sale of assets were significantly more than the proceeds from the sale of assets in 2003.

Financing Activities

Net cash used for financing activities during the quarter ended March 27, 2005 was $0.1 million compared to $0.1 million for the quarter ended March 21, 2004. The net cash used for financing activities during the quarter ended March 27, 2005 primarily includes $0.6 million principal payments on long-term debt, $0.5 million distribution to holders of preferred stock, and $1.1 million proceeds from the sale of stock related to a restricted stock plan.

Net cash used in financing activities for the twelve months ended December 26, 2004, excluding financing activities related to the acquisition transaction on July 7, 2004, the October 2004 Transactions, and the December 2004 Transactions, totaled $6.8 million. Financing activities related to the Acquisition-Related Transactions on July 7, 2004 included a capital contribution of $87.0 million, the issuance of the $70.0 million of 13% convertible notes, $250.0 million borrowed under the term loan facility, $6.0 million borrowed under the revolving credit facility, and the issuance of the 9% senior notes in the aggregate original principal amount of $250.0 million. Financing activities related to the October 2004 Transactions, which are described in “Historical Transactions,” included the issuance of common shares and Series A preferred shares for gross proceeds of $20.7 million, and the repayment of $20.0 million of the outstanding principal amount, together with accrued but unpaid interest thereon, of the 13% convertible notes. Financing activities related to the December 2004 Transactions, which are described in “Historical Transactions,” included the issuance of $160.0 million in aggregate principal amount at maturity of 11% senior discount notes, the repayment of $50.0 million of the outstanding principal amount, together with accrued but unpaid interest thereon, of the 13% convertible notes, and the repurchase of a portion of the outstanding Series A preferred shares having an aggregate original stated value of $53.2 million.

Financing activities related to the 2005 Transactions, which are described in “Historical Transactions,” included the repurchase of a portion of the outstanding Series A preferred shares having an aggregate original stated value of $0.5 million, the issuance of common shares for an aggregate price of $0.6 million to members of our management, and the issuance of common shares and Series A preferred shares for an aggregate price of $0.5 million to our non-employee directors. As of December 26, 2004, the $250.0 million of borrowing under the term loan facility, the $250.0 million 9% senior notes, and the 11% senior discount notes with an initial accreted value of $112.8 million remained outstanding. The $6.0 million of borrowing under the revolving loan facility was repaid on August 9, 2004. Net cash used in financing activities during the twelve months ended December 21, 2003, including capital infusion and borrowings related to the February 27, 2003 purchase transaction, totaled $9.3 million. This amount reflects a distribution to the holders of the preferred stock of Horizon Lines totaling $15.0 million, principal payments on long-term debt totaling $10.3 million and capital contributed by CSX Corporation totaling $15.0 million, during the period under CSX ownership. The capital infusion and borrowings related to the February 27, 2003 purchase transaction consisted of contributed capital of $80.0 million and borrowings of $175.0 million of term debt and the issuance of $60.0 million in common and preferred units by Horizon Lines to CSX Corporation and its affiliates.

Net cash provided by financing activities during the twelve months ended December 21, 2003 was $9.3 million, excluding initial capitalization costs related to the February 27, 2003 purchase transaction, compared to no cash flows from financing activities during the year ended December 22, 2002. The net cash used for financing activities during 2003 reflected a $10.3 million principal payment on long-term debt obligations and $15.0 million in distributions to the preferred member of Horizon Lines. The initial capitalization costs related to the February 27, 2003 purchase transaction included $80.0 million of contributed capital and borrowings of $175.0 million of term debt and the issuance of $60.0 million in common and preferred units to CSX Corporation and its affiliates.

Capital Requirements

Our current and future capital needs relate primarily to debt service, maintenance, and improvement of our vessel fleet, including purchasing vessels upon expiration of vessel operating leases and providing for other necessary equipment acquisitions. Cash to be used for investing activities, including purchases of property and equipment, for the next 12 months are expected to total approximately $15.0 million. In addition, expenditures for vessel drydocking payments are estimated at $20.0 million.

As required by the agreements entered into with respect to the Acquisition-Related Transactions, on October 5, 2004, Horizon Lines Holding made a post-closing reimbursement payment to Carlyle-Horizon Partners, L.P. and other pre-acquisition equity holders totaling $6.1 million. Horizon Lines Holding disbursed $7.7 million in cash on October 15, 2004 to purchase a vessel, the Horizon Trader, that was under an operating lease agreement.

Five of our vessels are leased, or chartered. The charter periods for two of our vessels, the Horizon Pacific and Horizon Enterprise, are due to expire in July, 2007. The charter periods for three of our vessels, the Horizon Anchorage, Horizon Tacoma and Horizon Kodiak, are due to expire in January 2015. The charters for these vessels permit us, to purchase the applicable vessel at the expiration of the charter period for a fair market value specified in the relevant charter, that is determined through a pre-agreed appraisal procedure. In 2003-2004, we purchased four vessels, Horizon Expedition, Horizon Hawaii, Horizon Navigator and Horizon Trader, at the expiration of their charter periods, utilizing similar fair market value purchase option arrangements. The purchase prices of the four vessels ranged from $3.8 million to $8.2 million per vessel. The fair market value of the vessels currently under charter at the expiration of their charters cannot be predicted with any certainty.

Contractual Obligations

Contractual obligations as of March 27, 2005(1), on an actual basis, are as follows:

	Total Obligations	2005	2006	2007	2008	2009	After 2009
Principal Obligations:
Senior credit facility	$248,750	$1,875	$2,500	$2,500	$2,500	$2,500	$236,875
9% senior notes	250,000	—	—	—	—	—	250,000
11% senior discount notes	160,000	—	—	—	—	—	160,000
Operating leases	338,476	32,032	40,335	58,867	29,982	29,869	147,391
Capital lease obligations	693	145	193	193	162	—	—

Subtotal	$997,919	$34,052	$43,028	$61,560	$32,644	$32,369	$794,266

Interest Obligations:
Senior credit facility	$97,547	$11,772	$16,415	$16,587	$16,752	$16,910	$19,111
9% senior notes	180,000	22,500	22,500	22,500	22,500	22,500	67,500
11% senior discount notes	88,000	—	—	—	8,800	17,600	61,600

Subtotal	$365,547	$34,272	$38,915	$39,087	$48,052	$57,010	$148,211

Total principal and interest	$1,363,466	$68,324	$81,943	$100,647	$80,696	$89,379	$942,478

Other Commercial Commitments:
Standby letters of credit	$6,745	$—	$—	$—	$—	$—	$6,745
Surety bonds	5,877	—	—	—	—	—	5,877

	$12,622	$—	$—	$—	$—	$—	$12,622

(1)	Included in Contractual Obligations are scheduled interest payments. Interest payments on the senior credit facility are variable and are based as of March 27, 2005, on actual basis, upon the London Inter-Bank Offering Rate (LIBOR) + 2.50%. The three-month LIBOR / swap curve has been utilized to estimate interest payments on the senior credit facility. Interest on the 9% senior notes is fixed and is paid semi-annually on May 1 and November 1 of each year until maturity on November 1, 2012. Interest on the 11% senior discount notes is fixed. However, no cash interest will accrue prior to April 1, 2008. Thereafter, cash interest will accrue at a rate of 11.0% per annum and be payable on April 1 and October 1 of each year, commencing on October 1, 2008 and continuing until maturity on April 1, 2013.

Contractual obligations as of March 27, 2005, on a pro forma basis(1), are as follows:

	Total Obligations	2005	2006	2007	2008	2009	After 2009
Principal Obligations:
Senior credit facility	$248,750	$1,875	$2,500	$2,500	$2,500	$2,500	$236,875
9% senior notes	162,500	—	—	—	—	—	162,500
11% senior discount notes	104,000	—	—	—	—	—	104,000
Operating leases	338,476	32,032	40,335	58,867	29,982	29,869	147,391
Capital lease obligations	693	145	193	193	162	—	—

Subtotal	$854,419	$34,052	$43,028	$61,560	$32,644	$32,369	$650,766

Interest Obligations:
Senior credit facility	$94,009	$11,309	$15,803	$15,981	$16,152	$16,316	$18,448
9% senior notes	117,000	14,625	14,625	14,625	14,625	14,625	43,875
11% senior discount notes	57,200	—	—	—	5,720	11,440	40,040

Subtotal	$268,209	$25,934	$30,428	$30,606	$36,497	$42,381	$102,363

Total principal and interest	$1,122,628	$59,986	$73,455	$92,166	$69,141	$74,750	$753,130

Other Commercial Commitments:
Standby letters of credit	$6,745	$—	$—	$—	$—	$—	$6,745
Surety bonds	5,877	—	—	—	—	—	5,877

	$12,622	$—	$—	$—	$—	$—	$12,622

(1)	The figures set forth in this table give effect to the Offering-Related Transactions as if they had occurred as of March 27, 2005. Included in Contractual Obligations are scheduled interest payments. Interest payments on the senior credit facility are variable and are based as of March 27, 2005, on a pro forma basis, upon the London Inter-Bank Offering Rate (LIBOR) + 2.25%. The three-month LIBOR / swap curve has been utilized to estimate interest payments on the senior credit facility. Interest on the 9% senior notes is fixed and is paid semi-annually on May 1 and November 1 of each year until maturity on November 1, 2012. Interest on the 11% senior discount notes is fixed. However, no cash interest will accrue prior to April 1, 2008. Thereafter, cash interest will accrue at a rate of 11.0% per annum and be payable on April 1 and October 1 of each year, commencing on October 1, 2008 and continuing until maturity on April 1, 2013.

Long-Term Debt

To finance the Acquisition-Related Transactions, we incurred substantial debt, including under our senior credit facility and through the issuance of the 9% senior notes in the original principal amount of $250.0 million, with interest payments on this indebtedness substantially increasing our liquidity requirements.

Our senior credit facility, which was amended and restated as of April 7, 2005, is comprised of a $248.1 million term loan facility due in 2011 and a $25.0 million revolving credit facility due in 2009, which, upon the consummation of this offering and the redemption, using the proceeds therefrom, of at least $40.0 million of the aggregate principal amount of the 9% senior notes, will increase to a $50.0 million revolving credit facility. We expect that we will be permitted to incur up to an additional $50.0 million of senior secured debt in the form of term loans at the option of the participating lenders under the term loan facility, provided that no default or event of default under our senior credit facility has occurred or would occur after giving effect to such incurrence and certain other conditions are satisfied.

Borrowings under our senior credit facility bear interest at our choice of LIBOR or the base rate, in each case, plus an applicable margin, subject to adjustment based on a pricing grid. In addition, one percent of the term loan facility will amortize during each of the first six years after the closing date of our senior credit facility in equal consecutive quarterly installments. The remaining portion of the term loan facility will amortize during the seventh year of the term loan facility in equal consecutive quarterly installments. Upon the consummation of this offering and the redemption specified above, the margin applicable to the term loan portion of the senior credit facility will decrease from 1.50% to 1.25% for base rate loans and from 2.50% to 2.25% for LIBOR loans.

Our senior credit facility requires us to meet a minimum interest coverage ratio and a maximum leverage ratio. In addition, our senior credit facility contains certain restrictive covenants which will, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

On July 7, 2004, we sold $250.0 million of our 9% senior notes, the proceeds of which, along with borrowings under our senior credit facility and proceeds from the cash equity investment in Horizon Lines Holding, were used to fund the Acquisition-Related Transactions. In order to give the holders of the 9% senior notes the opportunity in the future to exchange the 9% senior notes for identical notes that have been registered under the Securities Act (the “new 9% senior notes”), Horizon Lines Holding has agreed to file a registration statement for the new 9% senior notes within 270 days after the issue date of the 9% senior notes, cause the registration statement for the new 9% senior notes to become effective within 360 days of the issue date of the 9% senior notes, and consummate the exchange offer within 390 days after the issue date of the 9% senior notes. If Horizon Lines Holding fails to meet these targets (a “9% senior notes default”), the annual interest rate on the 9% senior notes will increase by 0.25% during the first 90-day period during which the 9% senior notes default continues, up to a maximum increase of 1.0% over the interest rate that would otherwise apply to the 9% senior notes. As soon as Horizon Lines Holding cures the registration default, the interest rate applicable will revert to its original level. Horizon Lines Holding has timely filed the registration statement referred to in this paragraph. We intend to voluntarily redeem, on July     , 2005, $87.5 million of the outstanding aggregate principal amount of the 9% senior notes with the proceeds from this offering.

On December 10, 2004, H-Lines Finance sold $160.0 million aggregate principal amount at maturity of its 11% senior discount notes. The gross proceeds of this issuance were $112.8 million. Of these proceeds, $107.4 million was used by H-Lines Finance to pay a dividend to us. We, in turn, used a portion of this amount to repay all of the outstanding principal and interest of the 13.0% convertible notes and to repurchase a portion of our outstanding shares of Series A preferred stock. H-Lines Finance also used a portion of these gross proceeds to pay related fees and expenses. In order to give the holders of the 11% senior discount notes the opportunity in the future to exchange the 11% senior discount notes for identical notes that have been registered under the Securities Act (the “new 11% senior discount notes”), H-Lines Finance has agreed to file a registration statement for the new 11% senior discount notes within 180 days after the issue date of the 11% senior discount notes, cause the registration statement for the new 11% senior discount notes to become effective within 270 days of the issue date of the 11% senior discount notes, and consummate the exchange offer within 300 days after the issue date of the 11% senior discount notes. If H-Lines Finance fails to meet these targets, then additional interest shall accrue on the 11% senior discount notes in an amount per annum during the first 90-day period following the occurrence of such default equal to 0.25% of the average accreted value of the 11% senior discount notes (during such 90-day period), which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%. All such additional interest that accrues on or prior to April 1, 2008 shall be added to the accrued value of the 11% senior discount notes and all additional interest that accrues after such date shall be payable in cash on each scheduled interest payment date on such notes. As soon as H-Lines Finance cures such registration default, such additional interest shall cease to accrue. H-Lines Finance has timely filed the registration statement referred to in this paragraph. We intend to voluntarily redeem, on July     , 2005, $41.5 million in accreted value of the 11% senior discount notes with the proceeds from this offering.

We intend to fund our ongoing operations through cash generated by operations and availability under the senior credit facility.

Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under our senior credit facility, and future refinancings of our debt.

Our ability to make scheduled payments of principal, or to pay the interest, if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based upon the current level of operations and certain anticipated improvements, we believe that cash flow from operations and available cash, together with borrowings available under the senior credit facility, will be adequate to meet our future liquidity needs throughout 2005. There can be no assurance that we will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the senior credit facility in an amount sufficient to enable us to service our indebtedness or to fund other liquidity needs. In addition, there can be no assurance that we will be able to effect any future refinancing of our debt on commercially reasonable terms or at all.

Interest Rate Risk

Our primary interest rate exposure relates to the senior credit facility. As a result of the Acquisition-Related Transactions, as of March 27, 2005, we have outstanding a $248.8 million term loan, which bears interest at variable rates. Each quarter point change in interest rates would result in a $0.6 million change in interest expense on the term loan. We also have a revolving credit facility which provides for borrowings of up to $25.0 million, which, upon the consummation of this offering and the redemption, using the proceeds therefrom, of at least $40.0 million of the aggregate principal amount of the 9% senior notes, will increase to $50.0 million, which would bear interest at variable rates. As of March 27, 2005, no amounts were outstanding under our revolving credit facility.

Working Capital

Working capital at March 27, 2005, was $73.2 million, compared to $42.7 million at March 21, 2004. The profitable growth in our business and focus on working capital management contributed to this $30.5 million increase. Adequate current assets are maintained to satisfy current liabilities and maturing obligations when they come due and we have sufficient financial capacity to manage our daily cash requirements.

Credit Ratings

As of March 27, 2005, Moody’s Investors Service and Standard and Poor’s Rating Services assigned the following credit ratings to our outstanding debt:

Debt/Rating Outlook:	Moody’s	Standard & Poor’s
Senior Secured Credit Facility	B2	B
$250.0 million 9% Senior Notes due 2012	B3	CCC+
$160.0 million 11% Senior Discount Notes due 2013	Caa2	CCC+
Rating Outlook	Stable	Stable

On December 6, 2004, Standard and Poor’s lowered its ratings on Horizon Lines Holding and its subsidiary Horizon Lines including, in each case, lowering the corporate credit rating of such entity to

“B+” from “B”. At the same time, Standard & Poor’s assigned its “CCC+” debt rating to the $160.0 million principal amount at maturity of 11% senior discount notes and lowered its rating of the $250.0 million principal amount of 9% senior notes from “B–” to “CCC+”.

Also on December 6, 2004, Moody’s Investors Service assigned a Caa2 rating to the 11% senior discount notes and affirmed the rating on all other currently-rated financial securities.

BUSINESS

Our Company

We believe that we are the nation’s leading Jones Act container shipping and integrated logistics company, accounting for approximately 37% of total U.S. marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets, Alaska, Hawaii and Puerto Rico, and to Guam. With 16 vessels and approximately 22,100 cargo containers, we operate the largest Jones Act containership fleet, providing comprehensive shipping and sophisticated logistics services in our markets. We have long-term access to terminal facilities in each of our ports, operating our own terminals in Alaska, Hawaii, and Puerto Rico and contracting for terminal services in our seven ports in the continental U.S. and in our ports in Guam, Hong Kong and Taiwan. We also offer inland cargo trucking and logistics for our customers through our own trucking operations on the U.S. west coast and our relationships with third-party truckers, railroads, and barge operators in our markets. For the twelve months ended December 26, 2004, we generated revenue and EBITDA of $980.3 million and $112.9 million, respectively. This represents revenue growth of 10.7% and EBITDA growth of 33.7% for the twelve months ended December 26, 2004. For the twelve months ended December 26, 2004, we generated pro forma EBITDA of $115.2 million, after giving effect to certain adjustments, and based upon certain assumptions, as more fully described in “Unaudited Pro Forma Condensed Consolidated Financial Statements.” For the definition of EBITDA and its reconciliation to net income, see footnote 6 to the table under “Summary Consolidated, Combined and Unaudited Pro Forma Financial Data.” For the twelve months ended December 26, 2004, we generated net income applicable to common stockholders of $6.8 million.

Our long operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business. In 1958 we introduced container shipping to the Puerto Rico market, and in 1964 we pioneered container shipping in Alaska with the first year-round scheduled vessel service. In 1987, we began providing container shipping services between the U.S. west coast and Hawaii and Guam through our acquisition from an existing carrier of all of its vessels and certain other assets that were already serving that market. Today, as the only Jones Act vessel operator with one integrated organization serving Alaska, Hawaii and Puerto Rico, we are uniquely positioned to serve customers requiring shipping and logistics services in more than one of these markets.

Our revenue is derived primarily from Alaska, Hawaii and Guam, and Puerto Rico. These markets accounted for approximately 23%, 41% and 36%, respectively, of our revenue in 2004. We are one of only two major container shipping operators currently serving the Alaska market, each accounting for approximately 42% of total container loads traveling from the continental U.S. to Alaska. We are also only one of two container shipping companies currently serving the Hawaii and Guam markets with an approximate 37% share of total domestic marine container shipments from the continental U.S. to these markets. This percentage reflects 36% and 48% shares of total domestic marine container shipments from the continental U.S. to Hawaii and Guam, respectively. In Puerto Rico, we are the largest provider of marine container shipping, accounting for approximately 36% of Puerto Rico’s total container loads from the continental U.S. Since we are the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets, we believe that we have a stronger competitive position in our markets, serve more effectively our national customers with shipping and logistics needs across one or more of these markets, spread our fixed costs over a larger revenue base, achieve greater network operating efficiencies and negotiate larger volume discounts from our inland shipping providers.

We ship a wide spectrum of consumer and industrial items used everyday in our markets, ranging from foodstuffs (refrigerated and non-refrigerated) to household goods and auto parts to building materials and various materials used in manufacturing. Many of these cargos are consumer goods vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. Container loads of foodstuffs (refrigerated and non- refrigerated) and household goods traveling from the continental U.S. to Alaska, Hawaii and Guam, and Puerto Rico constituted approximately 40% of our revenue in each of 2003 and 2004. We have approximately two thousand customers and have many long-standing customer relationships, including with large consumer and industrial products companies such as Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. We also serve several agencies of the U.S. government, including the Department of Defense and the Postal Service. Our customer base is broad and diversified, with our top ten customers accounting for approximately 33% of revenue and our largest customer accounting for approximately 7% of revenue.

We focus on maintaining our reputation for service and operational excellence by emphasizing strict vessel maintenance, employing experienced vessel crews, expanding and improving our national sales presence, and employing industry-leading information technology as part of our complete logistics solutions:

•	We operate the largest Jones Act containership fleet, consisting of 16 vessels. Typically, 15 of our vessels are actively deployed at any given time, with one spare vessel reserved for relief while another undergoes maintenance, repairs and inspections, referred to as drydocking. We maintain our vessels according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. All of our vessels are regulated pursuant to rigorous standards promulgated by the U.S. Coast Guard and are subject to periodic inspection and certification, for compliance with these standards, by the American Bureau of Shipping, on behalf of the U.S. Coast Guard. Our procedures protect and preserve our fleet to the highest standards in our industry and enable us to preserve the usefulness of our ships. In addition, the senior officers on our vessels (masters and chief engineers) have an average tenure with us of over 16 years.

•	We manage a sales and marketing team of 120 employees strategically located in our various ports, as well as in seven regional offices across the continental U.S., from our headquarters in Charlotte, North Carolina. Senior sales and marketing professionals in Charlotte are responsible for developing sales and marketing strategies and are closely involved in servicing our largest customers. All pricing activities are centrally coordinated from Charlotte and Tacoma, Washington, enabling us to better manage our customer relationships.

•	We book and monitor all of our shipping and logistics services through HITS, our industry-leading ocean shipping and logistics information technology system and a key feature of our complete shipping logistics solutions. This system encompasses an extensive database of information relevant to the shipment of containerized cargo and captures all critical aspects of every shipment booked with us, including cargo booking, tracking and tracing and the production of bills of lading, customs documents and invoicing. Since the launch of HITS in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings exceeding 57% of our total bookings. We believe that HITS’ functionality and ability to generate cost savings for our customers build strong customer loyalty for our services and enhance our customer relationships. We believe that HITS differentiates us from our competitors as it better positions us to serve higher-margin customers with sophisticated shipping and logistics requirements.

The Jones Act

Over 90% of our revenue is generated from our shipping and logistics services in markets where the marine trade is subject to the Jones Act or other U.S. maritime laws.

The coastwise laws of the United States, also known as the Jones Act, are a long-standing cornerstone of U.S. maritime policy. Under the Jones Act, all vessels transporting cargo between U.S.

ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S.-organized companies that are controlled and 75% owned by U.S. citizens. U.S.-flagged vessels are generally required to be maintained at higher standards than foreign-flagged vessels and are supervised by, as well as subject to rigorous inspections by, or on behalf of the U.S. Coast Guard, which requires appropriate certifications and background checks of the crew members. Our trade routes between Alaska, Hawaii and Puerto Rico and the continental U.S. represent the three noncontiguous Jones Act markets. Vessels operating on these trade routes are required to be fully qualified Jones Act vessels. Other U.S. maritime laws require vessels operating on the trade routes between Guam, a U.S. territory, and U.S. ports to be U.S.-flagged and predominantly U.S.-crewed, but not U.S.-built.

Cabotage laws, which reserve the right to ship cargo between domestic ports to domestic vessels, are not unique to the United States; similar laws are common around the world and exist in over 40 countries. In general, all interstate and intrastate marine commerce within the U.S. falls under the Jones Act, which is a cabotage law. The Jones Act enjoys broad support from both major political parties. During the 2004 presidential election, both major political parties supported the retention of the Jones Act as currently in effect. In addition, the Jones Act has enjoyed strong congressional support. We believe that the ongoing war on terrorism has further solidified political support for the Jones Act, as a vital and dedicated U.S. merchant marine is a cornerstone for a strong homeland defense, as well as a critical source of trained U.S. mariners for wartime support.

Market Overview

The Jones Act distinguishes the U.S. domestic shipping market from international shipping markets. Given the limited number of existing Jones Act qualified vessels, the relatively high capital investment and long delivery lead times associated with building a new containership in the U.S., the substantial investment required in infrastructure and the need to develop a broad base of customer relationships, the markets in which we operate have been less vulnerable to over capacity and volatility than international shipping markets. Over the past 11 years, Alaska, Hawaii and Guam and Puerto Rico have experienced low average rate volatility of 0.4%, 1.3% and 2.4% per annum while the major transpacific and transatlantic trade routes have experienced average rate volatility of 34.3% and 8.9% per annum.

Although the U.S. container shipping industry is affected by general economic conditions, the industry does not tend to be as cyclical as other sectors within the shipping industry. Specifically, most of the cargos shipped via container vessels consist of a wide range of consumer and industrial items as well as military and postal loads. Since many of these types of cargos are consumer goods vital to the expanding populations in our markets, they provide us with a stable base of growing demand for our shipping and logistics services.

The Jones Act markets are not as fragmented as international shipping markets. In particular, the three non-contiguous Jones Act markets and Guam are currently served predominantly by four shipping companies, Horizon Lines, Matson Navigation Company, Inc., Crowley Maritime Corporation, and TOTE. Horizon Lines and Matson serve the Hawaii and Guam market, and Horizon Lines and TOTE serve the Alaska market. The Puerto Rico market is currently served by two containership companies, Horizon Lines and Sea Star Lines, which is an independently operated company majority-owned by an affiliate of TOTE. Two barge operators, Crowley and Trailer Bridge, Inc., also currently serve this market.

The U.S. container shipping industry as a whole is experiencing rising customer expectations for real-time shipment status information and the on-time pick-up and delivery of cargo, as customers seek to optimize efficiency through greater management of the delivery process of their products.

Commercial and governmental customers are increasingly requiring the tracking of the location and status of their shipments at all times and have developed a strong preference to retrieve information and communicate using the Internet. A broad range of domestic and foreign governmental agencies are also increasingly requiring access to shipping information in automated formats for customs oversight and security purposes.

To ensure on-time pick-up and delivery of cargo, shipping companies must maintain strict vessel schedules and efficient terminal operations for expediting the movement of containers in and out of terminal facilities. The departure and arrival of vessels on schedule is heavily influenced by both vessel maintenance standards (i.e., minimizing mechanical breakdowns) and terminal operating discipline. Marine terminal gate and yard efficiency can be enhanced by efficient yard layout, high-quality information systems, and streamlined gate processes.

Our Competitive Strengths

We believe that our competitive strengths include:

Leading Jones Act container shipping and logistics company.    We are the only container vessel operator with an integrated organization serving all three noncontiguous Jones Act markets and have a number-one or a number-two market position within each of our markets. As a result, we are able to serve the needs of customers shipping to individual markets as well as the needs of large customers that require shipping and sophisticated logistics services across more than one of these markets. For many of our customers with a nationwide retailing presence, such as Costco Wholesale Corporation, Lowe’s Companies, Inc. and Wal-Mart Stores, Inc., we provide complete supply chain shipping and logistics solutions, including automated on-line cargo booking, tracking and tracing, as well as inland cargo pick-up and delivery logistics and shipping services, across two or more of our geographic markets. Approximately 59% of our revenue in 2004 was derived from customers shipping with us in more than one of our geographic markets and approximately 29% of our revenue in 2004 was derived from customers shipping with us in all of our geographic markets. In addition to enabling us to effectively serve a long-standing customer base, our presence in all of these geographic markets mitigates our geographic exposure to any one particular market.

Favorable industry dynamics.    Given the level of services already provided by us or our existing competitors in our markets and the increasing requirements of customers in our markets, any future viable competitor would not only have to make substantial investments in vessels and infrastructure but also establish regularity of service, develop customer relationships, develop inland cargo shipping and logistics solutions and acquire or build infrastructure at ports that are currently limited in space, berths and water depth.

Stable and growing revenue base.    We have achieved five consecutive years of revenue growth. Our revenue base is stable and growing due to our presence across three geographic markets, the breadth of our customer base served and the diversity of our cargos shipped, all of which better protect us against external events adversely affecting any one of our markets. We ship a diverse mix of cargos, and benefit from serving substantial and growing customers with sophisticated container shipping and logistics requirements across two or more geographic markets that we serve. In addition, many of the cargos we ship are consumer goods which are vital to the expanding populations in our markets, thereby providing us with a stable base of growing demand for our shipping and logistics services. Also, our presence across multiple geographic markets, along with our expertise in supply chain management and our sophisticated on-line shipping and logistics information technology, enables us to be the shipping and logistics solution of choice in these markets for many of our national customers. As a result, we participate in economic and demographic growth trends in each of these markets at a relatively early stage. For example when Lowe’s opened two new retail stores in Alaska, Lowe’s expanded our relationship by selecting us to provide the shipping and logistics services required to stock these stores upon their opening and thereafter. When Lowe’s opened one new retail store in Hawaii, Lowe’s again selected us to provide these services. In addition, our use of non-exclusive customer contracts, with durations ranging from one to six years, generates most of our revenue and provides us with stable revenue streams.

Long-standing relationships with leading, established customers.    We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies, as well as a variety of smaller and middle-market customers. Our customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the Postal Service. We have a long-standing history of service to our customer base, with some of our customer relationships extending back over 40 years and our relationships with our top ten customers averaging 20 years. For 2004, no customer accounted for more than approximately 7% our total revenue during 2004 and nearly all of our customer relationships are based on non-exclusive contracts.

Customer-oriented sales and marketing presence.    Our 120-person national and regional sales and marketing presence enables us to forge and maintain close customer relationships. Senior sales and marketing professionals in Charlotte, North Carolina are responsible for developing sales and marketing strategies and are closely involved in servicing our largest national customers. We also maintain a regional sales presence strategically located in our various ports as well as in seven regional offices across the continental U.S. Regional sales professionals are responsible for day-to-day customer coverage and work closely with customers to address customer needs as they arise. Our national and regional presence, combined with our operational excellence, results in high levels of repeat business from our diverse customer base.

Operational excellence.    As the leading Jones Act shipping and integrated logistics company, we pride ourselves on our operational excellence and our ability to provide consistent, high quality service. We maintain the largest Jones Act containership fleet consisting of vessels maintained in accordance with strict guidelines. For example, in 2004, our vessels in service on our trade routes were in operational condition, ready to sail, 99% of the time when they were required to be ready to sail. The quality of our vessels as well as the expertise of our vessel crews and engineering resources help us maintain highly reliable and consistent dock-to-dock on-time arrival performance. Our terminal management efficiency and inland cargo shipping and logistics expertise result in high customer satisfaction with respect to equipment availability, transit time and cargo availability. Our track record of service and operational excellence has been widely recognized by some of the most demanding customers in the world.

Experienced management with strong culture of commitment to service and operational excellence.    Our senior management, headed by Charles G. Raymond, is comprised of seasoned leaders in the shipping and logistics industry with an average of 18 years of experience in the industry. Our senior management has a long history of working together as a team, with six of our eight most senior managers having worked together at Horizon Lines or our predecessors for over 15 years. In addition, seven of our eight most senior managers have served in multiple roles at the Company or have continuing direct involvement with multiple aspects of our business, including servicing our largest customers and the operation of our shipping and logistics services. We believe that our management’s experience, cohesiveness and depth, as well as our management’s long-standing relationships within the industry, enable us to readily identify market opportunities and develop and execute strategies to pursue these opportunities. Furthermore, as of the date hereof, without giving effect the consummation of this offering, our management team, including family members, beneficially owns approximately 20% of our common equity on a fully diluted basis. We believe that our cash incentive plan further incentivizes our management to achieve and surpass our targeted performance and goals.

Our Business Strategy

Our financial and operational success has largely been driven by providing customers with reliable shipping and logistics solutions, supported by consistent and value-added service and expertise. Our goal is to continue to provide high-quality service and continue to seek to increase sales and improve profitability through the principal strategies outlined below. There are many uncertainties associated with the risks of the implementation of our business strategy. These uncertainties relate to economic, competitive, energy cost, operational, regulation, catastrophic loss and other factors that are discussed on pages          -        , many of which are beyond our control.

Continue to organically grow our revenue.     We intend to achieve ongoing revenue growth in our markets through the continued growth of our markets and by focusing our national and regional sales force on acquiring business from new customers, growing business with existing customers and continuing to focus on increasing the share of our revenue that is derived from our customers’ higher rate cargo. These higher rate cargos include high-value cargos, time-sensitive cargos and cargos that require complete door-to-door logistics solutions and supply chain management.

Expand our services and logistics solutions.    We seek to build on our market-leading logistics platform and operational expertise by providing new services and logistics solutions. These services and solutions include delivery planning and comprehensive shipping logistics expertise. In particular, on the U.S. west coast, we supplement our vessel services with proprietary trucking services, as well as the door-to-door logistics and shipping solutions we offer across our markets. Timing of shipments is crucial to our customers, and our ability to provide these combined offerings has enabled us to expand our business with our customers. By offering this wide range of services and logistics solutions, we believe that we strengthen our franchise and further grow our revenue and profits.

Expand and enhance our customer relationships.    We seek to leverage our capabilities to serve a broad and growing range of customers across varied industries and geographies of different size and growth profiles. In order to enhance our overall cargo mix, we place a strong emphasis on the development and expansion of our relationships with substantial and growing customers which meet high credit standards and have sophisticated container shipping and logistics requirements across more than one of the geographic markets that we serve. This strategy has resulted in our long-term and successful relationships with customers who are growing their operations in our markets, such as Costco, Lowe’s, and Wal-Mart. As the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets, and having a sales and marketing team that sells to all of these markets, we are uniquely positioned to maintain and expand our customer relationships.

Leverage our brand.    We actively promote, through our sales and marketing efforts, the broad recognition that Horizon Lines has a long and successful history of service to customers in the three noncontiguous Jones Act trades and in Guam. We believe that our brand is synonymous with quality and operational excellence and intend to continue to build and leverage it in order to further enhance our business.

Maintain leading information technology.    We are focused on maintaining HITS as an industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities more advanced than those of any system employed by our competitors. All orders that we receive through any medium are booked and processed through HITS, which has electronic data interface capabilities, including an Internet portal, which enables us to achieve operating efficiencies. Since the launch of HITS in 2000, we have migrated our customers to the on-line interfaces of HITS, with on-line bookings via HITS exceeding 57% of our total bookings. We have also made available to our customers, through HITS, automated cargo booking, tracking and tracing so our customers can reduce their labor time and costs with respect to these activities. We routinely incorporate additional enhancements into HITS to meet the changing needs of our business and further differentiate us from our competitors. For example, we recently integrated our customer rate information into HITS, which allows us to produce bills in less time and reduces billing errors. We believe that HITS’ functionality and cost savings potential for our customers produce strong loyalty.

Pursue new business opportunities.    We actively pursue new business opportunities in addition to growing our core business. For example, in June, 2004, we were awarded a contract by the U.S. Military Sealift Command to manage seven vessels under a one-year renewable contract. Through our performance of these management services, we believe that we can develop an effective relationship with the U.S. Military Sealift Command and demonstrate our breadth and depth of capabilities and become a leading candidate in the future for the award of additional vessel management contracts. In addition, the Port of Jacksonville, Florida, subject to receipt of funding from the U.S. Department of Transportation, has chosen us to develop and launch a new information technology system based on HITS to track all containers (and their contents) entering or departing the port. In the future, we intend to explore business opportunities that may arise in areas such as marine container shipping and logistics on trade routes between ports within the continental U.S. (i.e., the contiguous Jones Act markets).

Reduce operating costs.    We continually seek to identify opportunities to reduce our operating costs, and our continued examination of unit cost economics is a critical part of our culture. The operating cost reductions that we have achieved have resulted in an increase in our operating margin from 4.3% for the twelve months ended December 21, 2003 to 5.3% for the twelve months ended December 26, 2004, an increase of 22.0%. We have several multi-functional process improvement teams engaged in cost-saving and cost-reduction initiatives for 2005. These teams are focused on the major cost areas of inland cargo operations (including truck, rail and equipment management), equipment maintenance, vessel overhaul and drydocking and technology. Each of these teams has specific cost-savings goals and objectives and tracks its progress against its goals using quantitative measures. In addition, we focus on enhancing safety practices in our terminals and on our vessels through aggressive internal safety programs conducted with the active backing of our senior management. Over the short term, these safety programs have already yielded reductions in our expenses related to worker compensation, personal injury, and cargo claims, and, over the long term, we expect these programs to continue to yield savings in our insurance costs. For further information, see “—Business Operations—Operational Excellence” on page      of this prospectus.

Sales and Marketing

We manage a sales and marketing team of 120 employees strategically located in our various ports, as well as in seven regional offices across the continental U.S., from our headquarters in Charlotte, North Carolina. Senior sales and marketing professionals in Charlotte are responsible for developing sales and marketing strategies and are closely involved in servicing our largest customers. All pricing activities are also centrally coordinated from Charlotte and from Tacoma, Washington, enabling us to manage our customer relationships. The marketing team located in Charlotte is responsible for providing appropriate market intelligence and direction to the Puerto Rico sales organization. The marketing team located in Tacoma is responsible for providing appropriate market intelligence and direction to the members of the team who focus on the Hawaii, Guam and Alaska markets.

Our regional sales and marketing presence ensures close and direct interaction with customers on a daily basis. Many of our regional sales professionals have been servicing the same customers for over ten years. We believe that we have the largest sales force of all container shipping and logistics companies active in the major noncontiguous Jones Act markets. Unlike our competitors, our sales force cross-sells our shipping and logistics services across all of these markets. We believe that the breadth and depth of our relationships with our customers is the principal driver of repeat business from our customers. We further believe that our long-standing customer relationships and our cross-selling efforts enable us to forge customer relationships which provide us with a distinct competitive advantage.

Customers

We serve a diverse base of long-standing, established customers consisting of many of the world’s largest consumer and industrial products companies. Such customers include Costco Wholesale Corporation, Johnson & Johnson, Lowe’s Companies, Inc., PepsiCo, Inc., Safeway, Inc., Toyota Motor Corporation and Wal-Mart Stores, Inc. In addition, we serve several agencies of the U.S. government, including the Department of Defense and the Postal Service.

We believe that we are uniquely positioned to serve these and other large national customers due to our position as the only shipping and logistics company serving all three non-contiguous Jones Act markets and Guam. Approximately 59% of our revenue in 2004 was derived from customers shipping with us in more than one of our markets and approximately 29% of our revenue in 2004 was derived from customers shipping with us in all three markets.

We generate most of our revenue through non-exclusive customer contracts with pre-specified rates and volumes and with durations ranging from one to six years, providing stable revenue streams. In addition, our relationships with our customers extend far beyond the length of any given contract. For example, some of our customer relationships extend back over 40 years and our top 10 customer relationships average 20 years.

We serve customers in numerous industries and carry a wide variety of cargos, mitigating our dependence upon any single customer or single type of cargo. Our customer base is broad with no significant concentration by customer or type of cargo shipped. For 2004, our top ten largest customers represented approximately 33% of total revenue, with the largest customer accounting for approximately 7% of total revenue.

Business Operations

Operations Overview

We oversee our operations in all three noncontiguous Jones Act markets and Guam from our headquarters in Charlotte, North Carolina. Our operations in these markets share corporate and administrative functions such as finance, information technology and sales and marketing. Centralized functions are performed primarily at our headquarters and at our administrative facility in Dallas, Texas.

In a typical transaction, our customers go on-line to make a booking or call, fax or e-mail our customer service department. Once applicable shipping information is input into the booking system, a booking number is generated. The booking information then downloads into other systems used by our dispatch team, terminal personnel, vessel planners, documentation team, logistics team and other teams and personnel who work together to produce a seamless transaction for our customers.

Our dispatch team coordinates truck and/or rail shipping from inland locations to the port on intermodal bookings. Our terminal personnel schedule equipment availability for containers picked up at the port. Our vessel planners develop stowage plans and our documentation teams process the cargo bill. Our logistics team reviews space availability and informs our other teams and personnel when additional bookings are needed and when bookings need to be changed or pushed to the next vessel. After containers arrive at the port of loading, they are loaded on board the vessel. Once the containers are loaded and are at sea, our destination terminal staff initiate their process of receiving and releasing containers to our customers. Customers accessing HITS via our Internet portal have the option to receive e-mail alerts as specific events take place throughout this process. All of our customers have the option to call our customer service department or to access HITS via our Internet portal, 24 hours a day, seven days a week, to track and trace shipments. Customers may also view their payment histories and make payments on-line.

Operational Excellence

As the leading Jones Act shipping and logistics company, we pride ourselves on our operational excellence and ability to provide high-quality service. Highlights of our operational excellence and high-quality service include:

Effective Vessel Maintenance Strategy.    Our management team adheres to an effective strategy for the maintenance of our vessels. Early in our nearly 50-year operating history, when we pioneered Jones Act container shipping, we recognized the vital importance of maintaining our valuable Jones Act qualified vessels. Led by a retired Coast Guard senior officer, our on-shore vessel management team carefully manages all of our ongoing regular maintenance and drydocking activity. We maintain our vessels according to our own strict maintenance procedures, which meet or exceed U.S. government requirements. All of our vessels are regulated pursuant to rigorous standards promulgated by the U.S. Coast Guard and subject to periodic inspection and certification, for compliance with these standards, by the American Bureau of Shipping, on behalf of the U.S. Coast Guard. Our procedures protect and preserve our fleet to the highest standards in our industry and enable us to preserve the usefulness of our ships.

Vessel Maintenance and Operating Expertise.    The quality and performance of our vessels is driven by the expertise of our on-shore vessel management team and vessel crews. The 22 senior members of our on-shore vessel management team responsible for all of our ongoing regular vessel maintenance and drydocking activity have an average of over 10 years of experience with us or our predecessors and have an average of 28 years of experience in the marine industry. Thirteen members of this team are licensed chief engineers, and, of the six members of this team who are responsible for assessing the severity of a vessel problem, four are retired U.S. Coast Guard officers who spent their earlier careers in commercial shipping safety and three are members of the American Bureau of Shipping. The senior officers on our vessels (masters and chief engineers) have an average tenure of over 16 years and we actively share best practices among our vessel crews to ensure consistently high standards throughout our organization. During each of the last four years, our vessels have been in operational condition, ready to sail, over 99% of the time when they were required to be ready to sail.

Terminal Operation Efficiency.    We have substantial terminal management expertise, as reflected by our rapid turn around time for the drop-off and/or pick up of containers by truckers, at the terminals which we operate. This efficient terminal management results in lower costs per container load. Rapid turn around also results in higher customer satisfaction by ensuring timely pick up and delivery of cargo. We operate our own terminals in Alaska, Hawaii and Puerto Rico and contract for terminal services in our seven continental U.S. ports and in Guam.

Inland Shipping Expertise.    We have extensive capabilities for the dispatch of empty containers to customer sites and the movement of loaded containers by rail or truck between customer locations and terminals. This expertise enables us to cost-effectively fulfill customer expectations with regard to equipment availability, transit time and cargo pick-up and delivery. In addition to inland rail and trucking, we offer comprehensive warehousing and logistics services through our proprietary trucking operations in Long Beach/Los Angeles, Oakland and Tacoma and our relationships with third-party truckers and railroads.

Information Technology Capabilities.    All of our shipping and logistics services are booked, tracked and traced through HITS, our industry-leading ocean shipping and logistics information technology system with cargo booking, tracking and tracing capabilities significantly beyond those of the systems employed by our competitors. HITS has its roots in a global shipping and logistics information technology system developed in the late 1990s to support the global shipping and logistics operations of Sea-Land, which, until the sale by CSX Corporation of its international ocean shipping business, was a global leader in the shipping industry. Following that sale, we focused on the further refinement and development of the portions of this technology that were integral to our Jones Act shipping and logistics services. HITS is the product of these efforts.

HITS is a client/server based application accessible through the Internet that is designed to capture detailed cargo information at the time of booking through the creation of a detailed tracking and tracing plan which is established based on cargo movement identified at the time of booking. Through multi-carrier/operator connectivity, operational shipment data is then updated into the tracking tool on a real-time basis. This provides 100% visibility to comprehensive cargo information thereby enabling decision-making related to a shipment. HITS has a built-in alert engine that is used by shippers and internal associates to alert users of deviations from the original trip plan to allow for proactive correction to ensure timely shipment deliverables.

HITS incorporates what we believe to be best-in-class technology and supports global standards. HITS allows us to extend our applications to our customers. For example, if a customer wants our sailing schedules on its website, it can directly obtain them, eliminating the need to manually obtain or update such information. In addition, we can extend all of our applications in a similar manner from booking though invoicing of freight. This ability will eventually allow us to replace a significant portion of the electronic data interchange that occurs with our customers today. This extension of our applications allows us to become tightly integrated within commercial supply chains of companies that are building the next generation of planning, procurement and just-in-time inventory systems. We believe this capability can position us as a leading transportation, logistics and information provider in the future. The new technology embodied in HITS also allows us to react more quickly to our changing business needs and those of our customers. We can respond to these constantly evolving requirements at a significantly lower cost than had our applications been built in a legacy environment.

We believe this system compares favorably to other systems in the industry, which tend to be based on legacy applications that do not offer HITS’ level of sophistication. Further, HITS adheres to domestic and international standards for data transfer and translation and has been developed on a platform that follows generally accepted industry and technology standards. HITS is fully scalable to handle current business plus volumes much greater than we manage today. HITS can accommodate all major channels of communication, (i.e. telephone, Internet, voice response, radio frequency identification devices (referred to as RFID), electronic data interchange (referred to as EDI), wireless, etc.). We have also made available to our customers, through HITS, automated cargo booking, tracking and tracing so our customers can reduce their labor time and costs with respect to these activities. Our competitors do not have a comparable cargo booking, tracking and tracing system for their customers.

Customer Recognition and Awards.    Our track record of service and operational excellence has been widely recognized by some of the most demanding customers in the world. For example, we have received the “Outstanding Ocean Service Provider Award” for domestic shipping from Lowe’s Home Centers, Inc. for the last four years and have received the “Carrier of the Year Award” for domestic ocean services from Wal-Mart Stores, Inc. for three of the last four years for which this award has been announced. For the last six years, we have also received the “Logistics Partners Excellence Award” from Toyota Motor Corporation for on-time performance with respect to export marine services. These and numerous other accolades reflect our commitment to serving customers in a professional and timely fashion.

Vessel Fleet

The table below lists our vessel fleet, which is the largest containership fleet within the Jones Act markets, as of March 27, 2005. Our vessel fleet consists of 16 vessels of varying classes and specification, 15 of which are actively deployed, with one spare vessel typically available for dry-dock relief.

Vessel Name	Market	Year Built	TEU(1)	Reefer Capacity(2)	Max. Speed	Owned/ Chartered	Charter Expiration
Horizon Anchorage	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Tacoma	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Kodiak	Alaska	1987	1,668	280	20.0 kts	Chartered	2-Jan-15
Horizon Expedition(3)	Hawaii & Guam	1973	1,476	140	22.5 kts	Owned	—
Horizon Navigator	Hawaii & Guam	1972	2,386	100	21.0 kts	Owned	—
Horizon Trader	Hawaii & Guam	1972	2,386	100	21.0 kts	Owned	—
Horizon Pacific	Hawaii & Guam	1980	2,407	100	21.0 kts	Chartered	1-Jul-07
Horizon Enterprise	Hawaii & Guam	1980	2,407	150	21.0 kts	Chartered	1-Jul-07
Horizon Consumer	Hawaii & Guam	1973	1,751	170	22.0 kts	Owned	—
Horizon Spirit	Hawaii & Guam	1980	2,653	100	22.0 kts	Owned	—
Horizon Reliance	Hawaii & Guam	1980	2,653	100	22.0 kts	Owned	—
Horizon Producer	Puerto Rico	1974	1,751	170	22.0 kts	Owned	—
Horizon Challenger	Puerto Rico	1968	1,424	71	21.2 kts	Owned	—
Horizon Discovery	Puerto Rico	1968	1,442	70	21.2 kts	Owned	—
Horizon Crusader	Puerto Rico	1969	1,376	70	21.2 kts	Owned	—
Horizon Hawaii	Puerto Rico	1973	1,420	170	22.5 kts	Owned	—

(1)	Twenty-foot equivalent unit, or TEU, is a standard measure of cargo volume correlated to the volume of a standard 20-foot dry cargo container.
(2)	Reefer capacity, or refrigerated container capacity, refers to the total number of 40-foot equivalent units, or FEUs, which the vessel can hold. The FEU is a standard measure of refrigerated cargo volume correlated to the volume of a standard 40-foot reefer, or refrigerated cargo container.
(3)	Typically serves as a spare vessel available for deployment in any of our markets.

Our Vessel Charters

Five of our vessels are leased, or chartered, by certain of our subsidiaries. These chartered vessels have charter termination dates in 2007 and 2015. Under the charter for each chartered vessel, these subsidiaries generally have the following options in connection with the expiration of the charter: purchase the vessel for its fair market value; extend the charter for an agreed upon period of time at a fair market value charter rate; or return the vessel to its owner.

The obligations of the subsidiaries under the existing charters for our chartered vessels are guaranteed by our former parent, CSX Corporation, and certain of its affiliates. In turn, certain of our subsidiaries are parties to the Amended and Restated Guarantee and Indemnity Agreement, referred to herein as the GIA, with CSX Corporation and certain of its affiliates, pursuant to which these subsidiaries have agreed to indemnify these CSX entities if any of them should be called upon by any owner of the chartered vessels to make payments to such owner under the guarantees referred to above. For further information regarding the GIA, see “Description of Certain Indebtedness—Amended and Restated Guarantee and Indemnity Agreement.”

Our Container Fleet

As summarized in the table below, our container fleet consists of owned and leased containers of different types and sizes as of March 27, 2005:

Container Type	Owned	Leased	Combined
20' Standard Dry	57	691	748
20' Flat Rack	2	—	2
20' Standard Opentop	1	—	1
20' Miscellaneous	99	3	102
20' Tank	1	—	1
40' Standard Dry	186	3,060	3,246
40' Flat Rack	387	306	693
40' High-Cube Dry	71	5,904	5,975
40' Standard Insulated	18	—	18
40' High-Cube Insulated	419	—	419
40' Standard Opentop	1	99	100
40' Miscellaneous	86	—	86
40' Tank	5	—	5
40' Car Carrier	167	—	167
40' Standard Reefer	19	—	19
40' High-Cube Reefer	4,960	3,064	6,024
45' High-Cube Dry	476	3,555	4,031
45' High-Cube Insulated	475	—	475
45' High-Cube Reefer	2	—	2

Total	5,432	16,682	22,114

All of our container leases are operating leases. As our container leases expire, we will either purchase containers coming off lease or enter into new operating leases for new containers.

Maersk Arrangements

In connection with the sale of the international marine container operations of Sea-Land by our former parent, CSX Corporation, to Maersk, in December 1999, our predecessor, CSX Lines, LLC entered into a number of commercial agreements with Maersk that encompass terminal services, equipment sharing, sales agency services, trucking services and cargo space charters. These agreements, which were renewed and amended in May 2004 effective as of December 2004, generally are now scheduled to expire at the end of 2007. Maersk is our terminal service provider in the continental U.S., at our ports in Elizabeth, New Jersey, Jacksonville, Florida, Houston, Texas, New Orleans, Louisiana, Tacoma, Washington, and Oakland and Los Angeles, California. We are Maersk’s terminal operator in Hawaii, Guam, Alaska and Puerto Rico. We share containers with Maersk and also pool chassis and generator sets with Maersk. We are Maersk’s sales agent in Alaska, Hawaii, Guam and Puerto Rico, and Maersk serves as our sales agent in Canada. On the U.S. west coast, we provide trucking services for Maersk.

Under our cargo space charter agreement with Maersk, we operate 5 U.S.-flagged vessels that sail from the U.S. west coast to Hawaii, continuing from Hawaii on to Guam, and then from Guam on to two ports in Asia, with a return trip to Tacoma, Washington, and Oakland, California. We utilize Maersk containers to carry a portion of our cargo westbound to Hawaii and Guam, where the contents of these containers are then unloaded. We then ship the empty Maersk containers onwards to the two ports in Asia. When these vessels arrive in Asia, Maersk unloads these empty containers and replaces them with loaded containers on our vessels for the return trip to the U.S. west coast. We use Maersk equipment on our service to Hawaii from our U.S. west coast ports as well as from select U.S. inland locations. We achieve significantly greater vessel capacity utilization and revenue on this route as a result of this arrangement.

Security

Heightened awareness of maritime security needs, brought about by the events of September 11, 2001 and several maritime attacks around the globe, have caused the United Nations through its International Maritime Organization (referred to herein as the IMO), the U.S. Department of Homeland Security, through its Coast Guard arm, and the states and local ports to adopt a more stringent set of security procedures relating to the interface between port facilities and vessels. In addition, the U.S. Congress and the current administration have enacted legislation requiring the implementation of Coast Guard approved vessel and facility security plans. We were one of the first Jones Act companies to develop and obtain Coast Guard approval for our vessel and terminal security plans in advance of the July 1, 2004 effective date for this requirement.

Certain aspects of our security plans require our investing in infrastructure upgrades to ensure compliance. We have applied in the past and continue to apply going forward for federal grants to offset the incremental expense of these security investments. While we were successful through two rounds of funding to secure substantial grants for specific security projects, the 2006 federal budget proposal, currently pending before Congress, would eliminate the port security grant program as it currently exists and replace it with a grant program where U.S. ports compete for funding alongside other transportation infrastructure needs. In addition, the current administration is reviewing the criteria for awarding such grants. Such changes could have a negative impact on our ability to win grant funding in the future.

IT Systems

HITS, our proprietary ocean shipping and logistics information technology system, is substantially more advanced than the cargo booking, tracking and tracing systems employed by our competitors. HITS provides a platform to accomplish a shipping transaction from start to finish in a cost-effective, streamlined manner. HITS provides an extensive database of information relevant to the shipment of containerized cargo and captures all critical aspects of every shipment booked with us. In addition, HITS produces bills of lading, customs documents and invoices. Finally, customers can book shipments, provide shipping instructions and access all information available within HITS through an advanced Internet portal. Our portal implementation strategy is to link customers into our systems. Customers utilizing the portal, also called a traffic management system, have access and real-time visibility similar to our own customer service teams and can choose to automate their booking, tracking and tracing of cargo. Over 57% of our bookings are currently performed by customers on-line through HITS.

We believe that HITS is highly valued by customers with just-in-time logistical needs and provides us with a strong point of differentiation relative to competitors. In addition, as customers adopt HITS, they in turn can reduce their in-house staffing needs as they migrate from developing documentation to an automated and electronic alternative such as HITS. We expect that such continued adoption of HITS will enhance our long-standing customer relationships.

Capital Construction Fund

The Merchant Marine Act, 1936, as amended, permits the limited deferral of U.S. federal income taxes on earnings from eligible U.S.-built and U.S.-flagged vessels if the earnings are deposited into a Capital Construction Fund, or CCF, pursuant to an agreement with the U.S. Maritime Administration, or MARAD. The amounts on deposit in a CCF can be withdrawn and used for the acquisition, construction or reconstruction of U.S.-built and U.S.-flagged vessels or U.S.-built containers, in both cases, for operation only on trade routes between ports in the continental U.S. and ports in Alaska, Hawaii or Puerto Rico, on trade routes between ports in Alaska, Hawaii and Puerto Rico, on trade routes on the Great Lakes, and on trade routes between U.S. ports and foreign ports.

Horizon Lines, a subsidiary of the issuer, has a CCF agreement with MARAD under which it deposits into the CCF earnings attributable to the operation of our sixteen vessels and makes withdrawals of funds from the CCF to acquire U.S.-built and U.S.-flagged vessels and U.S.-built 40-foot high-cube refrigeration units. Four used U.S.-built and U.S.-flagged vessels (Horizon Hawaii, Horizon Expedition, Horizon Navigator and Horizon Trader) were acquired by Horizon Lines in 2003 and 2004 for $25.2 million through the exercise of purchase options under the charters for these vessels. Over the next several years, we expect to consider a number of other vessel and container refrigeration unit acquisition options under Horizon Lines’ CCF agreement.

Horizon Lines’ CCF agreement may be modified by it with the agreement of MARAD when we make decisions on the specifics of our future acquisitions under the CCF agreement. Amounts on deposit in Horizon Lines’ CCF cannot be withdrawn for other than the qualified purposes specified in the CCF agreement. Any nonqualified withdrawals are subject to federal income tax at the highest marginal rate. In addition, such tax is subject to an interest charge based upon the number of years the funds have been on deposit. If Horizon Lines’ CCF agreement were terminated, funds then on deposit in the CCF would be treated as nonqualified withdrawals for that taxable year. In addition, if a vessel built, acquired, or reconstructed with CCF funds is operated in a prohibited trade, the owner must repay a proportionate amount of the tax benefits. Vessels built with CCF funds are restricted from operating in the contiguous Jones Act trade for 20 years after delivery, and vessels acquired or reconstructed with CCF funds are restricted for a period of ten years. $24.8 million of our taxable income attributable to the operation of our vessels has been, in accordance with Horizon Lines’ CCF agreement, deposited into the CCF and then withdrawn in qualified withdrawals and applied to the purchase price of the four vessels purchased by Horizon Lines in 2003 and 2004. Our consolidated balance sheets at March 21, 2004 and March 27, 2005 include liabilities of approximately $4.2 million and $7.7 million, respectively, for deferred taxes on deposits in our CCF.

Construction-Differential Subsidy

Thirteen of our vessels were built with construction differential subsidies provided by the U.S. Department of Transportation under Title V of the Merchant Marine Act, 1936. The grant of these subsidies was subject to the imposition of certain operating restrictions which generally limit the operation of the vessels to foreign trade routes, provided that these vessels may carry cargo between U.S. ports in the course of foreign voyages if portions of the related subsidies are repaid in connection therewith. Three of our vessels are still subject to these operating restrictions. We currently operate these three vessels on trade routes between the U.S. west coast and Asia, with stops in Hawaii and Guam, and make subsidy repayments in respect of the portions of these voyages between Hawaii and the U.S. west coast. For the quarter ended March 27, 2005, we incurred $0.4 million of expense related to this construction differential subsidy program and we made subsidy repayments of less than $100,000. The three vessels are in the final year of their operating restrictions, and the restrictions on the last vessel expire in Jaunary 2006.

Employees

As of March 27, 2005, we had 1,843 employees, of which approximately 1,261 were represented by seven labor unions.

The table below sets forth the unions which represent our employees, the number of employees represented by these unions and the expiration dates of the related collective bargaining agreements.

	Collective Bargaining Agreement(s) Expiration Date	Number of Our Employees Represented (as of March 27, 2005)
Union
International Brotherhood of Teamsters	March 31, 2008	253
International Brotherhood of Teamsters, Alaska	June 30, 2010	117
International Brotherhood of Teamsters, Puerto Rico	October 31, 2010	1
International Longshore & Warehouse Union (ILWU)	July 1, 2008	36
International Longshore and Warehouse Union, Alaska (ILWU-Alaska)	June 30, 2007	89
International Longshoremen’s Association, AFL-CIO (ILA)	September 30, 2010	—	(1)
International Longshoremen’s Association, AFL-CIO, Puerto Rico	October 31, 2010(2)	86
Marine Engineers Beneficial Association (MEBA)	June 15, 2012	128
International Organization of Masters, Mates & Pilots, AFL-CIO (MMP)	June 15, 2012	98
Office & Professional Employees International Union, AFL-CIO	November 9, 2007	64
Seafarers International Union (SIU)	June 15, 2006	389

(1)	Multi-employer arrangement representing workers in the industry, including workers who may perform services for us but are not our employees.
(2)	Collective bargaining agreement is subject to a pending ratification vote by the active members of the local union in Puerto Rico.

The table below provides a breakdown of headcount by noncontiguous Jones Act market and function for our non-union employees as of March 27, 2005.

	Corporate		Alaska Market	Hawaii and Guam Market	Puerto Rico Market	Total
	Charlotte	Dallas/ Other
Senior Management	8	3	1	2	1	15
Operations	2	57	34	80	51	224
Sales and Marketing	3	6	24	29	57	119
Customer Service / Documentation	—	64	2	13	—	79
Administration	38	74	5	19	9	145

Total Headcount	51	204	66	143	118	582

Insurance

We maintain insurance policies to cover risks related to physical damage to our vessels and vessel equipment, other equipment (including containers, chassis, terminal equipment and trucks) and property, as well as with respect to third-party liabilities arising from the carriage of goods and the operation of vessels and shoreside equipment and general liabilities which may arise through the course of our normal business operations. We also maintain limited business interruption insurance and directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

We have arranged for marine insurance covering our vessels in line with currently prevailing industry practice for fleets comparable to ours. Our marine insurance policies include:

Hull and Machinery.    We maintain marine hull and machinery insurance providing coverage for damage to, or total or constructive loss of, a vessel. We also maintain war risk insurance, which insures the risk of damage and total or constructive total loss of an insured vessel directly caused by certain warlike situations such as military use of weapons or terrorist activities. A further portion of the declared value of each vessel is also covered under an “increased value” insurance policy, in order to meet additional expenses that might arise from the total loss of the vessel. In addition, we maintain mortgagees’ interest and lessors’ interest insurance policies to provide cover to the mortgagees or lessors of our vessels in the event of our breach of our marine hull and machinery insurance. We also maintain certificates of financial responsibility for our vessels that act as guarantees of the satisfaction of any liabilities arising under the Oil Pollution Act of 1990.

Protection and Indemnity Insurance.    We maintain protection and indemnity insurance, referred to herein as P&I, that provides cover for third-party claims arising from the carriage of goods including loss or damage to cargo; claims arising from the operation of owned and chartered vessels including injury or death to crew or third parties; claims arising from collisions with other vessels; damage to other third-party property; pollution arising from oil and other substances; and salvage and other related costs. Currently the available amount of coverage under our P&I insurance for pollution is $1 billion per vessel per incident. Our P&I cover is provided by the UK Club, a mutual P&I club which is a member of the International Group of P&I Clubs, or the International Group. Member clubs of the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each club’s liabilities. Each member club of the International Group has capped its exposure to each of its members at approximately $4.25 billion. As a member of a club, which in turn is a member of the International Group, we may be subject to additional premiums. Our total premium is based on our own claims record, the total claims record of the other members of our club, and the aggregate claims record of all other clubs that are members of the International Group and the clubs’ costs for reinsurance. In addition, we maintain contingent P&I insurance to provide cover to the mortgagees or lessors of our vessels in the event of our breach of our P&I insurance policy.

We also maintain additional insurance policies to cover a number of other risks including workers compensation, third-party property damage and personal injury claims, cargo claims, employment, fiduciary, crime and directors’ and officers’ liability.

We believe that our current insurance coverage provides adequate protection against the accident-related risks involved in the conduct of our business. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Consistent with industry practice, our insurance policies are subject to commercially reasonable deductibles or self-retention amounts.

Environmental Regulation

Our operations are subject to a wide variety of international, federal, state and local environmental laws and regulations and international agreements governing maritime operations and environmental protection, including limiting discharges into the environment, imposing operating requirements, and establishing standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes and requirements for clean up of contaminated waterways, soil and groundwater. These laws are often complex, change frequently and have tended to become more stringent over time.

In jurisdictions such as the United States, such obligations, including but not limited to those under the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act (referred to as RCRA), the Oil Pollution Act of 1990 (referred to as OPA) and the Comprehensive Environmental Response, Compensation & Liability Act (referred to as CERCLA), may be strict and joint and several and may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which waste or other contamination attributable to an entity or its predecessors have been sent or otherwise come to be located. These laws may also impose liability for personal injury, property damage and damages to natural resources due to the presence of, or exposure to, oil or hazardous substances. In addition, many of these laws provide for substantial fines, orders (including orders to cease operations) and criminal sanctions for violations. In the case of OPA, each responsible party for a vessel or facility from which oil is discharged will be strictly liable, jointly and severally, for all oil spill removal costs and certain other damages arising from the discharge up to its limits of liability, which can be broken if the incident was caused by the responsible party’s gross negligence, the violation of an applicable federal safety, construction, or operating regulation, or if the responsible party fails to report the incident or cooperate in the response. Liability for discharges of oil, hazardous substances, and other pollutants may also be imposed under the Refuse Act, the Federal Water Pollution Control Act, and CERCLA. All of our operations and properties must comply with these laws and, in some cases, we are required to obtain and maintain permits in connection with our operations and activities. Although we believe that we are in material compliance with these permits and the applicable environmental laws, noncompliance may occur and, if so, can result in additional costs and possible penalties. Moreover, it is difficult to predict the future development of or enforcement policies applied for such laws and regulations or their impact on our business or results of operations.

We are required by OPA and CERCLA to establish and maintain for each of our vessels evidence of financial responsibility to meet the maximum liability to which we can be subject under OPA and CERCLA, and to adopt procedures for oil and hazardous substance spill prevention, response, and clean up. We have established and maintain evidence of financial responsibility by our filing of an insurance guaranty form, in accordance with 33 CFR 138, to meet liability under Section 1002 of OPA, and under Section 107 of CERCLA, which may result from the operation of our vessels. Although we have insurance coverage for these environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any such claims will not have a material adverse affect on our business, operations and financial condition. In addition, we are subject to, among other laws, the International Convention for the Prevention of Pollution from Ships as amended and as implemented in the United States by the Act to Prevent Pollution from Ships, which requires specific pollution prevention equipment and operating and record keeping procedures, the Federal Water Pollution Control Act, and the Refuse Act, all of which provide for substantial administrative and civil fines, as well as criminal sanctions for violations.

Our operations occasionally generate and require the transportation, treatment and disposal of both hazardous and nonhazardous wastes that are subject to the requirements of RCRA and comparable state and local requirements. In the course of our vessel and terminal operations, from time to time we engage contractors to remove and dispose of hazardous waste at offsite disposal facilities. If such materials are disposed of by third parties in violation of applicable law, we could still be jointly and severally liable with the disposal contractor for the cleanup costs and any resulting damages under RCRA, CERCLA or the equivalent state laws. The U.S. Environmental Protection Agency (referred to as the EPA) has determined not to classify most common types of used oil as a hazardous waste, provided that certain recycling standards are met. Some states in which we operate, however, have classified used oil as hazardous.

The Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. In December 1999, the EPA issued a final rule regarding emissions standards for marine diesel engines. The final rule applies emissions standards to new engines beginning with the 2004 model year. In the preamble to the final rule, the EPA noted that it may revisit the application of emissions standards to rebuilt or remanufactured engines if the industry does not take steps to introduce new pollution control technologies. Finally, the EPA recently entered into a settlement that will expand this rulemaking to include certain large diesel engines not previously addressed in the final rule. Adoption of such standards could require modifications to some existing marine diesel engines and may result in material expenditures.

The Coast Guard and Maritime Transportation Act of 2004 amended OPA to require all self-propelled non-tank vessels of 400 gross tons or greater that carry oil of any kind as fuel for main propulsion and that are either U.S.- or foreign-flag vessels operating on U.S. navigable waters to prepare and submit to the U.S. Coast Guard for approval a vessel response plan by August 8, 2005. This new requirement applies to our vessels. The U.S. Coast Guard has issued interim guidelines for the development and review of vessel response plans, which are plans for responding to a discharge, or threat of a discharge, of oil from non-tank vessels. The U.S. Coast Guard is in the process of issuing regulations, but noted that until the regulations are in effect, non-tank vessels must have a valid interim authorization letter or valid authorization letter in order to operate on or after August 9, 2005. If vessels do not obtain such authorization, their operations may be subject to suspension or other enforcement action.

In addition, many U.S. states that border a navigable waterway or seacoast have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance, along with imposing contingency, response planning, and financial responsibility requirements separate and distinct from those required by federal law. These state laws may be more stringent than federal law and in some cases have no statutory limits of liability.

We have incurred and expect to incur costs for our operations to comply with the requirements under applicable environmental laws, and these costs could increase in the future. While these costs have not been significant, we cannot guarantee they will not be material in the future.

There are no existing material environmental claims against us. We are conducting limited remediation at our facility located in Anchorage, Alaska, arising out of historical facility operations. We do not anticipate incurring any material costs associated with this matter, but there can be no assurance future costs will not be material if new conditions are discovered or there is a change in the regulatory requirements.

Regulatory

As a shipping and logistics company, we are subject to all of the ordinary and usual federal, state and local employment, environmental and other regulatory regimes including the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Civil Rights Act, various state and local anti-discrimination laws, federal and state anti-pollution and waste disposal laws, the Occupational Safety and Health Act and other worker protection laws.

In addition, we must comply with laws and regulations related to vessel operations administered by the U.S. Coast Guard, the U.S. Maritime Administration, the U.S. Bureau of Customs and Border Protection and the U.S. Department of Labor. Also, to the extent not subject to exemption, our rates, rules and practices in dealing with our customers are subject to regulation by the STB under the ICC Termination Act of 1995, or ICCTA. The STB administers the ICCTA and adjudicates matters raised by its staff or in complaints filed by members of the public. The decisions of the STB are subject to the federal Administrative Procedures Act and to review by the federal courts. Currently, our rates in the the Hawaii and Guam markets are subject to STB regulation. Our rates in the Puerto Rico and Alaska markets are predominantly contained in negotiated transportation service contracts which are exempt from STB rate regulation. We are also subject to various additional regulations as a contractor engaged by the U.S. government.

The International Maritime Organization, referred to as the “IMO”, which operates under the auspices of the United Nations, has adopted stringent safety standards as part of the International Convention for Safety of Life at Sea, sometimes referred to as “SOLAS,” which is applicable to our vessels. Among other things, SOLAS establishes vessel design, structural features, materials, construction, life saving equipment, safe management and operation, and security requirements to improve vessel safety and security. The SOLAS requirements are revised from time to time, with the most recent modifications being phased-in through 2010.

In 1993, SOLAS was amended to incorporate the International Safety Management Code, referred to as the “ISM Code.” The ISM Code provides an international standard for the safe management and operation of ships and for pollution prevention. The ISM Code became mandatory for container vessel operators in 2002. All of our operations and vessels have obtained the required certificates demonstrating compliance with the ISM Code and are regularly inspected by the U.S. Coast Guard, as well as the international authorities acting under the provisions of their international agreements related to port state control authority, the process by which a nation exercises authority over foreign vessels when the vessels are in the waters subject to its jurisdiction.

We believe that we are in substantial compliance with all applicable federal, state and local regulations, including SOLAS and the ISM Code, affecting our operations.

Facilities

We lease all of our facilities, including our terminal and office facilities located at each of the ports upon which our vessels call as well as our central sales and administrative offices and regional sales offices. The following table sets forth the locations, descriptions, and square footage of our significant facilities as of March 27, 2005:

Location	Description of Facility	Square Footage(1)
Anchorage, Alaska	Stevedoring building and various terminal and related property	1,356,313
Atlanta, Georgia	Regional sales office	911
Charlotte, North Carolina	Corporate Headquarters	25,592
Chicago, Illinois	Regional sales office	1,533
Dallas, Texas	Operations center	42,511
Dedeo, Guam	Terminal and related property	108,385
Dutch Harbor, Alaska	Office and various terminal and related property	558,616
Elizabeth, New Jersey	Terminal supervision and sales office	4,994
Honolulu, Hawaii	Terminal property	29,108	(2)
Houston, Texas	Terminal supervision and sales office	497
Jacksonville, Florida	Terminal supervision and sales office	3,848
Kenilworth, New Jersey	Ocean shipping services office	10,000
Kodiak, Alaska	Office and various terminal and related property	208,677
Long Beach, California	Terminal supervision office	847,307
Oakland, California	Office and various terminal and related property	279,131
Piti, Guam	Office and various terminal and related property	24,837
Renton, Washington	Regional sales office	9,010
San Juan, Puerto Rico	Office and various terminal and related property	3,346,540
Tacoma, Washington	Office and various terminal and related property	794,314

(1)	Square footage for marine terminal facilities excludes common use areas used by other terminal customers and us.
(2)	Excludes 1,647,952 square feet of terminal property which we have the option to use and pay for on an as-needed basis.

Legal Proceedings

In the ordinary course of our business, from time to time, we become involved in various legal proceedings. These relate primarily to claims for loss or damage to cargo, employee’s personal injury claims, and claims for loss or damage to the person or property of third parties. We generally maintain insurance, subject to customary deductibles or self-retention amounts, and/or reserves to cover these types of claims. We also, from time to time, become involved in routine employment-related disputes and disputes with parties with which we have contracts.

Except as described below, we are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or of which our property is the subject.

There are two actions currently pending before the STB involving Horizon Lines. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against Horizon Lines and Matson Navigation Co., seeks a ruling from the STB that Horizon Lines’ Guam shipping rates, which are based on published tariff rates, during 1996-1998 were “unreasonable” under the ICCTA, and an order awarding reparations to Guam and its citizens. The STB is addressing this matter in three phases. During the first phase, which has been completed, the STB reviewed the allegations set forth in the complaints that were filed by the Government of Guam and dismissed certain complaints while allowing certain other complaints to be addressed in phase two. During the currently on-going second phase, at the request of the STB, the parties fully briefed, in 2002, the threshold issue of what methodology should be applied in determining “rate reasonableness” under the ICCTA, and the STB is expected to issue a ruling in 2005 that sets forth a standard for determining whether the rates charged during 1996-1998 were reasonable. During the third phase, the STB will apply the standard that it adopts in the second phase to the rates in effect during 1996-1998. If the STB determines that the rates charged by Horizon Lines during 1996-1998 were unreasonable, the STB will issue an additional ruling to determine the persons entitled to damages and in what amounts.

An adverse ruling by the STB in this action could result in significant damages. Horizon Lines is unable to quantify the amount of these damages. In the event that the STB were to issue a ruling whereby it accepted the Government of Guam’s proposed standard for the determination of “rate reasonableness” under the ICCTA, the STB would then need to determine whether rates charged by Horizon Lines during 1996-1998 were reasonable under such standard. However, the business of Horizon Lines that provided marine container shipping to and from Guam during 1996-1998 was, at the time, part of a larger business. During 1996-1998, the Guam-related business of Horizon Lines was part of the business of Sea-Land Service, Inc., which included transportation, logistics and terminal services between and at ports in Asia, Guam, Hawaii and the U.S. west coast. Separate financial statements were not prepared for the operations of Sea-Land Service that related to marine container shipping to and from Guam. Accordingly, Horizon Lines believes that the actual rates of return that were earned by its business with respect to marine container shipments to and from Guam during 1996-1998 cannot be determined. Consequently, the absence of such actual rates of return would preclude the calculation of a reasonable rate of return based on the standard proposed by the Government of Guam in the pending action. Even if each of these matters were determined adversely to Horizon Lines, we are unable at the present time to determine how many citizens of Guam, on whose behalf the pending action has been brought by the Government of Guam, paid such rates during 1996-1998, or the amounts of their related claims, because the requisite discovery proceedings for that phase of the dispute have not yet begun. Apart from potential damages, an adverse ruling by the STB could affect Horizon Lines’ current and future rate structure for its Guam shipping by requiring it to reduce its current base tariff rates and limit future rate increases to amounts determined to be within the “zone of reasonableness” contained in the ICCTA, as determined in such ruling. An adverse STB decision could also affect the rates that Horizon Lines would be permitted to charge on its other routes where rates must be “reasonable” under the ICCTA.

The second action currently pending before the STB involving Horizon Lines, brought by DHX, Inc. in 1999 against Horizon Lines and Matson, challenges the reasonableness of certain rates and practices of Horizon Lines and Matson. DHX is a major freight forwarder in the domestic Hawaii trade. Freight forwarders typically accept less than full container loads of cargo, consolidate these loads into full container loads, and offer the full container load to the ocean carriers. Some freight forwarders, including DHX, also solicit full container loads from shippers. Among other things, DHX charged that Horizon Lines and Matson took actions that were intended to prevent all freight forwarders in the Hawaii trade from competing with the carriers for the full container load business. DHX is seeking $11.0 million in damages. In addition to the award of damages, an adverse ruling could affect Horizon Lines’ current and future rate structure for its Hawaii shipping. An adverse STB decision could also affect the rates that Horizon Lines would be permitted to charge on its other routes. On December 13, 2004, the STB (i) dismissed all of the allegations of unlawful activity contained in DHX’s complaint; (ii) found that Horizon Lines met all of its tariff filing obligations; and (iii) reaffirmed the STB’s earlier holdings that the anti-discrimination provisions of the Interstate Commerce Act, which was repealed by the ICCTA, are no longer applicable to Horizon’s business. However, DHX has filed a motion for reconsideration of the STB’s order. We have filed an opposition to this motion. No assurance can be given that the final decision of the STB with respect to this matter will be favorable to us.

Intellectual Property

We own or have rights to use all material or significant trademarks, trade names, tag lines or logos used in our business. We have a registered U.S. trademark for Horizon Services Group®, as well as for the “Captain” suite of shipping programs that we have developed and currently comprise a portion of HITS. We also have or have applied for copyright and trademark or service mark protection for various other names, lines and pictures we use in connection with our sales and promotional activity including Horizon Lines®, Sea-Logix™, Horizon Global Ocean Management System®, Horizon Services Group Transportation Solutions® and What’s On Your Horizon?®. We have received from Maersk a perpetual, exclusive, royalty-free license to use SL in block letters or in any logo format, in either case as a stand-alone mark or as part of a broader mark, in connection with the conduct of our Jones Act business. In addition, we have received from Maersk a non-exclusive, royalty-free license to make, use or sell products in connection with the conduct of our Jones Act business that utilize various patents held by Maersk for shipping-related equipment, devices and methods. The duration of this license is based on the lives of these patents.

MANAGEMENT

The following table sets forth certain information regarding our executive officers and the members of our board of directors as of May     , 2005:

Name	Age	Position
Charles G. Raymond	61	President and Chief Executive Officer, Director
John V. Keenan	47	Senior Vice President and Chief Operating Officer
M. Mark Urbania	41	Senior Vice President–Finance and Administration, Chief Financial Officer and Assistant Secretary
Karen H. Richards	51	Vice President, Sales and Marketing, of Horizon Lines
Kenneth L. Privratsky	58	Vice President and General Manager, Alaska, of Horizon Lines
Robert S. Zuckerman	60	Vice President, General Counsel and Secretary
Brian W. Taylor	46	Vice President and General Manager, Hawaii and Guam, of Horizon Lines
Gabriel M. Serra	45	Vice President and General Manager, Puerto Rico, of Horizon Lines
John K. Castle	64	Director
Marcel Fournier	50	Director
Admiral James L. Holloway III, U.S.N. (Ret.)	83	Director
Dan A. Colussy	73	Director
Francis Jungers	78	Director
James G. Cameron	59	Director
Ernie L. Danner	50	Director
Thomas M. Hickey	32	Director

Charles G. Raymond has served as a director and as the President and Chief Executive Officer of the issuer and Horizon Lines Holdings since July 2004 and of H-Lines Finance since December 2004. Mr. Raymond has held various senior management positions during his 39-year transportation career, including Group Vice President—Operations and Senior Vice President and Chief Transportation Officer of Sea-Land Service, Inc. from 1994 through 1999. He was an Executive Officer of CSX Corporation from 1994 to 2003. From 1999 until 2003, he was President and Chief Executive Officer of Sea-Land Service Domestic Shipping and CSX Lines, L.L.C. From May 2000 to May 2003, he served as Chairman of the Marine Transportation National Advisory Council (MTSNAC), which was established by the U.S. Secretary of Transportation. He is a graduate of the United States Merchant Marine Academy (1965) and the Harvard Business School Advanced Management program (1993).

John V. Keenan has served as Senior Vice President and Chief Operating Officer since July 2004. He is responsible for the integrity of Horizon Lines’ operational network and oversees vessel operations, terminal operations, inland operations and equipment utilization. Mr. Keenan moved to Sea-Land in 1983 where he held numerous leadership positions. He most recently served as Vice President, Sales and Marketing for Horizon Lines from December 2000 to July 2003. A 23-year veteran of the transportation industry, he began his career in 1979 with the Marine Engineers Benevolent Association, sailing in the capacity of vessel engineer. He holds a B.E. in Marine Engineering from the State University of New York at Fort Schuyler and an M.B.A. from the University of Tennessee.

M. Mark Urbania has served as Senior Vice President—Finance and Administration, Chief Financial Officer and Assistant Secretary since July 2004. He is responsible for accounting, finance, treasury management, human resources, information technology, law and procurement for Horizon Lines and its business units. Mr. Urbania joined Horizon Lines from Piedmont / Hawthorne Holdings, Inc., a $300 million general aviation holding company, where he held the position of Senior Vice

President, Treasurer and CFO from July 2000 to November 2003. Previously, he was CFO at I360, a high-tech start-up, from 1999 to 2000, and before that he was an executive at TK Holdings, a privately held manufacturer of automotive safety systems. Mr. Urbania has an accounting degree from Walsh University in Canton, Ohio. He is a Certified Public Accountant and began his career in public accounting with Peat Marwick Main & Company.

Karen H. Richards has served as Vice President, Sales and Marketing, of Horizon Lines since July 1, 2003. She is responsible for the entire North America sales organization and manages Horizon Lines’ corporate marketing initiatives. Ms. Richards joined Sea-Land in 1988 and held various management positions, including Marketing Manager, Director of Refrigerated Cargo and General Manager titles in the Northeast, Mid-West and for national strategic accounts. Most recently, she served as General Manager of Sales for Horizon Lines in Puerto Rico from April 2001 to June 2003. Prior to that, she was Vice President Sales for Aqua-Gulf International from October 1999 until March 2001. Her 20-year career in transportation began with Biehl & Company in New Orleans.

Kenneth L. Privratsky has served as Vice President and General Manager, Alaska, of Horizon Lines since December 2002. He joined Horizon Lines following a 33-year career in the U.S. Army and retirement as a Major General. From July 1999 to October 2002, he was the Commanding General of the Military Traffic Management Command, Alexandria, Virginia. Mr. Privratsky received an M.B.A. from Adelphi University and an M.A. in English from Purdue University.

Robert S. Zuckerman has served as Vice President, General Counsel and Secretary since July 2004. Prior to serving in his current positions, Mr. Zuckerman was Deputy General Counsel and Secretary of Sea-Land Service from 1990 to 2000. He has been with Horizon Lines and its predecessors for 27 years. Prior to his employment with Horizon Lines, Mr. Zuckerman served as Assistant Chief with the U.S. Department of Justice, Antitrust Division, where he worked on the President’s Deregulation Task Force. Mr. Zuckerman is a former Chairman of the Transportation and Industry Regulation Committees of the Antitrust Section of the American Bar Association. Mr. Zuckerman is a graduate of Brandeis University and received his law degree from Brooklyn Law School.

Brian W. Taylor has served as Vice President and General Manager, Hawaii and Guam, of Horizon Lines since June 2000. He is responsible for the operational, sales and strategic activities of the Hawaii and Guam markets. Prior to this appointment, Mr. Taylor was Vice President and General Manager for the Puerto Rico market from July 1998 to June 2000. Prior to that, Mr. Taylor held management positions in sales and marketing both in North America and in Asia, including General Manager, Buyers and Shippers Consolidated BSE, Hong Kong, an affiliate of Sea-Land. He joined Sea-Land in 1984 as a sales representative in Montreal, Canada. Mr. Taylor received his B.A. and M.B.A. in Business and Financial Management from Concordia College.

Gabriel M. Serra has served as Vice President and General Manager, Puerto Rico, of Horizon Lines since June 2000. He is responsible for the operational, sales and strategic activities of the Puerto Rico market. Prior to assuming his present position, Mr. Serra had been developing Horizon Lines’ agency operations in Puerto Rico as Director, Business Development from January 2000 to June 2000. From 1995 until December 1999, he was General Manager, East Coast South America at Sea-Land. A 22-year veteran of the transportation industry, Mr. Serra joined Sea-Land as Pricing Manager for the Caribbean in 1990. During his tenure with Sea-Land, he has held numerous management positions in Central and South America, including General Manager, Honduras and Nicaragua and Costa Rica / Panama. Mr. Serra began his career in transportation with Concorde Shipping in New Orleans, rising to the position of Vice President of Marketing and Pricing. Prior to being employed by Sea-Land, he was Vice President of Pricing and Traffic for Sea-Barge, Inc.

John K. Castle has served as a director of the issuer and Horizon Lines Holding since July 2004, and a director of H-Lines Finance since December 2004. Mr. Castle is Chairman and Chief Executive Officer of Castle Harlan. Prior to forming Castle Harlan in 1987, Mr. Castle was President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., one of the nation’s leading investment banking firms. At that time, he also served as a director of the Equitable Life Assurance Society of the U.S. Mr. Castle is a board member of Adobe Air Holdings, Inc., CHAAS Holdings LLC (the parent of Advanced Accessory Holdings Corporation, which is a parent of CHAAS Acquisitions LLC), CHATT Holdings, LLC (an indirect parent of ATT Holding Co., which is the parent of Ames True Temper, Inc.), Wilshire Restaurant Group, Inc. and Morton’s Holdings, LLC (the parent of Morton’s Restaurant Group, Inc.). Mr. Castle has also been elected to serve as a life member of the Massachusetts Institute of Technology. He has served for twenty-two years as a trustee of New York Medical College, including eleven of those years as Chairman of the Board. He is a member of the Board of the Whitehead Institute for Biomedical Research, and was Founding Chairman of the Whitehead Board of Associates. He is also a member of The New York Presbyterian Hospital Board of Trustees and Chairman of the Columbia-Presbyterian Health Sciences Advisory Council. Mr. Castle received his bachelors degree from the Massachusetts Institute of Technology, his M.B.A. as a Baker Scholar with High Distinction from Harvard, and two Honorary Doctorate degrees of Humane Letters.

Marcel Fournier has served as a director of the issuer and Horizon Lines Holding since July 2004, and a director of H-Lines Finance since December 2004. Mr. Fournier is a Senior Managing Director of Castle Harlan. He is also a board member of CHAAS Holdings LLC (the parent of Advanced Accessory Holdings Corporation, which is a parent of CHAAS Acquisitions LLC), APEI Holdings Corporation (the parent of APEI Acquisition Corp., which is the parent of Associated Packaging Enterprises, Inc.) and Gravograph Industrie International. Prior to joining Castle Harlan in 1995, Mr. Fournier held various positions, including Managing Director, at the investment banking group of Lepercq, de Neuflize & Co., Inc. from 1981 to 1995. From 1979 to 1981, Mr. Fournier was Assistant Director of the United States office of the agency of the French Prime Minister. Mr. Fournier graduated as a Civil Engineer from the Ecole Speciale des Travaux Publics in Paris, France. He received his M.B.A. from the University of Chicago, and his Master of Economics from the Universite de la Sorbonne in Paris.

Admiral James L. Holloway III, U.S.N. (Ret.) has served as a director of the issuer and Horizon Lines Holding since July 2004, and a director of H-Lines Finance since December 2004. Admiral Holloway has served as Chairman of the Naval Historical Foundation, a national naval historic preservation foundation, since 1998. He is Chairman Emeritus of the Historic Annapolis Foundation, the Naval Academy Foundation, and the Board of Trustees of Saint James School. He is a retired Naval Officer who served as Chief of Naval Operations and as a member of the Joint Chiefs of Staff from 1974 to 1978. After his retirement from 1981 to 1989 he was President of the Council of American Flag Ship Operators, a national trade association representing the owners and operators of U.S.-flagged vessels in foreign trade. In 1995, he served as Executive Director of the Presidential Task Force on combating terrorism. From 1985 to 1989, he served as a commissioner on the President’s Blue Ribbon Commission for Defense Management, on the Presidential Commission for Merchant Marine and Defense, and the Commission for a Long Term Integrated Defense Strategy. In 1986, Admiral Holloway was appointed Special Envoy of the Vice President to the Middle East and from 1990 to 1992, he served in a presidential appointment as U.S. Representative to the South Pacific Commission.

Dan A. Colussy has served as a director of the issuer, Horizon Lines Holding and H-Lines Finance since April 2005. Mr. Colussy has served as Chairman Emeritus and a board member of Iridium Satellite, LLC since October 2003. He also served as President and Chief Executive Officer of Iridium Satellite, LLC from December 2000 to May 2001 and as Chairman from December 2000 to October 2003. From 1970 to 1980, Mr. Colussy served as President and Chief Operating Officer of Pan American World Airways. Mr. Colussy served as Chairman, President and Chief Executive Officer of Canadian Pacific Airlines from 1981 to 1984. From 1985 to 1997, Mr. Colussy served as Chairman, President and Chief Executive Officer of UNC Inc., and from 1989 to 1999 he served as Chairman of CareFirst, Inc. Mr. Colussy holds a B.S. in Engineering from the U.S. Coast Guard Academy and a M.B.A. from Harvard University.

Francis Jungers has served as a director of the issuer, Horizon Lines Holding, Horizon Lines Holding and H-Lines Finance since April 2005. Mr. Jungers has been an independent investor and consultant for the past several years. He also serves as a director of Esco Corporation, a private metals company. He also is a former Chairman of the Board and Chief Executive Officer of Arabian American Oil Company, a petroleum producer. During his career, Mr. Jungers has served as a director of AES Corporation, Georgia Pacific Corporation, Thermo Electron Corporation, Thermo Eckotek Corporation, and Thermo Instrument Systems, Inc., and an advisory director of Donaldson, Lufkin and Jenrette Securities Corporation and Hyster Corporation.

James G. Cameron has served as director of the issuer and Horizon Lines Holding since July 2004 and a director of H-Lines Finance since December 2004. Mr. Cameron is President of Omega Management, LLC, a management consulting firm specializing in the petrochemical services industry. Mr. Cameron previously served as a director of Statia Terminals Group N.V., from February 1997, until the liquidation of such corporation in February 2002. Mr. Cameron joined a predecessor of Statia Terminals Group in 1981, and held various positions with predecessors and subsidiaries of Statia Terminals Group, including President and Chairman of the Board of Statia Terminals, Inc., the principal management and administrative subsidiary of Statia Terminals Group, from 1993 until June 2002. He has been a director of Statia Terminals Cayman, Inc. since April 1999, and has been a director of Petroterminal de Panama, S.A. since April 2003. His prior experience in the petroleum industry dates back to 1969 when he joined Cities Service Company as a marine engineer. Mr. Cameron subsequently joined Pakhoed USA, Inc., where he served in a variety of management positions. Mr. Cameron is a 1969 graduate of the United States Merchant Marine Academy. Statia Terminals is a former portfolio company of The Castle Harlan Group.

Ernie L. Danner has served as a director of the issuer and Horizon Lines Holding since November 2004 and a director of H-Lines Finance since December 2004. He has served as a director and Executive Vice President of Universal Compression Holdings, Inc. since its formation in February 1998. During his tenure at Universal, he has served as its Chief Financial Officer and currently serves as President, International Division of Universal Compression, Inc. From May 1997 until 1998, Mr. Danner served as Vice President, Chief Financial Officer and Treasurer of INDSPEC Chemical Company and he also served as a director. Mr. Danner also serves on the Board of Directors of Verdugt Holdings, LLC, a manufacturer of organic salts, Tide-Air Inc., a distributor of Atlas Copco air compressors, and Copano Energy, LLC, a natural gas gathering and treating company. Universal Compression and INDSPEC Chemical are former portfolio companies of The Castle Harlan Group.

Thomas M. Hickey has served as a director of the issuer, Horizon Lines Holding and H-Lines Finance since April 2005. Mr. Hickey is a Vice President of Castle Harlan. He is also a board member of BKH Acquisition Corp. (the parent of Caribbean Restaurants, LLC). Prior to joining Castle Harlan in 2003, Mr. Hickey was an associate in the Mergers and Acquisitions Group of Credit Suisse First Boston from 2000 through 2002. Previously, he worked in the Investment Banking Division of Robinson-Humphrey in Atlanta. Mr. Hickey received his bachelors degree with distinction from the University of Virginia, where he was an Echols Scholar, and holds an M.B.A. from the Harvard Business School.

Summary Compensation Table

The following table sets forth information concerning the compensation of our chief executive officer and our other four highest paid executive officers who were serving as executive officers as of December 26, 2004, for the twelve months ended December 26, 2004 and December 21, 2003, and for the year ended December 27, 2002. We refer to these executive officers as our “named executive officers.”

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year(1)	Salary	Bonus(2)	Other Annual Compensation(3)	Horizon Lines Holding Corp. Securities Underlying Options(4)	All Other Compensation(5)
Charles G. Raymond Director, President and Chief Executive Officer	2004 2003 2002	$525,000 436,583 305,000	$600,000 450,000 441,600	$48,157 30,290 64,593	4,445 35,555 N/A	$23,000 14,479 9,150

M. Mark Urbania(6) Senior Vice President and Chief Financial Officer	2004 2003 2002	257,500 20,833 N/A	220,344 15,250 N/A	68,860 600 N/A	8,888 N/A N/A	3,799 — N/A

John V. Keenan Senior Vice President and Chief Operating Officer	2004 2003 2002	205,825 197,067 170,250	168,580 139,080 163,000	21,804 13,646 21,906	N/A 11,111 N/A	12,683 10,674 5,475

Gabriel M. Serra Vice President and General Manager, Puerto Rico of Horizon Lines, LLC	2004 2003 2002	163,933 170,667 153,000	117,975 91,805 123,000	137,917 279,787 341,646	N/A 6,667 N/A	9,836 7,930 —

Brian W. Taylor Vice President and General Manager, Hawaii and Guam, of Horizon Lines, LLC	2004 2003 2002	163,892 160,765 153,396	107,250 96,746 123,000	175,950 156,916 109,132	N/A 6,667 N/A	10,892 8,689 5,169

(1)	Solely for purposes of this table, Year 2004 refers to the twelve months ended December 26, 2004, Year 2003 refers to the twelve months ended December 21, 2003 and Year 2002 refers to the year ended December 27, 2002.
(2)	Bonus amounts presented represent employee performance bonuses earned under our cash incentive plan and are reported for the year in which they were earned, though they may have been paid in the following year.
(3)	Reflects primarily the amounts of country club dues, car allowances, housing and utility allowances, cost of living allowances and related tax equalization payments.
(4)	All of these options were options to purchase shares of the common stock of Horizon Lines Holding and vested in full upon the closing of the acquisition transaction on July 7, 2004. Includes quantities attributable to options held by family members to whom such options were transferred.

The following table sets forth the number of such options converted by each named executive officer into the right to receive cash payments upon, and as post-closing purchase price adjustments or escrow disbursements following, the consummation of the acquisition transaction, and the number of options retained by each such executive officer upon consummation of the acquisition transaction, subject to entry into certain agreements.

	July 7, 2004
Name	Number of Horizon Lines Holding Corp. Options Converted into Cash Payments	Number of Horizon Lines Holding Corp. Options Retained
Charles G. Raymond(a)	28,857	11,143
M. Mark Urbania	6,500	2,388
John V. Keenan	6,844	4,267
Gabriel M. Serra	3,467	3,200
Brian W. Taylor	3,367	3,300

(a)	Includes quantities attributable to family members of the named executive officer to whom such officer transferred options.

The following table sets forth the number of options that each of the named executives exercised on December 16, 2004, and the resulting number of common shares and Series A preferred stock of the issuer that such person received, after giving effect to the provisions of the put/call agreement, as described in “Historical Transactions” on page      of this prospectus.

	December 16, 2004
Name	Number of Horizon Lines Holding Corp. Options Exercised(a)	Resulting Number of Common Shares of the Issuer	Resulting Number of Shares of Series A Preferred Stock of the Issuer
Charles G. Raymond(b)	5,251.07	13,195	197,925
M. Mark Urbania	794.33	1,996	29,940
John V. Keenan	2,010.89	5,053	75,795
Gabriel M. Serra	1,508.27	3,790	56,850
Brian W. Taylor	1,555.22	3,908	58,620

(a)	Options exercised on a cashless exercise basis.
(b)	Includes quantities attributable to family members of the named executive officer to whom such officer transferred options.

Immediately prior to the consummation of this offering, each named executive officer will enter into a reinvestment agreement with the issuer under which such individual will be required, on or prior to July 8, 2005, to exercise the remainder of all of his or her options and, pursuant to the amended put/call agreement, exchange the common shares of Horizon Lines Holding received upon such exercise for Class B common shares and Series A preferred shares of the issuer. See “Certain Relationships and Related Party Transactions—Reinvestment Agreements.”

For further information regarding these options, see, “Historical Transactions,” on page      of this prospectus.

(5)	Reflects the aggregate amount of pre- and post-tax matching contributions made by Horizon Lines and its subsidiaries under a defined-contribution 401(k) plan and a flexible spending account program.
(6)	M. Mark Urbania commenced his employment with Horizon Lines in November 2003 at an annual base salary of $250,000, which increased to $280,000 during Year 2004. In connection with the commencement of his employment, Mr. Urbania was granted an option exercisable for 8,888 shares of common stock of Horizon Lines Holding in Year 2004 but before December 31, 2003.

Stock Option Grants in 2004

The following table shows grants of stock options to the named executive officers during the twelve months ended December 26, 2004. All options shown below are options granted under the Horizon Lines Holding Stock Option Plan prior to July 7, 2004 to purchase shares of the common stock of Horizon Lines Holding.

Name	Number of Horizon Lines Holding Corp. Securities Underlying Options Granted(1)	Percent of Total Horizon Lines Holding Corp. Options Granted to Employees in Year 2004	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Horizon Lines Holding Corp. Stock Price Appreciation for Option Term(2)
					5%	10%
Charles G. Raymond	4,445	33%	$100	2014	$3,154,182	$5,285,800
M. Mark Urbania	8,888	67%	100	2014	6,306,945	10,569,224
John V. Keenan	0	0%	—	—	—	—
Gabriel M. Serra	0	0%	—	—	—	—
Brian W. Taylor	0	0%	—	—	—	—

(1)	These options were subject to time- and performance-based vesting and vested in full upon the closing of the acquisition transaction on July 7, 2004.
(2)	Potential realizable values are net of exercise price, but before taxes associated with exercise. We are required to use a 5% and 10% assumed rate of appreciation over the ten-year option terms. This does not represent our projection of the future common stock price.

Subsequent to the closing of the acquisition transaction on July 7, 2004, no stock options have been granted, and no awards of stock have been made, by us or any of our subsidiaries. For information regarding the issuance and sale of common shares of our common stock to our management subsequent to July 7, 2004, see “—Restricted Stock Issuance and Sale.”

Stock Option Exercises and Holdings

The following table sets forth information about stock option exercises by our named executive officers during the twelve months ended December 26, 2004 and the value of their unexercised stock options as of December 26, 2004. All options reflected below are options granted under the Horizon Lines Holding Stock Option Plan prior to July 7, 2004 to purchase shares of the common stock of Horizon Lines Holding.

Name	Number of Horizon Lines Holding Corp. Underlying Securities Acquired Upon Exercise(1)	Value Realized(2)	Number of Horizon Lines Holding Corp. Shares Underlying Unexercised Options at December 26, 2004 Exercisable/ Unexercisable(3)	Value of Unexercised In-the-Money Horizon Lines Holding Corp. Options at December 26, 2004 Exercisable/ Unexercisable(4)
Charles G. Raymond(5)	34,108.07	$13,541,927.03	5,891.93/—	$2,339,272.97/—
M. Mark Urbania	7,294.33	2,896,067.84	1,593.67/—	632,734.80/—
John V. Keenan	8,854.89	3,515,656.98	2,256.11/—	895,743.35/—
Gabriel M. Serra	4,975.27	1,975,331.45	1,691.73/—	671,667.56/—
Brian W. Taylor	4,922.22	1,954,269.01	1,744.78/—	692,730.00/—

(1)	Represents the sum of (i) the number of options converted by such named executive officer, via the merger, into the right to receive certain cash payments (the “Option Merger Consideration Payments”) upon, and as post-closing purchase price adjustments or escrow disbursements following, the consummation of the merger on July 7, 2004 pursuant to the merger agreement, and (ii) the number of shares of common stock of Horizon Lines Holding for which such individual exercised a portion of his then-remaining options on December 16, 2004. The shares of common stock of Horizon Lines Holding issued upon the exercise of the options on December 16, 2004 were exchanged for common shares and Series A preferred shares of the issuer pursuant to the put/call agreement. For further information concerning the merger agreement, the exercise of options on December 16, 2004 and the exchange provisions of the put/call agreement, see “Historical Transactions.”
(2)	Represents the sum of (i) the Option Merger Consideration Payments for such named executive officer and (ii) the aggregate value of the common shares and Series A preferred shares of the issuer received by such individual upon his exchange, pursuant to the put/call agreement, of the shares of common stock of Horizon Lines Holding received upon his exercise of a portion of his then-outstanding options on December 16, 2004.
(3)	Represents number of shares of common stock of Horizon Lines Holding issuable to the named executive officer upon the exercise of his remaining outstanding options as of December 26, 2004.
(4)	Represents (i) the number of shares of common stock of Horizon Lines Holding issuable to the named executive officer in respect of the outstanding options previously granted to such individual, multiplied by (ii) the excess of (x) the fair market value at year-end of each such share over (y) the exercise price of the option.
(5)	Includes quantities or values attributable to options held by family members to whom such options were transferred.

Benefit Plans

Cash Incentive Plan

Our cash incentive plan is designed, through awards of annual bonuses, to reinforce the importance of both teamwork and individual initiative and effort for our success and to incentivize our employees to achieve and surpass our targeted performance and goals. All of our regular full-time salaried employees, including our named executive officers, participate in this plan. The annual bonus amount for each participant in the plan is based on the extent to which we achieve company-wide performance targets set for the year and each participant’s achievement of personal performance objectives in support of our company-wide performance targets, with a weighting for each of these components. Our company-wide performance targets are determined annually by our board or our compensation committee. For our twelve months ended December 26, 2004, these targets were based on a modified version of EBITDA and cash flow generation. For our current fiscal year, these targets are also based on these criteria. The target bonus amounts which participants in the plan can be awarded are specified percentages of their annual base salaries, with these percentages tied to the compensation bands in which their jobs are classified by us. These specified percentages are consistent with the salary ranges of the underlying compensation bands, the responsibilities of the participants, and the ability of the participants to favorably impact our performance. A committee of our senior management team is responsible for the administration of the plan.

Employee Stock Purchase Plan

Our 2005 Employee Stock Purchase Plan, or ESPP, which will be adopted by our board of directors and approved by our stockholders prior to the consummation of this offering, will become effective when specified by our compensation committee, which may occur on or after the first day on which price quotations are available for our Class A common stock on the New York Stock Exchange. Prior to the consummation of this offering, we will reserve                  shares of our Class A common stock for issuance under the ESPP. The ESPP will be administered by the compensation committee of our board of directors. Our compensation committee will have the authority to construe and interpret the ESPP, and its decision will be final and binding. The following discussion of the ESPP assumes the effectiveness of the ESPP.

Employees generally will be eligible to participate in the ESPP if they are employed before the beginning of the applicable purchase period, have been employed by us, or any subsidiaries that we designate, for two years or more and are customarily employed more than five months in a calendar year and more than twenty hours per week, and are not, and would not become as a result of being granted an option under the ESPP, 5% stockholders of us or our designated subsidiaries. Participation in the ESPP will end automatically upon termination of employment.

Eligible employees will be permitted thereunder to acquire shares of our Class A common stock through payroll deductions. In such case, eligible employees may select a rate of payroll deduction within the percentage range of their salary determined by our compensation committee and will be subject to maximum purchase limitations.

Except for the first purchase period, each purchase period under the ESPP will be for three months. The first purchase period is expected to begin on the day (if any) specified by our compensation committee on or after the first business day on which price quotations for our Class A common stock are available on the New York Stock Exchange. Subsequently, purchase periods will begin on the first day of each calendar quarter on which our common stock is traded on the New York Stock Exchange. However, because the day (if any) on which the compensation committee may elect to declare the ESPP effective may not be such a first trading day, the length of the first purchase period may be more or less than three months.

The ESPP will provide that the purchase price for our Class A common stock purchased under the ESPP will be a percentage (as determined by our compensation committee but not less than 85%) of the lesser of the fair market value of our Class A common stock on the first day of the applicable purchase period or the last day of the applicable purchase period. Our compensation committee will have the power to change the purchase dates and durations of purchase periods without stockholder approval, if the change is announced prior to the beginning of the date or purchase period affected by such change.

The ESPP, following its effectiveness, is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The ESPP will terminate ten years from the date of adoption of the ESPP by our board of directors, regardless of when (if at all) the compensation committee declares the ESPP effective, unless it is terminated earlier under the terms of the ESPP. Our board will have the authority to amend, terminate or extend the term of the ESPP, except that no action may adversely affect any outstanding options previously granted under the plan and stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under the ESPP. Our board will be able to make amendments to the ESPP as it determines to be advisable if the financial accounting treatment for the ESPP changes from the financial accounting treatment in effect on the date the ESPP was adopted by our board.

Equity Incentive Plan

Our 2005 Equity Incentive Plan, or Equity Plan, will be adopted by our board of directors and approved by our stockholders prior to the consummation of this offering and become effective upon the consummation of this offering. The Equity Plan is designed to attract, motivate and retain individuals who are important to our success and covers employees, non-employee directors and consultants. The Equity Plan will provide for the grant of nonqualified stock options and incentive stock options for shares of our Class A common stock, restricted shares of our Class A common stock and restricted share units to participants of the Equity Plan selected by our board of directors or a committee of the board, referred to in this prospectus as the Administrator.                  shares of Class A common stock will be reserved under the Equity Plan. The terms and conditions of awards, including time-based and/or performance-based vesting provisions, will be determined by the Administrator and set forth in an award agreement for each grant.

Unless otherwise determined by the Administrator or as set forth in an award agreement, upon a “Going Private Transaction,” all unvested awards will become immediately vested and exercisable and the Administrator may determine the treatment of all vested awards, including whether such vested awards are converted into a right to receive a cash payment or otherwise, at the time of the Going Private Transaction. A “Going Private Transaction” will be defined as any transaction or series of transactions which (a) causes any class of our equity securities which is subject to Section 12(g) or Section 15(d) of the Securities Exchange Act of 1934, as amended, to be held of record by less than 300 persons, or (b) causes any class of our equity securities which is either listed on a national securities exchange or authorized to be quoted in an interdealer quotation system of a registered national securities association to be neither listed on any national securities exchange nor authorized to be quoted in an interdealer quotation system of a registered national securities association.

Upon the consummation of this offering, we expect to grant nonqualified stock options under our equity incentive plan to members of our management to purchase up to              shares in the aggregate of our Class A common stock at a price per share equal to the initial public offering price per share. These options are expected to vest in full on the one-year anniversary of their issuance date, provided that the recipients remain employed by us on such anniversary date.

401(k) Savings Plan

We provide a 401(k) savings plan covering substantially all of our employees who are not part of collective bargaining agreements. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that the contributions to the 401(k) plan by eligible employees, and the investment earnings thereon, are not taxable to participants until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us for federal income tax purposes when made. Under the 401(k) plan, participating employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. Under the plan, we are required to match the pre-tax and post-tax contributions of participating employees up to 6% of their qualified compensation and participating employees are vested with respect to our contributions immediately. During the twelve months ended December 26, 2004, we contributed $1.6 million to the plan.

Union Plans

We contribute to 14 multiemployer pension plans for employees covered by collective bargaining agreements. The amounts of these contributions, absent a termination, withdrawal or determination by the Internal Revenue Service, are determined in accordance with these agreements. These pension plans provide defined benefits to retired participants. For the twelve months ended December 26, 2004, we contributed $10.2 million to such plans. None of our executive officers benefit from such plans. In addition, we have a defined benefit pension plan that covered 29 union employees as of March 27, 2005. Benefits under this plan are determined based solely upon years of service. None of our executive officers benefit from such plan.

Compensation of Directors

Each of our directors who is neither a member of our management team nor a member of The Castle Harlan Group receives an annual board fee of $40,000. In addition, the chairman of the audit committee receives an annual fee of $15,000. Members of our board are reimbursed for actual expenses incurred in connection with attendance at board meetings and committee meetings.

Board Composition

Our Board of Directors

Our board of directors currently consists of nine members. Prior to the consummation of this offering, we intend to divide the members of our board into three classes of directors of three members each. Each of Messrs. Castle, Danner and Cameron will be designated a Class I director who will hold office until the 2006 annual meeting of our stockholders and until his successor has been duly elected and qualified. Each of Messrs. Fournier, Colussy and Jungers will be designated a Class II director who will hold office until the 2007 annual meeting of our stockholders and until his successor has been duly elected and qualified. Each of Messrs. Hickey and Raymond and Admiral Holloway will be designated a Class III director who will hold office until the 2008 annual meeting of our stockholders and until his successor has been duly elected and qualified.

It is our intention to be in full and timely compliance with all applicable rules of the New York Stock Exchange and applicable law, including with respect to the independence of our directors.

Prior to the consummation of this offering, we expect our board of directors to determine that Messrs. Cameron, Colussy, Danner and Jungers and Admiral Holloway satisfy the independence requirements of the New York Stock Exchange.

In addition, in order for us to be permitted under the Jones Act to provide our shipping and logistics services in markets in which the marine trade is subject to such statute, our bylaws provide that not more than a minority of the members of our board of directors necessary to constitute a quorum of the board may be non-U.S. citizens. In addition, a majority of the members of our board are required to be U.S. citizens.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board currently has an audit committee, a compensation committee, and an executive committee, and intends to establish a nominating and corporate governance committee prior to the consummation of this offering. The composition of the board committees will comply, with the applicable rules of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

In addition, in order for us to be permitted under the Jones Act to provide our shipping and logistics services in markets in which the marine trade is subject to such statute, our bylaws provide that not more than a minority of the members of any such committee necessary to constitute a quorum of such committee may be non-U.S. citizens. In addition, a majority of the members of each committee of our board are required to be U.S. citizens.

Audit Committee

The audit committee assists our board of directors in fulfilling its responsibility to oversee (i) the conduct by our management of our financial reporting process, (ii) the integrity of the financial statements and other financial information provided by us to the SEC and the public, (iii) our system of internal accounting and financial controls, including the internal audit function, (iv) our compliance with applicable legal and regulatory requirements, (v) the independent auditors’ qualifications, performance, and independence, and (vi) the annual independent audit of our financial statements. In addition, the audit committee is directly and solely responsible (subject to any required stockholder ratifications) for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. Also, the audit committee is responsible for preparing the report required by the SEC to be included in our annual proxy statement.

Upon the consummation of this offering, Mr. Danner will be the chairman of our audit committee, and the other members of our audit committee will be Messrs. Cameron and Jungers and Admiral Holloway. Prior to the consummation of this offering, we expect our board of directors to determine that Mr. Danner is an “audit committee financial expert” under the requirements of the New York Stock Exchange and the SEC.

Compensation Committee

The compensation committee oversees our executive compensation plans and general compensation and employee benefit plans. The compensation committee (i) reviews the goals and objectives of the executive and general compensation plans of the issuer, and amends, or recommends that our board of directors amend, these goals and objectives, (ii) reviews these plans in light of these goals and objectives, and recommends to our board the adoption of new, or the amendment of existing, executive or general compensation plans, (iii) revaluates the performance of the executive officers of the issuer in light of the goals and objectives of our executive compensation plans and determines and approves, or recommends to our board for its approval, the total compensation levels of these executive officers, (iv) reviews and approves, or recommends to our board for its approval, the appropriate level of compensation for service by members of our board as directors and for service by directors on committees of our board, (v) reviews and approves awards of stock or stock options or other equity-based awards pursuant to our incentive-compensation and equity-based plans, and assists with the administrative of such plans, including our equity incentive plan and, when effective, our employee stock purchase plan, and (vi) identifies those persons subject to Section 162(m) of the Internal Revenue Code and/or Section 16(b) of the Securities Exchange Act of 1934, as amended, and, subject to the provisions of any employment contracts, sets performance targets for eligibility for bonuses, and approve bonus awards (including any equity-based bonus awards), with respect to such persons.

Upon the consummation of this offering, Mr. Jungers will be the chairman of our compensation committee, and the other members of our compensation committee will be Messrs. Cameron and Colussy.

Compensation Committee Interlocks and Insider Participation

None of our compensation committee members and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions. Charles G. Raymond, our chief executive officer and a member of our board of directors, participated in deliberations of our board concerning executive officer compensation, other than with respect to himself, prior to the formation of our compensation committee in December 2004.

Executive Committee

The executive committee, on behalf of our board of directors, exercises the full powers and prerogatives of our board, except as otherwise required by applicable law and subject to the applicable provisions of our certificate of incorporation and bylaws.

Mr. John K. Castle is the chairman of our executive committee, and the other members of our executive committee are Messrs. Raymond, Fournier, and Cameron.

Nominating and Corporate Governance Committee

Upon its formation prior to the consummation of this offering, the nominating and corporate governance committee will assist our board of directors in fulfilling its responsibilities by establishing, and submitting to the board of directors for approval, criteria for the selection of new directors, identifying and approving individuals qualified to serve as members of our board, selecting director nominees for our annual meetings of stockholders, evaluating the performance of our board, reviewing, and recommending to our board, any appropriate changes to the committees of the board and developing, and recommending to our board, corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

Upon the formation of the committee, the members of this committee will be Messrs. Colussy and Jungers and Admiral Holloway.

Employment Agreements

General

Three of our named executive officers, Chuck G. Raymond, M. Mark Urbania and John V. Keenan, are parties to employment agreements with Horizon Lines.

Mr. Raymond’s employment agreement is dated and became effective on July 7, 2004. The initial term of Mr. Raymond’s employment agreement is three years, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 30 days prior to the expiration of the term. Mr. Raymond’s agreement provides for an initial base salary of $500,000, subject to increase if Horizon Lines achieves certain performance targets and as otherwise determined by the board or compensation committee of Horizon Lines or the issuer, and an annual discretionary bonus of not less than 55% of his base salary, subject to the satisfaction by Horizon Lines of certain performance targets and other criteria established by the board of directors of Horizon Lines or the issuer in consultation with Mr. Raymond and set forth in an executive bonus plan. In July 2004, Mr. Raymond’s annual base salary was increased to $550,000 as a result of Horizon Lines achieving its performance targets, and, in January 2005, his annual base salary was increased to $575,000 as a result of Horizon Lines again achieving its performance targets.

Mr. Raymond’s agreement also provides for the purchase by Mr. Raymond of 43,038 shares of common stock of the issuer for an aggregate purchase price of $344,304, subject to the restrictions, vesting schedule and repurchase rights set forth in a restricted stock agreement. This purchase was completed on January 14, 2005, as discussed more fully below. In addition, under his employment agreement, Mr. Raymond has the option, not earlier than January 7, 2009 and so long as his employment with Horizon Lines has not been terminated for “cause,” as defined in his agreement, to require the purchase by Horizon Lines of his shares of common stock of Horizon Lines Holding, as described in “Historical Transactions.” The purchase price for such shares shall be the fair market value thereof based on a formula specified in the agreement. If the purchase would cause Horizon Lines to violate or breach the terms of its financing agreements or indentures, Horizon Lines shall not be required to consummate the purchase but shall be required to use its commercially reasonable efforts to seek a waiver of any such violation or breach in order to consummate the purchase (provided that the aggregate amount of any fees or consideration paid to obtain such waiver shall not exceed $250,000).

Under his employment agreement, Mr. Raymond is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and to receive an annual automobile allowance and automobile insurance, subject to upward adjustments, reimbursement for all reasonable travel and other business expenses, reimbursement for the payment of monthly membership dues for a luncheon club and two country clubs, and a term life insurance policy.

Mr. Urbania’s employment agreement, which amends and restates his prior employment agreement dated as of July 7, 2004, is dated and became effective on May , 2005. Mr. Urbania’s employment agreement expires on December 15, 2005, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 90 days prior to the expiration of the term. Mr. Urbania’s agreement provides for an initial base salary of $288,000, subject to increase as determined by the board of directors or compensation committee of the issuer, or, if requested by the board of directors or compensation committee of the issuer in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof), and an annual discretionary bonus of up to 60% of his annual base salary, subject to the satisfaction by Mr. Urbania of certain performance targets and other criteria established by the board of directors or the compensation committee of the issuer or, if requested by the board of directors or compensation committee of the issuer in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof). Mr. Urbania is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and reimbursement for all reasonable travel and other business expenses. Mr. Urbania’s prior employment agreement provided for the purchase of 16,139 shares of common stock of the issuer for an aggregate purchase price of $129,112, subject to the restrictions, vesting schedule and repurchase rights set forth in a restricted agreement. This purchase was completed on January 14, 2005, as discussed more fully below.

On January 14, 2005, the issuer issued and sold to Mr. Raymond 30,379 shares of common stock for an aggregate purchase price of $243,032 and issued and sold to Mr. Urbania 11,392 shares of common stock for an aggregate purchase price of $91,136. Messrs. Raymond and Urbania entered into restricted stock agreements in connection with such purchases. Mr. Raymond’s purchase was in satisfaction of the equity issuance provisions of his employment agreement and Mr. Urbania’s purchase was in satisfaction of the equity issuance provisions of his prior employment agreement. In each case, a portion of the purchase price paid was funded through the issuance of a secured recourse promissory note, as discussed in “—Restricted Stock Issuance and Sale” below.

Mr. Keenan’s employment agreement is dated and became effective on May , 2005. Mr. Keenan’s employment agreement expires on June 15, 2006, unless earlier terminated as described below, and automatically extends for successive one-year terms unless either party provides notice of non-extension at least 90 days prior to the expiration of the term. Mr. Keenan’s agreement provides for an initial base salary of $243,000, subject to increase as determined by the board of directors or compensation committee of the issuer, or, if requested by the board of directors or compensation committee of the issuer in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof), and an annual discretionary bonus of up to 60% of his annual base salary, subject to the satisfaction of performance targets and other criteria established by the board of directors or compensation committee of the issuer or, if requested by the board or compensation committee of the issuer in writing, the board of directors of Horizon Lines (or a duly authorized committee thereof). Mr. Keenan is also entitled to participate in employee benefit plans applicable to the senior officers of Horizon Lines and reimbursement for all reasonable travel and other business expenses.

Termination Provisions

In addition to accrued amounts owed to Mr. Raymond at the date of termination, upon a termination without “cause,” as defined in his employment agreement, by reason of non-extension of the employment term by Horizon Lines or by him for “good reason,” as defined in the agreement, Mr. Raymond would be entitled to the following:

•	a lump-sum amount equal to two times his annual base salary;

•	a pro rated bonus in accordance with the terms of his executive bonus plan, payable on the date on which annual bonuses are paid to executives of Horizon Lines;

•	an amount equal to the product of (x) a discretionary bonus percentage of not less than 55% of his base salary multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan and (y) a fraction, the numerator of which is the number of months in the fiscal year after the date of termination and the denominator of which is twelve, payable on the first date annual bonuses with respect to the fiscal year of termination are paid to executives of Horizon Lines;

•	an amount equal to a discretionary bonus percentage of not less than 55% of his base salary multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan termination, payable on the first date annual bonuses with respect to the second fiscal year after the year of termination are paid to executives of Horizon Lines;

•

an amount equal to the product of (x) a discretionary bonus percentage of not less than 55% of his base salary multiplied by his annual base salary at the date of termination and a factor corresponding to Horizon Lines’ performance in relation to the performance targets set forth in his bonus plan and (y) a fraction, the numerator of which is the difference between 12 and the number of months in the fiscal year after the date of termination and the denominator of which is twelve, payable on the first date annual bonuses with respect to the third fiscal year after the year of termination are paid to executives of Horizon Lines; and

•	continuation of health coverage for two years after termination.

In addition to accrued amounts owed to Mr. Raymond at the date of termination, (i) if Mr. Raymond dies, his estate would receive a pro rated bonus based on the year of Mr. Raymond’s death and (ii) if Mr. Raymond is terminated as a result of a “disability” (as defined under his employment agreement), he would continue to receive 6 months of annual base salary and a pro rated bonus based on the year of Mr. Raymond’s disability. Upon a termination for cause, without good reason or non-extension of the employment term by Mr. Raymond, he would only receive the accrued amounts owed to him at the date of termination.

In addition to accrued amounts owed to Mr. Raymond at the date of termination, (i) if Mr. Raymond dies, his estate would receive a pro rated bonus based on the year of Mr. Raymond’s death and (ii) if Mr. Raymond is terminated as a result of a “disability” (as defined under his employment agreement), he would continue to receive 6 months of annual base salary and a pro rated bonus based on the year of Mr. Raymond’s disability. Upon a termination for cause, without good reason or non-extension of the employment term by Mr. Raymond, he would only receive the accrued amounts owed to him at the date of termination.

For 24 months after the date of termination, Mr. Raymond shall be subject to customary noncompetition and nonsolicitation provisions.

In addition to the accrued amounts owed to each of Messrs. Urbania and Keenan at the date of termination, upon a termination without “cause” (as defined in his employment agreement), each of Messrs. Urbania and Keenan would be entitled to receive continuation of his annual base salary for one year from the date of termination (or, at the option of such executive, from the seven-month anniversary of the date of termination) and continuation of health coverage for one year. For all types of termination other than without cause, each of Messrs. Urbania and Keenan would only receive the accrued amounts owed to him at the date of termination.

For 12 months after the date of termination, each of Messrs. Urbania and Keenan shall be subject to customary noncompetition and nonsolicitation provisions.

Management’s Equity

In connection with the consummation of the acquisition transaction on July 7, 2004, certain members of our management team (or their family members) exercised their right, under the terms of the related merger agreement, in lieu of their receipt of the applicable portion of the cash consideration payable upon the consummation of the acquisition transaction, to elect to (i) convert, via the acquisition transaction, a portion of their shares of common stock of Horizon Lines Holding into newly issued shares of common stock and Series A preferred stock of the issuer and/or (ii) retain a portion of their outstanding options to purchase common stock of Horizon Lines Holding. Under the put/call agreement, the shares of common stock of Horizon Lines Holding issuable upon the exercise of any such retained option, were made subject to exchange, at the option of the issuer (or the holder of such shares), with the issuer for common shares and Series A preferred shares of the issuer. The members of our management team (and their family members) who made such elections also entered into a stockholders agreement and one or more voting trust agreements with respect to the equity securities that they acquired or retained pursuant to such election.

Through their elections, our management team (and their family members) elected to forgo the receipt of aggregate cash consideration of $13.0 million at the closing of the acquisition transaction as payment for their equity of Horizon Lines Holding predating the acquisition transaction in favor of their receipt, upon the consummation of the acquisition transaction of ownership, directly or indirectly, of equity of Horizon Lines Holding of equal value as of the date of the acquisition transaction.

A portion of the options described above remain outstanding as of the date of this prospectus. Upon their entry into reinvestment agreements with the issuer immediately before the consummation of this offering, the members of our management (and their family members) who hold such options will be required, under the terms of such agreements, to exercise all of such remaining outstanding options on or prior to July 8, 2005 and exchange the shares of common stock of Horizon Lines Holding acquired thereby for Class B common shares and Series A preferred shares of the issuer under the amended put/call agreement.

Restricted Stock Issuance and Sale

On January 14, 2005, 14 members of our management team (including Messrs. Raymond and Urbania) purchased an aggregate of 75,946 shares of our common stock (including the shares of stock issuable to Messrs. Raymond and Urbania in satisfaction of the equity-issuance provisions of their respective employment agreements). These shares of common stock are referred to as “restricted shares” in this prospectus and were first disclosed as being intended to be issued and sold to these 14 members in the offering circular dated June 30, 2004 for the 9% senior discount notes issued on July 7, 2004. The purchase price for each restricted share was $8. Each participating member of our management team paid half of the aggregate purchase price for his or her restricted shares in cash and the remainder through his or her issuance to us of a full-recourse promissory note, secured by all of the restricted shares that he or she purchased. Eight of these notes were issued by members of our management team who are our executive officers. On February 28, 2005, we sold all 14 of these notes, together with the right to receive the accrued but unpaid interest thereon, to our principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon.

Each member of our management team who has purchased restricted shares from us concurrently entered into a restricted stock agreement with us that set forth certain restrictions, vesting schedules and repurchase rights with respect to these shares.

Mr. Raymond’s restricted stock agreement provides that the restricted shares covered thereby are initially unvested and are subject to vesting as follows: (i) with respect to 40% of the restricted shares, one-third (1/3) of such shares shall vest on each of the first, second and third anniversary dates of July 7, 2004, and (ii) with respect to the remaining 60% of the restricted shares, 1/3 of such shares will vest on each of the first, second and third anniversary dates of July 31, 2004 if CHP IV achieves a specified annual internal rate of return for the preceding twelve-month period. If CHP IV’s specified annual internal rate of return is not achieved for one twelve-month period, but is achieved on a cumulative basis in a subsequent twelve-month period, all restricted shares not yet vested for the previous twelve-month period and all restricted shares subject to vesting for the current twelve-month period shall be considered vested.

The restricted stock agreements to which the other 13 members of the management team are parties provide that the restricted shares covered thereby are initially unvested and are subject to vesting as follows: 1/3 of such shares will vest on each of the first, second and third anniversary dates of July 31, 2004 if CHP IV achieves a specified annual internal rate of return for the preceding twelve-month period. If CHP IV’s specified annual internal rate of return is not achieved for one twelve-month period, but is achieved on a cumulative basis in a subsequent twelve-month period, all restricted shares not yet vested for the previous twelve-month period and all restricted shares subject to vesting for the current twelve-month period shall be considered vested.

Each restricted stock agreement, including Mr. Raymond’s agreement, also provides that if there is a change in control (as defined in such agreement) by the third anniversary of July 7, 2004, the restricted shares covered thereby that have not yet vested will be accelerated to the extent that The Castle Harlan Group has achieved, after giving effect to such vesting, its specified annualized internal rate of return on its total equity investment in the issuer based on the transaction resulting in the change in control. In addition, each such agreement requires us to repurchase, at the lower of cost or fair market value, without interest, any outstanding restricted shares that remain unvested following the consummation of a change of control. Upon the consummation of this offering, as a result of the foregoing provisions, all of the restricted shares held by the 14 members of our management team (or their permitted assignees) will vest in full.

Upon a termination of the employment of an employee in respect of whom restricted shares were issued, including Mr. Raymond, the issuer will have the right, but not the obligation, under the related restricted stock agreement, to repurchase upon notice within 45 days of the date of termination (i) the unvested portion of such restricted shares at the cost initially paid by the employee for such shares, without interest, and (ii) the vested portion of such restricted shares at fair market value, as defined in such restricted stock agreement. If termination of such employee’s employment is for “cause” or without “employee good reason,” in each case as defined in the restricted stock agreement, then all of such restricted shares shall be deemed to be unvested and subject to repurchase at cost and without interest.

PRINCIPAL STOCKHOLDERS

Upon the consummation of this offering, our authorized capital stock will consist of (i) 50 million shares of Class A common stock, par value $.01 per share, of which             shares will be issued or outstanding (or, assuming the exercise in full of the underwriter’s option to purchase additional shares,             shares will be issued or outstanding), (ii) 12.5 million shares of Class B common stock, par value $.01 per share, of which             shares will be issued or outstanding (assuming no additional issuance of such shares, pursuant to the provisions of the amended put/call agreement, as a result of the exercise of any outstanding options granted by Horizon Lines Holding before July 7, 2004 for shares of its common stock), and (iii) 43 million shares of preferred stock, par value $.01 per share. Upon the consummation of this offering, of the amount of authorized preferred stock, eighteen million shares of our preferred stock will be designated Series A preferred stock, of which 5,483,964 shares will be issued and outstanding (assuming no additional issuance of such shares, pursuant to the provisions of the amended put/call agreement, as a result of the exercise of any of the options described above), and 25 million shares of our preferred stock will be available for designation as one or more series (other than Series A preferred stock) by our board of directors. The Series A preferred stock has no voting rights except as expressly required by applicable law.

Upon the consummation of the Offering-Related Transactions, our authorized capital stock will consist of (i) 50 million shares of Class A common stock, par value $.01 per share, of which             shares will be issued or outstanding (or, assuming the exercise in full of the underwriter’s option to purchase additional shares,             shares will be issued or outstanding), (ii) 12.5 million shares of Class B common stock, par value $.01 per share, of which no shares will be issued or outstanding, and (iii) 43 million shares of preferred stock, par value $.01 per share. Upon the consummation of the Offering-Related Transactions, of the amount of authorized preferred stock, eighteen million shares of our preferred stock will be designated Series A preferred stock, of which no shares will be issued and outstanding, and 25 million shares of our preferred stock will be available for designation as one or more series (other than Series A preferred stock) by our board of directors.

Certain members of our management team (or their family members) hold options for shares of common stock of Horizon Lines Holding. Upon the exercise of any such option, the holder of such option and the issuer each is contractually entitled, pursuant to the amended put/call agreement, to require the exchange of the shares of common stock of Horizon Lines Holding issued upon such exercise for shares of Series A preferred stock and Class B common stock of the issuer. For further information, see the “Historical Transactions,” beginning on page          of this prospectus.

Prior to the consummation of this offering, the members of our management team (or their family members) will enter into agreements with us under which they will be required, on or prior to July 8, 2005, to exercise the remainder of their options (if any) for shares of common stock of Horizon Lines Holding and exchange such resulting shares for shares of our Class B common stock and shares of our Series A preferred stock pursuant to the provisions of the amended put/call agreement as well as reinvest, immediately after the payment of the Special Class B Dividend on July 8, 2005, an aggregate amount of approximately $5.7 million in shares of our Class A common stock at the initial public offering price per share.

The following table sets forth information with respect to the beneficial ownership of each class or series of capital stock of the issuer based upon currently available information, and as adjusted to reflect the consummation of the Offering-Related Transactions (assuming both that the underwriters’ option to purchase additional shares is exercised in full, and that such option is not exercised at all), by:

•	each person who is known by us to beneficially own 5% or more of the outstanding shares of each class or series of our capital stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and the executive officers as a group.

To our knowledge, each of the holders of shares of our capital stock listed below has sole voting and investment power as to the shares owned by such holder, unless otherwise noted.

Name and Address of Beneficial Owner	Shares Beneficially Owned Prior to this Offering				Shares Beneficially Owned Upon Consummation of the Offering-Related Transactions				Shares Beneficially Owned Upon Consummation of the Offering-Related Transactions (Assuming the Underwriters’ Option to Purchase Additional Shares is Exercised in Full)(1)
	Number of Shares of Series A Preferred Stock	Percentage of Total Series A Preferred Stock (%)	Number of Shares of Common Stock(6)	Percentage of Total Common Stock (%)	Number of Shares of Series A Preferred Stock	Percentage of Total Series A Preferred Stock (%)	Number of Shares of Class A Common Stock(6)	Percentage of Total Class A Common Stock (%)	Number of Shares of Series A Preferred Stock	Percentage of Total Series A Preferred Stock (%)	Number of Shares of Class A Common Stock(6)	Percentage of Total Class A Common Stock (%)
Castle Harlan Partners IV, L.P.(2)	3,797,700	69.25%	478,905	59.70%
Castle Harlan Offshore Partners IV, L.P.(2)	362,617	6.61	45,727	5.70
John K. Castle(2)(3)	6,215,349	100.00	850,964	100.00
Marcel Fournier(2)	3,830	*	483	*
Stockwell Fund, L.P(4)	1,003,792	18.30	126,582	15.78
Admiral James L. Holloway III, U.S.N. (Ret.)	9,080	*	1,145	*
Dan A. Colussy	18,168	*	2,291	*
Francis Jungers	18,168	*	2,291	*
James G. Cameron	18,168	*	2,291	*
Ernie L. Danner	18,168	*	2,291	*
Charles G. Raymond(5)	182,460	3.22	43,611	5.36
John V. Keenan(5)	106,455	1.90	23,542	2.91
M. Mark Urbania(5)	75,195	1.35	19,973	2.47
Brian W. Taylor(5)	82,320	1.48	13,193	1.63
Gabriel M. Serra(5)	79,815	1.43	12,908	1.60
All directors and executive officers as a group (including those listed above)(3)(4)(5)	6,215,349	100.00%	850,964	100.00%

*	Denotes beneficial ownership of less than 1% applicable class or series of capital stock.
(1)	Also assumes that the reinvestment amount of the existing stockholders who are members of our management team (or their family members) is adjusted accordingly, as discussed in “Use of Proceeds,” on page and in “Dividend Policy,” on page .
(2)	The address for such beneficial owner is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. Beneficial ownership is determined in accordance with the rules of the SEC.
(3)	John K. Castle, a member of the board of directors of the issuer, is the controlling stockholder of Castle Harlan Partners IV, G.P., Inc., which is the general partner of the general partner of Castle Harlan Partners IV, L.P., or CHP IV, which is the direct parent of the issuer. Mr. Castle is also the controlling stockholder of the general partners of the other limited partnerships of The Castle Harlan Group that own shares of the capital stock of the issuer, including, but not limited to, Castle Harlan Offshore Partners IV, L.P. In addition, Mr. Castle, through a voting trust agreement, may direct the voting of all of the shares of the capital stock of the issuer that are either (i) held by the existing stockholders of the issuer not referred to in the prior sentence or (ii) issuable in exchange for any shares of common stock of Horizon Lines Holding that are issued upon the exercise from time to time of any options issued by Horizon Lines Holding in the event the holder thereof or the issuer elects to require such exchange pursuant to the amended put/call agreement. All such shares of the capital stock of the issuer are included in the share numbers and percentages attributable to Mr. Castle in the beneficial ownership table above. Mr. Castle disclaims beneficial ownership of all shares of the capital stock of the issuer in excess of his proportionate partnership share of CHP IV and certain other members of The Castle Harlan Group.
(4)	The address for Stockwell Fund, L.P. is c/o Glencoe Capital, 222 West Adams Street, Suite 1000, Chicago, Illinois 60606.
(5)	Includes shares of common stock (or Class B common stock) and Series A preferred stock of the issuer that are issuable by the issuer in exchange for shares of common stock of Horizon Lines Holding issued upon the exercise of any options issued by Horizon Lines Holding in the event that such holder elects to require such exchange pursuant to the put/call agreement (or the amended put/call agreement).
(6)	Includes restricted common stock (or restricted Class B common stock) of the issuer.

HISTORICAL TRANSACTIONS

Acquisition-Related Transactions

Our current ownership and corporate structure relates to the acquisition by the issuer, Horizon Lines, Inc. of Horizon Lines Holding, Corp. on July 7, 2004 pursuant to the acquisition transaction. The foregoing acquisition transaction included a merger whereby Horizon Lines Holding became a direct wholly owned subsidiary of the issuer. The issuer was formed at the direction of CHP IV, which provided a substantial portion of the equity financing and bridge financing in connection with the acquisition transaction.

The consideration that was paid in the acquisition consisted of approximately $663.3 million in cash, net of purchase price adjustments, but including transaction expenses. This consideration was used to repay certain indebtedness of Horizon Lines Holding and its subsidiaries, to pay, via the acquisition transaction, the equity holders of Horizon Lines Holding for their equity interests in Horizon Lines Holding, to pay CSX Corporation and/or its affiliates for their minority equity interests in Horizon Lines, the principal operating subsidiary of Horizon Lines Holding, and to pay transaction expenses. This consideration included a deferred purchase price payment of $6.1 million by Horizon Lines Holding to the pre-acquisition transaction equity holders of Horizon Lines Holding in October 2004.

The merger agreement governing the acquisition transaction provided for two escrow accounts funded at closing, one of which remains outstanding. At the closing of the acquisition transaction, $4.8 million was deposited into an escrow account to be available to fund any purchase price adjustment in favor of the issuer attributable to a post-closing final determination of the working capital and net debt of Horizon Lines Holding at the closing of the acquisition transaction. This determination has occurred and this escrow account has been disbursed in full. At the closing of the merger, approximately $38.6 million was deposited into a second escrow account for the purpose of satisfying possible indemnification claims made by the issuer. Horizon Lines Holding has made one indemnification claim in respect of the settlement of a lawsuit pending at the time of the acquisition transaction, for which it has received from this escrow the requested sum of approximately $0.8 million. The funds in this escrow account that have not been applied to satisfy indemnification claims are expected to be released to the pre-acquisition transaction equity holders in two steps. The first disbursement in the amount of approximately $13.7 million occurred on April     , 2005, in advance of the scheduled disbursement date of April 30, 2005. The remainder is scheduled to be disbursed on January 7, 2006.

Under the terms of the merger agreement, except as set forth in the following sentence, each issued and outstanding share of common stock of Horizon Lines Holding, and each option to purchase shares of common stock of Horizon Lines Holding, was converted into the right to receive a portion of the aggregate cash consideration paid in the acquisition transaction. In lieu of receipt of all or a portion of such consideration, subject to the entry into certain agreements, 19 members of our management who held such shares exercised their rights under the merger agreement to convert, via the acquisition transaction on July 7, 2004, all or some of such shares into common shares and Series A preferred shares of the issuer and 11 members of our management who held such options exercised their rights under the merger agreement to retain all or some of such options following the acquisition transaction on July 7, 2004. The members of our management who retained such options entered into a certain put/call agreement with the issuer as a condition of their retention of such options, which vested in connection with the acquisition transaction and are exercisable, on a cash or cashless exercise basis, at the price of $100 per share of common stock of Horizon Lines Holding.

Prior to the consummation of this offering, the put/call agreement will be amended. The put/call agreement, as amended, will provide that the shares of common stock issued by Horizon Lines Holding upon the exercise of any option granted by Horizon Lines Holding for such shares are subject to exchange, at the option of the issuer (or the holder of such shares), with the issuer for shares of capital stock the issuer. Upon an exercise of any such option by the issuer (or the holder of such shares), such shares of capital stock of the issuer will consist of (i) that number of shares of Class B common stock of the issuer (rounded down to the nearest whole share) equal to (x) the number of shares of common stock issued by Horizon Lines Holding upon the exercise of the option granted by Horizon Lines Holding for such shares multiplied by $497.03 (being the value of one of such shares in the acquisition transaction), divided by (y) $158, multiplied by (z) the number of shares of Class B common stock of the issuer into which which each issued and outstanding share of common stock of the issuer was reclassified upon the filing of the certificate of amendment described under “Prospectus Summary—The Offering-Related Transactions”, and (ii) that number of shares of Series A preferred stock of the issuer (rounded down to the nearest whole share) equal to (w) the number of shares referred to in clause (i) (x) above, multiplied by (x) $497.03, divided by (y) $158, multiplied by (z) 15. In the event that a dividend is declared on, or a distribution made in respect of, the Class B common shares or Series A preferred shares of the issuer, the issuer is required to make a payment, based on the per share amount of such dividend or distribution, to the holders of the options for shares of common stock of Horizon Lines Holding upon their exchange with the issuer of such shares issued upon the exercise of such options for Class B common shares and Series A preferred shares of the issuer. The issuer is not required to reserve, or hold in escrow, any funds for such future payments. As of March 27, 2005, options issued by Horizon Lines Holding prior to July 7, 2004 remained outstanding and exercisable for a total of 15,501.23 shares of the common stock of Horizon Lines Holding. Under the amended put/call agreement, these shares would be exchangeable for                      Class B common shares and                      Series A preferred shares of the issuer. Following the consummation of the Offering-Related Transactions, no shares of our common stock or Series A preferred shares will be issuable pursuant to the amended put/call agreement.

The sources of funding for the acquisition transaction were as follows:

•	a cash investment by CHP IV and its affiliates and associates of approximately $157.0 million in the issuer, of which approximately $87.0 million was in the form of common shares and Series A preferred shares of the issuer and $70.0 million was in the form of 13% promissory notes of the issuer, which were convertible into common shares and Series A preferred shares,

•	the borrowing by Horizon Lines and Horizon Lines Holding of (i) $250.0 million under a term loan made pursuant to a new senior credit facility, which has been subsequently amended and restated, and (ii) $6.0 million under a revolving credit facility included as part of the senior credit facility, and

•	the issuance by Horizon Lines Holding and its subsidiaries of the 9% senior notes in the original principal amount of $250.0 million.

As used in this prospectus, except as indicated herein, we refer to the “Acquisition-Related Transactions” collectively as (i) the consummation of the acquisition and the related transactions, (ii) the borrowings under the senior credit facility in connection therewith, (iii) the issuance of the 9% senior notes, (iv) the issuance of shares of common stock and Series A preferred stock of the issuer in connection therewith and (v) the issuance of the 13% convertible notes in connection therewith.

After giving effect to the Acquisition-Related Transactions, as of July 7, 2004, CHP IV and its affiliates and associates beneficially owned approximately 93% of our common stock on a fully diluted basis and our management team, including family members, beneficially owned approximately 7% of our common stock on a fully diluted basis.

Post-Acquisition Transactions

The following table summarizes certain transactions that have occurred subsequent to the Acquisition Related Transactions.

Transaction	Events
October 2004 Transactions

• We issued and sold 126,582 shares of our common stock and 1,898,730 shares of our Series A preferred stock for an aggregate price of $20.7 million.

• We used these proceeds to repay $20.0 million of the outstanding principal amount on our 13% convertible notes and approximately $0.7 million of the accrued interest thereon.

December 2004 Transactions

• We formed H-Lines Finance, and contributed all of the outstanding capital stock of Horizon Lines Holding to H-Lines Finance in exchange for all of the outstanding capital stock of H-Lines Finance.

• Some of our current and former employees who held options for shares of common stock of Horizon Lines Holding exercised a portion of such options and exchanged the resulting shares for common shares and Series A preferred shares of the issuer pursuant to the put/call agreement.

• We contributed such shares of common stock of Horizon Lines Holding to the capital of H-Lines Finance, which in turn contributed such shares to the capital of Horizon Lines Holding.

• H-Lines Finance issued $160.0 million in aggregate principal amount at maturity of 11% senior discount notes, for gross proceeds of approximately $112.3 million.

• H-Lines Finance used a portion of such proceeds to pay a cash dividend to us in the amount of approximately $107.4 million.

• We used approximately $52.9 million of this dividend to pay in full the outstanding principal and accrued interest on our 13% convertible notes.

• We applied the balance of the dividend:

• to repurchase 5,315,912 of our Series A preferred shares having an aggregate original stated value of approximately $53.2 million;

• to pay fees and expenses related to the offer and sale of the senior discount notes, including a financial advisory fee of $0.5 million to Castle Harlan;

• for the January 2005 Transactions, as described below; and

• for working capital and general corporate purposes.

Transaction	Events

January 2005 Transactions

• We used a portion of the dividend from the December 2004 Transactions to repurchase 53,520 of our Series A preferred shares with an aggregate stated value of approximately $0.5 million.

• We sold 75,946 shares of our common stock to certain members of our management for an aggregate price of approximately $0.6 million, half of which consisted of cash and half of which consisted of full recourse promissory notes (secured by such shares) issued by such members to us.

• We sold 5,727 shares of our common stock and 45,146 shares of our Series A preferred stock to certain of our non-employee directors for an aggregate purchase price of approximately $0.5 million.

February 2005 Transactions

• A former employee exercised all of his remaining options for shares of common stock of Horizon Lines Holding and exchanged the resulting shares for shares of our common stock and Series A preferred stock pursuant to the put/call agreement.

• We contributed all of such shares of common stock of Horizon Lines Holding to the capital of H-Lines Finance, which in turn contributed such shares to the capital of Horizon Lines Holding.

• We sold the above promissory notes, having an aggregate original principal balance of $303,784, together with the right to receive the accrued but unpaid interest thereon, to our principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued but unpaid interest thereon.

April 2005 Transactions

• The senior credit facility was amended and restated to reflect revised mandatory prepayment, interest rate and financial covenant provisions, as summarized in “Description of Certain Indebtedness—Senior Credit Facility,” beginning on page          of this prospectus, as well as to increase, effective upon the consummation of this offering and the redemption, using the proceeds therefrom, of at least $40.0 million of the aggregate principal amount of the 9% senior notes, the size of the revolving credit facility from $25.0 million to $50.0 million. For further information, see “Description of Certain Indebtedness—Senior Credit Facility,” beginning on page     .

Changes in Capitalization

The following table shows the capitalization of the issuer after giving effect to the Acquisition-Related Transactions, each of the Post-Acquisition Transactions and the Offering-Related Transactions:

Transaction	Percentage of the issuer owned by The Castle Harlan Group	Percentage of the issuer owned by management (and family members)
Acquisition-Related Transactions	84.6%	15.4%
October 2004 Transactions
December 2004 Transactions
January 2005 Transactions
February 2005 Transactions
April 2005 Transactions
Offering-Related Transactions

Changes in Consolidated Debt-to-Equity Ratio

The following table shows the debt-to-equity ratio of the issuer on a consolidated basis, after giving effect to the Acquisition-Related Transactions, each of the Post-Acquisition Transactions and the Offering-Related Transactions.

Transaction	Issuer’s Debt-to-Equity Ratio (Consolidated Basis)
Acquisition-Related Transactions
October 2004 Transactions
December 2004 Transactions
January 2005 Transactions
February 2005 Transactions
April 2005 Transactions
Offering-Related Transactions

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreement

At the closing of the acquisition transaction, the issuer, Horizon Lines Holding and Horizon Lines entered into a management agreement with Castle Harlan, pursuant to which Castle Harlan on July 7, 2004 agreed to provide business and organizational strategy, financial and investment management, advisory, merchant and investment banking services to the issuer, Horizon Lines Holding and Horizon Lines upon the terms and conditions set forth in the management agreement. As consideration for its financial advisory services, including planning and negotiating the acquisition transaction, the issuer, Horizon Lines Holding and Horizon Lines paid Castle Harlan, on the terms set forth in the management agreement, a one-time $2.0 million transaction fee upon the closing of the acquisition transaction. Furthermore, the issuer, Horizon Lines Holding and Horizon Lines agreed to pay an ongoing annual fee equal to 3% of the equity investments made by CHP IV and its affiliates at the closing of the acquisition transaction as consideration for business and organizational strategy, financial and investment management, advisory and merchant and investment banking services provided by Castle Harlan. The annual fee for the first year of the term of the management agreement was paid at the closing of the acquisition transaction. As of the date of the prospectus, the issuer, Horizon Lines Holding and Horizon Lines have made payments (including the special payment described below) in an aggregate amount of $             to Castle Harlan pursuant to the management agreement.

Under the management agreement, the issuer, Horizon Lines Holding and Horizon Lines have agreed to indemnify Castle Harlan from and against all liabilities, costs, charges and expenses related to its performance of its duties under the management agreement, other than those of the foregoing that result from Castle Harlan’s gross negligence or willful misconduct.

On May     , 2005, Castle Harlan and the issuer, Horizon Lines Holding and Horizon Lines amended the management agreement to provide for the termination of the ongoing management services and related fee provisions specified therein, in consideration for a payment of $4.5 million, which was paid on such date. Pursuant to the amended management agreement, following the consummation of this offering, the issuer, Horizon Lines Holding and Horizon Lines have agreed to reimburse the out-of-pocket fees and expenses of Castle Harlan for the services performed by Castle Harlan pursuant to the original agreement before the making of such $4.5 million payment as well as for any services performed by Castle Harlan after the making of such payment (whether before or after the consummation of this offering). Castle Harlan shall not be required to perform any services after the making of such payment, and no fees shall be payable to Castle Harlan in respect of any such services without the prior approval of the board of directors of the issuer. Following the consummation of this offering, Castle Harlan shall continue to be entitled to the benefit of the indemnification and related obligations of the issuer, Horizon Lines Holding and Horizon Lines under the original management agreement.

Severance Agreements

Mr. Zuckerman has entered into a severance agreement with Horizon Lines dated March 1, 2004. The agreement provides that if he is terminated by Horizon Lines without cause, as defined below, within twenty four (24) months following a Liquidity Event, as defined below, Horizon Lines will pay him his annual base salary for one year after the termination date, in accordance with its regular payroll practices, and provide him with the continuation of any medical benefits during the severance period, to run concurrently with coverage under the Consolidated Omnibus Budget Reconciliation Act (referred to as COBRA). During the 24-month period following the termination date, Mr. Zuckerman may not directly or indirectly engage in, have an equity interest in, or manage or operate any entity engaging in any containerized shipping business in the Jones Act trade which competes with (i) any business of Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, or (ii) any entity owned by Horizon Lines, Horizon Lines Holding, their related entities, or their subsidiaries, anywhere in the world. Mr. Zuckerman may, however, acquire a passive stock or equity interest in such a business provided that the stock or equity interest acquired is not more than five percent (5%) of the outstanding interest in the business. During this period, he may not recruit or otherwise solicit any employee, customer, subscriber or supplier of Horizon Lines to change its relationship with Horizon Lines or to establish any relationship with him for any competitive purpose. Upon termination of his employment for any reason, Mr. Zuckerman is required not to disclose or disseminate any important, material and confidential proprietary information or trade secrets of the businesses of Horizon Lines.

A “Liquidity Event” is defined as the first occurrence after March 1, 2004 of any of the following: consummation of the sale, transfer or other disposition of the equity securities of Horizon Lines held by its indirect stockholder, Horizon Lines Holding, in exchange for cash such that immediately following such transaction (or transactions), (i) any entity and/or its affiliates, other than Horizon Lines Holding, acquires more than 50% of the outstanding voting securities of Horizon Lines or (ii) Horizon Lines Holding ceases to hold at least 30% of the outstanding voting securities of Horizon Lines and any entity and its affiliates hold more voting securities of Horizon Lines than Horizon Lines Holding.

In general, Horizon Lines will have “Cause” to terminate Mr. Zuckerman’s employment upon the occurrence of any of the following: (i) the determination by the board of directors of Horizon Lines that he failed to substantially perform his duties or comply in any material respect with any reasonable directive of such board, (ii) his conviction, plea of no contest, or plea of nolo contendere of any crime involving moral turpitude, (iii) his use of illegal drugs while performing his duties, or (iv) his commission of any act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against Horizon Lines.

Stockholders Agreement

All of our existing stockholders are parties to a stockholders agreement that will be amended prior to the consummation of this offering. This stockholders agreement, as so amended, is referred to in this prospectus as the “stockholders agreement.” As of the date hereof,              outstanding shares of our common stock and              outstanding shares of our Series A preferred stock are subject to the stockholders agreement, as in effect on the date hereof. Immediately following the consummation of the Offering-Related Transactions, absent the occurrence of any exempted transfers, share repurchases or redemptions, or share issuances,             shares of our Class A common stock will be subject to the provisions of the stockholders agreement, as then in effect.

Transfer Restrictions

The stockholders agreement will grant each existing stockholder certain co-sale rights. These co-sale rights will entitle each stockholder to participate in one or more sales, other than certain exempted transfers, by any other existing stockholder of shares of our Series A preferred stock or common stock in an amount that exceeds 25% of such other existing stockholder’s holdings of shares of our capital stock at the time of the closing of the acquisition transaction on July 7, 2004 (including any shares issuable, after giving effect to the provisions of the amended put/call agreement, upon the exercise of options (if any) granted by Horizon Lines Holding to such existing stockholder prior to July 7, 2004 that remain outstanding).

The exempted transfers will include the transfer, pursuant to a plan conforming to Rule 10b5-1(c) under the Securities Exchange of 1934, as amended, by each of the      members of our management identified in the stockholders agreement, during the two-year period following the consummation of this offering, in one transaction or a series of transactions, of shares of our common stock in an aggregate amount equal to up to 25% of the number of shares of our common stock held by such person (including restricted shares of our common stock and shares of our common stock issuable, after giving effect to the amended put/call agreement, upon the exercise of the options described above) as of the date of the listing for trading of shares of our common stock on the NYSE. As of the date hereof, these members of our management hold in the aggregate                  shares of our common stock satisfying the above criteria (without regard to such percentage limitation), and, immediately following the consummation of the Offering-Related Transactions, absent the occurrence of any exempted transfers, share repurchases or redemptions, will hold in the aggregate              shares of our Class A common stock satisfying the above criteria (without regard to such percentage limitation). These shares are referred to in this prospectus as the “qualified shares.” The number of qualified shares, however, that may be transferred by these persons in the aggregate as exempted transfers in accordance with this paragraph may not exceed the total number of qualified shares held by all of these persons multiplied by a fraction. The numerator of the fraction will be the quotient obtained by dividing (i) the aggregate amount of the Special Class B Dividend paid by the issuer to CHP IV and Castle Harlan Offshore Partners IV. L.P. by (ii) the sum of the initial public offering price per share (without any deduction for underwriting discounts and other expenses) of the Class A common stock in this offering and the amount of the Special Class B Dividend per share of Class B common stock. The denominator of the fraction will be the total number of shares of our common stock held by CHP IV and Castle Harlan Offshore Partners IV, L.P. as of July 8, 2005.

In addition, the stockholders agreement will require each existing stockholder (other than members of The Castle Harlan Group) to participate, at the direction of CHP IV, in change of control transactions where more than 50% of our Series A preferred stock or common stock is sold to one or more independent third parties.

Preemptive Rights

Under the stockholders agreement, our existing stockholders will have the right to participate on a pro rata basis in the issuance and sale by us of shares of our capital stock or equity securities. This right, which will not apply to this offering, will terminate upon the consummation of this offering.

Registration Rights

Under the stockholders agreement, our existing stockholders will have incidental, or “piggyback,” registration rights with respect to their shares of our common stock whenever we propose to register any shares of our common stock (whether for our own account or for any existing stockholder who is a party to the stockholders agreement) with the SEC under the Securities Act in connection with an underwritten public offering of such shares and CHP IV or its affiliates are selling stockholders in such offering.

Amendment

Subject to certain further limitations, the stockholders agreement will be subject to amendment only with the written consent of a majority in interest of the members of The Castle Harlan Group that hold shares of our stock and the holders of 55% of the shares of our common stock and preferred stock held by the other existing stockholders.

Termination

Upon the consummation of this offering, the stockholders agreement will remain in full force and effect in accordance with its terms. Following the consummation of this offering, the stockholders agreement (except for the registration rights and indemnity provisions, which shall remain in full force and effect) will terminate in accordance with its terms upon the first to occur of (i) the failure of the members of The Castle Harlan Group to maintain ownership of at least 10% of the outstanding shares of our common stock and (ii) the second anniversary of the consummation of this offering.

Voting Trust Agreements

All of our existing stockholders, other than CHP IV and certain affiliated funds, are parties to a voting trust agreement, referred to in this prospectus as the “voting trust agreement,” with us and Mr. John K. Castle under which all shares of our stock held by these stockholders, whether now held or hereafter acquired by them, must be deposited and held in a voting trust arising thereunder of which Mr. Castle, who is the indirect controlling stockholder of CHP IV, is the voting trustee. Under the terms of this voting trust, Mr. Castle, in his capacity as the voting trustee, may, in his discretion but subject to compliance with his fiduciary duties under applicable law, vote, or abstain from voting, all or any of the shares of our stock held by the voting trust on any matter on which holders of shares of such class or series of our stock are entitled to vote, including, but not limited to, the election of directors to our board of directors, amendments to our certificate of incorporation or bylaws, changes in our capitalization, the declaration of a payment or dividend, a merger or consolidation, a sale of substantially all of our assets, and a liquidation, dissolution or winding up. Under the voting trust agreement, Mr. Castle has agreed, in his capacity as voting trustee, not to amend our certificate of incorporation or bylaws, or to change our capitalization, in any manner that would materially and disproportionately adversely affect the rights of any particular existing stockholder who is a party to the voting trust agreement, in its, his or her capacity as a stockholder, in relation to all of our other stockholders in respect of the shares held by them of the same class, series or type as held by the adversely affected stockholder, in their capacities as holders of such shares, without the prior consent of such adversely affected stockholder.

The voting trust agreement provides that such agreement shall have the maximum term permitted under applicable law, subject to early termination if the stockholders agreement has terminated or in certain other limited circumstances. Any transferee of shares of our stock that are subject to the agreement is required, as a condition to the transfer of such shares, to agree that such transferee and the transferred shares shall be bound by the voting trust agreement. As of the date of this prospectus, 314,644 shares of our outstanding common stock on a fully diluted basis, or 36.98% thereof, and 1,962,346 shares of our outstanding Series A preferred stock on a fully diluted basis, or 31.57% thereof, are subject to the voting trust agreement. Immediately following the consummation of the Offering-Related Transactions, the voting trust agreement will remain in effect and all of the outstanding shares of our stock then held by our existing stockholders, (other than CHP IV and certain affiliated funds), consisting of              outstanding shares of our Class A common stock (assuming no exempted transfers, share repurchases or redemptions, or share issuances), will continue to be subject to such agreement.

In addition, all of the holders of options exercisable for shares of the common stock of Horizon Lines Holding are parties to a second voting trust agreement with our subsidiary Horizon Lines Holding and Mr. Castle under which all shares of the common stock acquired by these individuals upon the exercise of such options must be deposited and held in a voting trust arising thereunder of which Mr. Castle is the voting trustee. The terms of this agreement are substantially similar to those of the voting trust agreement discussed in the foregoing paragraph. Upon the complete exercise of such options and after giving effect to the provisions of the amended put/call agreement, this voting trust agreement shall cease to be applicable.

Stock Issuance and Sale to Non-Employee Directors

On January 28, 2005, we issued and sold 1,145 common shares and 9,080 Series A preferred shares to Admiral Holloway for an aggregate purchase price of $99,960, and 2,291 common shares and 18,168 Series A preferred shares for an aggregate purchase price of $200,008 to each of Messrs. Danner and Cameron.

Stock Issuance and Sale to Executive Officers

On January 14, 2005, we issued and sold (i) 30,379 restricted shares to Charles G. Raymond, our President and Chief Executive Officer and a Director, for an aggregate purchase price of $243,032;

(ii) 11,392 restricted shares to John V. Keenan, our Senior Vice President and Chief Operating Officer, for an aggregate purchase price of $91,136; and (iii) 11,392 restricted shares to M. Mark Urbania, our Senior Vice President—Finance and Administration, Chief Financial Officer and Assistant Secretary, for an aggregate purchase price of $91,136. Mr. Raymond paid $121,516 of the aggregate purchase price for his restricted shares in cash and $121,516 through the issuance to us of a full-recourse promissory note, secured by all of the restricted shares that he purchased. Each of Messrs. Keenan and Urbania paid $45,568 of the aggregate purchase price for his restricted shares in cash and $45,568 through the issuance to us of a full-recourse promissory note, secured by all of the restricted shares that he purchased. Interest on each of these promissory notes accrues at a rate of 6% per annum.

On February 28, 2005, we sold each of these promissory notes, together with the right to receive the accrued but unpaid interest thereon to our principal stockholder, CHP IV, for an aggregate purchase price equal to the aggregate outstanding principal amount of these notes, plus all accrued and unpaid interest thereon. See “Management—Restricted Stock Issuance and Sale.”

Reinvestment Agreements

Prior to the consummation of this offering, the members of our management team (or their family members) will enter into agreements with us under which they will be required, on or prior to July 8, 2005, to exercise the remainder of their options (if any) exercisable for shares of common stock of Horizon Lines Holding and exchange the resulting shares for shares of our Class B common stock and shares of our Series A preferred stock pursuant to the provisions of the amended put/call agreement, as well as reinvest, on July 8, 2005, from the proceeds of the Special Class B Dividend, an aggregate amount of approximately $5.7 million in the purchase of              shares of our Class A common stock at the initial public offering price per share.

Relationships Existing Prior to the Acquisition

Prior to the acquisition, Horizon Lines Holding, and three of its subsidiaries, Horizon Lines, Horizon Lines of Puerto Rico, Inc. and HLH, LLC, were parties to the following agreements with Carlyle-Horizon Partners, L.P., our then-parent and an affiliate of The Carlyle Group: (i) a board representation agreement, pursuant to which Carlyle-Horizon Partners, L.P. was entitled to nominate one member of the board of directors of each of Horizon Lines Holding, Horizon Lines of Puerto Rico, Inc. and Horizon Lines and (ii) a review agreement, pursuant to which each of Horizon Lines Holding, Horizon Lines, Horizon Lines of Puerto Rico, Inc. and HLH, LLC was required to keep proper books and records. In addition, Horizon Lines was party to a management agreement with an affiliate of Carlyle-Horizon Partners, L.P. pursuant to which Horizon Lines was provided advisory and consulting services. Each of these agreements has been terminated effective as of the consummation of the acquisition transaction on July 7, 2004, and neither The Carlyle Group, nor any of its affiliates or associates, currently owns any of our equity.

Horizon Lines leases vessels and containers pursuant to sublease agreements with affiliates of CSX Corporation, our parent prior to the February 27, 2003 purchase transaction.

Horizon Lines, LLC leases the Horizon Anchorage, Horizon Kodiak and Horizon Tacoma pursuant to a sub-bareboat charter with an affiliate of CSX Corporation. The CSX affiliate has bareboat chartered these vessels from an owner trustee bank.

These vessels have been chartered through January 2, 2015, and we have the option to renew the charters continuously, generally for periods of one or more years. We charter each vessel at a base rate equal to a predetermined percentage of the fair market value of the vessel, plus supplemental hire for certain other payments relating to the charter, including interest on any loans made pursuant to certain income tax indemnification agreements, and expenditures paid by the owner trustee pursuant to certain trust indentures.

We are responsible for all maintenance costs relating to the vessels, including all repairs and drydocking. The vessels were built with funds from the Capital Construction Fund program, and we agreed to pay to the Maritime Administration all liquidated damages payable under that program if we operate any of the vessels in violation of the geographic trading restrictions applicable to such vessels (i.e., in the U.S. intercoastal trade).

In the event any vessel is lost, condemned, seized, or requisitioned during the term of the charter, we are required to pay the owner trustee, on behalf of the CSX affiliate, the value of the vessel at the time of the loss. This value is a certain percentage (which decreases during the term of the charter) of the fair market value of the vessel at the time of loss. We may apply any amounts we receive from insurance or government compensation toward reduction of our obligation to the owner trustee.

Under the sub-bareboat charter, we have the option to purchase one or more of the vessels at the end of the charter term for a price equal to fair market value. In addition, if we determine that one or more of the vessels have become obsolete or surplus to our requirements or that we cannot operate the vessel economically, we may terminate the sub-bareboat charter with respect to the vessel and offer it for scrap or sale. If the scrap or sale price is less than the predetermined termination value of the vessel, we must pay the difference. The termination value is a percentage (which decreases during the term of the charter) of the fair market value of the vessel at the time of termination.

The sub-bareboat charter is subordinate to the bareboat charter between the CSX affiliate and the owner trustee, and any default under the bareboat charter or certain related agreements, including the GIA, by CSX Corporation or its affiliates may result in the termination of the sub-bareboat charter with respect to the subject vessel.

Horizon Lines, as sublessee, entered into a sublease for containers with CSX Equipment Leasing, LLC, as sublessor, on February 27, 2003. This sublease provides for the sublease of 45' high cube dry containers. This sublease terminates on July 1, 2006, at which time Horizon Lines has the option to purchase the containers at either the fair market sale value of the containers or the projected fair market sale value of the containers, as defined in the sublease.

Horizon Lines, Horizon Lines of Puerto Rico, Inc and Horizon Lines of Alaska, LLC are parties to an International Intermodal Agreement with an affiliate of CSX Corporation pursuant to which we are provided certain transportation and administrative services. In addition, certain of our subsidiaries are parties to a guarantee and indemnity agreement with CSX Corporation and certain of its affiliates. See “Description of Certain Indebtedness—Amended and Restated Guarantee and Indemnity Agreement.” Neither CSX Corporation, nor any of its affiliates or associates, currently owns any of our equity.

Additional Transactions

We have entered into transactions with certain of our directors, officers and stockholders, including transactions in connection with our initial capitalization and the acquisition, the repayment of our 13% convertible notes, the repurchase of our Series A preferred stock, and the issuance and sale of shares of our common stock and/or Series A preferred stock. See “Management—Restricted Stock Issuance and Sale” beginning on page      of this prospectus and “Historical Transactions,” beginning on page      of this prospectus.

In addition, from time to time, we may provide shipping and logistics services for portfolio companies or affiliates of The Castle Harlan Group. Such activities are immaterial to our operations and revenues and are performed on an arms-length basis.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material provisions of our capital stock, as well as other material terms of our amended and restated certificate of incorporation and bylaws as they will be in effect as of the consummation of this offering. We expect to amend and restate our certificate of incorporation immediately before the consummation of this offering to establish certain of these materials provisions and terms. Copies of our amended and restated certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

General

As of the date hereof, our authorized capital stock consists of (i) two million shares of common stock, par value $0.01 per share, of which 802,205 shares are issued and outstanding, and (ii) eighteen million shares of preferred stock, par value $0.01 per share. As of the date hereof, of the amount of authorized preferred stock, eighteen million shares of our preferred stock are designated Series A preferred stock, of which 5,483,964 shares are issued and outstanding. Such outstanding shares of Series A preferred stock have an aggregate stated value upon liquidation of approximately $54.8 million.

Upon the consummation of this offering, our authorized capital stock will consist of (i) 50 million shares of Class A common stock, par value $.01 per share, of which              shares will be issued or outstanding (or, assuming the exercise in full of the underwriter’s option to purchase additional shares,              shares will be issued or outstanding), (ii) 12.5 million shares of Class B common stock, par value $.01 per share, of which              shares will be issued or outstanding (assuming no additional issuance of such shares, pursuant to the provisions of the amended put/call agreement, as a result of the exercise of any outstanding options granted by Horizon Lines Holding before July 7, 2004 for shares of its common stock), and (iii) 43 million shares of preferred stock, par value $.01 per share. Upon the consummation of this offering, of the amount of authorized preferred stock, eighteen million shares of our preferred stock will be designated Series A preferred stock, of which 5,483,964 shares will be issued and outstanding (assuming no additional issuance of such shares, pursuant to the provisions of the amended put/call agreement, as a result of the exercise of any of the options described above), and 25 million shares of our preferred stock will be available for designation as one or more series (other than Series A preferred stock) by our board of directors.

Upon the consummation of the Offering-Related Transactions, our authorized capital stock will consist of (i) 50 million shares of Class A common stock, par value $.01 per share, of which              shares will be issued or outstanding (or, assuming the exercise in full of the underwriter’s option to purchase additional shares,              shares will be issued or outstanding), (ii) 12.5 million shares of Class B common stock, par value $.01 per share, of which no shares will be issued or outstanding, and (iii) 43 million shares of preferred stock, par value $.01 per share. Upon the consummation of the Offering-Related Transactions, of the amount of authorized preferred stock, eighteen million shares of our preferred stock will be designated Series A preferred stock, of which no shares will be issued and outstanding, and 25 million shares of our preferred stock will be available for designation as one or more series (other than Series A preferred stock) by our board of directors.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters with respect to which the holders of our common stock are entitled to vote. The holders of our Class A common stock and Class B common stock will vote as a single class on all matters with respect to which the holders of our common stock are entitled to vote, except as otherwise required by law and except that, in addition to any other vote of stockholders required by law, the approval of the holders of a majority of the outstanding shares of our Class B common stock, voting as a separate class, is also required to approve any amendment to our certificate of incorporation or bylaws, whether by merger, consolidation or otherwise by operation of law, which would adversely affect the rights of the holders of our Class B common stock.

The holders of our common stock do not have cumulative voting rights in the election of directors, and, consequently the holders of a majority or, in the absence thereof, a plurality of the issued and outstanding shares of our common stock voting for the election of those of our directors subject to election at any annual meeting of our stockholders, can elect all of such directors. In such event, the holders of the remaining issued and outstanding shares of our common stock will not be able to elect any directors.

The outstanding shares of our common stock held by certain of our existing stockholders are subject to a voting trust, of which John K. Castle is the voting trustee, arising under the voting trust agreement. See “Certain Relationships and Related Party Transactions—Voting Trust Agreements.” Immediately following the consummation of the Offering-Related Transactions, these shares will continue to be subject to such voting trust, unless such requirement is waived. As a result, John K. Castle, through this voting trust and his control of the members of The Castle Harlan Group that are our stockholders, will have voting control of up to         % of the issued and outstanding shares of our common stock (assuming no exercise of the underwriters’ option to purchase additional shares).

Dividend Rights

Prior to the consummation of this offering, we will declare the Special Class B Dividend, payable in cash, out of funds legally available therefor, on July 8, 2005 to the holders of record of our Class B common stock on such date, in the amount of $         per share (subject to increase as discussed below). The amount of the Special Class B Dividend payable on July 8, 2005 will be increased, on a dollar-for-dollar basis, by the amount of the net proceeds of the exercise, in full or in part, by the underwriters of their option to purchase additional shares. The existing stockholders will be the only holders of our Class B common stock as of July 8, 2005, and, therefore, the only persons entitled to receive the payment of the Special Class B Dividend on such date. We expect to pay this dividend from the net proceeds of our initial public offering of the Class A common shares offered hereby and our available cash. Under the terms of our certificate of incorporation, as will be in effect upon the consummation of this offering, we will be obligated to take all actions required or permitted under applicable Delaware law to permit the payment of the Special Class B Dividend and to pay this dividend to the extent there are funds legally available therefor.

Holders of Class A common stock and Class B common stock shall also be entitled to receive dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below. Except for the Special Class B Dividend, shares of Class A common stock and Class B common stock will have the same dividend rights. The senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes impose restrictions on the ability of our subsidiaries to upstream cash to fund our payment of dividends with respect to our common stock. With the exception of the Special Class B Dividend (which will be declared and paid on July 8, 2005 subject only to the availability of funds legally available therefor), any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend, among other things, on various factors and considerations. See “Dividend Policy,” on page      of this prospectus, and see “Risk Factors—Risks Related to this Offering—We may elect not pay dividends on our common stock,” on page     , “—We may not have the necessary funds to pay dividends on our common stock,” on page     , “—Rising interest rates may adversely affect the

market price of our common stock,” on page     , and “—Our dividend policy may limit our ability to pursue growth opportunities,” on page     .

Until the payment in full of the Special Class B Dividend and the automatic conversion of the Class B common stock into Class A common stock, without the prior approval of the holders of a majority of the then-outstanding shares of Class B common stock, we shall not be permitted to declare dividends or otherwise make distributions on either the Class A common stock or the Class B common stock, except for the Special Class B Dividend and dividends or distributions with respect to such class of common stock in the form of additional shares of such class of common stock, subject to the proviso that such classes shall have the same rights with respect to such dividends or distributions.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive ratably the assets available for distribution to our stockholders after payment of liabilities and payment of liquidation preferences on any outstanding shares of our preferred stock.

Conversion Rights

The Class B common stock will automatically convert into the same number of shares of Class A common stock on July 9, 2005, assuming the payment in full of the Special Class B Dividend. The Class B common stock may also be converted into Class A common stock at any time at the option of the holder. The Class A common stock has no conversion rights.

Other Matters

The common stock has no preemptive rights and there are no redemption or sinking fund provisions applicable to such stock. All shares of our common stock that will be outstanding at the time of the consummation of this offering will be fully paid and nonassessable, and the shares of our Class A common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, as described in “Underwriting” on page      of this prospectus, will be fully paid and nonassessable.

In addition, all of the outstanding shares of our common stock held by our existing stockholders are subject to certain restrictions on transfer and other provisions set forth in the stockholders agreement, including rights of first offer in favor of the issuer and CHP IV and co-sale rights in favor of our existing stockholders. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.” Immediately following the consummation of this offering, these shares will continue to be subject to such transfer restrictions, unless such restrictions are waived.

Preferred Stock

General

Our board of directors has the authority, by adopting resolutions, to issue shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions. Our certificate of incorporation authorizes our board of directors to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock.

Series A Preferred Stock

Redemption

The Series A preferred stock is subject to redemption by us at our option at any time, or from time to time, in whole or in part, at a redemption price in cash equal to $10 per share. We intend to use a portion of the proceeds of this offering to redeem, at the stated value thereof, on July 8, 2005, all of the remaining shares of our Series A preferred stock then outstanding. See “Use of Proceeds.”

Voting Rights

Holders of shares of the Series A preferred stock are not entitled to vote on any matter except as expressly required by applicable law.

The outstanding shares of our Series A preferred stock held by certain of our existing stockholders are subject to a voting trust, of which John K. Castle is the voting trustee, arising under the voting trust agreement. See “Certain Relationships and Related Party Transactions—Voting Trust Agreements.” Immediately following the consummation of this offering, these shares will continue to be subject to such voting trust, unless such requirement is waved.

Dividend Rights

Subject to any rights of any then-outstanding shares of any other series of preferred stock ranking pari passu or senior to the Series A preferred stock with respect to dividends, the holders of our Series A preferred stock are entitled to receive such dividends (if any) as may be declared thereon from time to time by our board of directors out of funds legally available therefor. See “Dividend Policy.”

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our Series A preferred stock are entitled to receive, out of the assets available for distribution to our stockholders, before any payment shall be made in respect of any then-outstanding shares of common stock or any then-outstanding shares of any series of preferred stock that ranks junior to the Series A preferred stock upon the occurrence of any such event, and subject to the rights of holders of any then-outstanding shares of any series of preferred stock that ranks senior to the Series A preferred stock upon the occurrence of any such event, for each share of Series A preferred stock held by such holders of Series A preferred stock, an amount equal to $10.

Other Matters

So long as any share of Series A Preferred Stock shall be issued and outstanding, except for the declaration and payment of the Special Class B Dividend and dividends or distributions of shares of our common stock on shares of our common stock, we shall not be permitted to declare, pay or set aside for payment, any dividends on, or make any other distributions with respect to, any shares of our common stock or other shares of our stock ranking junior to the Series A preferred stock with respect to the payment of dividends or the making of any other distribution.

The Series A preferred stock has no preemptive rights and there are no redemption or sinking fund provisions applicable to such series. All shares of our Series A preferred stock that will be outstanding at the time of the consummation of this offering will be fully paid and nonassessable.

In addition, all of the outstanding shares of our Series A preferred stock held by our existing stockholders are subject to certain restrictions on transfer and other provisions set forth in the stockholders agreement, including rights of first offer in favor of the issuer and CHP IV and co-sale rights in favor of our existing stockholders. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.” Immediately following the consummation of this offering, these shares will continue to be subject to such restrictions, unless such restrictions are waived.

Foreign Ownership

In order for us to be permitted to operate our vessels in markets in which the marine trade is subject to the Jones Act, we must maintain U.S. citizenship for U.S. coastwise trade purposes as defined in the Merchant Marine Act, 1920, as amended, the Shipping Act, 1916, as amended, and the regulations promulgated thereunder. Under these statutes and regulations, to maintain U.S. citizenship and, therefore, be qualified to engage in the U.S. coastwise trade:

•	we must be incorporated under the laws of the United States or a state;

•	at least 75.0% of the ownership and voting power of the shares of each class or series of our capital stock must be owned and controlled by U.S. citizens (within the meaning of the statutes and regulations referred to above), free from any trust or fiduciary obligations in favor of, or any agreement, arrangement or understanding whereby voting power or control may be exercised directly or indirectly by, non-U.S. citizens, as defined in the statutes and regulations referred to above; and

•	our chief executive officer, by whatever title, the president, the chairman of our board of directors and all persons authorized to act in the absence or disability of such persons must be U.S. citizens, and not more than a minority of the number of our directors necessary to constitute a quorum of our board of directors are permitted to be non-U.S. citizens.

In order to protect our ability to register our vessels under federal law and operate our vessels in markets in which the marine trade is subject to the Jones Act, our certificate of incorporation, from and after the consummation of this offering, will restrict foreign ownership of the shares of each class or series of our capital stock to a percentage equal to not more than 19.9%. We refer in this prospectus to such percentage limitation on foreign ownership as the “permitted percentage.”

Our certificate of incorporation, from and after the consummation of this offering, will provide that any transfer, or attempted transfer, of any shares of any class or series of our capital stock that would result in the ownership or control, in each case, in excess of the permitted percentage by one or more persons who is not a U.S. citizen (as defined in the statutes and regulations referred to above) for purposes of the U.S. coastwise trade will be void and neither we nor our transfer agent will register any such transfer or purported transfer in our records or recognize any such transferee or purported transferee as our stockholder for any purpose (including for purposes of voting, dividends and distributions) except to the extent necessary to effect the remedies available to us under our certificate of incorporation. However, in order for us to comply with the conditions to listing specified by the New York Stock Exchange, our certificate of incorporation will also provide that nothing therein, such as the foreign restrictions regarding transfers, shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated interdealer quotation service so long as our stock is traded on the New York Stock Exchange.

Therefore, our certificate of incorporation will provide that, in the event the restrictions voiding transfers would be ineffective for any reason, including because of the New York Stock Exchange provision, then any transfer that would otherwise result in the shares held by non-U.S. citizens exceeding the permitted percentage, will cause the number of shares exceeding the permitted percentage to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens, and the proposed transferee will not acquire any rights in the shares. In addition, our certificate of incorporation will provide that the above trust transfer provisions shall apply to issuances of shares of Class A common stock in this offering that would result in non-U.S. citizens owning (of record or beneficially) in excess of 19.9% of the outstanding shares of the common stock. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust, who will be a U.S. citizen unaffiliated with us, will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a U.S. citizen designated by the trustee. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as described in this paragraph. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount such proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

To the extent that the above trust transfer provisions would be ineffective for any reason, our certificate will provide that, if the percentage of the shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens is known to us to be in excess of the permitted percentage, we, in our sole discretion, shall be entitled to redeem all or any portion of such shares most recently acquired (as determined by our board of directors) by non-U.S. citizens in excess of the permitted percentage at a redemption price based on a formula set forth in our certificate of incorporation. Pending redemption, such excess shares shall not be accorded any voting, dividend or distribution rights while the excess exists.

To facilitate the issuer’s compliance with applicable maritime laws, every person acquiring, directly or indirectly, 5% or more of the shares of any class or series of our capital stock must provide us, promptly upon the acquisition of such shares and at such other times as we may require, a written statement or affidavit, duly signed, stating the name and address of such person, the number of shares of capital stock directly or indirectly owned by such person as of a recent date, the legal structure of such person, and a statement as to whether such person is a U.S. citizen for purposes of the U.S. coastwise trade, and such other information required by 46 C.F.R. part 355. In the event that we request such documentation and the record or beneficial owner fails to provide it, our certificate of incorporation will empower our directors to suspend the voting rights of such person’s shares of our capital stock, to withhold payment of dividends and distributions with respect to those shares, and to refuse to register their shares, until such requested documentation is submitted in form and substance reasonably satisfactory to us.

Certificates representing shares of any class or series of our capital stock will bear legends concerning the restrictions on ownership by persons other than U.S. citizens. In addition, our certificate of incorporation, from and after the consummation of this offering, will:

•	subject to the NYSE provision described above, permit us to require, as a condition precedent to the transfer of shares on our records or those of our transfer agent, representations and other proof as to the identity and citizenship of existing or prospective stockholders (including the beneficial owners); and

•	permit us to establish and maintain a dual stock certificate system under which different forms of certificates may be used to reflect whether or not the owner thereof is a U.S. citizen.

As of the date of this prospectus, an aggregate of              shares of our common stock that are outstanding (all of which will be reclassified into shares of our Class B common stock prior to the consummation of this offering), or             % of our outstanding common stock, are owned (beneficially and of record) by U.S. citizens within the meaning of the statutes and regulations referred to above.

Horizon Lines Holding Stock Option Plan

On June 29, 2003, the board of directors of Horizon Lines Holding, formerly known as Carlyle-Horizon Holdings Corp., adopted the Carlyle-Horizon Holdings Corp. Stock Option Plan, which, as amended, is referred to in this prospectus as the “Horizon Lines Holding Stock Option Plan.” Options to purchase an aggregate of 90,148 shares of common stock of Horizon Lines Holding were granted under this plan prior to the closing of the acquisition transaction on July 7, 2004. Subsequent to the closing of the acquisition transaction on July 7, 2004, no options have been granted under this plan.

As of the date hereof, options granted under the Horizon Lines Holding Stock Option Plan to purchase an aggregate of 15,501.23 shares of common stock of Horizon Lines Holding remained outstanding. All of these outstanding options are vested in full and the holders of these options are subject to the provisions of the put/call agreement and will be subject to the provisions of the amended put/call agreement. On or prior to July 8, 2005, these options will be completely exercised by members of our management team (or their family members) in accordance with their respective reinvestment agreements resulting, after giving effect to the provisions of the amended put/call agreement, in the issuance to them of shares of our Class B common stock and shares of our Series A preferred stock.

Limitations on Directors’ Liability

Our certificate of incorporation, from and after the consummation of this offering, will indemnify our directors and limit their liability to the fullest extent permitted by the DGCL. The DGCL also permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of fiduciary duty. This limitation is generally unavailable for acts or omissions by a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of our company and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Class A common stock will be Wachovia Bank, N.A.

Listing

We have applied to list our Class A common stock on the New York Stock Exchange under the symbol “HRZ.”

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have an Anti-Takeover Effect

Certificate of Incorporation and Bylaws.    Certain provisions, which are summarized below, in our certificate of incorporation and bylaws, in each case as in effect from and after the consummation of this offering, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by our stockholders.

Our certificate of incorporation and bylaws, from and after the consummation of this offering, will contain provisions that:

•	permit us to issue, without any further vote or action by our stockholders up to 25 million shares of preferred stock (shares of which series shall not be issuable following the consummation of the Offering-Related Transactions), in one or more series, excluding the Series A preferred stock and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	limit the ability of stockholders to act by written consent or to call special meetings;

•	establish a classified board of directors with staggered three-year terms;

•	impose advance notice requirements, subject to a limited exception for certain members of The Castle Harlan Group described below, for nominations for election to our board of directors and for stockholder proposals;

•	limit to incumbent members of our board, subject to a limited exception related to our ownership by The Castle Harlan Group described below, the right to elect or appoint individuals to fill any newly created directorship on our board of directors that results from an increase in the number of directors (or any vacancy occurring on our board); and

•	limit the ability of stockholders who are non-U.S. citizens under applicable U.S. maritime laws to acquire significant ownership of, or significant voting power with respect to, shares of any class or series of our capital stock.

The advance notice requirements referred to above will not apply to the Castle Harlan Affiliates, for so long as such persons are the beneficial owners in the aggregate of at least 25% of the outstanding shares of our common stock. In addition, our common stockholders (and not the incumbent members of our board) will have the right to elect a new director to fill any newly created directorship on our board that results from an increase in the number of directors (or any vacancy occurring on our board) for so long as the Castle Harlan Affiliates are the beneficial owners in the aggregate of least 25% of the outstanding shares of our common stock. These special provisions are intended to enable The Castle Harlan Group to protect and oversee its continued significant investment in us following the consummation of this offering.

The provisions of our certificate of incorporation and bylaws listed above could discourage potential acquisition proposals and could delay or prevent a change of control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit increases in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management. See “Risk Factors—Risks related to this Offering—Certain provisions of our charter documents and agreements and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.”

Delaware Takeover Statute.    We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation in a transaction involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the consummation of this offering, there has been no market for our common stock. Based on the number of shares outstanding at December 26, 2004, and after giving effect to the 2005 Transactions, upon consummation of the Offering-Related Transactions, we will have an aggregate of              shares of common stock outstanding on a fully diluted basis. If the underwriters also exercise in full their option to purchase additional shares in this offering, we will have an aggregate of              shares of common stock outstanding on a fully diluted basis.

All of the shares that we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below.

The remaining              shares of our common stock that are outstanding after the consummation of the Offering-Related Transactions, or approximately             % of our common stock, assuming the underwriters exercise in full their option to purchase additional shares in this offering, will be restricted shares under the terms of the Securities Act.

Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below.

Sales of Restricted Securities

Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, each of which is summarized below.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year and has complied with the requirements described below would be entitled to sell a specified number of shares within any three-month period. That number of shares cannot exceed the greater of (i) one percent of the number of shares of common stock then outstanding, which will equal approximately              shares immediately after giving effect to this offering, and (ii) the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 reporting the sale. Sales under Rule 144 are also restricted by manner of sale provisions, notice requirements and the availability of current public information about us. Rule 144 also provides that our affiliates who are selling shares of our common stock that are not restricted shares must comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701 provides that the shares of common stock acquired pursuant to written compensation contracts established by the issuer for the participation of the officers, directors and employees of the issuer and its subsidiaries may be resold, to the extent not restricted by the terms of any applicable lock-up agreements or other contracts, by persons, other than affiliates of the issuer, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates of the issuer under Rule 144, without compliance with its one-year minimum holding period. As of March 27, 2005, a total of              shares of our common stock were outstanding that were subject to Rule 701, certain of which will be subject to lock-up agreements with the underwriters, as described in “Underwriting” and certain of which are subject to the contractual restrictions set forth in the stockholders agreement and the voting trust agreement, as described in “Certain Contractual Restrictions on Sales of Restricted Securities.”

Subject to the lock-up agreements referred to below and the provisions of Rules 144, 144(k) and 701, assuming the consummation of the Offering-Related Transactions, additional shares of Class A common stock will become available for sale in the public market as follows:

Number of Shares	Date
90 days after the date of this prospectus, shares saleable under Rule 144 (subject to volume limitations)

After 180 days after the date of this prospectus (in some cases subject to volume limitations of Rule 144)

One year after the date of this prospectus (in some cases subject to volume limitations of Rule 144)

Two years after the date of this prospectus (in some cases subject to volume limitations of Rule 144)

Lock-Up Agreements

Certain of the shares of our capital stock will be subject to lock-up agreements. See “Underwriting,” beginning on page              of this prospectus.

Certain Additional Contractual Restrictions on Sales of Restricted Securities

Assuming that the underwriters exercise their option to purchase additional shares of our common stock in full, immediately after the consummation of the Offering-Related Transactions, absent any exempted transfers, shares repurchases or redemptions or share issuances,              of our restricted shares of our common stock that are outstanding, or approximately             % of our outstanding common stock on a fully diluted basis, will continue to be subject to certain restrictions on transfer set forth in the stockholders agreement, and              of these restricted shares, or approximately             % of our outstanding common stock on a fully diluted basis, will continue to be subject to a voting trust, of which John K. Castle is the voting trustee, under a voting trust agreement. See “Certain Relationships and Related Party Transactions—Stockholders Agreement;” and “—Voting Trust Agreements.”

Registration Rights

Pursuant to the stockholders agreement, we have granted to our existing stockholders certain incidental, or “piggyback,” registration rights with respect to the shares of our common stock held by them whenever we propose to register any shares of our common stock (whether for our own account or for any existing stockholder who is a party to the stockholders agreement) with the SEC under the Securities Act and CHP IV or its affiliates elect to act as a selling stockholder in connection with such registration. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Equity Incentive Plan

We intend to file a registration statement under the Securities Act after this offering to register up to              shares of our Class A common stock issuable pursuant to, or upon the exercise of options granted pursuant to, the Equity Plan. The registration statement for such shares will become effective upon filing, and such shares will be eligible for sale in the public market immediately after the effective date of such registration statement, subject to any limitations under the Equity Plan, the applicable provisions of the stockholders agreement and the voting trust agreement (in the case of existing stockholders with respect to the Equity Plan) and the lock-up agreements described in “Underwriting.” At the present time we do not intend to file a registration statement under the Securities Act to register any of the shares of our Class A common stock issuable pursuant to the ESPP.

Effects of Sales of Shares

No predictions can be made as to the effect, if any, that sales of shares of our common stock from time to time, or the availability of shares of our common stock for future sale, may have on the market price for shares of our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to obtain capital through an offering of equity securities.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of certain provisions of the agreements or instruments evidencing our material indebtedness does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such agreements or instruments, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Credit Facility

On July 7, 2004, Horizon Lines and Horizon Lines Holding entered into a senior credit facility with various financial lenders. The senior credit facility was amended and restated on April 7, 2005 (the “Amendment Effective Date”).

The Amended and Restated Facility. The senior credit facility, as amended and restated on the Amendment Effective Date, consists of (i) a $25.0 million revolving credit facility, which increases to $50.0 million upon the consummation of the underwritten initial public offering of common stock of the issuer and the redemption of at least $40.0 million in aggregate principal amount of the 9% senior notes (hereinafter, the “Specified IPO”), and (ii) a $248.13 million term loan facility. The revolving credit facility includes a letter of credit subfacility.

Availability. Amounts available under the revolving credit facility may be borrowed, repaid and reborrowed until the maturity date thereof.

Maturity. The term loan facility matures on July 7, 2011 and the revolving credit facility matures on July 7, 2009.

Amortization. One percent of the term loan facility will amortize each year in equal consecutive quarterly installments until June 30, 2010. The remaining portion of the term loan facility will amortize during the final year of the term loan facility in equal consecutive quarterly installments.

Mandatory Prepayments. Horizon Lines and Horizon Lines Holding are required to make mandatory prepayments of amounts under the credit facility with (a) 100% of the net proceeds of certain asset sales and events of loss (subject to customary reinvestment rights and exceptions), (b) 100% of the net proceeds of certain debt issuances (subject to certain exceptions), (c) 50% of the net proceeds of certain equity issuances (excluding equity capital used to fund capital expenditures or permitted acquisitions and the proceeds of this offering) and (d) 75% (reducing to 50% (x) at times when the leverage ratio is less than 3.75 to 1.00 or (y) upon the consummation of the Specified IPO) of their excess cash flow for each year (to commence with the fiscal year ending 2006 if the Specified IPO is consummated). Mandatory prepayments are first applied to the outstanding term loans and, after all of the term loans are paid in full, are then applied to reduce the loans under the revolving credit facility.

Incremental Term Loans. At the request of Horizon Lines and Horizon Lines Holding, subject to customary conditions (including no default, pro forma compliance with financial covenants and obtaining commitments from lenders), one or additional term loans (in an aggregate amount for all of such additional term loans not to exceed $50.0 million) may be made under the senior credit facility until the term loan facility matures.

Guarantees and Security. The senior credit facility is (a) secured by a first priority security interest in (i) subject to certain exceptions, substantially all of the assets of Horizon Lines and Horizon Lines Holding (including, without limitation, the 11 container vessels owned by Horizon Lines) and each existing and subsequently acquired or organized domestic subsidiary of Horizon Lines Holding

(each such subsidiary (other than Horizon Lines), the “Guarantors”), (ii) 100% of the stock of each domestic subsidiary of Horizon Lines Holding (other than Horizon Lines), (iii) 65% of the stock of each first-tier foreign subsidiary of Horizon Lines, Horizon Lines Holding or any Guarantor and (iv) all intercompany debt, and (b) guaranteed by each Guarantor.

Interest. Borrowings under the senior credit facility are made as base rate loans or LIBOR loans at the election of Horizon Lines and Horizon Lines Holding. The interest rates payable under the senior credit facility are based upon the base rate or LIBOR, depending on the type of loan chosen by Horizon Lines and Horizon Lines Holding, plus an applicable margin. The margin applicable to the term loan facility is equal to 1.50% (or, upon the consummation of the Specified IPO, 1.25%) for base rate loans and 2.50% (or, upon the consummation of the Specified IPO, 2.25%) for LIBOR loans. The applicable margins for borrowings under the revolving credit facility are variable based upon a leverage ratio determined as follows:

Leverage Ratio	Base Rate	LIBOR
Greater than or equal to 3.75 to 1.00	1.50%	2.50%
Less than 3.75 to 1.00	1.25%	2.25%

Interest is calculated on the basis of a 360-day year (365/366 day year with respect to base rate loans) and is payable quarterly for base rate loans and at the end of each interest period for LIBOR loans (but not less frequently than quarterly).

Fees. The senior credit facility contains certain customary fees, including letter of credit fees and an unused facility fee for the revolving credit facility based upon non-use of available funds.

Covenants. The senior credit facility contains various covenants customary for similar credit facilities, including, but not limited to covenants pertaining to:

•	sales of assets;

•	granting of liens;

•	guarantees;

•	incurrence of indebtedness;

•	voluntary prepayment of certain indebtedness;

•	payment of dividends;

•	investments, mergers and acquisitions;

•	transactions with affiliates; and

•	sales and lease-backs.

The senior credit facility also requires Horizon Lines and Horizon Lines Holding and their subsidiaries on a consolidated basis to achieve and maintain certain financial covenants, ratios and tests, including minimum interest coverage and maximum total leverage ratios and maximum capital expenditures. Subject to certain limited exceptions, the senior credit facility prohibits (a) prepayment of principal under the 9% senior notes, whether upon acceleration or otherwise and (b) prepayment of principal under the 11% senior discount notes, whether upon acceleration or otherwise. Cash interest payments under the 11% senior discount notes are permitted under the senior credit facility so long as no event of default shall have occurred and be continuing or would result from such cash interest payments.

Events of Default. The senior credit facility contains customary events of default, including, without limitation:

•	failure to make payments when due;

•	noncompliance with covenants;

•	change of control;

•	certain bankruptcy related events;

•	breaches of representations and warranties;

•	judgments in excess of specified amounts;

•	ERISA events which result in a material adverse effect;

•	impairment of security interests in collateral;

•	invalidity of guarantees; and

•	defaults under certain other agreements or instruments of indebtedness.

Amended and Restated Guarantee and Indemnity Agreement

As part of the February 27, 2003 purchase transaction, the then-parent of Horizon Lines, CSX Corporation, and certain of its affiliates, referred to herein as the CSX Beneficiaries, agreed to continue as guarantors of the obligations of Horizon Lines and certain of its subsidiaries under the then-existing charters for certain vessels chartered by Horizon Lines or certain of its subsidiaries and, in connection therewith, we entered into an Amended and Restated Guarantee and Indemnity Agreement, referred to herein as the GIA, was executed with the CSX Beneficiaries. Under the GIA, certain of the issuer’s subsidiaries have agreed to indemnify the CSX Beneficiaries and certain related parties if any of them should be called upon by any owner of certain chartered vessels to make payments to the owner under the guarantees referred to above. The GIA requires certain of the issuer’s subsidiaries to comply with various negative covenants including limitations on dividends and other distributions, share repurchases, transactions with affiliates, dispositions of assets and change of control transactions, unless, in certain instances and subject to additional requirements, the interest coverage ratio for certain of the issuer’s subsidiaries for the last four completed consecutive quarters immediately before the transaction, determined on a pro forma basis after giving effect to the transaction, will not be less than 1.90 to 1.00. In addition, certain of our subsidiaries are required to furnish the CSX Beneficiaries with certain financial statements and other information from time to time. By its terms, the GIA shall remain in effect so long as our obligations under our existing vessel charters remain in effect.

9% Senior Notes

On July 7, 2004, Horizon Lines and Horizon Lines Holding completed an offering of the 9% senior notes.

Set forth below is a description of the principal terms of the 9% senior notes. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Principal, Maturity and Interest

Horizon Lines and Horizon Lines Holding have issued and outstanding $250.0 million principal amount of the 9% senior notes. Horizon Lines and Horizon Lines Holding may issue additional notes subject to the terms and conditions set forth in the indenture governing the 9% senior notes. The 9% senior notes mature on November 1, 2012. Interest on the 9% senior notes accrues at the rate of 9% per annum and is payable in cash semi-annually on May 1 and November 1 of each year.

Rankings and Guarantees

The 9% senior notes are the general unsecured obligations of Horizon Lines and Horizon Lines Holding and rank equally with the existing and future unsecured indebtedness and other obligations of Horizon Lines and Horizon Lines Holding that are not, by their terms, expressly subordinated in right of payment to the 9% senior notes, and senior in right to any future subordinated debt. The guarantees of the 9% senior notes rank equally with all the existing and future unsecured indebtedness of the domestic, restricted subsidiaries of Horizon Lines Holding that guaranteed the 9% senior notes and other obligations of such entities that are not, by their terms, expressly subordinated in right of payment to the guarantees of the 9% senior notes. The 9% senior notes and the guarantees are effectively subordinated to any of Horizon Lines and Horizon Lines Holding’s or the guarantors’ secured debt, if applicable, to the extent of the value of the assets securing such indebtedness.

Optional Redemption

On or after November 1, 2008, Horizon Lines and Horizon Lines Holding may redeem the 9% senior notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, and Special Interest (as defined in the applicable registration rights agreement), if any, on the 9% senior notes redeemed, to the redemption date, if redeemed during the 12-month period commencing November 1 of the years set forth below:

Year	Percentage
2008	104.500%
2009	102.250%
2010 and thereafter	100.000%

Additionally, at any time prior to November 1, 2008, Horizon Lines and Horizon Lines Holding will be entitled, at their option, to redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the 9% senior notes plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a 9% senior note at any redemption date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess of:

(a) the present value at such redemption date of (1) the redemption price of such note on November 1, 2008 set forth in the second paragraph of this “—Optional Redemption” section exclusive of any accrued interest plus (2) all required remaining scheduled interest payments due on such note through November 1, 2008, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted on a semi-annual bond equivalent basis, over

(b) the principal amount of such note on such redemption date.

Calculation of the Applicable Premium will be made by Horizon Lines and Horizon Lines Holding or on their behalf by such Person as such entities shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 1, 2008; provided, however, that if the period from such redemption date to November 1, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to November 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Horizon Lines and Horizon Lines Holding may acquire 9% senior notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Redemption with Proceeds of Equity Offerings

At any time (which may be more than once) before November 1, 2007, Horizon Lines and Horizon Lines Holding may, at their option, use net cash proceeds of one or more qualified equity offerings to redeem up to 35% of the principal amount of the 9% senior notes issued under the indenture governing the 9% senior notes at a redemption price of 109% of the principal amount of the 9% senior notes, plus accrued and unpaid interest thereon and Special Interest, if any, to the redemption date; provided that:

•	at least 65% of the principal amount of 9% senior notes issued under the indenture governing the 9% senior notes remains outstanding immediately after the occurrence of such redemption; and

•	Horizon Lines and Horizon Lines Holding make such redemption not more than 180 days of the date of any such qualified equity offering.

Covenants

The indenture governing the 9% senior notes restricts, among other things, Horizon Lines’, Horizon Lines Holding’s, and Horizon Lines Holding’s restricted subsidiaries’ ability to incur additional debt, create liens, enter into transactions with affiliates, consolidate or merge, and sell assets. There are a number of important qualifications and limitations to these covenants.

Change of Control Offer

If a change of control occurs, Horizon Lines and Horizon Lines Holding must give holders of the 9% senior notes the opportunity to sell to Horizon Lines and Horizon Lines Holding all or any part of their 9% senior notes at 101% of the aggregate principal amount of the 9% senior notes repurchased plus accrued and unpaid interest and Special Interest, if any, on such notes, to the date of purchase.

Events of Default

The indenture governing the 9% senior notes contains customary events of default, including, but not limited to, (i) defaults in the payment of principal or interest, (ii) defaults in compliance with covenants contained in the indenture governing the 9% senior notes, (iii) cross defaults at maturity or cross acceleration with respect to other indebtedness of more than $15 million, (iv) failure to pay more than $15 million on judgments that have not been stayed by appeal or otherwise, (v) certain events of bankruptcy or (vi) any guarantee of a significant subsidiary of Horizon Lines Holding ceasing to be in full force and effect or being declared to be null and unenforceable or being found to be invalid.

11% Senior Discount Notes

On December 10, 2004, H-Lines Finance completed an offering of the 11% senior discount notes.

Set forth below is a description of the principal terms of the 11% senior discount notes. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Principal, Maturity and Interest

H-Lines Finance has issued and outstanding $160.0 million principal amount at maturity of the 11% senior discount notes. The notes were issued at a discount from their principal amount at maturity to generate gross proceeds of approximately $112.3 million. H-Lines Finance may issue additional notes subject to the terms and conditions set forth in the indenture governing the 11% senior discount notes. The 11% senior discount notes mature on April 1, 2013.

Until April 1, 2008, the notes will accrete at the rate of 11% per annum, compounded semiannually on April 1 and October 1 of each year, beginning October 1, 2005, to but not including April 1, 2008 (the “Full Accretion Date”), using a 360-day year comprised of 30-day months, from an initial Accreted Value of $701.69 per $1,000 principal amount at maturity on December 10, 2004 to $1,000 per $1,000 principal amount at maturity on the Full Accretion Date, as reflected in the definition of Accreted Value. No cash interest will accrue on the 11% senior discount notes prior to the full Accretion Date. Beginning on the Full Accretion Date, cash interest on the notes will accrue at the rate of 11% per annum and will be payable in cash semi-annually in arrears on each April 1 and October 1, commencing October 1, 2008.

“Accreted Value” means, as of any date of determination, the sum of (1) the initial Accreted Value (which is $701.69 per $1,000 in principal amount at maturity of the 11% senior discount notes) and (2) the portion of the excess of the principal amount at maturity of each 11% senior discount note over such initial Accreted Value which shall have been amortized through such date, such amount to be amortized on a daily basis and compounded semi-annually on April 1 and October 1, beginning October 1, 2005, at the rate of 11% per annum from the date of the original issuance of the 11% senior discount notes through the date of determination, increased by the rate of any Special Interest accruing during a registration default (in each case as defined in the registration rights agreement applicable to the 11% senior discount notes), computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any senior discount note on or after April 1, 2008 shall be equal to 100% of its stated principal amount at maturity; it being understood that if Special Interest accrued each senior discount note will accrete to 100% of its stated principal amount at maturity on an earlier date and the final Accreted Value will exceed 100%.

Rankings and Guarantees

The 11% senior discount notes are the general unsecured obligations of H-Lines Finance and rank equally with the existing and future unsecured indebtedness and other obligations of H-Lines Finance that are not, by their terms, expressly subordinated in right of payment to the 11% senior discount notes, and senior in right to any future subordinated debt. The 11% senior discount notes are effectively subordinated to any of H-Lines Finance’s secured debt, if applicable, to the extent of the value of the assets securing such indebtedness.

Optional Redemption

On or after April 1, 2008, H-Lines Finance may redeem the 11% senior discount notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and Special Interest, if any, on the 11% senior discount notes redeemed, to the redemption date, if redeemed during the 12-month period commencing April 1 of the years set forth below:

Year	Percentage
2008	105.500%
2009	102.750%
2010 and thereafter	100.000%

Additionally, at any time prior to April 1, 2008, H-Lines Finance will be entitled, at its option, to redeem all or part of the 11% senior discount notes at a redemption price equal to 100% of the Accreted Value thereof plus the Applicable Premium as of, and accrued and unpaid Special Interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a senior discount note at any redemption date, the greater of:

(1) 1.0% of the Accreted Value of such note; and

(2) the excess of:

(a) the present value at such redemption date of (1) the redemption price of such note on April 1, 2008 set forth in the second paragraph of this “—Optional Redemption” section exclusive of any accrued interest, computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted on a semi-annual bond equivalent basis, over

(b) the Accreted Value of such note on such redemption date.

Calculation of the Applicable Premium will be made by H-Lines Finance or on behalf of H-Lines Finance by such Person as H-Lines Finance shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

“Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar, market data)) most nearly equal to the period from such redemption date to April 1, 2008; provided, however, that if the period from such redemption date to April 1, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that If the period from such redemption date to April 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

H-Lines Finance may acquire 11% senior discount notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Redemption with Proceeds of Equity Offerings

At any time (which may be more than once) before October 1, 2007, H-Lines Finance may, at its option, use net cash proceeds of one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount at maturity of the 11% senior discount notes issued under the indenture governing the 11% senior discount notes at a redemption price of 111% of the Accreted Value thereof on the date of redemption, plus accrued and unpaid Special Interest, if any, to the redemption date; provided that:

•	at least 65% of the aggregate principal amount at maturity of the 11% senior discount notes issued under the indenture governing the 11% senior discount notes remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 180 days of the date of the closing of each such qualified equity offering.

Mandatory Redemption

On April 1, 2010, H-Lines Finance will be required to redeem a portion of each senior discount note outstanding on such date equal to the AHYDO Amount on such date.

The redemption price for each portion of a senior discount note so redeemed will equal 100% of the Accreted Value of such portion as of the date of redemption.

“AHYDO Amount” means the amount sufficient, but not in excess of the amount necessary, to ensure that a senior discount note will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. Such amount will be approximately equal to (i) the excess of the Accreted Value of a note on April 1, 2010 over the original issue price thereof less (ii) an amount equal to one year’s simple uncompounded interest on the original issue price of such note at a rate per annum equal to the yield to maturity on such note.

Covenants

The indenture governing the 11% senior discount notes restricts, among other things, H-Lines Finance’s ability to incur additional debt, create liens, enter into transactions with affiliates, consolidate or merge, and sell assets. There are a number of important qualifications and limitations to these covenants.

Change of Control Offer

If a change of control occurs, H-Lines Finance must give holders of the 11% senior discount notes the opportunity to sell to H-Lines Finance all or any part of their 11% senior discount notes at 101% of the Accreted Value thereof as of the date of purchase, plus accrued and unpaid interest, if any, and Special Interest, if any, on the notes repurchased, to the date of purchase.

Events of Default

The indenture governing the 11% senior discount notes contains customary events of default, including, but not limited to, (i) defaults in the payment of Accrued Value of the 11% senior discount notes, or interest on, or Special Interest, if any, with respect to the 11% senior discount notes, (ii) defaults compliance with covenants contained in the indenture governing the 11% senior discount notes, (iii) cross defaults at maturity or cross acceleration with respect to other indebtedness of more than $15 million, (iv) failure to pay more than $15 million on judgments that have not been stayed by appeal or otherwise, or (v) certain events of bankruptcy.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following summary describes the material United States federal income and estate tax consequences of the ownership of Class A common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as United States expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. The following discussion is for general information only and is not tax advice. Persons considering the purchase, ownership or disposition of Class A common stock are urged to consult their own tax advisors concerning the United States federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction including any state, local or foreign tax consequences.

If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding Class A common stock are urged to consult their tax advisors.

As used herein, a “U.S. Holder” of common stock means a holder that is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a holder that is for U.S. federal income tax purposes a nonresident alien individual or a corporation trust or estate that is not a U.S. Holder.

Dividends

Dividends paid to a Non-U.S. Holder of Class A common stock, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. A Non-U.S. Holder must satisfy certain certification and disclosure requirements for its effectively connected income to be exempt from withholding (including the provision of a properly executed Form W-8ECI (or successor form)). Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Class A common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends will be required to (a) complete Internal Revenue Service, or the IRS, Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person or (b) if the Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

A Non-U.S. Holder of Class A common stock eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Class A common stock unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Class A common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the company is or has been a “United States real property holding corporation” for United States federal income tax purposes.

An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

The company believes it is not, has not been and does not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. If our current view is incorrect or if we become a United States real property holding corporation in the future, and our Class A common stock is regularly traded on an established securities market, a Non-U.S. Holder who (actually or constructively (applying certain ownership attribution rules)) holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than five percent of the Class A common stock would be subject to U.S. federal income tax on a disposition of the Class A common stock but other non-U.S. holders generally would not be. If the Class A common stock is not so traded, all non-U.S. holders would be subject to U.S. federal income tax on disposition of the Class A common stock.

Information Reporting and Backup Withholding

The issuer must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale (including a redemption) of Class A common stock within the United States or conducted through United States related financial intermediaries unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Federal Estate Tax

Class A common stock owned or treated as owned by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

The issuer and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., UBS Securities LLC, Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
UBS Securities LLC
Bear, Stearns & Co. Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from the issuer to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the issuer. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

Paid by the Issuer	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

We and our officers, directors and principal stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives or as contemplated by the transactions specified in “Use of Proceeds.”

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to list the common stock on the New York Stock Exchange under the symbol “HRZ.” In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the company in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

The shares have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We currently anticipate that we will undertake a directed share program, pursuant to which we will direct the underwriters to reserve up to              shares of common stock for sale at the initial public offering price to directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $            .

In connection with this offering, certain of the underwriters or certain brokers or dealers may distribute this prospectus electronically. A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the company and Castle Harlan, for which they received or will receive customary fees and expenses. Goldman, Sachs & Co. acted as financial advisor to Horizon Lines in connection with the acquisition transaction. Goldman, Sachs & Co. and UBS Securities LLC acted as initial purchasers in connection with the offering of the 9% senior notes and the 11% senior discount notes. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., acted as syndication agent, joint lead arranger and joint lead bookrunner of, and is a lender under, our senior credit facility. UBS AG, Stamford Branch, an affiliate of UBS Securities LLC, acts as administrative agent, as collateral agent and as mortgage trustee under the senior credit facility. UBS Loan Finance LLC, an affiliate of UBS Securities LLC, is a lender under the senior credit facility. UBS Securities LLC acted as joint lead arranger and joint lead bookrunner under the senior credit facility. Upon the consummation of this offering, each of the underwriters named herein (or an affiliate) will be a lender under the senior credit facility.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated and combined financial statements and schedule as of December 26, 2004 and Predecessor-A as of December 21, 2003 and the related consolidated and combined statements of operations, cash flows, and changes in stockholders’ equity for the period from July 7, 2004 to December 26, 2004, and of Predecessor-A for the period from February 27, 2003 to December 21, 2003 and for the period from December 22, 2003 through July 6, 2004 and of Predecessor-B for the period from December 23, 2002 to February 26, 2003 and the period from December 24, 2001 to December 22, 2002, as set forth in their report included herein. We have included our financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information about us and the common stock being offered in this prospectus, we refer you to the registration statement and the exhibits and schedules thereto. Upon consummation of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. Our SEC filings and the registration statement and the exhibits and schedules thereto may be inspected and copied at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains our SEC filings. Our website address is http://www.horizonlines.com. The contents of our website are not incorporated by reference into this prospectus.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Horizon Lines, Inc. (formerly known as H-Lines Holding Corp.)

We have audited the accompanying consolidated balance sheets of Horizon Lines, Inc. (formerly known as H-Lines Holding Corp.) and subsidiaries as of December 26, 2004 and Predecessor-A as of December 21, 2003 and the related consolidated and combined statements of operations, cash flows, and changes in stockholders’ equity of H-Lines Holding Corp. for the period from July 7, 2004 to December 26, 2004, and of Predecessor-A for the period from December 22, 2003 through July 6, 2004 and for the period from February 27, 2003 to December 21, 2003 and of Predecessor-B for the period from December 23, 2002 to February 26, 2003 and the period from December 24, 2001 to December 22, 2002. Our audits also included the financial statement schedule of H-Lines Holding Corp. and subsidiaries and Predecessor-A and Predecessor-B listed in the index on page F-1. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated financial position of Horizon Lines, Inc. (formerly known as H-Lines Holding Corp.) and subsidiaries as of December 26, 2004 and Predecessor-A as of December 21, 2003, and the consolidated and combined results of their operations and cash flows of H-Lines Holding Corp. for the period from July 7, 2004 to December 26, 2004, and of Predecessor-A for the period from December 22, 2003 through July 6, 2004 and for the period from February 27, 2003 to December 21, 2003 and of Predecessor-B for the period from December 23, 2002 to February 26, 2003 and the period from December 24, 2001 to December 22, 2002, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    Ernst & Young LLP

Greensboro, North Carolina

February 15, 2005,

except for Note 17, as to

which the date is March 18, 2005

Horizon Lines, Inc. and Subsidiaries and Predecessor Company

Consolidated Balance Sheets

($ in thousands, except share amounts)

	Predecessor - A	Horizon Lines, Inc.
	December 21, 2003	December 26, 2004
Assets
Current assets:
Cash and cash equivalents	$41,811	$56,766
Accounts receivable, net of allowance	106,428	110,801
Income tax receivable	—	9,354
Deferred tax asset	—	5,680
Materials and supplies	19,179	21,680
Other current assets	4,688	7,019

Total current assets	172,106	211,300
Property and equipment, net	179,713	190,123
Customer contracts, net	47,929	130,319
Trademarks, net	—	61,710
Goodwill	66,401	306,680
Deferred financing costs, net	5,248	23,703
Deferred tax asset	—	80,499
Other long term assets	21,157	15,640

	$492,554	$1,019,974

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,921	$25,275
Income taxes payable	1,145	—
Related party rolling stock rent	16,996	—
Current portion of deferred tax liability	—	1,683
Current portion of long term debt	—	2,500
Other accrued liabilities	84,852	114,590

Total current liabilities	125,914	144,048

Long term debt, net of current	164,750	609,694
Preferred units of subsidiary	49,552	—
Deferred tax liability	4,201	136,538
Deferred rent	49,508	44,949
Other long-term liabilities	1,769	2,429

Total liabilities	395,694	937,658

Preferred stock	—	56,708
Stockholders’ equity:
Common Stock, $.01 par value, 1,000,000 and 2,000,000 shares authorized and 800,000 and 719,793 shares issued and outstanding at December 21, 2003 and December 26, 2004, respectively	8	8
Additional paid in capital	79,992	26,685
Accumulated other comprehensive (loss) income	(302)	71
Retained earnings (loss)	17,162	(1,156)

Total stockholders’ equity	96,860	25,608

	$492,554	$1,019,974

The accompanying notes are an integral part of these consolidated financial statements.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Consolidated and Combined Statements of Operations

($ in thousands, except share and per share amounts)

	Predecessor - B		Predecessor - A		Horizon Lines, Inc.
	For the period December 24, 2001 through December 22, 2002	For the period December 23, 2002 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 06, 2004	For the period July 07, 2004 through December 26, 2004
Operating revenue	$804,424	$138,411	$747,567	$498,430	$481,898

Operating expenses:
Operating expense	658,053	121,862	596,369	402,875	377,468
Depreciation and amortization	17,977	3,053	26,901	20,937	24,633
Amortization of vessel drydocking	14,988	3,221	13,122	8,743	7,118
Selling, general and administrative	75,174	11,861	68,203	43,323	41,482
Miscellaneous expense (income), net	824	935	2,238	1,891	269

Total operating expenses	767,016	140,932	706,833	477,769	450,970

Operating income (loss)	37,408	(2,521)	40,734	20,661	30,928

Other expense (income):
Interest expense	7,133	467	8,519	5,111	21,770
Interest expense—preferred units of subsidiary	—	—	4,477	2,686	—
Other expense (income), net	(5,183)	22	—	7	15

Income (loss) before income taxes	35,458	(3,010)	27,738	12,857	9,143
Income tax expense (benefit)	13,707	(961)	10,576	4,896	3,543

Net income (loss)	$21,751	$(2,049)	$17,162	$7,961	5,600

Less: Accretion of preferred stock					6,756

Net income (loss) available to common stockholders					$(1,156)

Net income (loss) per share:
Basic	*	*	$21.45	$9.95	$(1.68)
Diluted	*	*	$19.57	$8.94	$(1.68)

Number of shares used in calculations:
Basic	*	*	800,000	800,000	686,321
Diluted	*	*	876,805	890,138	686,321

*	For periods ending February 26, 2003 and prior, owner’s equity consisted of parent’s net investment, and thus no income (loss) per share has been calculated.

The accompanying notes are an integral part of these consolidated and combined financial statements.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Consolidated and Combined Statements of Cash Flows

($ in thousands)

	Predecessor B		Predecessor A		Horizon Lines, Inc.
	For the period December 24, 2001 through December 22, 2002	For the period December 23, 2002 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 06, 2004	For the period July 07, 2004 through December 26, 2004
Cash flows from operating activities:
Net income (loss)	$21,751	$(2,049)	$17,162	$7,961	$5,600
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	17,977	3,053	24,255	19,385	15,187
Amortization	—	—	2,646	1,552	9,446
Amortization of vessel drydocking	14,988	3,221	13,122	8,743	7,118
Amortization of deferred financing costs	—	—	438	550	1,303
Deferred income taxes	(16,969)	(961)	3,701	2,968	9,338
Loss (gain) on equipment disposals	(2,049)	—	(74)	24	(140)
Other operating activities	(91)	—	—	1,765	113
Accretion of preferred units of subsidiary	—	—	4,477	2,686	—
Changes in operating assets and liabilities:
Accounts receivable	(11,550)	(2,989)	14,678	(13,678)	8,633
Due to/from affiliates	(241)	—	—	—	—
Materials and supplies	(4,438)	(1,634)	384	(3,020)	(161)
Other current assets	2,778	(127)	(1,786)	(6,152)	5,764
Accounts payable	(8,091)	3,041	1,762	200	(3,203)
Accrued liabilities	—	(22,815)	12,159	(13,152)	26,079
Income taxes receivable	—	—	—	—	(9,354)
Vessel drydocking payments	(15,905)	(4,507)	(12,029)	(10,198)	(2,075)
Other assets/liabilities	—	(11,560)	480	(2,562)	(851)

Net cash provided by (used in) operating activities	(1,840)	(37,327)	81,375	(2,928)	72,797

Cash flows from investing activities:
Purchases of equipment	(19,298)	(18,470)	(16,680)	(21,889)	(11,000)
Acquisition of company	—	—	(296,172)	—	(663,031)
Payment of transaction costs in
connection with acquisition	—	—	(18,828)	—	(246)
Proceeds from the sale of equipment	17,173	—	74	1,399	354
Maturity of FNMA notes	23,100	—	—	—	—
Purchase of short term investments	(26,009)	—	—	—	—
Other investing activities	129	—	(590)	(150)	—

Net cash used in investing activities	(4,905)	(18,470)	(332,196)	(20,640)	(673,923)

Cash flows from financing activities:
Initial capitalization of Company	—	—	80,000	—	87,027
Borrowing under 13% convertible notes	—	—	—	—	70,000
Borrowing on term loans	—	—	235,000	—	250,000
Issuance of senior notes	—	—	—	—	362,819
Borrowing under line of credit	—	—	—	—	6,000
Payment of financing costs	—	—	—	—	(4,800)
Payment on line of credit	—	—	—	—	(6,000)
Principal payments on long-term debt	—	—	(10,250)	—	(70,625)
Payment of accreted interest on convertible debt	—	—	—	—	(3,506)
Distribution to holders of preferred units of subsidiary	—	—	(15,000)	—	—
Distribution to holders of preferred stock	—	—	—	—	(53,613)
Sale of stock	—	—	—	—	20,655
Capital contribution	—	15,967	—	—	—
Payments on capital lease obligation	—	—	(30)	(87)	(65)

Net cash (used in) provided by financing activities	—	15,967	289,720	(87)	657,892

Net increase (decrease) in cash and cash equivalents	(6,745)	(39,830)	38,899	(23,655)	56,766
Cash and cash equivalents at beginning of period	47,087	40,342	2,912	41,811	—

Cash and cash equivalents at end of period	$40,342	$512	$41,811	$18,156	$56,766

The accompanying notes are an integral part of these consolidated and combined financial statements.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Consolidated and Combined Statements of Changes in Stockholders’ Equity

($ in thousands, except share amounts)

Horizon Lines, Inc.	Common Shares	Common Stock	Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Loss)	Stockholders’ Equity
Stockholders' equity at July 07, 2004	—	$—	$—	$—	$—	$—
Initial capitalization	559,412	6	13,687	—	—	13,693
Sale of stock	126,582	2	3,391	—	—	3,393
Tax benefit from stock option deduction	—	—	9,494	—	—	9,494
Other	33,799	—	113	—	—	113
Accretion of discount on preferred stock	—	—	—	—	(6,756)	(6,756)
Net income for the period July 07, 2004 through December 26, 2004	—	—	—	—	5,600	5,600
Change in fair value of fuel fixed priced contract	—	—	—	129	—	129
Unrealized gain (loss) on pension	—	—	—	(58)	—	(58)

Comprehensive income	—	—	—	—	—	5,671

Stockholders' equity at December 26, 2004	719,793	$8	$26,685	$71	$(1,156)	$25,608

Predecessor - A	Common Shares	Accumulated Other Comprehensive Loss	Common Stock	Additional Paid In Capital	Retained Earnings	Stockholders' Equity
Stockholders' equity at February 27, 2003	800,000	$—	$—	$—	$—	$—
Initial capitalization	—	—	8	79,992	—	80,000
Change in fair value of interest rate contract	—	(302)	—	—	—	(302)
Net income for the period February 27, 2003 through December 21, 2003	—	—	—	—	17,162	17,162

Comprehensive income	—	—	—	—	—	16,860

Stockholders' equity at December 21, 2003	800,000	$(302)	$8	$79,992	$17,162	$96,860
Change in fair value of interest rate contract	—	286	—	—	—	286
Net income for the period December 22, 2003 through July 06, 2004	—	—	—	—	7,961	7,961

Comprehensive income	—	—	—	—	—	8,247
Grant of stock options	—	—	—	1,765	—	1,765

Stockholders' equity at July 06, 2004	800,000	$(16)	$8	$81,757	$25,123	$106,872

Predecessor - B	Parent's Net Investment	Retained Earnings	Total
Parent's net investment at December 23, 2001	$56,874	$13,280	$70,154
Net income for the period December 24, 2001 through December 22, 2002	—	21,751	21,751
Contributed capital	22,080	—	22,080

Parent's net investment at December 22, 2002	78,954	35,031	113,985
Net loss for the period December 23, 2002 through February 26, 2003	—	(2,049)	(2,049)
Contributed capital	17,766	—	17,766

Parent's net investment at February 26, 2003	$96,720	$32,982	$129,702

The accompanying notes are an integral part of these consolidated and combined financial statements.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements

1. Basis of Presentation and Operations

On July 7, 2004, Horizon Lines, Inc. (the Company), formerly known as H-Lines Holding Corp. was formed as an acquisition vehicle to acquire the equity interest in Horizon Lines Holding Corp. (HLHC). HLHC a Delaware corporation operates as a holding company for Horizon Lines, LLC (HL), a Delaware corporation and wholly-owned subsidiary and Horizon Lines of Puerto Rico, Inc. (HLPR) a Delaware corporation and wholly-owned subsidiary. HL operates as a domestic liner business with primary service to ports within the continental United States, Puerto Rico, Alaska, Hawaii, and Guam. HL also offers terminal services and ground transportation services. HLPR operates as an agent for HL and also provides terminal services in Puerto Rico. The Company, during the period from February 27, 2003 through July 6, 2004, is referred to as “Predecessor-A.”

On December 6, 2004, H-Lines Finance Holding Corp. (HLFHC) was formed as a wholly owned subsidiary of the Company. HLHFC, subsequent to its incorporation, issued 11% senior discount notes. The proceeds from these notes were distributed to the Company.

The accompanying consolidated and combined financial statements include the consolidated accounts of the Company and its subsidiaries as of December 26, 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows commencing on July 7, 2004. All significant intercompany accounts and transactions have been eliminated.

On July 7, 2004, the Company, H-Lines Subcorp., a wholly owned subsidiary of the Company, Predecessor-A, a majority-owned subsidiary of Carlyle-Horizon Partners, L.P., and TC Group, L.L.C., an affiliate of Carlyle-Horizon Partners, L.P., amended and restated a merger agreement dated as of May 22, 2004, between the same parties, and, pursuant to such amended and restated merger agreement, H-Lines Subcorp. merged, on such date, with and into Predecessor-A, with Predecessor-A as the surviving corporation (such merger, the “Merger”). Upon the consummation of the Merger, the issued and outstanding shares of the common stock of Predecessor-A and the outstanding options granted by Predecessor-A to purchase shares of its common stock were converted into the right to receive the applicable portion of the aggregate merger consideration of approximately $650.0 million, whereupon the Company became the holder of all of the outstanding common stock of Predecessor-A. In lieu of receipt of all or a portion of the applicable portion of the aggregate merger consideration, certain members of the management of Horizon Lines, LLC, an indirect subsidiary of Predecessor-A, who were stockholders or option holders of Predecessor-A immediately prior to the Merger elected to receive shares of common stock and preferred stock of the Company or to retain their existing options for shares of the common stock in HLHC. Under a certain put/call agreement dated July 7, 2004 (the “Put/Call Agreement”), the shares of common stock issued by the HLHC upon the exercise of such retained options are subject to exchange, at the option of the Company (or the holders of such shares), with the HLHC for shares of common stock and preferred stock of the Company. Approximately 92.4% of the equity of Predecessor-A was purchased pursuant to the Merger. The Merger was accounted for using the purchase method of accounting; accordingly the consideration paid was allocated based on the estimated fair market values of the assets acquired and liabilities assumed. The excess of the consideration paid over the estimated fair market value of the net assets acquired, including separately identifiable intangible assets, approximated $306.4 million, and was allocated to goodwill.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

The following table sets forth the preliminary estimated allocation of the purchase price in connection with the Merger ($ in thousands):

Working capital	$66,377
Property & equipment	188,863
Goodwill	306,433
Customer contracts and trademarks	201,475
Deferred financing costs	18,991
Long term liabilities	(126,184)
Other, net	20,045

Purchase price	$676,000

The following unaudited pro forma information presents the results of operations of the Company as if the Merger had taken place at the beginning of each respective period. Pro forma adjustments have been made to reflect additional interest expense from debt associated with the Merger ($ in thousands)

For the Period from December 22, 2003 through July 6, 2004 (Unaudited)
Operating revenue	$498,430
Operating income	20,036
Net loss	(2,451)

For the Period from February 27, 2003 through December 21, 2003 (Unaudited)
Operating revenue	$747,567
Operating income	38,484
Net income	5,221

The unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have occurred had the Merger occurred at the beginning of the respective periods.

On February 27, 2003 Predecessor-A acquired 84.5% of the outstanding capital of CSX Lines, LLC for approximately $293.2 million and 100% of the outstanding stock of CSX Lines of Puerto Rico, Inc. for $3.0 million. The acquisitions were accounted for using the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market values of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired including separately identifiable intangible assets approximated $55.0 million and was allocated to goodwill. The purchase prices were allocated as follows ($ in thousands):

	Horizon Lines, LLC	Horizon Lines of Puerto Rico, Inc.
Working capital	$20,092	$(3,211)
Property and equipment	180,271	6,166
Goodwill	54,995	—
Customer contracts	50,234	—
Unfavorable lease agreements	(53,169)	—
Other, net	40,749	45

Purchase price	$293,172	$3,000

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Prior to the Merger on July 7, 2004 and subsequent to the purchase transaction on February 26, 2003, the consolidated accounts and the condensed and consolidated statements of operations and cash flows represents that of Predecessor-A. All significant intercompany accounts and transactions have been eliminated.

Prior to the purchase transactions on February 27, 2003, the combined company CSX Lines, LLC (Predecessor-B or CSX Lines), and its wholly owned subsidiary was a stand-alone wholly owned entity of CSX Corporation (CSX). The condensed and combined statements of operations and cash flows for the period December 23, 2002 through February 26, 2003 represent the combined financial statements of those respective entities and all significant intercompany accounts and transactions have been eliminated.

As a result of the Merger on July 7, 2004 and the application of purchase accounting, financial information for the period after July 7, 2004 represents that of the Company, which is presented on a different basis of accounting from that of Predecessor-A. As a result of the transaction on February 26, 2003 and the application of purchase accounting, financial information for the period after February 26, 2003 through July 6, 2004 represents that of Predecessor-A, which is presented on a different basis of accounting from that of Predecessor-B.

2. Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents of the Company consist principally of cash held in banks and short term investments having a maturity of three months or less at the date of acquisition. Cash and cash equivalents of Predecessor-B consist principally of balances held under a Cash Management and Credit Facility with a subsidiary of CSX and short-term investments having a maturity of three months or less.

Accounts Receivable

The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. The Company monitors its collection risk on an ongoing basis through the use of credit reporting agencies. The Company does not require collateral from its trade customers. The allowance for doubtful accounts approximated $7.9 million at December 26, 2004 and $11.0 million at December 21, 2003.

Materials and Supplies

Materials and supplies consist primarily of fuel inventory held aboard vessels and inventory held for maintenance of property and equipment. Fuel is carried at cost on the first in, first out (FIFO) basis, while all other materials and supplies are carried at average cost.

Property and Equipment

Property and equipment are stated at cost. Routine maintenance, repairs, and removals other than vessel drydockings are charged to expense. Expenditures that materially increase values, change capacities or extend useful lives of the assets are capitalized. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the assets or over the terms of capital leases. The estimated useful lives of buildings, chassis and cranes are 25 years and range from 3 to 18 years for other depreciable assets.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Certain costs incurred in the development of internal-use software are capitalized. Software is amortized using the straight-line method over its estimated useful life of three years.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows will not be sufficient to recover the carrying amount of an asset, the asset is written down to its fair value.

Vessel Drydocking

United States Coast Guard regulations generally require that vessels be drydocked twice every five years. These costs are capitalized and are then amortized and charged to expense over a 30-month period beginning with the accounting period following the vessel’s release from drydock.

The Company takes advantage of these vessel drydockings to also perform normal repair and maintenance procedures on the vessels. These routine vessel maintenance and repair procedures are charged to expense as incurred. In addition, the Company will occasionally during a vessel drydocking, replace vessel machinery or equipment and perform procedures that materially enhance capabilities or extend the useful life of a vessel. In these circumstances, the expenditures are capitalized and depreciated over the estimated useful lives.

Intangible Assets

Intangible assets consist of goodwill, customer contracts, trademarks, and debt issuance costs all of which are related to the Merger on July 7, 2004. The Company amortizes customer contracts on a straight line basis over the expected useful lives of 15 to 18 years. Estimated aggregate amortization expense for each of the succeeding five fiscal years is $15.3 million. The Company also amortizes trademarks on a straight line basis over the expected life of the related trademarks of 15 years. Estimated aggregate amortization expense for each of the succeeding five fiscal years is $4.3 million. The Company amortizes debt issue cost on a straight line basis over the term of the related debt, which approximates the interest yield method. Estimated aggregate amortization expense for each of the succeeding five fiscal years is $1.2 million. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite useful lives are no longer amortized but are subject to annual undiscounted cash flow impairment tests. At least annually, or sooner if there is an indicator of impairment, the fair value of the reporting unit would be calculated. If the calculated fair value is less than the carrying amount, an impairment loss would be recognized.

Revenue Recognition

The Company accounts for transportation revenue based upon method two under Emerging Issues Task Force No. 91-9 “Revenue and Expense Recognition for Freight Services in Process”. Under this method the Company records transportation revenue and an accrual for the corresponding costs to complete delivery when the cargo first sails from its point of origin. The Company believes that this method of revenue recognition does not result in a material difference in reported net income on an annual or quarterly basis as compared to recording transportation revenue between accounting periods based upon the relative transit time within each respective period with expenses recognized as incurred.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Terminal and other service revenue and related costs of sales are recognized as services are performed.

Casualty and Other Reserves

The Company is self-insured for a portion of its marine and non-marine exposures. Reserves are established based on the value of cargo damaged and the use of current trends and historical data for other claims. These estimates are based on historical information along with certain assumptions about future events.

Derivative Instruments

The Company accounts for derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires that all derivative instruments be recognized in the financial statements at fair value.

The Company utilizes derivative instruments tied to the U.S. Gulf bunker index to hedge a portion of its quarterly exposure to bunker fuel price increases. These instruments consist of fixed price swap agreements. The Company does not use derivative instruments for trading purposes. Credit risk related to the derivative financial instruments is considered minimal and is managed by requiring high credit standards for its counterparties.

Predecessor-A used derivative financial instruments to manage its exposure to movements in interest rates. The use of these financial instruments modified the exposure of these risks with the intent to reduce the risk to Predecessor-A. Predecessor-A did not use financial instruments for trading purposes, nor did it use leveraged financial instruments. Credit risk related to the derivative financial instruments was considered minimal and was managed by requiring high credit standards for its counterparties and periodic settlements.

Changes in fair value of derivative financial instruments are recorded as adjustments to the assets or liabilities being hedged in the statement of operations or in accumulated other comprehensive income (loss), depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction represented and the effectiveness of the hedge.

Income Taxes

The Company accounts for income taxes under the liability method whereby deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effects on deferred tax assets and liabilities of subsequent changes in the tax laws and rates are recognized in income during the year the changes are enacted. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realizable.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Stock-based Compensation

As permitted by SFAS No. 123, “Accounting for Stock-based Compensation” (FAS 123), Predecessor-A chose to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees, and its related interpretations.” Accordingly, compensation cost for stock options was measured as the excess, if any, of the quoted market price of the Predecessor-A’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Had compensation costs been determined based on the fair value at the grant date consistent with provisions of FAS 123, the Predecessor-A’s pro forma net income and earnings per share would have been impacted as follows ($ in thousands):

	For the Period February 27, 2003 through December 21, 2003	For the Period December 22, 2003 though July 6, 2004
Net income as reported	$17,162	$7,961

Deduct: Total stock-based compensation expense determined under the fair value method net of related tax effects	(210)	(2,055)
Add: Total stock-based compensation expense recorded under APB 25	—	1,765

Pro forma net income	$16,952	$7,671

Basic net income per share:
As reported	$21.45	$9.95
Pro forma	$21.19	$9.59
Diluted net income per share:
As reported	$19.57	$8.94
Pro forma	$19.33	$8.62

The pro forma results reflect amortization of fair value of stock options over the vesting period. The weighted average fair value of options granted in fiscal year 2003 was estimated to be $100, as determined by Predecessor-A’s Board of Directors. The fair value of options granted was estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Expected life of option	10 Years
Risk-free interest rate	5%
Expected volatility of stock	0%
Expected dividend yield	0%

Pension Benefits

The Company has a noncontributory pension plan covering certain union employees. Costs of the plan are charged to current operations and consist of several components of net periodic pension cost based on various actuarial assumptions regarding future experience of the plans. In addition, certain other union employees are covered by plans provided by their respective union organizations. The Company expenses amounts as paid in accordance with union agreements.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Amounts recorded for the pension plan reflects estimates related to future interest rates, investment returns, and employee turnover. The Company reviews all assumptions and estimates on an ongoing basis.

The Company records an additional minimum pension liability adjustment, when necessary, for the amount of underfunded accumulated pension obligations in excess of accrued pension costs.

Computation of Net Income (Loss) per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted daily average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed using the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options and warrants using the treasury-stock method and from convertible preferred stock using the “if converted” method.

Fiscal Period

The fiscal period of the Company began on July 7, 2004, the date of the Merger and closed on December 26, 2004. The fiscal period of the Company typically ends on the last Sunday before the last Friday in December. The fiscal period of Predecessor-A and Predecessor-B also typically ended on the last Sunday before the last Friday in December, December 21, 2003 for fiscal year 2003, December 22, 2002 for fiscal year 2002, and December 23, 2001 for fiscal year 2001. Due to the purchase transaction on February 26, 2003, the last fiscal period of Predecessor-B began on December 23, 2002 and ended on February 26, 2003.

Reclassifications

Certain prior period balances have been reclassified to conform with current period presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates in reporting the amounts of certain revenues and expenses for each fiscal year and certain assets and liabilities at the end of each fiscal year. Actual results may differ from those estimates.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) and supercedes APB opinion No. 25, “Accounting for Stock Issued to Employees.” FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The proforma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in the second quarter of fiscal 2005. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. The Company is evaluating the requirements of SFAS 123R and has not yet determined the method of adoption or the effect of adopting SFAS 123R, and it has not determined whether the adoption will result in amounts that are similar to the current proforma disclosures under SFAS 123.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets—An Amendment of APB No. 29, Accounting for Nonmonetary Transactions” (SFAS 153). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by the Company in the second quarter of fiscal 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

Supplemental Cash Flow Information

During the period July 7, 2004 through December 26, 2004, the Company earned, through the exercise of stock options, a tax benefit totaling $9.5 million which was recorded as additional paid in capital. The initial capitalization of the Company included $13.0 million of equity of Predecessor-A retained by management. During the period ended December 21, 2003, Predecessor-A obtained equipment with a value of $850 through a capital lease. During the period December 23, 2002 through February 26, 2003, CSX assumed $1,799 of the Predecessor-B liabilities through a capital contribution. Cash payments for interest and taxes were as follows ($ in thousands):

	Predecessor-B		Predecessor - A		Horizon Lines, Inc.
	December 24, 2001 through December 22, 2002	December 23, 2002 through February 26, 2003	February 27, 2003 through December 21, 2003	December 22, 2003 through July 6, 2004	July 7, 2004 through December 26, 2004
Interest	$8,871	$—	$6,544	$3,999	$13,288
Taxes	$47,044	$—	$5,730	$154	$4,070

3. Property and Equipment

Property and equipment consist of the following ($ in thousands):

	Predecessor-A	Horizon Lines, Inc.
	December 21, 2003	December 26, 2004
Vessels	$104,304	$106,686
Containers	25,097	25,366
Chassis	13,712	13,443
Cranes	12,141	13,284
Machinery & equipment	13,125	11,569
Facilities & land improvement	4,714	4,250
Software	25,962	29,099
Other	1,195	1,613

Total property and equipment	200,250	205,310
Accumulated depreciation	(20,537)	(15,187)

Property and equipment, net	$179,713	$190,123

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

4. Intangible Assets

Intangible assets consist of the following ($ in thousands):

	Predecessor-A	Horizon Lines, Inc.
	December 21, 2003	December 26, 2004
Customer contracts	$50,234	$137,675
Trademarks	—	63,800
Deferred finance costs	6,027	25,006

Total intangibles with definite lives	56,261	226,481
Less: Amortization	(3,084)	(10,749)

Net intangibles with definite lives	53,177	215,732
Goodwill	66,401	306,680

Total intangible assets	$119,578	$522,412

5. Other Accrued Liabilities

Other accrued liabilities consist of the following ($ in thousands):

	Predecessor-A	Horizon Lines, Inc.
	December 21, 2003	December 26, 2004
Accrued marine operations	$9,543	$12,301
Accrued terminal operations	7,793	10,842
Accrued vessel and rolling stock rent	13,094	24,024
Accrued vessel operations	19,321	20,452
Accrued fuel	5,027	7,537
Accrued bonus	8,700	10,200
Accrued interest	858	6,306
Other accrued liabilities	20,516	22,928

Total other accrued liabilities	$84,852	$114,590

6. Long-Term Debt

Long-term debt consists of the following at December 26, 2004 ($ in thousands):

Senior credit facility	$249,375
9% senior notes	250,000
11% senior discount notes	112,819

Total long-term debt	612,194
Current portion	2,500

Long-term debt, net of current	$609,694

In connection with the Merger dated July 7, 2004, the Company borrowed $256.0 million under a senior credit facility and $250.0 million through the issuance of 9.0% senior notes. The 9% senior notes are due in 2012. The senior secured credit facility is comprised of a $250.0 million term loan facility due

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

in 2011 and a $25.0 million revolving credit facility due in 2009. The $6.0 million borrowed under the revolving credit facility was repaid in August 2004. No amounts were outstanding under the revolving credit facility at December 26, 2004.

Principal payments of approximately $0.6 million are due quarterly on the term loan facility. Borrowings under the term loan facility bear interest at the Company’s choice of LIBOR or the base rate, in each case, an applicable margin, subject to adjustment based on a pricing grid. The interest rate at December 26, 2004 approximated 4.73%. The Company is also charged a commitment fee on the daily unused amount of the revolving credit facility during the availability period based upon a rate of 0.50%.

The senior credit facility requires the Company to meet a minimum interest coverage ratio and a maximum leverage ratio. In addition, the senior credit facility contains restrictive covenants which will, among other things, limit the incurrence of additional indebtedness, capital expenditures, investments, dividends, and other restrictions customary in such agreements. The senior credit facility is secured by the assets of the Company. The 9.0% senior notes also contain restrictive covenants including, limiting incurrence of additional indebtedness, dividends and restrictions customary in such agreements.

Also on July 7, 2004, in connection with the Merger, the Company borrowed $70.0 million under a 13% convertible equity bridge promissory note. These notes were paid in full during December 2004. The holders of the 13% convertible notes consisted of Castle Harlan Partners IV, L.P. (“CHP IV”) and certain affiliated funds, individuals employed by one or more affiliates of CHP IV, and certain entities related to such individuals.

During December 2004, the Company issued 11% senior discount notes with a $160.0 million aggregate principal amount at maturity and an accreted value of $112.8 million at December 26, 2004. These notes are due in 2013. Interest accretes semiannually on a compounding basis. No cash interest is payable on these notes until October 1, 2008.

The 9.0% senior notes had a yield of 107.5 at December 26, 2004. The 11% senior discount notes had a yield of 72.75 at December 26, 2004. The fair value of the senior credit facility was not significantly different than the carrying value at December 26, 2004.

Amounts due under long term debt arrangements are as follows at December 26, 2004 ($ in thousands):

Current	$2,500
2006	2,500
2007	2,500
2008	2,500
2009	2,500
2010 and thereafter	646,875

	$659,375	*

*	The difference between long-term debt at December 26, 2004 and total amounts due under long-term debt at December 26, 2004 represents the accretion on the 11% senior discount notes which totals $47.2 million.

On February 27, 2003, Predecessor-A entered into an agreement with a consortium of lenders to borrow $175.0 million in term debt. The borrowings incurred interest at a floating three month LIBOR

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

rate. Principal and interest were due based upon scheduled installments as defined in the agreement with the last payment due on February 27, 2009. The agreement allowed Predecessor-A to borrow up to $25 million under a line of credit arrangement. Predecessor-A was charged a commitment fee of .5% per annum on the unused line. No amounts were outstanding under the line of credit at December 21, 2003. The assets of HL served as collateral under the agreement. At December 21, 2003, the fair value of the long term debt was not significantly different from the carrying amount. In connection with the Merger transaction on July 7, 2004, the outstanding term debt was repaid.

7. Net Income (Loss) Per Common Share

In accordance with SFAS 128, “Earnings Per Share,” basic net income (loss) per share is computed by dividing net income (loss) by the weighted daily average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is based upon the weighted daily average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options using the treasury-stock method and from convertible stock using the “if converted” method ($ in thousands, except shares and per share amounts):

	Predecessor-B		Predecessor - A		Horizon Lines, Inc.
	Year Ended December 22, 2002	For the period December 23, 2003 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 6, 2004	For the period July 7, 2004 through December 26, 2004
Numerator:
Net income (loss)	$21,751	$(2,049)	$17,162	$7,961	$5,600

Less: Accretion of preferred stock					6,756

Net income (loss) available to common stockholders					$(1,156)

Denominator:
Denominator for basic income (loss) per common share:

Weighted average shares outstanding	*	*	800,000	800,000	686,321

Effect of dilutive securities:
Stock options	*	*	76,805	90,138	—

Denominator for diluted net income (loss) per common share	*	*	876,805	890,138	686,321

Basic net income (loss) per common share	*	*	$21.45	$9.95	$(1.68)

Diluted net income (loss) per common share	*	*	$19.57	$8.94	$(1.68)

*	For the periods ending February 26, 2003 and prior, owner’s equity consisted of parent’s net investment, and thus no income (loss) per share has been calculated.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

8. Preferred Stock/Units

Non-mandatorily Redeemable Series-A Preferred Stock

In connection with the capitalization of the Company, 9,493,440 shares of non-voting $.01 par value Series-A Preferred Stock were issued, and 18,000,000 shares were authorized with a $.01 par value. No dividends accrue on these shares. The Company, at the option of the Board of Directors may redeem the whole, or from time to time, any part of the outstanding shares. These shares have no stated redemption date. The Company recorded these shares at their fair value in accordance with FAS No. 141 “Business Combinations”. As the preferred shares had no coupon rate and no stated redemption period management determined that a 10% discount rate and a one year redemption period was appropriate. The 10% discount rate was based upon a comparison to other similar offerings in the marketplace considering terms such as coupon rates, convertibility, and voting rights. As management’s intention at the time of issuance of the preferred shares was to redeem the preferred shares within a year after issuance, a one year period was utilized to accrete the shares to their redemption value. During October 2004, an additional 1,898,730 preferred shares were sold for $19.0 million. During December 2004, 5,315,912 Series-A preferred shares were redeemed for $53.2 million. At December 26, 2004, 6,076,978 preferred shares were issued and outstanding and had a $60.7 million redemption value. The Company has classified the value of these shares between liabilities and equity.

Mandatorily Redeemable Preferred Units

In connection with the purchase transaction, Predecessor-A issued 60,000 voting senior preferred units to CSX. The holders of the outstanding senior preferred units were entitled to receive a preferential return equal to 10% per annum, which accrued and was compounded annually, before any distributions were made with respect to any other common units. The senior preferred units and the accreted preferred return were included in the preferred units of subsidiary caption on the balance sheet at December 21, 2003.

Predecessor-A had the option to redeem the senior preferred units at any time after May 27, 2005, in whole at an amount equal to the unreturned capital contribution of the senior preferred units plus accrued preferential returns. The senior preferred units were mandatorily redeemable by Predecessor-A at an amount equal to the unreturned capital contribution of the senior preferred units plus accrued preferential returns at the earliest of February 27, 2010 or a change in control of Predecessor-A. After receiving appropriate approval, the Company redeemed $15.0 million of preferred units during the year ended December 21, 2003.

In connection with the Merger on July 7, 2004, the remaining preferred units of Predecessor-A were redeemed at an amount equal to the unreturned capital contribution plus accrued preferential returns totaling $58.9 million.

9. Derivative Financial Instruments

During 2004, the Company entered into two fuel swap contracts to fix the price of fuel purchased during the month of December and for purchases in the first quarter of 2005, respectively. The contracts were accounted for as cash flow hedges. Accordingly, the Company recorded the fair value of the hedge contracts in other current assets and accumulated other comprehensive income. The fair value of the hedges approximated $0.2 million at December 26, 2004.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

During 2003, Predecessor-A entered into a swap agreement with a bank to fix the floating interest rates on the long-term debt up to a notional amount of approximately $40.9 million. The agreement was accounted for as a cash flow hedge. Accordingly, Predecessor-A recorded the fair value of the hedge, which approximated $0.03 million at December 21, 2003, and was recorded in other long term liabilities and accumulated other comprehensive loss.

10. Leases

The Company leases certain equipment and facilities under operating lease agreements. Non-cancelable, long term leases generally include provision for maintenance, options to purchase at fair value and to extend the terms. Rent expense under operating lease agreements totaled $35.9 for the period from July 7, 2004 through December 26, 2004. Predecessor-A leased certain equipment and facilities under operating lease agreements. Non-cancelable, long-term leases generally included provisions for maintenance, options to purchase at fair value and to extend the terms. Rent expense under operating lease agreements totaled $43.5 million and $65.0 million for the period from December 22, 2003 through July 6, 2004 and for the period from February 27, 2003 through December 21, 2003, respectively. The Predecessor-B leased certain equipment and facilities under operating lease agreements. Rent expense for the period December 23, 2002 through February 26, 2003 and rent expense for the fiscal year ending December 22, 2002, totaled $13.8 million, and $45.4 million, respectively.

Predecessor-B leased rolling stock under sale lease-back transactions. Rent expense under these transactions for the fiscal year ended December 22, 2002 totaled $37.3 million, which was offset by the amortization of a deferred gain of $1.9 million for the fiscal year ended December 22, 2002.

The Company and Predecessor-A lease certain equipment under a capital lease agreement. The net book value of this equipment totaled $0.7 million at December 26, 2004 and $0.7 million at December 21, 2003. Amortization expense for equipment under the capital lease totaled $0.1 million for the period from July 7, 2004 through December 26, 2004, $0.1 million for the period from December 22, 2003 through July 6, 2004, and $0.1 million for the period ending December 21, 2003.

Future minimum lease obligations at December 26, 2004 are as follows ($ in thousands):

Period Ending December	Non-Cancelable Operating Leases	Capital Lease
2005	$56,722	$193
2006	39,919	193
2007	58,631	193
2008	29,885	162
2009	29,769	—
Thereafter	147,391	—

Total future minimum lease obligation	$362,317	741

Less: Amounts representing interest		73

Present value of future minimum lease obligation		668
Current portion of capital lease obligation		161

Long term portion of capital lease obligation		$507

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

11. Related Parties

Predecessor-B, through its parent company SL Service, Inc., had a Cash Management and Credit Facility (Credit Facility) with CSX Business Management, Inc., a wholly-owned subsidiary of CSX, which provided financing to meet general working capital requirements. Under the agreement, borrowings and repayments were generally determined on a daily basis by the net domestic cash used or generated by the Company. Borrowings and cash reserves under the Credit Facility incurred interest at a variable rate, as defined (2.85% at December 22, 2002). Predecessor-B had a cash reserve of $45.9 million under the facility at December 22, 2002, which is included in cash and cash equivalents. Interest income from CSX related to the Cash Management and Credit Facility was $1.0 million for the fiscal year ending December 22, 2002. Interest income for the period December 23, 2002 through February 26, 2003 was not material.

Included in Selling, General and Administrative expense are amounts related to management services fees charged by the Company’s equity sponsor in accordance with a management agreement with the equity sponsor. These fees totaled $1.5 million for the period July 7, 2004 through December 26, 2004. Also included are management fees of $0.5 million charged by the equity sponsor in connection with the 11% senior notes financing transaction completed in December 2004. Included in the same caption are amounts related to a management services fees charged by Predecessor-A’s equity sponsor which totaled $0.25 million for the period December 22, 2003 through July 6, 2004, and $0.30 million for the period ending December 21, 2003. At December 26, 2004, approximately $1.5 million of prepaid fees are included in other current assets.

Predecessor-B also incurred management fees charged by CSX and data processing related charges from CSX Technology, Inc. (CSX Technology), a wholly-owned subsidiary of CSX. The management services fee charged by CSX represents compensation for certain corporate services provided to Predecessor-B. In addition, another CSX subsidiary, CSX World Crane Services, provided labor for maintaining Predecessor-B’s cranes in Puerto Rico which are included in Marine expense of Predecessor-B. The net expenses relating to the above arrangements with CSX, CSX Technology and CSX World Crane Services were $3.1 million for the fiscal year ending December 22, 2002. These amounts were not material during the period December 23, 2002 through February 26, 2003.

Predecessor-B maintained insurance coverage which transferred substantially all risk of loss, subject to coverage limits, related to workers compensation, automobile, and general liability except for seamen’s injury claims to CSX Insurance Company (CSX Insurance), an insurance company owned by CSX. Accordingly, loss reserve accruals for such claims were not required, except for per claim deductible amounts. Predecessor-B paid premiums and made loss reimbursements to CSX of approximately $1.0 million for the period ended December 23, 2002 through February 26, 2003, $4.6 million during the fiscal year ended December 22, 2002.

Predecessor-B purchased certain intermodal services from CSX Intermodal (CSXI), a wholly owned subsidiary of CSX under an operating agreement. Predecessor-B purchased rail services from CSXI, for the geographic areas they serve, at market rates. The cost of these services totaled $24.7 million for the fiscal year ended December 22, 2002. Predecessor-B purchased rail transportation directly from rail carriers not affiliated with CSX in other geographic areas.

Predecessor-A was a lessee in an operating sublease agreement with CSX. Predecessor-A leased containers and vessels under these agreements. Lease expense during the period December 22, 2003 through July 6, 2004 and for the period February 27, 2003 through December 21, 2003 totaled $16.6 million and $21.8 million, respectively.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Predecessor-B leased vessels and equipment under various sale-leaseback transactions. Interest expense included a guarantee fee of $1.9 million for the fiscal year ended December 22, 2002 charged by CSX under this guarantee arrangement. No fee was charged during the period December 23, 2002 through February 26, 2003.

12. Employee Benefit Plans

Savings Plans

The Company provides a 401(k) Savings Plan for substantially all of its employees who are not part of collective bargaining agreements. Under provisions of the savings plan, an employee is vested with respect to Company contributions immediately. The Company matches employee contributions up to 6% of qualified compensation. The total cost for this benefit for the period July 7, 2004 through December 26, 2004 totaled $0.8 million. Prior to July 7, 2004 Predecessor-A maintained the plan. The total cost to Predecessor-A for the period from December 22, 2003 through July 6, 2004 totaled $1.0 million and the cost for the period from February 27, 2003 through December 21, 2003 totaled $1.4 million.

CSX and its subsidiaries, including Predecessor-B, maintained savings plans for virtually all full-time salaried employees and certain employees covered by collective bargaining agreements. Expense associated with these plans was $0.1 million for the period December 23, 2002 through February 26, 2003 and $0.7 for the fiscal year ended December 22, 2002.

Pension Plan

The Company sponsors a defined benefit plan for certain union employees. The plan provides for retirement benefits based only upon years of service. Contributions to the plan are based on the projected unit credit actuarial method and are limited to the amounts that are currently deductible for income tax purposes.

Changes in projected benefit obligation during the period from July 7, 2004 through December 26, 2004 are as follows ($ in thousands):

Projected benefit obligation at July 7, 2004:	$1,568
Service cost	205
Interest cost	98
Amendments	—
Actuarial (gain) or loss	95
Benefits paid	—
Settlements	N/A
Curtailments	N/A
Special or contractual termination benefits	N/A

Projected benefit obligation at December 26, 2004	$1,966

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Changes in plan assets during the period July 7, 2004 through December 26, 2004 are as follows ($ in thousands):

Fair value of plan assets at July 7, 2004:	29
Actual return on plan assets	4
Employer contribution	16
Benefits paid	—
Settlements	N/A

Fair value of plan assets at December 26, 2004:	$49

With a measurement date of December 26, 2004, the funded status at December 26, 2004 is as follows ($ in thousands):

Fair value of plan assets	$49
Projected benefit obligation	1,966

Funded status	(1,917)
Unrecognized prior service cost	—
Unrecognized net loss or (gain)	94
Unrecognized net transition obligation or (asset)	1,436

Net amount recognized:	$(387)

Amounts recognized in the balance sheet as of December 26, 2004 are as follows ($ in thousands):

Prepaid pension asset/(accrued pension liability)	$(1,917)
Intangible asset	1,436
Accumulated other comprehensive loss	94

Net amount recognized	$(387)

Net period pension costs for the period from July 7, 2004 through December 26, 2004 are as follows ($ in thousands):

Service cost	$205
Interest cost	98
Expected return on assets	(3)
Amortization of unrecognized net obligation or (asset) existing at the date of the initial application of FASB Statement No. 87 transition obligation or (asset)	103
Recognition of net loss or (gain) from earlier periods	—
Amortization of unrecognized prior service cost	—
Recognition of loss or (gain) due to settlement	N/A
Recognition of loss or (gain) due to curtailment	N/A

Net periodic pension cost	$403

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Significant assumptions used at December 26, 2004 were as follows:

Weighted-average discount rate used in determining net periodic pension cost	6.25%
Weighted-average rate of compensation increase	0.00%
Weighted-average expected long-term rate of return on plan assets in determination of net periodic pension costs	7.50%
Weighted-average discount rate used in determination of projected benefit obligation	6.00%

Expected Company contributions during 2005 total $0.4 million. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid ($ in thousands):

Fiscal Year End	Pension Benefits
2005	$4
2006	4
2007	7
2008	30
2009	30
2010 and thereafter	539

CSX and its subsidiaries and Predecessor-B sponsored defined benefit pension plans principally for salaried employees. The plans provided eligible employees with retirement benefits based principally on years of service and compensation levels near retirement. SL Service, Inc. allocated to Predecessor-B a portion of the net pension expense for the Sea-Land Pension Plan based on the Predecessor-B’s relative level of participation in the plan, which considered the assets and personnel included in the plan. No amounts were allocated for the period December 23, 2002 through February 26, 2003. The allocated expense from the Sea-Land Pension Plans amounted to $2.3 million for the fiscal year ended December 22, 2002.

Other Post-retirement Benefit Plans

In addition to the CSX defined benefit pension plans, Predecessor-B participated with CSX and other affiliates in two defined benefit postretirement plans that provided medical and life insurance benefits to most full-time salaried employees upon their retirement. The postretirement medical plan was contributory, with retiree contributions adjusted annually. The life insurance plan was noncontributory. CSX allocated to Predecessor-B a portion of the expense for these plans based on Predecessor-B’s relative level of participation. The allocated expense from CSX for the fiscal year ended December 22, 2002 was $1.1 million. The amount allocated for the period December 23, 2002 through February 26, 2003 was not material.

Other Plans

Under collective bargaining agreements, the Company, Predecessor-A and Predecessor-B participate in a number of union-sponsored, multiemployer benefit plans. Payments to these plans are made as part of aggregate assessments generally based on hours worked, tonnage moved, or a combination thereof. Expense for these plans is generally recognized as contributions are funded. The Company made contributions of $5.0 million during the period from July 7, 2004 through December 26, 2004. Predecessor-A made contributions of $5.2 million during the period from December 22, 2003 through July 6, 2004 and $8.8 million during the period February 27, 2003 through December 21, 2003. Predecessor-B made contributions of $1.6 million, and $8.5 million to these plans during the period December 23, 2002 through February 26, 2003 and for the fiscal year ended December 22, 2002, respectively. A decline in the value of assets held by these plans, caused by performance of the

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

investments in the financial markets in recent years, may result in higher contributions to these plans. Moreover, if the Company exits these markets, it may be required to pay a potential withdrawal liability if the plans were unfunded at the time of the withdrawal. However, the Company is unable to determine the potential amount of liability at this time. Any adjustments will be recorded when it is probable that a liability exists and it is determined that markets will be exited.

13. Stock Options

Predecessor-A had a stock option plan under which options to purchase common stock were granted to officers, key employees and directors at prices equal to fair market value on the date of grant. Prior to the Merger on July 7, 2004, there were 90,138 shares of common stock reserved for options under the plan. Thirty percent of stockholder options vested over a period of five years commencing on December 31, 2003. The remaining seventy percent vested fourteen percent per year over five years, if predetermined financial targets (as defined in the agreement) were met in the respective years by the Company. Options granted and the weighted average price of those options totaled as follows prior to the Merger on July 7, 2004:

	Shares Granted	Weighted Average Option Price
For the period December 22, 2003 through July 7, 2004	13,333	$199

For the period February 27, 2003 through December 21, 2003	76,805	$100

14. Income Taxes

Income tax (expense) benefits are as follows ($ in thousands):

	Predecessor-B		Predecessor-A		Horizon Lines, Inc.
	Year Ended December 22, 2002	For the period December 23, 2002 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period, December 22, 2003 through July 6, 2004	For the period July 7, 2004 through December 26, 2004
Income tax expense (benefit):
Current:
Federal	$28,303	$—	$6,248	$1,587	$(1,035)
State/Territory	2,373	—	627	341	(66)

Total current	30,676	—	6,875	1,928	(1,101)

Deferred:
Federal	(15,560)	(856)	3,268	2,806	4,514
State/Territory	(1,409)	(105)	433	162	130

Total deferred	(16,969)	(961)	3,701	2,968	4,644 (1)

Net income tax expense (benefit)	$13,707	$(961)	$10,576	$4,896	$3,543

(1)	The difference between the total deferred expense and the adjustment to reconcile net income to net cash provided by operating activities for the period July 7, 2004 through December 26, 2004 reported on the statement of cash flows represents a deferred tax benefit which was recorded as a $4.7 million adjustment to additional paid in capital. The benefit was recorded through additional paid in capital as it related to a tax deduction generated from the exercise of stock options, which per SFAS No. 109 “Accounting for Income Taxes” are recorded as an adjustment to equity.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

The difference between the income tax expense and the amounts computed by applying the statutory federal income tax rates to earnings before income taxes are as follows ($ in thousands):

	Predecessor-B		Predecessor-A		Horizon Lines, Inc.
	Year Ended December 22, 2002	For the period December 23, 2002 through February 26, 2003	For the period February 27, 2003 through December 21, 2003	For the period December 22, 2003 through July 6, 2004	For the period July 7, 2004 through December 26, 2004
Income tax expense (benefit) at statutory rates:	$12,410	$(1,054)	$9,708	$4,500	$3,200
State/Territory, net of federal income tax benefit	627	(53)	607	258	199
Tax credits	—	—	(101)	—	—
Other Items	670	146	362	138	144

Net income tax expense (benefit)	$13,707	$(961)	$10,576	$4,896	$3,543

The components of deferred tax assets and liabilities are as follows ($ in thousands):

	Predecessor-A	Horizon Lines, Inc.
	December 21, 2003	December 26, 2004
Deferred tax assets:
Leases	$5,358	$22,827
Allowance for doubtful accounts	—	2,937
Net operating losses	1,973	6,783
Valuation allowances	(1,973)	(1,973)
Tax basis adjustment in Horizon Lines, LLC	—	53,130
Other	1,347	2,475

Total deferred assets	6,705	86,179
Deferred tax liabilities:
Depreciation	(3,858)	(51,264)
Allowance for doubtful accounts	(2,585)	—
Capital construction fund	(4,208)	(7,891)
Intangibles	—	(74,814)
Other	(255)	(4,252)

Total deferred tax liabilities	(10,906)	(138,221)

Net deferred tax liability	$(4,201)	$(52,042)

The net operating loss credits generated primarily from tax losses in the territories of Guam and Puerto Rico begin to expire in 2023 and 2024, respectively.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

15. Commitments and Contingencies

Legal Proceedings

There are two actions currently pending before the Surface Transportation Board (STB) involving the Company. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against the Company and Matson Navigation Co., seeks a ruling from the STB that the Company’s Guam shipping rates during 1996-1998 were unreasonable under the ICC Termination Act of 1995 (ICCTA), and an order awarding reparations to Guam and it citizens. The STB has asked the parties to brief the threshold issue of what methodology should be applied in determining rate reasonableness under the ICCTA. This issue was fully briefed in June 2002, and the parties are awaiting a ruling. An adverse ruling could result in significant damages and could affect the Company’s current and future rate structure for its Guam shipping. An adverse decision could also affect the rates that the Company would be permitted to charge on its other routes. The likelihood of an unfavorable outcome is reasonably possible. However, a range of potential damages cannot be determined at this stage in the action against the Company.

The second action currently pending against before the STB involving the Company, brought by DHX, Inc. in 1999 against the Company and Matson Navigation Co., challenges the reasonableness of certain rates and practices of the Company and Matson Navigation Co. DHX is a major freight forwarder in the domestic Hawaii trade. Among other things, DHX charged that the Company and Matson Navigation Co. took actions that were intended to prevent all freight forwarders in the Hawaii trade from competing with the carriers for the full container load business. DHX is seeking $11.0 million in damages. In addition to the award of damages, an adverse ruling could affect the Company’s current and future rates structure for its Hawaii shipping. An adverse STB decision could also affect the rates that the Company would be permitted to charge on its other routes. On December 13, 2004, the STB (i) dismissed all of the allegations of unlawful activity contained in DHX’ s complaint; (ii) found that the Company met all of its tariff filing obligations; and (iii) reaffirmed the STh’s earlier holding that the anti- discrimination provisions of the Interstate Commerce Act, which was repealed by the ICCTA, are no longer applicable to the Company’s business. However, DHX has filed a motion for reconsideration of the STB’s order. The Company has filed an opposition to this motion. The likelihood of an unfavorable outcome is reasonably possible.

Environmental Contingency

During 2001, Predecessor-B was notified by the Alaska State Department of Environmental Conservation (“Department”) concerning contaminants from underground storage tanks in Anchorage. Predecessor-B submitted an Underground Storage Tank Release Investigation Report to the Department on March 19, 2001. Predecessor-B accrued $0.9 million for future remediation. On October 8, 2004, the Company received notification from the State of Alaska that ongoing monitoring of the site would be sufficient. The Company believes that the exposure related to the underground storage tanks will not exceed the current accrual of $0.9 million. The accrual is included in other long term liabilities. The period over which the estimated accrual will be paid out cannot be determined at this time.

Standby Letters of Credit

The Company has standby letters of credit, primarily related to its property and casualty insurance programs. On December 26, 2004, these letters of credit totaled $6.0 million. Predecessor-A maintained similar letters of credit which totaled $6.3 million at December 21, 2003.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

Labor Relations

Approximately 64.8% of the Company’s total work force is covered by collective bargaining agreements. A collective bargaining agreement, covering approximately 8.6% of the workforce will be under renegotiation during 2005.

16. Quarterly Financial Data (Unaudited)

Set forth below are unaudited quarterly financial data ($ in thousands):

	Predecessor-A Quarter			Horizon Lines, Inc. Quarter
For the period from December 22, 2003 through December 26, 2004	1	2	3 (a)	3 (b)	4
Operating revenue	$219,994	$235,854	$42,582	$208,524	$273,374
Operating income	2,660	16,346	1,655	25,730	5,198
Net income (loss)	(536)	7,983	514	10,816	(5,216)
Less: Accretion of preferred stock				1,797	4,959

Net income (loss) available to common stockholders				$9,019	$(10,175)

Basic net income (loss) per share	(.67)	9.98	.64	14.25	(13.99)
Diluted net income (loss) per share	(.60)	8.97	.58	14.25	(13.99)

	Predecessor-B Quarter	Predecessor-A Quarter
For the period from December 23, 2002 through December 21, 2003	1 (c)	1 (d)	2	3	4
Operating revenue	$138,411	$64,088	$218,853	$238,222	$226,404
Operating income	(2,521)	4,157	8,901	22,259	5,417
Net income (loss)	(2,049)	1,890	3,028	11,286	958
Basic net income (loss) per share	*	2.36	3.79	14.11	1.20
Diluted net income (loss) per share	*	2.16	3.45	12.87	1.09

*	For the period February 26, 2003 and prior, owner’s equity consisted of parent’s net investment, and thus no net income (loss) per share has been calculated.
(a)	Represents the period from June 18, 2004 through July 6, 2004.
(b)	Represents the period from July 7, 2004 through September 20, 2004.
(c)	Represents the period from December 23, 2002 through February 26, 2003.
(d)	Represent the period from February 27, 2003 through March 23, 2003.

Horizon Lines, Inc. and Subsidiaries and Predecessor Companies

Notes to Consolidated and Combined Financial Statements—(Continued)

17. Subsequent Events

During January 2005, the Company entered into stock subscription agreements and restricted stock agreements with certain members of management. The subscription agreements provide for the purchase and sale of common stock to certain members of management at $8.00 per common share payable in cash and a secured promissory note. Common stock sold under the agreement of 75,946 shares totaled $0.6 million. Promissory notes totaled $0.3 million. The restricted stock agreements provide for certain vesting provisions and limitations on the shares sold under the subscription agreements. Under the restricted stock agreements, shares vest upon meeting certain financial targets. Certain other shares vest based upon the passage of time.

During January 2005, the Company entered into stock purchase agreements with certain directors of the Company. The agreements provided for the sale of 45,416 shares of Series A preferred stock at $10.00 per share and 5,727 shares of common stock at $8.00 per share.

On March 16 and March 18, 2005, the principal shareholder and its associates and affiliates sold 2,291 shares of common stock at $8.00 per share and 18,168 shares of Series A preferred stock at $10.00 per share to two directors of the Company.

Compensation expense relating to the sales of restricted common shares during January 2005 to members of management, sales of common shares during January 2005 to two directors of the Company, and sales of common shares during March 2005 by the principal shareholder and its associates and affiliates to two directors is estimated to total $25.0 million once all shares with vesting requirements have fully vested. The Company will record a compensation charge of $6.4 million during the first quarter of 2005. The compensation charges were calculated based upon the difference between the approximated fair value of the company at each respective measurement date and the price paid for the common shares.

Horizon Lines Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

For the Quarter Ended March 27, 2005

($ in thousands)

	December 26, 2004	March 27, 2005
	(1)
Assets
Current assets:
Cash and cash equivalents	$56,766	$43,832
Accounts receivable, net	110,801	127,703
Income taxes receivable	9,354	9,354
Deferred tax asset	5,680	6,048
Materials and supplies	21,680	21,824
Other current assets	7,019	5,352

Total current assets	$211,300	214,113

Property and equipment, net	190,123	183,293
Deferred tax assets	80,499	79,844
Intangible assets, net	522,412	516,696
Other long term assets	15,640	23,081

Total assets	$1,019,974	$1,017,027

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,275	$20,320
Current portion of deferred tax liability	1,683	1,150
Current portion of long term debt	2,500	2,500
Other accrued liabilities	114,590	116,952

Total current liabilities	144,048	140,922

Long term debt, net of current	609,694	612,151
Deferred tax liability	136,538	135,943
Deferred rent	44,949	43,831
Other long term liabilities	2,429	3,111

Total liabilities	937,658	935,958

Preferred stock	56,708	58,188
Stockholders’ equity:
Common stock, $.01 par value, 2,000,000 shares authorized and 719,793 and 783,171 shares issued and outstanding at December 26, 2004 and March 27, 2005, respectively	8	8
Additional paid in capital	26,685	33,751
Accumulated other comprehensive income	71	12
Retained earnings (loss)	(1,156)	(10,890)

Total stockholders’ equity	25,608	22,881

Total liabilities and stockholders’ equity	$1,019,974	$1,017,027

(1)	The balance sheet at December 26, 2004 has been derived from the Company’s audited financial statements.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Horizon Lines Inc. and Subsidiaries and Predecessor Company

Unaudited Condensed Consolidated Statements of Operations

For the Quarter Ended March 27, 2005

($ in thousands, except share and per share data)

	Predecessor-A	Horizon Lines, Inc.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Operating revenue	$219,994	$257,562

Operating expenses:
Operating expense	182,483	206,203
Selling, general and administrative	18,935	29,513
Depreciation and amortization	10,569	12,893
Amortization of vessel drydocking	4,142	3,798
Miscellaneous expense, net	1,205	1,314

Total operating expenses	217,334	253,721

Operating income	2,660	3,841

Other expense:
Interest expense	2,348	12,852
Interest expense – preferred units of subsidiary	1,181	—
Other expense, net	5	3

Loss before income taxes	(874)	(9,014)
Income tax benefit	(338)	(841)

Net loss	$(536)	(8,173)

Less: Accretion of preferred stock		1,561

Net loss available to common stockholders		$(9,734)

Net loss per share:
Basic	$(.67)	$(12.40)
Diluted	$(.61)	$(12.40)

Number of shares used in calculations:
Basic	800,000	783,807
Diluted	876,805	783,807

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Horizon Lines Inc. and Subsidiaries and Predecessor Company

Unaudited Condensed Consolidated Statements of Cash Flows

For the Quarter Ended March 27, 2005

($ in thousands)

	Predecessor-A	Horizon Lines, Inc.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Cash flows from operating activities:
Net loss	$(536)	$(8,173)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	9,856	8,003
Amortization	713	4,890
Amortization of vessel drydocking	4,143	3,798
Amortization of deferred financing costs	253	780
Deferred income taxes	—	(841)
Loss (gain) on equipment disposals	5	(45)
Other operating activities	—	6,412
Accretion of preferred units of subsidiary	1,181	—
Accretion of interest on 11% senior discount notes	—	3,082
Changes in operating assets and liabilities:
Accounts receivable	(16,558)	(16,902)
Materials and supplies	(409)	(144)
Other current assets	2,173	1,667
Accounts payable	(1,312)	(4,955)
Accrued liabilities	(15,502)	(4,448)
Vessel drydocking payments	(3,195)	(5,101)
Other assets/liabilities	(6,992)	85

Net cash used in operating activities	(26,180)	(11,892)

Cash flows from investing activities:
Purchases of property and equipment	(7,275)	(1,188)
Proceeds from the sale of property and equipment	112	249
Other investing activities	(189)	—

Net cash used in investing activities	(7,352)	(939)

Cash flows from financing activities:
Principal payments on long term debt	—	(625)
Payments on capital lease obligation	(49)	(53)
Distribution to holders of preferred stock	—	(535)
Sale of stock	—	1,108

Net cash (used in) provided by financing activities	(49)	(105)

Net decrease in cash and cash equivalents	(33,581)	(12,934)
Cash and cash equivalents at beginning of period	41,811	56,766

Cash and cash equivalents at end of period	$8,230	$43,832

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Horizon Lines Inc. and Subsidiaries and Predecessor Company

Notes to Unaudited Condensed Consolidated Financial Statements

For the Quarter Ended March 27, 2005

1.	Basis of Presentation and Operations

Unaudited Interim Financial Statements

The accompanying unaudited condensed consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in the interim financial statements. Operating results for the three month period ended March 27, 2005 are not necessarily indicative of the results that may be expected for the year ending December 25, 2005.

Operations

On July 7, 2004, Horizon Lines, Inc. (the Company), formerly known as H-Lines Holding Corp., was formed as an acquisition vehicle to acquire the equity interest in Horizon Lines Holding Corp. (HLHC). HLHC a Delaware corporation operates as a holding company for Horizon Lines, LLC (HL), a Delaware corporation and wholly-owned subsidiary and Horizon Lines of Puerto Rico, Inc. (HLPR) a Delaware corporation and wholly-owned subsidiary. HL operates as a domestic liner business with primary service to ports within the continental United States, Puerto Rico, Alaska, Hawaii, and Guam. HL also offers terminal services and ground transportation services. HLPR operates as an agent for HL and also provides terminal services in Puerto Rico. The Company, during the period from February 27, 2003 through July 6, 2004, is referred to as “Predecessor-A”. The Company, prior to February 27, 2003, is referred to as “Predecessor-B”

On December 6, 2004, H-Lines Finance Holding Corp. (HLFHC) was formed as a wholly owned subsidiary of the Company. HLHFC, subsequent to its incorporation, issued 11% senior discount notes. The proceeds from these notes were distributed to the Company.

Basis of Presentation

The accompanying condensed consolidated financial statements include the consolidated accounts of the Company and its subsidiaries as of March 27, 2005, and the related consolidated statement of operations and cash flows for period from December 27, 2004 through March 27, 2005. All significant intercompany accounts and transactions have been eliminated.

On July 7, 2004, the Company, H-Lines Subcorp., a wholly owned subsidiary of the Company, Predecessor-A, a majority-owned subsidiary of Carlyle-Horizon Partners, L.P., and TC Group, L.L.C., an affiliate of Carlyle-Horizon Partners, L.P., amended and restated a merger agreement dated as of May 22, 2004, between the same parties, and, pursuant to such amended and restated merger agreement, H-Lines Subcorp. merged, on such date, with and into Predecessor-A, with Predecessor-A as the surviving corporation (such merger, the “Merger”). Upon the consummation of the Merger, the issued and outstanding shares of the common stock of Predecessor-A and the outstanding options granted by Predecessor-A to purchase shares of its common stock were converted into the right to receive the applicable portion of the aggregate merger consideration of approximately $650.0 million, whereupon the Company became the holder of all of the outstanding common stock of Predecessor-A. In lieu of receipt of all or a portion of the applicable portion of the aggregate merger consideration, certain members of the

Horizon Lines Inc. and Subsidiaries and Predecessor Company

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Quarter Ended March 27, 2005

management of Horizon Lines, LLC, an indirect subsidiary of Predecessor-A, who were stockholders or option holders of Predecessor-A immediately prior to the Merger elected to receive shares of common stock and preferred stock of the Company or to retain their existing options for shares of the common stock in HLHC. Under a certain put/call agreement dated July 7, 2004 (the “Put/Call Agreement”), the shares of common stock issued by the HLHC upon the exercise of such retained options are subject to exchange, at the option of the Company (or the holders of such shares), with the HLHC for shares of common stock and preferred stock of the Company. Approximately 92.4% of the equity of Predecessor-A was purchased pursuant to the Merger. The Merger was accounted for using the purchase method of accounting; accordingly the consideration paid was allocated based on the estimated fair market values of the assets acquired and liabilities assumed. The excess of the consideration paid over the estimated fair market value of the net assets acquired, including separately identifiable intangible assets, approximated $306.4 million, and was allocated to goodwill.

The following table sets forth the allocation of the purchase price in connection with the Merger ($ in thousands):

Working capital	$66,377
Property & equipment	188,863
Goodwill	306,433
Customer contracts and trademarks	201,475
Deferred financing costs	18,991
Long term liabilities	(126,184)
Other, net	20,045

Purchase price	$676,000

Prior to the Merger on July 7, 2004 and subsequent to the purchase transaction on February 26, 2003, the consolidated accounts and the condensed and consolidated statements of operations and cash flows represents that of Predecessor-A. All significant intercompany accounts and transactions have been eliminated.

As a result of the Merger on July 7, 2004 and the application of purchase accounting, financial information for the period after July 7, 2004 represents that of the Company, which is presented on a different basis of accounting than that of Predecessor-A.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (SFAS 123) and supercedes APB opinion No. 25, “Accounting for Stock Issued to Employees.” FASB 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based upon their fair values beginning with the first annual period that begins after June 15, 2005, with early adoption encouraged. The proforma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in the first quarter of fiscal 2006. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for

Horizon Lines Inc. and Subsidiaries and Predecessor Company

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Quarter Ended March 27, 2005

compensation costs and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. The Company is evaluating the requirements of SFAS 123R and has not yet determined the method of adoption or the effect of adopting SFAS 123R, and it has not determined whether the adoption will result in amounts that are similar to the current proforma disclosures under SFAS 123.

Reclassifications

Certain reclassifications have been made to the prior year’s consolidated financial statements to conform to the 2005 presentation.

2.	Stock-Based Compensation

During January 2005, the Company entered into stock subscription agreements and restricted stock agreements with certain members of management. The subscription agreements provide for the purchase and sale of common stock to certain members of management at $8.00 per common share payable in cash and a secured promissory note. Common stock sold under the agreement totaled 75,946 shares or $0.6 million. Promissory notes totaled $0.3 million. The restricted stock agreements provide for certain vesting provisions and limitations on the shares sold under the subscription agreements. Under the restricted stock agreements, shares vest upon meeting certain financial targets. Certain shares also vest based upon the passage of time. The Company recorded compensation expense totaling $3.7 million relating to the sale of these restricted shares. The compensation expense recorded was based upon the numbers of shares that vested during the period and the difference between the price paid for the shares and the estimated fair value of the Company at the measurement date.

During January 2005, the Company entered into stock purchase agreements with certain directors of the Company. The agreements provided for the sale of 5,727 shares of common stock at $8.00 per share. The Company recorded director compensation expenses totaling $1.3 million relating to the sale of these common shares. The compensation expense was determined in a manner consistent with the methodology used to determined compensation expense relating to the sale of the restricted shares.

During March 2005, the principal shareholder and its affiliates and associates, sold 4,582 shares of Horizon Lines, Inc. common stock to two directors of the Company. The Company treated this transaction as if a contribution had been made to the Company by the principal shareholder and its affiliates and associates and thus the Company recorded compensation charges during the period totaling $1.4 million. The compensation expense was determined in a manner consistent with the methodology used to determine the expense related to the sale of restricted shares.

As permitted by SFAS No. 123, “Accounting for Stock-based Compensation” (FAS 123), Predecessor-A chose to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees, and its related interpretations”. Accordingly, compensation cost for stock options was measured as the excess, if any, of the quoted market price of the Predecessor-A’s stock at the date of the grant over the amount an employee must pay to acquire the stock.

Horizon Lines Inc. and Subsidiaries and Predecessor Company

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Quarter Ended March 27, 2005

Had compensation costs been determined based on the fair value at the grant date consistent with provisions of FAS 123, the Predecessor-A’s pro forma net income and earnings per share would have been impacted as follows ($ in thousands):

	Predecessor-A	Horizon Lines, Inc.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Net loss as reported	$(536)	$(8,173)
Deduct: Total stock-based compensation expense determined under the fair value method net of related tax effects	151	—

Pro forma net (loss)	$(687)	$(8,173)

The pro forma results reflect amortization of fair value of stock options over the vesting period. The weighted average fair value of options granted in the first quarter of 2003 was estimated to be $100. There were no options issued prior to February 27, 2003. The fair value of options granted is estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

Expected life of option	10 years
Risk-free interest rate	5%
Expected volatility of stock	0%
Expected dividend yield	0%

The Company does not currently maintain a stock option plan.

3.	Other Comprehensive Income

Other comprehensive income is as follows ($ in thousands):

	Predecessor-A	Horizon Lines, Inc.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Net loss	$(536)	$(8,173)
Change in fair value of interest rate contract	(338)	—
Change in fair value of fixed price fuel contract	—	(59)

Comprehensive loss	$(874)	$(8,232)

Horizon Lines Inc. and Subsidiaries and Predecessor Company

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Quarter Ended March 27, 2005

4.	Property and Equipment

Property and equipment consist of the following ($ in thousands):

	December 26, 2004	March 27, 2005
Vessels	$106,686	$107,403
Containers	25,366	25,171
Chassis	13,443	13,505
Cranes	13,284	13,382
Machinery & equipment	11,569	12,200
Facilities & land improvement	4,250	4,265
Software	29,099	29,451
Other	1,613	993

Total property and equipment	205,310	206,370
Accumulated depreciation	(15,187)	(23,077)

Property and equipment, net	$190,123	$183,293

5.	Intangible Assets

Intangible assets consist of the following ($ in thousands):

	December 26, 2004	March 27, 2005
Customer contracts	$137,675	$137,675
Trademarks	63,800	63,800
Deferred financing costs	25,006	25,006

Total intangibles with definite lives	226,481	226,481
Less: Amortization	(10,749)	(16,465)

Net intangibles with definite lives	215,732	210,016
Goodwill	306,680	306,680

Intangible assets, net	$522,412	$516,696

Horizon Lines Inc. and Subsidiaries and Predecessor Company

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the Quarter Ended March 27, 2005

6.	Income Taxes

The following represents a reconciliation of the federal income tax rate to the effective rate reported by the Company ($ in thousands):

	Predecessor-A	Horizon Lines, Inc.
	For the Period December 22, 2003 through March 21, 2004	For the Period December 27, 2004 through March 27, 2005
Income tax (benefit) at statutory rates	$(306)	$(3,155)
State/Territory income taxes	(32)	(46)
Equity compensation	—	2,244
Other items	—	116

Net income tax (benefit)	$(338)	$(841)

7.	Commitments and Contingencies

Environmental Contingency

During 2001, Predecessor-B was notified by the Alaska State Department of Environmental Conservation (“Department”) concerning contaminants from underground storage tanks in Anchorage. Predecessor-B submitted an Underground Storage Tank Release Investigation Report to the Department on March 19, 2001. No further action has been taken by the Department. Predecessor-B accrued $0.9 million for future remediation, and the accrual has been maintained by the Company through March 27, 2005. The accrual is included in other long term liabilities. Current exposure to the Company is estimated to range from $0.9 million to $1.0 million. The period over which the estimated accrual will be paid out cannot be determined at this time.

Standby Letters of Credit

The Company has standby letters of credit, primarily related to its property and casualty insurance programs. On March 27, 2005, these letters of credit totaled $6.7 million.

Schedule II

Horizon Lines, Inc.

Valuation and Qualifying Accounts

Years Ended December 2002, 2003 and 2004

($ in thousands)

	Beginning Balance	Charged to Cost and Expenses	Deductions	Charged to other Accounts	Ending Balance
Accounts receivable reserve:

Predecessor-B
For the period December 24, 2001 through December 22, 2002	25,979	10,685	(10,841)	9,311	35,134
For the period December 23, 2002 through February 26, 2003	35,134	7,884	(794)	—	42,224
Predecessor-A
For the period February 27, 2003 through December 21, 2003	14,802	8,167	(11,920)	—	11,049
For the period December 22, 2003 through July 6, 2004	11,049	6,266	(4,885)	—	12,430
Horizon Lines, Inc.
For the period July 7, 2004 through December 26, 2004	12,430	6,087	(10,580)	—	7,937

[Description of Artwork: Photo shows the off-loading of refrigerated container units, referred to in this prospectus as ‘‘reefers,” that bear the Horizon Lines logo from the Horizon Expedition, one of our container vessels, at the Port of Tacoma, Washington. In the foreground, two yard tractors are hauling away off-loaded reefers bearing the logo of Horizon Lines. In the background, a large crane is lifting reefers off the Horizon Expedition, which is nearly fully stocked with reefers bearing the Horizon Lines logo.]

[Caption] In December 2004, the Horizon Expedition, one of our container vessels, returned to the U.S. west coast from Asia carrying 600 newly manufactured refrigerated container units, referred to in this prospectus as “reefers,” to upgrade our container fleet.

Part II.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee and the NASD fee are estimated.

SEC Registration Fee		$33,838.75
New York Stock Exchange Listing Fee
NASD Fee		29,250.00
Transfer Agent and Registrar Fees and Expenses
Accounting Fees and Expenses
Legal Fees and Expenses
Printing Fees and Expenses
Blue Sky Fees and Expenses
Miscellaneous

Total	$

Item 14. Indemnification of Directors and Officers.

Indemnification under the Delaware General Corporation Law.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.

We have entered into indemnification agreements with each of our directors and certain of our officers for all losses (including expenses) incurred by such director or officer solely by reason of his or her service to us.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under the Certificate of Incorporation of Horizon Lines, Inc.

Article VII of the amended and restated certificate of incorporation of Horizon Lines, Inc. expressly eliminates the personal liability of the directors of Horizon Lines, Inc. to the fullest extent permitted by the DGCL (including, without limitation, Section 102(b)(7)), as may be amended and supplemented from time to time.

Article VII of the amended and restated certificate of incorporation of Horizon Lines, Inc. provides that, to the fullest extent permitted by the DGCL, as may be amended and supplemented from time to time, Horizon Lines, Inc. shall indemnify each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was a director, officer or employee of Horizon Lines, Inc., (ii) serves or served as a director, officer, or employee of any other enterprise either (x) at the request of Horizon Lines, Inc. or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of Horizon Lines, Inc. at the time of such person’s service as a director, officer or employee of such other enterprise, or (iii) while a director, officer or employee of Horizon Lines, Inc., serves or served as a trustee of a trust at the request of Horizon Lines, Inc., shall be indemnified and held harmless by Horizon Lines, Inc. to the fullest extent permitted by the DGCL; provided, however, that except for proceedings by any such person to enforce rights to indemnification, Horizon Lines, Inc. shall not be obligated to indemnify such person in connection with any action, suit or proceeding initiated by such person unless such action, suit or proceeding was authorized or consented to by the Board of Directors.

In addition, Article VII provides that Horizon Lines, Inc., to the fullest extent permitted by the DGCL, may advance to any person who is or was an officer, director or employee of Horizon Lines, Inc. any and all expenses, including, without limitation, attorneys fees and disbursements and court costs) reasonably incurred by such person in respect of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party to, by reason of the fact that such person (i) is or was a director or officer of Horizon Lines, Inc., (ii) serves or served as a director, officer, or employee of any other enterprise either (x) at the request of Horizon Lines, Inc. or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of Horizon Lines, Inc. at the time of such person’s service as a director, officer or employee of such other enterprise, or (iii) while a director, officer or employee of Horizon Lines, Inc., serves or served as a trustee of a trust at the request of Horizon Lines, Inc.; provided, however, that, to the extent the DGCL requires, the payment of such expenses in advance of the final disposition of the action, suit or proceeding shall be made only upon delivery to Horizon Lines, Inc. of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under this Article VII or otherwise. Horizon Lines, Inc. by provisions in its Bylaws or by agreement may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the DGCL.

Indemnification under the bylaws of Horizon Lines, Inc.

The bylaws of Horizon Lines, Inc. do not contain any provisions with respect to indemnification.

Indemnification under indemnification agreements with our directors and officers

Reference is made to the form of Indemnification Agreement to be entered into between us and each of our directors and certain of our officers pursuant to which we will agree to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

Item 15. Recent Sales of Unregistered Securities.

The following is a list of all securities sold or issued by the issuer within the past three years:

(1) On May 12, 2004 and July 7, 2004, we issued an aggregate of 100 shares of our common stock to Castle Harlan Partners IV, L.P. (“CHP IV”), an affiliate of Castle Harlan, Inc., for an aggregate purchase price of $800. The shares were issued in reliance on Section 4(2) of the Securities Act as the sale of the securities did not involve a public offering. The offer and sale did not involve a public offering because the shares were issued to a single investor, CHP IV, in connection with our formation. We were formed by CHP IV to serve as the acquisition vehicle for the purchase of all of the outstanding common stock of Horizon Lines Holding Corp. Appropriate legends were affixed to the share certificates issued in such transaction.

(2) On July 7, 2004, we issued the shares listed below to the persons listed below. These shares were issued in exchange for certain shares of common stock of Horizon Lines Holding in connection with the acquisition by the issuer of all of the outstanding common stock of Horizon Lines Holding Corp. pursuant to a merger. The shares were issued to 32 accredited investors and 9 non-accredited investors in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. Appropriate legends were affixed to the share certificates issued in such transactions.

PURCHASER	NUMBER OF SHARES OF SERIES A PREFERRED STOCK	NUMBER OF SHARES OF VOTING COMMON STOCK	AGGREGATE CONSIDERATION
Castle Harlan Partners IV, L.P.	7,243,830	482,822	$76,300,876
Castle Harlan Affiliates IV-QP, L.P.	82,155	5,477	$865,366
Castle Harlan Affiliates IV-AI, L.P.	83,145	5,543	$875,794
Frogmore Affiliates IV, L.P.	11,490	766	$121,028
Castle Harlan Offshore Partners IV, L.P.	691,665	46,111	$7,285,538
Leonard M. Harlan	26,625	1,775	$280,450
David B. Pittaway	11,955	797	$125,926
Howard Weiss	6,630	442	$69,836
Justin B. Wender	2,100	140	$22,120
Castle Harlan, Inc.	6,645	443	$69,994
Sylvia F. Rosen	1,980	132	$20,856
John E. Morningstar	1,320	88	$13,904
Branford Castle Holdings IV, Inc.	52,545	3,503	$553,474
The Weiss Group	2,655	177	$27,966
Wender Associates IV	8,520	568	$89,744
MZ Associates, LLC	7,965	531	$83,898
WMP Irrevocable Trust	5,310	354	$55,932
Marcel Fournier	7,305	487	$76,946
Benjamin S. Sebel	5,310	354	$55,932
Marlin Trust	1,980	132	$20,856
Berman Trust	660	44	$6,952
Gruman Trust	660	44	$6,952
Michael T. Bohlman	1,545	103	$16,274
Patricia A. Bowman	2,820	188	$29,704
Charles William Brown III	1,170	78	$12,324
Marvin Buchanan	5,190	346	$54,668
Robert C. Burlando	47,175	3,145	$496,910
Tricia A. Covais	1,170	78	$12,324
Daniel R. Downes	1,170	78	$12,324
Scott W. Fernandez	2,355	157	$24,806
R. Kevin Gill	1,170	78	$12,324
Sabrina M. Jackson	1,650	110	$17,380
Ricky A. Kessler	1,080	72	$11,376
Mar F. Labrador	6,600	440	$69,520
Dennis R. McCarthy	2,355	157	$24,806
Kathleen M. Mullen	1,875	125	$19,750
John J. Quan	6,600	440	$69,520
Jose G. Rodriguez	11,790	786	$124,188
Richard F. Rodriguez	4,245	283	$44,714
M. Mark Urbania	23,580	1,572	$248,376
Philip A. Woare	5,190	346	$54,668

Total	8,391,180	559,312	$88,386,296

(3) On July 7, 2004, we issued our 13% convertible bridge notes to the persons listed below for aggregate consideration of $70 million. The notes were issued in reliance on Section 4(2) of the Securities Act as the sale of the securities did not involve a public offering. The offer and sale did not involve a public offering because the notes were issued to CHP IV and certain other affiliates and associates of Castle Harlan, Inc. Appropriate legends were affixed to the notes issued in such transactions.

PURCHASER	AGGREGATE CONSIDERATION
Castle Harlan Partners IV, L.P.	$61,368,727.82
Castle Harlan Affiliates IV-QP, L.P.	696,086.61
Castle Harlan Affiliates IV-AI, L.P.	704,509.43
Frogmore Affiliates IV, L.P.	97,464.16
Castle Harlan Offshore Partners IV, L.P.	5,859,882.05
Leonard M. Harlan	225,611.48
David B. Pittaway	101,357.13
Howard Weiss	56,272.19
Justin B. Wender	17,899.53
Castle Harlan, Inc.	56,309.50
Sylvia F. Rosen	16,892.82
John E. Morningstar	11,261.92
Branford Castle Holdings IV, Inc.	445,206.64
The Weiss Group	22,561.15
Wender Associates IV	72,195.67
MZ Associates, LLC	67,571.42
WMP Irrevocable Trust	45,047.63
Marcel Fournier	61,940.46
Benjamin S. Sebel	45,047.63
Marlin Trust	16,892.82
Berman Trust	5,630.96
Gruman Trust	5,630.96
Total	$70,000,000

(4) On October 15, 2004, we issued 126,582 shares of common stock and 1,898,730 shares of Series A preferred stock to Stockwell Fund, L.P. for an aggregate purchase price of approximately $20.7 million. The shares were issued in reliance on Section 4(2) of the Securities Act. The offer and sale of the securities did not involve a public offering because the securities were issued to a single investor. In addition, Stockwell Fund, L.P. represented to us that it was an accredited investor and was acquiring shares for investment and not distribution. Appropriate legends were affixed to the share certificates issued in such transaction.

(5) On December 16, 2004, we issued the shares listed below to the persons listed below. These shares were issued to certain members of our management team, including family members, who held options to purchase shares of common stock of Horizon Lines Holding Corp. and who did not exchange such options for cash consideration in connection with the acquisition of Horizon Lines Holding Corp. by the issuer. These shares were issued, after giving effect to the provisions of the Put/Call Agreement dated as of July 7, 2004, upon the exercise of such options to purchase shares of common stock of Horizon Lines Holding Corp. All of such shares of stock were issued pursuant to compensatory plans or arrangements with our employees in reliance on Rule 701 under the Securities Act.

PURCHASER	NUMBER OF SHARES OF SERIES A PREFERRED STOCK	NUMBER OF SHARES OF VOTING COMMON STOCK	AGGREGATE CONSIDERATION
Mark R. Blankenship	13,305	887	$140,146
John V. Keenan	75,795	5,053	$798,374
Neil Perlmutter	9,870	658	$103,964
Kenneth L. Privratsky	47,370	3,158	$498,964
Charles G. Raymond	129,930	8,662	$1,368,596
Joe Raymond	32,475	2,165	$342,070
Sam Raymond	35,520	2,368	$374,144
Karen H. Richards	17,310	1,154	$182,332
Gabriel M. Serra	56,850	3,790	$598,820
Brian W. Taylor	58,620	3,908	$617,464
M. Mark Urbania	29,940	1,996	$315,368

Total	506,985	33,799	$5,340,242

(6) On January 14, 2005, we issued shares of common stock to the persons listed below. These shares were issued in reliance on Section 4(2) of the Securities Act. The offer and sale of these securities did not involve a public offering because the securities were issued to a limited number of persons, each of whom is a member of our management. Appropriate legends were affixed to the share certificates issued in such transaction. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

PURCHASER	NUMBER OF SHARES OF SERIES A PREFERRED STOCK	NUMBER OF SHARES OF VOTING COMMON STOCK	AGGREGATE CONSIDERATION
Charles G. Raymond	—	30,379	$243,032
John V. Keenan	—	11,392	$91,136
M. Mark Urbania	—	11,392	$91,136
Robert S. Zuckerman	—	1,899	$15,192
Marvin Buchanan	—	1,139	$9,112
Daniel R. Downes	—	1,139	$9,112
R. Kevin Gill	—	1,139	$9,112
Ricky A. Kessler	—	1,139	$9,112
Mar F. Labrador	—	1,139	$9,112
Dennis R. McCarthy	—	1,899	$15,192
Kenneth L. Privratsky	—	3,797	$30,376
Karen H. Richards	—	1,899	$15,192
Gabriel M. Serra	—	3,797	$30,376
Brian W. Taylor	—	3,797	$30,376

Total		75,946	$607,568

(7) On January 28, 2005, we issued the shares listed below to the persons listed below. All of these shares of stock were issued pursuant to compensatory plans or arrangements with our directors in reliance on Rule 701 under the Securities Act. The offer and sale of these securities did not involve a public offering because these securities were issued to members of our board of directors.

PURCHASER	NUMBER OF SHARES OF SERIES A PREFERRED STOCK	NUMBER OF SHARES OF VOTING COMMON STOCK	AGGREGATE CONSIDERATION
Admiral James L. Holloway III, U.S.N. (Ret.)	9,080	1,145	$99,960
James G. Cameron	18,168	2,291	$200,008
Ernie L. Danner	18,168	2,291	$200,008

Total	45,416	5,727	$499,976

(8) On February 10, 2005, we issued the shares listed below to the person listed below. The shares were issued in reliance on Section 4(2) of the Securities Act. The offer and sale of these securities did not involve a public offering because these securities were issued to a single investor who is a former member of our management. The person listed below held options to purchase shares of common stock of Horizon Lines Holding Corp. and did not exchange such options for cash consideration in connection with the acquisition of Horizon Lines Holding Corp. by the issuer. These shares were issued, after giving effect to the provisions of the Put/Call Agreement dated as of July 7, 2004, upon the exercise of such options to purchase shares of common stock of Horizon Lines Holding Corp. Appropriate legends were affixed to the share certificates issued in such transaction.

PURCHASER	NUMBER OF SHARES OF SERIES A PREFERRED STOCK	NUMBER OF SHARES OF VOTING COMMON STOCK	AGGREGATE CONSIDERATION
Neil Perlmutter	11,085	739	$116,762

There were no underwriters employed in connection with the sales and issuances described in paragraphs (1) through (8).

For all transactions listed in this Item other exemptions from registration under the Securities Act may also have been available.

The Issuer has sold and issued 802,205 shares of its voting common stock and 10,853,396 shares of its Series A preferred stock, for a total aggregate consideration of approximately $115.65 million.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.

2****	Amended and Restated Merger Agreement, dated as of July 7, 2004, by and among Horizon Lines, Inc., Horizon Lines Holding Corp., H-Lines Subcorp. and TC Group, L.L.C.

3.1**	Amended and Restated Certificate of Incorporation of the Registrant .

3.2**	Amended and Restated Bylaws of the Registrant to become effective upon closing of this offering.

4.1****	Indenture, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee.

4.2****	Indenture, dated as of December 10, 2004 between H-Lines Finance Holding Corp. and The Bank of New York Trust Company, N.A., as Trustee.

Exhibit Number	Description
4.3****	Form of 9% Senior Notes due 2012 (included in Exhibit 4.1).

4.4****	Form of 11% Senior Discount Note due 2013 (included in Exhibit 4.2).

4.5****	Exchange and Registration Rights Agreement, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and Goldman, Sachs & Co., UBS Securities LLC and ABN AMRO Incorporated.

4.6****	Exchange and Registration Rights Agreement, dated as of December 10, 2004, by and among H-Lines Finance Holding Corp. and Goldman, Sachs & Co. and UBS Securities LLC.

4.7****	Form of Guarantee (included in Exhibit 4.1).

4.8**	Specimen of Common Stock Certificate.

5**	Opinion of Schulte Roth & Zabel LLP.

9.1****	Voting Trust Agreement dated as of July 7, 2004, by and among Horizon Lines Holding Corp., the stockholders party thereto and John K. Castle, as voting trustee.

9.2****	Amended and Restated Voting Trust Agreement dated as of October 15, 2004, by and among Horizon Lines, Inc., the stockholders party thereto and John K. Castle, as voting trustee.

9.3*****	Instrument of Accession to Amended and Restated Voting Trust Agreement for Stockwell Fund, L.P.

10.1****	Membership Interest Purchase and Sale Agreement dated as of July 7, 2004, by and among HLH, LLC, Horizon Lines of Puerto Rico, Inc., CSX Domestic Shipping Corporation, CSX Residual Company, CSX Corporation and CSX Alaska Vessel Company.

10.2****	Credit Agreement dated as of July 7, 2004, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stamford Branch, as administrative agent and collateral agent for the Lenders and as Mortgage Trustee thereunder.

10.3****	Amendment No. 1 to Credit Agreement dated as of September 30, 2004, by and among Horizon Lines, LLC, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto and the other parties thereto.

10.3.1*****	Amended and Restated Credit Agreement dated as of April 7, 2005 by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stanford Branch, as administrative agent and collateral agent for the Lenders and Mortgage Trustee thereunder.

10.4****	Collateral Agreement dated as of July 7, 2004, among Horizon Lines, LLC, as co-borrower, the other Grantors identified therein and UBS, AG, Stamford Branch, as collateral agent for the Secured Parties.

10.5****	Management Agreement dated as of July 7, 2004, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC, and Horizon Lines, Inc.

10.5.1**	Amendment to Management Agreement dated as of April , 2005, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC and Horizon Lines, Inc.

10.6****	Stock Purchase Agreement, dated as of October 15, 2004, between Horizon Lines, Inc. and Stockwell Fund, L.P.

Exhibit Number	Description
10.7****	Stockholders Agreement, dated as of July 7, 2004, by and among Horizon Lines, Inc. and the other parties thereto.

10.8****	First Amendment to Stockholders Agreement, dated as of October 15, 2004, by and among Horizon Lines, Inc. and the other parties thereto.

10.8.1**	Amended and Restated Stockholders Agreement, dated as of May , 2005, among Horizon Lines, Inc. and the other parties thereto.

10.9****	Instrument of Accession to Stockholders Agreement, as amended, for Stockwell Fund, L.P.

10.10****	Preferential Usage Agreement dated December 1, 1985, between the Municipality of Anchorage, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to SL Service, Inc. (formerly known as Sea-Land Service, Inc.), pursuant to a consent to general assignment and assumption, dated September 5, 2002), and Amendments thereto.

10.11****	Crane Relocation Agreement between Matson Navigation Company, Inc. (as successor in interest to American President Lines, Ltd., pursuant to an amendment to the Crane Relocation Agreement, dated 1996), Sea-Land Service, Inc. and Port Authority of Guam, dated August 20, 1992.

10.12****	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and Charles G. Raymond.

10.13****	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and M. Mark Urbania.

10.13.1**	First Amended and Restated Employment Agreement dated as of May , 2005, between Horizon Lines, LLC and M. Mark Urbania.

10.14***	Severance Agreement between Horizon Lines, LLC and Robert S. Zuckerman.

10.15*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Charles G. Raymond.

10.16*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and M. Mark Urbania.

10.17*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and John V. Keenan.

10.18*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Robert S. Zuckerman.

10.19*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Gabriel M. Serra.

10.20*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Brian W. Taylor.

10.21*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Kenneth L. Privratsky.

10.22*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Karen H. Richards.

10.23****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and Admiral James L. Holloway III, U.S.N. (Ret.).

10.24****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and James G. Cameron.

10.25****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and Ernie L. Danner.

Exhibit Number	Description
10.26****	Amended and Restated Guarantee and Indemnity Agreement dated as of February 27, 2003 by and among HLH, LLC, Horizon Lines, LLC, CSX Corporation, CSX Alaska Vessel Company, LLC and SL Service, Inc., as supplemented by the joinder agreements, dated as of July 7, 2004, of Horizon Lines Holding Corp., Horizon Lines of Puerto Rico, Inc., Falconhurst, LLC, Horizon Lines Ventures, LLC, Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, Horizon Services Group, LLC, Sea Readiness, LLC, Sea-Logix, LLC, S-L Distribution Services, LLC and SL Payroll Services, LLC.

10.27****	Put/Call Agreement, dated as of July 7, 2004, by and among H-Lines Holding Corp. and the other parties thereto.

10.27.1**	Amended and Restated Put/Call Agreement dated as of May , 2005 by and among H-Lines Holding Corp. and the other parties thereto.

10.28****	Horizon Lines Holding Corp. Stock Option Plan.

10.29†***	International Intermodal Agreement 5124-5024, dated as of March 1, 2002, between Horizon Lines, LLC, Horizon Lines of Puerto Rico, Inc., Horizon Lines of Alaska, LLC and CSX Intermodal, Inc.

10.30†***	Sub-Bareboat Charter Party Respecting 3 Vessels, dated as of February 27, 2003, in relation to U.S.-flag vessels Horizon Anchorage, Horizon Tacoma and Horizon Kodiak, between CSX Alaska Vessel Company, LLC, as charterer, and Horizon Lines, LLC, as sub-charterer.

10.31†***	TP1 Space Charter and Transportation Service Contract, dated May 9, 2004 between A.P. Møller-Maersk Sealand and Horizon Lines, LLC.

10.32†***	Container Interchange Agreement, dated April 1, 2002 between A.P. Møller-Maersk, CSX Lines, LLC, CSX Lines of Puerto Rico, Inc. and CSX Lines of Alaska, LLC.

10.33†***	Stevedoring and Terminal Services Agreement, dated May 9, 2004 between APM Terminals, North America, Inc. and Horizon Lines, LLC.

10.34†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Pacific, dated as of December 1, 1998 (the “Horizon Pacific Bareboat Charter Party”), by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

10.35†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Enterprise, dated as of December 1, 1998 (the “Horizon Enterprise Bareboat Charter Party”), by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

10.36****	Capital Construction Fund Agreement, dated March 29, 2004 between Horizon Lines, LLC and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

Exhibit Number	Description

10.37****	Harbor Lease dated January 12, 1996 between Horizon Lines, LLC (formerly known as CSX Lines, LLC, as successor in interest to SL Services, Inc. (formerly known as Sea-Land Services, Inc.), pursuant to Consent to Two Assignments of Harbor Lease No.
H-92-22, dated February 14, 2003) and the State of Hawaii, Department of Transportation, Harbors Division.

10.38****	Agreement dated May 16, 2002 between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.39****	Agreement dated March 29, 2001, between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.40****	Port of Kodiak Preferential Use Agreement dated April 12, 2002 between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to CSX Lines, LLC, pursuant to Amendment No. 1 to the Preferential Use Agreement, dated April 12, 2002).

10.41****	Terminal Operation Contract dated May 2, 2002 between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC).

10.42****	Sublease, Easement and Preferential Use Agreement dated October 2, 1990, between the City of Unalaska and Horizon Lines, LLC (formerly known as CSX Lines LLC), as successor in interest to Sea-Land Service, Inc., together with the addendum thereto dated October 2, 1990, as amended by the Amendment to Sublease, Easement and Preferential Use Agreement dated May 31, 2000, and Amendment #1 dated May 1, 2002.

10.43**	Reinvestment Agreement by and among Horizon Lines, Inc. and the other parties thereto.

10.44**	Form of Indemnification Agreement.

10.45**	Employment Agreement dated as of May , 2005, between Horizon Lines, LLC and John V. Keenan.

10.46**	Horizon Lines, Inc., Equity Incentive Plan.

10.47**	Horizon Lines, Inc., Employee Stock Purchase Plan.

21****	List of Subsidiaries of Horizon Lines, Inc.

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5).

24	Powers of Attorney (see signature page of the Registration Statement).

*	Filed herewith.
**	To be filed by amendment.
***	Incorporated by reference to the Registration Statement on Form S-4 of Horizon Lines Holding Corp. (File No. 333-123681) filed on March 30, 2005.
****	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073) originally filed on March 2, 2005.
*****	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073) originally filed April 13, 2005.
†	Portions of this document were omitted and filed separately pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act.

Item 17.

The undersigned registrant hereby undertakes:

(1) to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(2) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 17th day of May, 2005.

HORIZON LINES, INC.

	By:	/s/ CHARLES G. RAYMOND
Name: Charles G. Raymond
Date: May 17, 2005		Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints Charles G. Raymond and M. Mark Urbania, and each of them, severally (with full power to act alone) as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHARLES G. RAYMOND Charles G. Raymond	Director, President and Chief Executive Officer (principal executive officer)	May 17, 2005

/s/ M. MARK URBANIA M. Mark Urbania	Senior Vice President—Finance and Administration, Chief Financial Officer and Assistant Secretary (principal financial and accounting officer)	May 17, 2005

/S/ JOHN K. CASTLE John K. Castle	Director	May 17, 2005

/s/ MARCEL FOURNIER Marcel Fournier	Director	May 17, 2005

/s/ J. L. HOLLOWAY Adm. James L. Holloway III, U.S.N. (Ret.)	Director	May 17, 2005

/S/ DAN A. COLUSSY Dan A. Colussy	Director	May 17, 2005

Signature	Title	Date

/s/ FRANCIS JUNGERS Francis Jungers	Director	May 17, 2005

/s/ ERNIE L. DANNER Ernie L. Danner	Director	May 17, 2005

/s/ JAMES G. CAMERON James G. Cameron	Director	May 17, 2005

/s/ THOMAS M. HICKEY Thomas M. Hickey	Director	May 17, 2005

EXHIBIT INDEX

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

2****	Amended and Restated Merger Agreement, dated as of July 7, 2004, by and among Horizon Lines, Inc., Horizon Lines Holding Corp., H-Lines Subcorp. and TC Group, L.L.C.

3.1**	Amended and Restated Certificate of Incorporation of the Registrant.

3.2**	Amended and Restated Bylaws of the Registrant to become effective upon closing of this offering.

4.1****	Indenture, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee.

4.2****	Indenture, dated as of December 10, 2004 between H-Lines Finance Holding Corp. and The Bank of New York Trust Company, N.A., as Trustee.

4.3****	Form of 9% Senior Notes due 2012 (included in Exhibit 4.1).

4.4****	Form of 11% Senior Discount Note due 2013 (included in Exhibit 4.2).

4.5****	Exchange and Registration Rights Agreement, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and Goldman, Sachs & Co., UBS Securities LLC and ABN AMRO Incorporated.

4.6****	Exchange and Registration Rights Agreement, dated as of December 10, 2004, by and among H-Lines Finance Holding Corp. and Goldman, Sachs & Co. and UBS Securities LLC.

4.7****	Form of Guarantee (included in Exhibit 4.1).

4.8**	Specimen of Common Stock Certificate.

5**	Opinion of Schulte Roth & Zabel LLP.

9.1****	Voting Trust Agreement dated as of July 7, 2004, by and among Horizon Lines Holding Corp., the stockholders party thereto and John K. Castle, as voting trustee.

9.2****	Amended and Restated Voting Trust Agreement dated as of October 15, 2004, by and among Horizon Lines, Inc., the stockholders party thereto and John K. Castle, as voting trustee.

9.3*****	Instrument of Accession to Amended and Restated Voting Trust Agreement for Stockwell Fund, L.P.

10.1****	Membership Interest Purchase and Sale Agreement dated as of July 7, 2004, by and among HLH, LLC, Horizon Lines of Puerto Rico, Inc., CSX Domestic Shipping Corporation, CSX Residual Company, CSX Corporation and CSX Alaska Vessel Company.

10.2****	Credit Agreement dated as of July 7, 2004, by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stamford Branch, as administrative agent and collateral agent for the Lenders and as Mortgage Trustee thereunder.

10.3****	Amendment No. 1 to Credit Agreement dated as of September 30, 2004, by and among Horizon Lines, LLC, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto and the other parties thereto.

Exhibit Number	Description

10.3.1*****	Amended and Restated Credit Agreement dated as of April 7, 2005 by and among Horizon Lines, LLC, Horizon Lines Holding Corp., the parties designated as Guarantors therein, the parties designated as Lenders therein, the parties designated as Issuing Banks therein, and UBS AG, Stanford Branch, as administrative agent and collateral agent for the Lenders and Mortgage Trustee thereunder.

10.4****	Collateral Agreement dated as of July 7, 2004, among Horizon Lines, LLC, as co-borrower, the other Grantors identified therein and UBS, AG, Stamford Branch, as collateral agent for the Secured Parties.

10.5****	Management Agreement dated as of July 7, 2004, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC, and Horizon Lines, Inc.

10.5.1**	Amendment to Management Agreement dated as of April , 2005, among Castle Harlan, Inc., Horizon Lines Holding Corp., Horizon Lines, LLC and Horizon Lines, Inc.

10.6****	Stock Purchase Agreement, dated as of October 15, 2004, between Horizon Lines, Inc. and Stockwell Fund, L.P.

10.7****	Stockholders Agreement, dated as of July 7, 2004, by and among Horizon Lines, Inc. and the other parties thereto.

10.8****	First Amendment to Stockholders Agreement, dated as of October 15, 2004, by and among Horizon Lines, Inc. and the other parties thereto.

10.8.1**	Amended and Restated Stockholders Agreement, dated as of May , 2005, among Horizon Lines, Inc. and the other parties thereto.

10.9****	Instrument of Accession to Stockholders Agreement, as amended, for Stockwell Fund, L.P.

10.10****	Preferential Usage Agreement dated December 1, 1985, between the Municipality of Anchorage, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to SL Service, Inc. (formerly known as Sea-Land Service, Inc.), pursuant to a consent to general assignment and assumption, dated September 5, 2002), and Amendments thereto.

10.11****	Crane Relocation Agreement between Matson Navigation Company, Inc. (as successor in interest to American President lines, Ltd., pursuant to an amendment to the Crome Relocation Agreement, dated 1996), Sea-Land Service, Inc. and Port Authority of Guam, dated August 20, 1992.

10.12****	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and Charles G. Raymond.

10.13****	Employment Agreement dated as of July 7, 2004, between Horizon Lines, LLC and M. Mark Urbania.

10.13.1**	First Amended and Restated Employment Agreement dated as of May , 2005, between Horizon Lines, LLC and M. Mark Urbania.

10.14***	Severance Agreement between Horizon Lines, LLC and Robert S. Zuckerman.

10.15*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Charles G. Raymond.

10.16*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and M. Mark Urbania.

10.17*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and John V. Keenan.

10.18*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Robert S. Zuckerman.

10.19*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Gabriel M. Serra.

Exhibit Number	Description

10.20*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Brian W. Taylor.

10.21*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Kenneth L. Privratsky.

10.22*****	Restricted Stock Agreement, dated January 14, 2005, between Horizon Lines, Inc. and Karen H. Richards.

10.23****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and Admiral James L. Holloway III, U.S.N. (Ret.).

10.24****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and James G. Cameron.

10.25****	Purchase Agreement, dated January 28, 2005, between Horizon Lines, Inc. and Ernie L. Danner.

10.26****	Amended and Restated Guarantee and Indemnity Agreement dated as of February 27, 2003 by and among HLH, LLC, Horizon Lines, LLC, CSX Corporation, CSX Alaska Vessel Company, LLC and SL Service, Inc., as supplemented by the joinder agreements, dated as of July 7, 2004, of Horizon Lines Holding Corp., Horizon Lines of Puerto Rico, Inc., Falconhurst, LLC, Horizon Lines Ventures, LLC, Horizon Lines of Alaska, LLC, Horizon Lines of Guam, LLC, Horizon Lines Vessels, LLC, Horizon Services Group, LLC, Sea Readiness, LLC, Sea-Logix, LLC, S-L Distribution Services, LLC and SL Payroll Services, LLC.

10.27****	Put/Call Agreement, dated as of July 7, 2004, by and among H-Lines Holding Corp. and the other parties thereto.

10.27.1**	Amended and Restated Put/Call Agreement dated as of May , 2005 by and among H-Lines Holding Corp. and the other parties thereto.

10.28****	Horizon Lines Holding Corp. Stock Option Plan.

10.29†***	International Intermodal Agreement 5124-5024, dated as of March 1, 2002, between Horizon Lines, LLC, Horizon Lines of Puerto Rico, Inc., Horizon Lines of Alaska, LLC and CSX Intermodal, Inc.

10.30†***	Sub-Bareboat Charter Party Respecting 3 Vessels, dated as of February 27, 2003, in relation to U.S.-flag vessels Horizon Anchorage, Horizon Tacoma and Horizon Kodiak, between CSX Alaska Vessel Company, LLC, as charterer, and Horizon Lines, LLC, as sub-charterer.

10.31†***	TP1 Space Charter and Transportation Service Contract, dated May 9, 2004 between A.P. Møller-Maersk Sealand and Horizon Lines, LLC.

10.32†***	Container Interchange Agreement, dated April 1, 2002 between A.P. Møller-Maersk, CSX Lines, LLC, CSX Lines of Puerto Rico, Inc. and CSX Lines of Alaska, LLC.

10.33†***	Stevedoring and Terminal Services Agreement, dated May 9, 2004 between APM Terminals, North America, Inc. and Horizon Lines, LLC.

10.34†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Pacific, dated as of December 1, 1998 (the “Horizon Pacific Bareboat Charter Party”), by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

10.35†***	Bareboat Charter Party in relation to the U.S.-flag vessel Horizon Enterprise, dated as of December 1, 1998 (the “Horizon Enterprise Bareboat Charter Party”), by and between State Street Bank and Trust Company (as successor in interest to The Connecticut National Bank), as owner trustee, and Horizon Lines, LLC (formerly known as CSX Lines LLC, as successor in interest to Sea-Land Service, Inc. pursuant to an assignment and assumption agreement dated as of September 2, 1999 by and between Sea-Land Service, Inc., as assignor, and CSX Lines, LLC (as successor in interest to Sea-Land Domestic Shipping, LLC)), as charterer.

Exhibit Number	Description

10.36****	Capital Construction Fund Agreement, dated March 29, 2004 between Horizon Lines, LLC and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.

10.37****	Harbor Lease dated January 12, 1996 between Horizon Lines, LLC (formerly known as CSX Lines, LLC, as successor in interest to SL Services, Inc. (formerly known as Sea-Land Services, Inc.), pursuant to Consent to Two Assignments of Harbor Lease No. H-92-22, dated February 14, 2003) and the State of Hawaii, Department of Transportation, Harbors Division.

10.38****	Agreement dated May 16, 2002 between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.39****	Agreement dated March 29, 2001, between Horizon Lines of Puerto Rico, Inc. (formerly known as CSX Lines of Puerto Rico, Inc.) and The Puerto Rico Ports Authority.

10.40****	Port of Kodiak Preferential Use Agreement dated April 12, 2002 between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC, as successor in interest to CSX Lines, LLC, pursuant to Amendment No. 1 to the Preferential Use Agreement, dated April 12, 2002).

10.41****	Terminal Operation Contract dated May 2, 2002 between the City of Kodiak, Alaska and Horizon Lines of Alaska, LLC (formerly known as CSX Lines of Alaska, LLC).

10.42****	Sublease, Easement and Preferential Use Agreement dated October 2, 1990, between the City of Unalaska and Horizon Lines, LLC (formerly known as CSX Lines LLC), as successor in interest to Sea-Land Service, Inc., together with the addendum thereto dated October 2, 1990, as amended by the Amendment to Sublease, Easement and Preferential Use Agreement dated May 31, 2000, and Amendment #1 dated May 1, 2002.

10.43**	Reinvestment Agreement by and among Horizon Lines, Inc. and the other parties thereto.

10.44**	Form of Indemnification Agreement.

10.45**	Employment Agreement dated as of May , 2005 between Horizon Lines, LLC and John V. Keenan.

10.46**	Horizon Lines, Inc., Equity Incentive Plan.

10.47**	Horizon Lines, Inc., Employee Stock Purchase Plan.

21****	List of Subsidiaries of Horizon Lines, Inc.

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5).

24	Powers of Attorney (see signature page of the Registration Statement).

*	Filed herewith.
**	To be filed by amendment.
***	Incorporated by reference to the Registration Statement on Form S-4 of Horizon Lines Holding Corp. (File No. 333-123681) filed on March 30, 2005.
****	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073) originally filed on March 2, 2005.
*****	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073) originally filed April 13, 2005.
†	Portions of this document were omitted and filed separately pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act.